As filed with the Securities and Exchange Commission on April 25, 2008

Registration No. 333-148977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORANDA ALUMINUM HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3334	20-8908550
(State or other jurisdiction of Incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

NORANDA ALUMINUM ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3334	20-8908458
(State or other jurisdiction of Incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

(615) 771-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Brown, Esq.

Secretary and General Counsel

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

(615) 771-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Copy to:

Andrew J. Nussbaum, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed exchange offer:  As promptly as practicable after the effective date of this registration statement.

If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Senior Floating Rate Notes due 2015 issued by Noranda Aluminum Acquisition Corporation(2)	$740,000,000	100%	$740,000,000	$29,090
Guarantees of the Senior Floating Rate Notes due 2015 issued by Noranda Aluminum Acquisition Corporation(3)	$740,000,000	n/a	n/a	(4)
Senior Floating Rate Notes due 2014 issued by Noranda Aluminum Holding Corporation(5)	$385,000,000	100%	$385,000,000	$15,135

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933 at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price. Previously paid.
(2)	Includes $230,000,000 principal amount of such notes which may be issued, at the option of the Registrant, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants’ reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash.
(3)	The entities listed on the Table of Additional Registrant Guarantors on the following page have guaranteed the Senior Floating Rate Notes due 2015 being registered hereby.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.
(5)	Includes $165,000,000 principal amount of such notes which may be issued, at the option of the Registrant, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants’ reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name	Jurisdiction of Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Name, Address and Telephone Number of Principal Executive Offices
Noranda Intermediate Holding Corporation	Delaware	3334	34-1453238	801 Crescent Centre Drive, Suite 600 Franklin, TN 37067 (615) 771-5700
Noranda Aluminum, Inc.	Delaware	3334	36-2665285	801 Crescent Centre Drive, Suite 600 Franklin, TN 37067 (615) 771-5700
Gramercy Alumina Holdings Inc.	Delaware	3334	20-0991941	801 Crescent Centre Drive, Suite 600 Franklin, TN 37067 (615) 771-5700
Norandal USA, Inc.	Delaware	3350	31-0946477	801 Crescent Centre Drive, Suite 600 Franklin, TN 37067 (615) 771-5700

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 25, 2008.

PROSPECTUS

Noranda Aluminum Holding Corporation

Noranda Aluminum Acquisition Corporation

EXCHANGE OFFER FOR

Senior Floating Rate Notes Due 2015 issued by

Noranda Aluminum Acquisition Corporation

($510,000,000 principal amount outstanding)

Senior Floating Rate Notes Due 2014 issued by

Noranda Aluminum Holding Corporation

($220,000,000 principal amount outstanding)

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $510,000,000 aggregate principal amount of our Senior Floating Rate Notes Due 2015 and up to $220,000,000 aggregate principal amount of our Senior Floating Rate Notes Due 2014 that are registered under the Securities Act of 1933, which we refer to as the “exchange notes,” for an equal principal amount of our outstanding Senior Floating Rate Notes Due 2015 and Senior Floating Rate Notes Due 2014, which we refer to as the “old notes.” We refer to the old notes and the exchange notes collectively in this prospectus as the “notes.” The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations. The exchange notes will be issued under the same indentures as the old notes. The registered Senior Floating Rate Notes Due 2015 will be fully and unconditionally guaranteed on a senior unsecured basis by Noranda Aluminum Holding Corporation and certain of our domestic subsidiaries.

The exchange offer expires at 11:59 pm, New York City time,

on                     , 2008, unless extended.

Terms of the Exchange Offer

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	You are required to make the representations described on page 38.

•	We will not receive any cash proceeds from the exchange offer.

•	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for listing or quotation on any securities exchange or market.

See “ Risk Factors” beginning on page 21 of this prospectus for a discussion of factors you should consider before participating in this exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4 under the Securities Act relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

After the registration statement becomes effective, we will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Noranda Aluminum Holding Corporation

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

Attention: Investor Relations

(615) 771-5700

We also maintain an Internet site at http://www.norandaaluminum.com. We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports if applicable, make available such reports free of charge on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to exchange our securities.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than                     , 2008. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “The Exchange Offer” for more detailed information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness described in this prospectus, and the possibility that we may incur more indebtedness;

•	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

•	repayment of our debt is dependent on cash flow generated by our subsidiaries;

•	the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in our earnings and cash flows;

•	a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of our products;

•	losses caused by disruptions in the supply of electrical power;

•	fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products;

•	the effectiveness of our hedging strategies in reducing the variability of our cash flows;

•	unexpected issues arising in connection with our joint ventures;

•	the effects of competition in our business lines;

•	the relative appeal of aluminum compared with alternative materials;

•	our ability to retain customers, a substantial number of which do not have long-term contractual arrangements with us;

•	our ability to fulfill our business’s substantial capital investment needs;

•	the cost of compliance with and liabilities under environmental, safety, production and product regulations;

•	natural disasters;

•	labor relations (i.e., disruptions, strikes or work stoppages) and labor costs;

•	unexpected issues arising in connection with our operations outside of the United States;

•	our ability to retain key management personnel;

•	our expectations with respect to our acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions;

•	the ability of our insurance to cover fully our potential exposures; and

•	our lack of history as an independent company or financial statements that reflect operation as an independent company.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

INDUSTRY AND MARKET DATA

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus, including the consolidated financial statements and the related notes and the section entitled “Risk Factors,” included elsewhere in this prospectus. In addition, this prospectus includes forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to (a) “Noranda HoldCo” refer only to Noranda Aluminum Holding Corporation, which was formerly named Music City Holding Corporation, excluding its subsidiaries, (b) “Noranda AcquisitionCo” refer only to Noranda Aluminum Acquisition Corporation, which was formerly named Music City Acquisition Corporation, excluding its subsidiaries, (c) “Noranda,” the “company,” “we,” “our,” and “us” refer collectively to (1) Noranda Aluminum, Inc. and its subsidiaries on a consolidated basis prior to the consummation of the Apollo Acquisition described below and (2) Noranda HoldCo, Noranda AcquisitionCo, Noranda Intermediate Holding Corporation and Noranda Aluminum, Inc. and its subsidiaries on a consolidated basis after the completion of the Apollo Acquisition described below, (d) the “AcquisitionCo notes” refer to both the senior floating rate notes due 2015 being offered hereby and our outstanding senior floating rate notes due 2015, both issued by Noranda AcquisitionCo, (e) the “HoldCo notes” refer to both the senior floating rate notes due 2014 being offered hereby and our outstanding senior floating rate notes due 2014, both issued by Noranda HoldCo and (f) the “Issuer” refer to Noranda AcquisitionCo with respect to the AcquisitionCo notes and Noranda HoldCo with respect to the HoldCo notes.

The Company

Overview

We are a leading North American integrated producer of value-added primary aluminum products as well as high quality rolled aluminum coils. We have two businesses: our primary metals business, or upstream business, which produces approximately 258,000 metric tons of primary aluminum annually and accounts for approximately 10% of total United States primary aluminum production, and our rolling mills, or downstream business, which is one of the largest foil producers in North America and a leading North American producer of foil and light gauge sheet products. The upstream business produces value-added aluminum products in the form of billet, used mainly for building construction, architectural and transportation applications; rod, used mainly for electrical applications and steel de-oxidation; value-added sow, used mainly for aerospace; and foundry, used mainly for transportation. In addition to these value-added products, which account for approximately 85% of our primary metal output, the remaining 15% is produced in the form of commodity grade sow, the majority of which is used in our rolling mills. Our downstream business consists of four rolling mill facilities, our largest of which is a state-of-the-art facility, which contributes to our being a low cost domestic producer. Our two major foil products are finstock, used mainly for the air conditioning, ventilation and heating industry, which we refer to as HVAC finstock, and container stock, used mainly for food packaging, pie pans and convenience food containers. For the year ended December 31, 2007, we generated revenue of $1.40 billion.

Our upstream business is fully integrated from bauxite to alumina to primary aluminum metal, ensuring a secure raw material supply at a long-term competitive cost. Our primary aluminum smelter, in New Madrid, Missouri, which we refer to throughout this prospectus as New Madrid, has a long-term contract for the secure supply of electricity that we believe is competitively priced. The smelter receives substantially all of its alumina requirements at cost plus freight from Gramercy Alumina LLC, or Gramercy, our 50% owned joint venture with Century Aluminum Company, or Century. St. Ann Bauxite Limited, or St. Ann, our other 50% owned joint venture, also with Century, supplies bauxite to Gramercy. We believe that this combination of captive, cost-efficient raw material and secure power gives our upstream business a competitive advantage over many other domestic aluminum producers. Approximately 80% of our smelter’s value-added products are sold at the prior month’s Midwest Transaction Price, or MWTP, plus a fabrication premium. The MWTP consists of a base price for high-grade aluminum set on the London Metal Exchange, which we refer to as the LME and such price as the LME price, plus a Midwest premium charged due to both the cost to transport aluminum from LME warehouses to the Midwest United States and supply and demand dynamics. Our downstream business, in addition to having an attractive cost structure, prices its products using a combination of market-based aluminum prices plus a negotiated fabrication price.

We have implemented a hedging strategy to reduce our exposure to aluminum price risk and earnings volatility in the upstream business. We have hedged approximately 50% of our expected cumulative primary aluminum shipments through December 2012. Specifically, we have entered into fixed price forward aluminum swaps with respect to a portion of our expected shipments through 2012 at prices that we consider attractive relative to historical levels and which we believe will help ensure positive cash flows based on our expected cost structure. These hedges should increase visibility into our revenue and EBITDA levels going forward. We may increase or amend our hedging strategy based on our view in the future of actual and anticipated aluminum prices.

Industry Overview

Upstream

Primary aluminum is produced and consumed worldwide and its metallurgical properties and environmentally friendly attributes, such as its light weight and ability to be recycled, make it a highly desirable metal. Primary aluminum is currently experiencing strong price trends based on healthy global demand and structural increases in the cost to produce aluminum. Daily LME settlement prices averaged $1.20 per pound for the year ended December 31, 2007 and currently remain above their five-year and ten-year averages. We believe the supply and demand outlook for aluminum supports sustainable, higher LME prices than historical averages due to the following trends:

•	strong global demand driven by economic growth and increased demand from emerging markets, especially China;

•	an increase on a global basis in the cost and scarcity of power, which is a significant input cost in the production of primary aluminum;

•	substitution away from other metals (e.g., steel and copper) to aluminum due to aluminum’s strength-to-weight and value-to-weight ratios and relative price compared to other metals; and

•	weaker U.S. dollar relative to historical periods.

According to Brook Hunt, a leading international mining and metals consulting firm, the global production of aluminum increased by 12.3% to 38.2 million metric tons in 2007. Strong global demand, particularly in China and India, resulted in a tightening of the aluminum supply-demand balance and worldwide stocks ended 2007 at 47 days of consumption, their lowest ever recorded levels. In 2007, North American production increased by 5.4% to 5.6 million metric tons, and the region continues its significant reliance on imports with 6.7 million metric tons of consumption. In 2008, global production is expected to grow by approximately 10% to over 42 million metric tons. Consumption is expected to remain strong, fueled primarily by a 25% growth in China, and worldwide stocks are expected to decrease to 46 days of consumption, reflecting a tight supply-demand balance. Recently, China and South Africa, which account for approximately 35% of global production, have experienced weather and energy related production curtailments that are expected to keep supplies tight in the near term.

Downstream

In 2007, shipments from the North American flat rolled product industry totaled 9.8 billion pounds as compared to 10.3 billion pounds in 2006. Our downstream business is a top tier producer in the foil and certain light gauge sheet segments, which two segments collectively accounted for approximately 1.7 billion pounds of demand in North America in 2007.

According to Aluminum Association data and company estimates, demand for the foil and light gauge sheet products we sell experienced a 2.7% trend line growth rate over the 15-year period from 1993–2007. Our most important products (HVAC finstock and container stock) have enjoyed trend line growth rates of 5.6% and 6.8%, respectively, over the same period. Although HVAC finstock demand was favorably impacted by 2005’s federally mandated 30% boost in efficiency standards for residential air conditioners, the 2007 net impact was offset by the downturn in the housing market. A similar regulatory change involving commercial air conditioners will come into effect in 2010. For container stock, demographic shifts favoring convenience food consumption and restaurant dining are expected to maintain the segment’s long term growth trend.

Pricing in the downstream business is generally based on a “pass through” model, which means the price of the end product is equal to the cost of the metal (or LME price) plus a predetermined, negotiated fabrication margin, which is largely unaffected by short-term volatility in the underlying LME price of primary aluminum. Fabrication margins in these segments are generally determined in large part by industry capacity utilization, among several other factors. Capacity utilization has generally been strong since 2004, reflecting tightened supply-demand fundamentals for our products, especially finstock and semi-rigid container stock. However, during 2007 and continuing thus far in 2008, the United States housing market has contracted, resulting in lower industry capacity utilization levels.

Competitive Strengths

We believe that the following strengths allow us to maintain a competitive advantage within the markets in which we operate:

Strategically Located Assets with Attractive Industry Positions. We estimate that our upstream business supplies approximately 10% of the primary aluminum in the United States and has the capacity to produce approximately 18% of the rod and 9% of the primary extrusion billet manufactured in North America. Our upstream facilities are strategically located. The ease of access and close proximity of Gramercy to St. Ann and New Madrid to Gramercy significantly reduce the cost of freight. New Madrid is the closest Midwest smelter to the Gulf Coast, the entry point for approximately 80% of the alumina shipped to the United States, which allows New Madrid to internally source its Gramercy alumina or purchase alumina from third parties at a lower freight cost than other U.S. based smelters. Additionally, New Madrid’s location in the Midwest on the Mississippi River positions it in close proximity to its customers, with approximately 90% of sales volumes falling within a one-day truck delivery distance allowing for lower freight rates and excellent customer service. Also, because domestically produced primary aluminum cannot satisfy local demand and imports require higher freight costs, a basis differential, or Midwest premium, exists for aluminum delivered to the Midwestern United States. In 2007, our monthly average Midwest premium was 3.1 cents per pound above the monthly average of the daily LME settlement price.

Our downstream business is one of the largest foil producers in North America, and is a leading producer of HVAC finstock and container and transformer sheet. Our downstream facilities are also strategically located, as the majority of domestic air conditioners, transformers, semi-rigid containers and foil packaging products are manufactured in the eastern and central part of the United States. As a result of its locations in this area, the downstream business is able to ship approximately 60% of its output within a one-day truck delivery distance.

Vertically Integrated Upstream Assets. The upstream business has secured long-term, reliable alumina supply from the Gramercy alumina refinery at a net cost well below recent spot market prices. Additionally, Gramercy has secured long-term reliable bauxite supply from the St. Ann mine at prices below historical and current spot prices.

Secure Supply of Electricity. Power is a significant component of production costs in our primary aluminum business. Our New Madrid smelter has entered into a long-term (through 2020) power supply contract with AmerenUE, ensuring the stable supply of a key component of our cost structure. In addition, unlike many power purchase agreements, our contract is not a take or pay contract, which lowers our risk and provides production flexibility.

Attractive End-Use Segments. We have the ability to produce a variety of end-use aluminum products from our upstream operations in New Madrid. These products include billet, rod, sow, and value-added sow. From an industry perspective, the overall demand for North American upstream billet and rod has steadily increased year over year from 2001 through 2006, due to strong construction and transportation output. In 2007, the demand for extrusion produced from billet and electrical wire decreased by 16%, primarily due to the general economic slowdown, and our sales of this type of product decreased by only 12%. Similarly, the industry also experienced an 8% reduction in cable produced from rod, while our rod sales marginally increased. Overall, in 2007 we achieved record production levels of 255,000 metric tons.

Our downstream foil and sheet sales are concentrated in HVAC finstock and container stock and we expect long-term revenue growth from the sale of these products. A federally mandated increase in the minimum Seasonal Energy Efficiency Rating, or SEER, for residential air conditioners boosted HVAC finstock usage in 2006; however, due to the housing sector slowdown, demand decreased by 13% in 2007. A federally mandated regulatory change involving the efficiency of commercial air conditioners is expected to come into effect in 2010.

High Quality Downstream Assets. Our downstream business’s largest rolling mill, the Huntingdon—West facility, is recognized as the fastest, widest and most modern rolling facility in North America with state-of-the-art technology. This mill has the lowest conversion cost excluding ingot for foil stock production in North America, according to the 2006 edition of “Aluminum Rolling Cost Service” published by CRU, an independent business analysis and consultancy group focused in part on the mining and metals sectors.

Production Flexibility. Our efficient facilities and competitive cost position enable us to produce a variety of products. Therefore, we can shift production among our various end products based on customer demand and forecasted volume, pricing and profitability trends. The casthouse and rod-making facilities at New Madrid are positioned to be very flexible and produce a diversified product mix, allowing us to adapt to changing market conditions. The ability to provide commodity grade or high purity sow, extrusion billet in a vast array of diameters and lengths and continuous cast rod in multiple sizes allows our customers to choose from a wide variety of products. The ability to vary product mix allows us to optimize production and maximize profitability. We also manufacture our own anodes at New Madrid, an integral component in aluminum production, providing a competitive advantage versus other smelters that purchase anodes at market prices.

Experienced Management Team with Solid Track Record. We have a seasoned management team, whose members average more than 22 years of experience in the metals industry. Financial discipline has been a priority of our management team, including control of operating expenses and minimization of balance sheet liabilities, such as pensions and post-employment medical insurance. In March 2008, Layle K. “Kip” Smith joined our business as President and Chief Executive Officer. Mr. Smith has diverse leadership experience, including various management assignments with The Dow Chemical Company and positions as COO of Resolution Performance Products and CEO of Covalence Specialty Materials.

Business Strategy

Maximize Cash Flow. Prior to the Apollo Acquisition (as defined below) our business was managed and operated as part of a larger diversified metals and mining company, focused on optimizing its entire portfolio in the context of its own business and financial goals. As a stand-alone business, senior management has implemented a focused strategy to allocate our resources to compete and maximize profitability and cash flow in the aluminum business. We have invested approximately $212.6 million over the past five years to expand and enhance the production of our facilities. As a result of this spending, we expect to enjoy significant productivity enhancements and production growth opportunities. With this enhanced management focus, we intend to manage our working capital, capital expenditures and operational expenditures to generate increased cash flow. We believe that our excess free cash flow will enable us to reduce leverage by repaying our debt obligations and to reinvest in our business, which will include projects to increase capacity at our New Madrid smelter and drive efficiencies in our downstream business.

Focus on Productivity Improvements and Capacity Utilization in Downstream Business. We believe there are significant opportunities to reduce our aluminum costs through judicious development projects that target higher scrap usage in our production without sacrificing end-product quality. Additionally, we believe there are significant opportunities to reduce our manufacturing costs by increasing our focus on Six Sigma-based initiatives, focusing on improved energy utilization and expanding predictive maintenance practices.

Stabilize Upstream Cash Flow. The cash flow of our upstream business is exposed to fluctuations in aluminum prices. In order to reduce commodity price risk and earnings volatility in the upstream business, we have implemented a hedging strategy that establishes the price at which approximately 50% of our expected cumulative primary aluminum shipments will be sold through December 2012. Specifically, we have entered into fixed price forward aluminum swaps with respect to a substantial portion of our expected shipments through 2012 at prices that we consider attractive relative to historical levels and which we believe will help ensure positive cash flows, based on our expected cost structure, regardless of fluctuations in the price of commodity aluminum. While we may terminate these arrangements or alter our hedging strategy at any time, the pricing protection of our current hedges should enable us to maintain relatively stable cash flow in the event of a decline in aluminum prices.

Risk Factors

Investing in our notes involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy, as well as impact our ability to service the notes. You should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Transactions

On May 18, 2007, Noranda AcquisitionCo acquired the Noranda aluminum business of Xstrata (Schweiz) A.G., or Xstrata, through the acquisition of the stock of a subsidiary of Xstrata. We refer to this acquisition throughout this prospectus as the Apollo Acquisition. Noranda HoldCo and Noranda AcquisitionCo were formed by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management, L.P., including Apollo Investment Fund VI, L.P., which we refer to throughout this prospectus collectively as Apollo, solely for the purpose of completing the Apollo Acquisition.

In order to partially finance the Apollo Acquisition, Noranda AcquisitionCo issued the senior floating rate notes due 2015, or the AcquisitionCo notes, and entered into senior secured credit facilities, or the existing senior secured credit facilities, comprised of a term loan and a revolving credit facility. For a more detailed discussion of the existing senior secured credit facilities, see “Description of Certain Indebtedness.” As used in this prospectus, the term Transactions means, collectively, the Apollo Acquisition and the related financings.

In addition, at the time of the Apollo Acquisition, affiliates of Apollo, in exchange for common stock of Noranda HoldCo, contributed cash of $214.2 million to Noranda HoldCo, which was contributed to Noranda AcquisitionCo. The proceeds from the issuance of AcquisitionCo notes, borrowings under the existing senior secured credit facilities and the investment by Apollo were used to pay the purchase price for the Apollo Acquisition. Subsequent to the Apollo Acquisition, on May 29, 2007, certain members of management of Noranda HoldCo contributed an additional $1.9 million in cash to Noranda HoldCo, in exchange for common stock of Noranda HoldCo.

On June 7, 2007, Noranda HoldCo issued $220.0 million in senior floating rate notes due 2014, or the HoldCo notes. Noranda HoldCo used the proceeds for the HoldCo notes, as well as $4.3 million of cash on hand, to pay a $216.1 million net cash distribution to its stockholders, which include Apollo and certain members of its management, to make a cash payment of $4.1 million to its optionholders (as part of an adjustment to preserve the value of the Noranda HoldCo options following the dividend), and to pay for fees and expenses related to the offering of the HoldCo notes. As used in this prospectus, the term Special Dividend means the payments to stockholders and optionholders, along with the related financing. For a more complete description of the Transactions and the Special Dividend, see “The Transactions.”

Prior to December 31, 2005, Xstrata accumulated a 19.9% ownership in Falconbridge Limited, which owned 100% of Noranda Aluminum, Inc. at that time. On August 15, 2006, through a tender offer, Xstrata effectively acquired the remaining 80.1% of the outstanding shares in Falconbridge Limited by which Noranda Aluminum, Inc. became Xstrata’s wholly owned subsidiary. We refer to this acquisition throughout the prospectus as the Xstrata Acquisition.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange the old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

Our Principal Stockholder

Apollo Investment Fund VI, L.P., an investment fund with committed capital, along with its co-investment affiliates, of over $11 billion, has been our principal equity sponsor since completing the Apollo Acquisition. Founded in 1990, Apollo is a leading private equity and capital markets investor with more than 16 years of experience investing across the capital structure of leveraged companies. The firm employs more than 175 professionals and has offices in New York, Los Angeles, London, Frankfurt, Paris and Singapore. Since its inception, Apollo has managed more than $41 billion of capital across a wide variety of industries both domestically and internationally.

Companies owned or controlled by Apollo Management, L.P. or in which Apollo Management, L.P. or its affiliates have a significant equity investment include, among others, Rexnord Holdings, Inc., CEVA Logistics, Verso Paper Holdings LLC, Momentive Performance Materials Inc., Hexion Specialty Chemicals, Inc., Affinion Group Holdings, Inc. and Metals USA Holdings Corp.

Additional Information

Noranda Aluminum Holding Corporation, which was formerly named Music City Holding Corporation, was incorporated in Delaware on March 27, 2007. The principal executive offices of Noranda Aluminum Holding Corporation are at 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, and the telephone number there is (615) 771-5700.

Noranda Aluminum Acquisition Corporation, which was formerly named Music City Acquisition Corporation, was incorporated in Delaware on March 27, 2007. The principal executive offices of Noranda Aluminum Acquisition Corporation are at 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, and the telephone number there is (615) 771-5700.

We also maintain an internet site at www.norandaaluminum.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Summary of Terms of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. We entered into registration rights agreements with the initial purchasers of the old notes, in which we agreed to use our commercially reasonable efforts to file a registration statement with the SEC relating to an offer to exchange the old notes for the exchange notes. We also agreed to use our commercially reasonable efforts to cause it to become effective under the Securities Act in no event later than May 19, 2008 with respect to the AcquisitionCo notes and June 6, 2008 with respect to the HoldCo notes. The total amount of indebtedness under the exchange notes will be the same as that under the old notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to:

•

$510,000,000 aggregate principal amount of Senior Floating Rate Notes Due 2015 issued by Noranda AcquisitionCo, which have been registered under the Securities Act, for any and all outstanding Senior Floating Rate Notes Due 2015 issued by Noranda AcquisitionCo, and

•

$220,000,000 aggregate principal amount of Senior Floating Rate Notes Due 2014 issued by Noranda HoldCo, which have been registered under the Securities Act, for any and all outstanding Senior Floating Rate Notes Due 2014 issued by Noranda HoldCo.

You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form, terms and aggregate amount of debt of these exchange notes are identical in all material respects to those of the old notes of the same series except that:

•	the exchange notes are registered under the Securities Act;

•	the exchange notes are not entitled to certain registration rights which are applicable to the old notes under the registration rights agreements; and

•	certain additional interest rate provisions are no longer applicable.

Transferability of Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business;

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes; and

•	are not our “affiliate” as defined in Rule 405 under the Securities Act.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

•	you cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corp. (April 13, 1998), Morgan Stanley & Co., Inc. (June 5, 1991) or similar no-action letters; and

•	in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 11:59 p.m. (New York City time) on , 2008, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. No interest will be paid on old notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes in book-entry form through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered old notes, we will have fulfilled a covenant contained in each registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described the registration rights agreements. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the applicable indenture, except for any rights under the applicable registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Because the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Material United States Federal Income Tax Consequences	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the AcquisitionCo Notes” and “Description of the HoldCo Notes” sections of this prospectus offer a more detailed description of the terms and conditions of the exchange notes.

The exchange notes are identical in all material respects to the old notes for which they are being exchanged except:

•	the exchange notes will have been registered under the Securities Act, and thus generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuers	Noranda Aluminum Acquisition Corporation is the issuer of the Senior Floating Rate Notes due 2015.

Noranda Aluminum Holding Corporation is the issuer of the Senior Floating Rate Notes due 2014.

Securities Offered	Up to $510,000,000 initial aggregate principal amount of Senior Floating Rate Notes Due 2015 (the “AcquisitionCo notes”).

Up to $220,000,000 initial aggregate principal amount of Senior Floating Rate Notes Due 2014 (the “HoldCo notes”).

Maturity Date	The AcquisitionCo notes mature on May 15, 2015 and the HoldCo notes mature on November 15, 2014.

Interest Payment Dates	Interest will be paid on the notes in arrears on May 15 and November 15 of each year, having commenced on November 15, 2007.

Interest on the AcquisitionCo Notes

The November 15, 2007 payment on the AcquisitionCo notes was paid entirely in cash. For any interest period thereafter through May 15, 2011, the Issuer may elect to pay interest on the AcquisitionCo notes, at its option: entirely in cash (“cash interest”); entirely by increasing the principal amount of the AcquisitionCo notes or issuing new AcquisitionCo notes (“AcquisitionCo PIK interest”); or 50% in cash interest and 50% in AcquisitionCo PIK interest. Cash interest will accrue at a rate of six-month LIBOR plus 4% per annum, reset semiannually, from the issue date or from the most recent date to which interest has been paid, and AcquisitionCo PIK interest will accrue at a rate of six-month LIBOR plus 4 3/4% per annum, reset semiannually, from the issue date or from the most recent date to which interest has been paid. If the Issuer elects to pay AcquisitionCo PIK interest, it will increase the principal amount of the AcquisitionCo notes or issue new AcquisitionCo notes in an amount equal to the amount of AcquisitionCo PIK interest for the applicable interest period (rounded up to the nearest $1.00) to holders of AcquisitionCo notes on the relevant record date. The AcquisitionCo notes will bear interest on the increased principal amount thereof from the applicable interest payment date on which a payment of AcquisitionCo PIK interest is made. The Issuer must elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in the form of the interest payment for the prior interest period. After May 15, 2011, the Issuer must pay all interest on the AcquisitionCo notes entirely in cash.

Interest on the HoldCo Notes

The initial interest payment on the HoldCo notes was paid entirely in cash. For any subsequent interest period through May 15, 2012, the Issuer may elect to pay interest on the HoldCo notes, at its option: entirely in cash; entirely by increasing the principal amount of the HoldCo notes or issuing new HoldCo notes (“HoldCo PIK interest”); or 50% in cash interest and 50% in HoldCo PIK interest. After May 15, 2012, the Issuer must pay all interest payments on the HoldCo notes in cash. Cash interest will accrue at a rate of six-month LIBOR plus 5 3/4 % per annum, reset semiannually, from the issue date or from the most recent date to which interest has been paid, and HoldCo PIK interest will accrue at a rate of six-month LIBOR plus 6 1/2% per annum, reset semiannually, from the issue date or from the most recent date to which interest has been paid. If the Issuer elects to pay HoldCo PIK interest, it will increase the principal amount of the HoldCo notes or issue new HoldCo notes in an amount equal to the amount of HoldCo PIK interest for the applicable interest period (rounded up to the nearest $1.00) to holders of HoldCo notes on the relevant record date. The HoldCo notes will bear interest on the increased principal amount thereof from the applicable interest payment date on which a payment of HoldCo PIK interest is made. The Issuer must elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in the form of the interest payment for the prior interest period.

Guarantees	The AcquisitionCo notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of Noranda AcquisitionCo’s existing and future wholly owned U.S. subsidiaries that guarantee Noranda AcquisitionCo’s senior unsecured credit facilities, and by Noranda HoldCo.

The HoldCo notes will not be guaranteed.

Ranking	The AcquisitionCo notes and the guarantees thereof will be our and our guarantors’ senior unsecured obligations and will:

•	rank equally with all of Noranda AcquisitionCo’s existing and future senior indebtedness;

•	rank senior to all of Noranda AcquisitionCo’s existing and future subordinated indebtedness;

•

be effectively subordinated to all secured obligations of Noranda AcquisitionCo, including our senior secured credit facilities and certain obligations in respect of hedging arrangements, to the extent of the value of the collateral securing such obligations; and

•

be effectively subordinated to all liabilities (including trade payables) of any of Noranda AcquisitionCo’s subsidiaries that do not guarantee the AcquisitionCo notes and of the company’s joint ventures with Century.

The HoldCo notes will be our senior unsecured obligations and will:

•	rank equally with all of Noranda HoldCo’s existing and future senior indebtedness;

•	rank senior to all of Noranda HoldCo’s existing and future subordinated indebtedness;

•	be effectively subordinated to all current and future secured obligations of Noranda HoldCo to the extent of the value of the assets securing such obligations; and

•

be effectively subordinated to all obligations, including the existing senior secured credit facilities, certain obligations in respect of hedging arrangements, the AcquisitionCo notes and all other liabilities (including trade payables) of any of Noranda HoldCo’s subsidiaries and of the company’s joint ventures with Century.

As of December 31, 2007, Noranda HoldCo and its subsidiaries had $1,153.8 million in aggregate principal amount of senior indebtedness (including the old notes) outstanding (excluding unused commitments).

See “Description of the AcquisitionCo Notes—Ranking” and “Description of the HoldCo Notes—Ranking.”

Optional Redemption	Prior to May 15, 2008, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium. The notes will be subject to redemption at the option of their respective Issuer, in whole or in part, at any time or from time to time on or after May 15, 2008, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date.

In addition, at any time or from time to time on or prior to May 15, 2008, the Issuer may redeem up to 35% of each series of notes (after giving effect to any issuance of additional notes) at a redemption price equal to 100% of the principal amount thereof plus a premium

(expressed as a percentage of the principal amount thereof) equal to the cash interest rate per annum on the applicable notes on the date that notice of redemption is given, plus accrued and unpaid interest thereon (if any) to the redemption date, with the net cash proceeds of one or more qualified equity offerings; provided that at least 50% of the original aggregate principal amount of such series of notes would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such qualified equity offering. See “Description of the AcquisitionCo Notes—Optional Redemption” and “Description of the HoldCo Notes—Optional Redemption.”

Mandatory Offers to Purchase	Within 60 days of the occurrence of a Change of Control (as defined) as to the HoldCo notes and within 30 days as to the AcquisitionCo notes, the Issuer will be required to make an offer to purchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date. See “Description of the AcquisitionCo Notes—Change of Control” and “Description of the HoldCo Notes—Change of Control.”

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 16 months (15 months as to the AcquisitionCo notes):

•

to repay secured indebtedness, including indebtedness under our existing senior secured credit facilities (with a corresponding permanent reduction in commitment, if applicable), any subsidiary indebtedness and certain other indebtedness; or

•

to invest or commit to invest in one or more businesses, assets, property or capital expenditures used or useful in a similar business or that replace the properties and assets that are the subject of the asset sale.

See “Description of the AcquisitionCo Notes—Certain Covenants—Asset Sales” and “Description of the HoldCo Notes—Certain Covenants—Asset Sales.”

Mandatory Principal Redemption	If the notes would otherwise constitute “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the notes’ issuance (each, an “AHYDO redemption date”), we will be required to redeem for cash a portion of each note then outstanding equal to the “mandatory principal redemption amount” (each such redemption, a “mandatory principal redemption”). The redemption price for the portion of each note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “mandatory principal redemption amount” means the portion of a note required to be redeemed to prevent such note from being treated as an AHYDO within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to an AHYDO redemption date pursuant to any other provision of the indenture alters our obligation to make the mandatory principal redemption with respect to any notes that remain outstanding on each AHYDO redemption date.

Certain Covenants	The indentures governing the notes contain certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on incurring or guaranteeing additional indebtedness; (ii) limitation on paying dividends and making other restricted payments; (iii) limitation on creating restrictions on dividend and other payments to us from certain of our subsidiaries; (iv) limitation on creating or incurring certain liens; (v) limitation on sales of assets and subsidiary stock; (vi) transactions with affiliates; (vii) reports; (viii) future guarantors of the notes; and (ix) limitations on transferring all or substantially all of our assets or entering into merger or consolidation transactions.

All of the covenants are subject to a number of important qualifications and exceptions. See “Description of the AcquisitionCo Notes” and “Description of the HoldCo Notes.” Certain covenants will cease to apply to the notes during such time that the notes are rated investment grade by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”); provided that no default or event of default has occurred and is continuing. Similarly, the “Change of Control” covenant will be suspended with respect to the notes during all periods when the notes have investment grade ratings from Moody’s and S&P; provided that no event of default has occurred and is continuing.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

The following table presents the summary condensed historical consolidated financial and other data of Noranda Aluminum, Inc. and the summary condensed historical and pro forma consolidated financial and other data of Noranda HoldCo. This information is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and with the audited consolidated financial statements of Noranda Aluminum, Inc. and HoldCo and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

Noranda HoldCo, Noranda AcquisitionCo and Noranda Intermediate Holding Corporation are recently formed companies that have not engaged in any business or other activities prior to the Apollo Acquisition except in connection with their formation, the Transactions and the Special Dividend described elsewhere in this prospectus. Accordingly, for the purposes of this prospectus, all financial and other information herein relating to periods prior to the completion of the Transactions and the Special Dividend is that of Noranda Aluminum, Inc.

The financial information for the periods from January 1, 2006 to August 15, 2006 and for the year ended December 31, 2005 includes the financial condition, results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the historical carrying values of Noranda Aluminum, Inc. prior to the Xstrata Acquisition and is referred to as “Pre-predecessor.” The financial information for the periods from August 16, 2006 to December 31, 2006 and from January 1, 2007 to May 17, 2007 includes the financial condition, results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the stepped-up values of Noranda Aluminum, Inc. prior to the Apollo Acquisition, but subsequent to the Xstrata Acquisition, and is referred to as “Predecessor.” The financial information for the period from May 18, 2007 to December 31, 2007 includes the financial condition, results of operations and cash flows for Noranda HoldCo on a basis reflecting the impact of the preliminary purchase allocation of the Apollo Acquisition, and is referred to as “Successor.”

As discussed in Note 2 to the audited consolidated financial statements, during the preparation process for the 2007 annual financial statements, we concluded that certain errors identified subsequent to filing prior period financial statements were material to those periods; accordingly, we have restated these previously issued financial statements.

The consolidated statements of operations and cash flows data for the year ended December 31, 2005 and for the periods from January 1, 2006 to August 15, 2006, from August 16, 2006 to December 31, 2006, from January 1, 2007 to May 17, 2007 and from May 18, 2007 to December 31, 2007 and the summary consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from the audited consolidated financial statements included elsewhere in this prospectus.

The following unaudited pro forma condensed consolidated statements of operations data for the 12 months ended December 31, 2007 is based on the historical consolidated statements of operations for the Predecessor for the period from January 1, 2007 to May 17, 2007 and the Successor for the period from May 18, 2007 to December 31, 2007 and give effect to the Transactions and the Special Dividend as if they had occurred on January 1, 2007.

For comparability purposes management has presented a combined twelve months ended December 31, 2006, which combines the Pre-predecessor period from January 1, 2006 to August 15, 2006 and the Predecessor period from August 16, 2006 to December 31, 2006 and a combined twelve months ended December 31, 2007, which combines the Predecessor period from January 1, 2007 to May 17, 2007 and the Successor period from May 18, 2007 to December 31, 2007. These combined periods have been prepared using two different bases of accounting as a result of the acquisitions.

The summary unaudited pro forma condensed consolidated statement of operations data is for informational purposes only and does not purport to present what our results of operations would have been if the Transactions and the Special Dividend had occurred as of the date indicated, nor does it project our results of operations for any future period. Furthermore, this data does not reflect any additional costs necessary to become a stand-alone company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

	Pre-predecessor		Predecessor	Combined Pre-predecessor and Predecessor
(Dollars in millions, except ratios)	As of and for the year ended December 31, 2005	Period from January 1, 2006 to August 15, 2006	As of December 31, 2006 and for the period from August 16, 2006 to December 31, 2006	Twelve months ended December 31, 2006
			(As Restated)	(As Restated)
Statement of Operations Data:
Sales	$1,026.4	$816.0	$496.7	$1,312.7
Operating costs and expenses
Cost of sales	950.1	674.4	417.3	1,091.7
Selling, general and administrative expenses	3.2	10.1	5.7	15.8
Other charges (recoveries), net	1.6	(0.1)	(0.5)	(0.6)

	954.9	684.4	422.5	1,106.9

Operating income	71.5	131.6	74.2	205.8
Other expenses (income)
Interest expense, net	28.5	12.7	6.4	19.1
(Gain) loss on derivative instruments and hedging activities	(7.9)	16.6	5.4	22.0
Equity in net income of investments in affiliates	(9.8)	(8.3)	(3.2)	(11.5)
Other, net	0.6	—	—	—

Income from continuing operations before income taxes	60.1	110.6	65.6	176.2
Income tax expense	18.6	38.7	23.6	62.3

Income from continuing operations	41.5	71.9	42.0	113.9
Discontinued operations, net of tax effects	8.8	—	—	—

Net income for the period	$50.3	$71.9	$42.0	$113.9

Balance Sheet Data:
Cash and cash equivalents	$1.4		$40.5
Property, plant and equipment, net	$528.7		$672.8
Total assets	$988.1		$1,616.7
Long-term debt (including current portion)(1)	$252.0		$160.0
Shareholders’ equity	$472.3		$1,008.5
Working capital(2)	$127.5		$201.7
Cash Flow Data:
Operating activities	$57.2	$81.9	$107.8	$189.7
Investing activities	$(17.8)	$(20.5)	$(31.8)	$(52.3)
Financing activities	$(41.1)	$(37.7)	$(60.5)	$(98.2)
Financial and Other Data:
Ratio of earnings to fixed charges(3)	3.0	9.4	10.4	9.8
Upstream—shipments (pounds in millions)	502.7	308.8	187.7	496.5
Downstream—shipments (pounds in millions)	392.2	259.1	150.2	409.3

See the related notes on the following page.

	Predecessor	Successor	Combined Predecessor and Successor	Pro Forma Noranda Aluminum Holding Corporation
(Dollars in millions, except ratios)	Period from January 1, 2007 to May 17, 2007	As of December 31, 2007 and for the period from May 18, 2007 to December 31, 2007	Twelve months ended December 31, 2007	Twelve months ended December 31, 2007
	(As Restated)
Statement of Operations Data:
Sales	$527.7	$867.4	$1,395.1	$1,395.1
Operating costs and expenses
Cost of sales	432.6	783.1	1,215.7	1,234.7
Selling, general and administrative expenses	8.7	24.1	32.8	33.5
Other (recoveries) charges, net	—	(0.5)	(0.5)	(0.5)

	441.3	806.7	1,248.0	1,267.7

Operating income	86.4	60.7	147.1	127.4
Other expenses (income)
Interest expense, net	6.2	67.2	73.4	109.0
Loss (gain) on derivative instruments and hedging activities	56.6	(12.5)	44.1	44.1
Equity in net income of investments in affiliates	(4.3)	(7.3)	(11.6)	(11.3)

Income (loss) before income taxes	27.9	13.3	41.2	(14.4)
Income tax expense (benefit)	13.6	5.1	18.7	(2.3)

Net income (loss) for the period	$14.3	$8.2	$22.5	$(12.1)

Balance sheet data:
Cash and cash equivalents		$75.6
Property, plant and equipment, net		$657.8
Total assets		$1,650.5
Long-term debt (including current portion)(1)		$1,151.7
Shareholder’s equity (deficit)		$(0.1)
Working capital(2)		$211.5
Cash flow data:
Operating activities	$41.2	$160.8	$202.0
Investing activities	$5.1	$(1,197.7)	$(1,192.6)
Financing activities	$(83.7)	$1,112.5	$1,028.8
Financial and other data:
Ratio of earnings to fixed charges(3)	5.3	1.2	1.6
Upstream—shipments (pounds in millions)	202.3	321.1	523.4
Downstream—shipments (pounds in millions)	135.6	236.0	371.6

(1)

Long-term debt includes long-term debt due to related parties and to third parties, including current installments of long-term debt. For the Successor period long-term debt does not include issued and undrawn letters of credit under the existing $250.0 million revolving credit facility.

(2)	Working capital is defined as current assets net of current liabilities.
(3)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense.

RISK FACTORS

Investing in our notes involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our notes, or deciding whether you will or will not participate in our exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or cash flows. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your old notes.

If you do not exchange your old notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your old notes.

The tender of old notes under the exchange offer will reduce the amount of each series of the old notes outstanding, which may have an adverse effect upon and increase the volatility of, the market price of the old notes due to reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchasers in the private offerings of the old notes are not obligated to make a market in any of the exchange notes, and any market-making activity may be discontinued at any time without notice. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes or any series of notes. If a market develops, the exchange notes could trade at prices that may be lower than the initial offering price of the exchange notes. If an active market does not develop or is not maintained, the price and liquidity of the exchange notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the exchange notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

Risks Related to our Indebtedness

We have substantial indebtedness, which could adversely affect our ability to meet our obligations under the notes and may otherwise restrict our activities.

We have substantial leverage. As of December 31, 2007, our total indebtedness was $1,151.7 million (net of unamortized discount of $2.1 million). Based on the amount of indebtedness outstanding and interest rates at December 31, 2007, our annualized cash interest expense is approximately $97.4 million, none of which would have represented cash interest expense on fixed-rate obligations. In the event we make an AcquisitionCo PIK interest or HoldCo PIK interest election on the notes, our debt will increase. Our subsidiaries’ ability to generate sufficient cash flow from operations to make scheduled payments on their and our debt depends on a range of economic, competitive and business factors, many of which are outside their and our control. Our subsidiaries’ inability to generate cash flow sufficient to satisfy their and our debt obligations, or to refinance their and our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations and could require us and our subsidiaries to do one or more of the following:

•	raise additional capital through debt or equity issuances or both;

•	cancel or scale back current and future business initiatives; or

•	sell businesses or properties.

Our and our subsidiaries’ substantial indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

•	limiting our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

requiring our subsidiaries to dedicate a substantial portion of their cash flow to payments on their and our indebtedness, which would reduce the amount of cash flow available for working capital, capital expenditures, product development and other corporate requirements;

•	increasing our vulnerability to general economic and industry conditions;

•	limiting our ability to respond to business opportunities; and

•

subjecting us and our subsidiaries to financial and other restrictive covenants, which, if we and our subsidiaries fail to comply with these covenants and such failure is not waived or cured, could result in an event of default under their and our debt.

Because Noranda HoldCo is the sole obligor on the HoldCo notes, and its subsidiaries will not guarantee its obligations under the HoldCo notes or have any obligation with respect to the HoldCo notes, the HoldCo notes will be structurally subordinated to the debt and liabilities of its subsidiaries and joint ventures.

Noranda HoldCo has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Our subsidiaries and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the HoldCo notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

As of December 31, 2007, the aggregate amount of indebtedness and other liabilities of our subsidiaries (including trade payables) structurally senior to the HoldCo notes was approximately $1,432.7 million. Further, approximately $250.0 million was undrawn under the existing senior secured credit facilities and our subsidiaries are liable with respect to any liabilities we may incur in connection with our hedging activities (discussed below). We had $3.5 million in outstanding letters of credit at December 31, 2007, which reduced our availability under the existing senior secured credit facilities to $246.5 million. Holders of the HoldCo notes will not have any claim as creditors against our subsidiaries or joint ventures. None of our subsidiaries or joint ventures will guarantee our obligations under the HoldCo notes. The HoldCo notes are structurally subordinated to any existing and future indebtedness and other liabilities of any of our subsidiaries and joint ventures, even if those obligations do not constitute indebtedness.

Any right that we have to receive any assets of any of our subsidiaries and joint ventures upon the liquidation or reorganization of those subsidiaries and joint ventures, and the consequent rights of holders of the HoldCo notes to realize proceeds from the sale of any of those subsidiaries’ and joint ventures’ assets, will be effectively subordinated to the claims of those entities’ creditors, including holders of existing notes, lenders under the existing senior secured facilities, trade creditors and holders of preferred equity interests of those entities. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or joint ventures, these entities will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. Moreover, Noranda HoldCo is a guarantor of the existing senior secured credit facilities and the AcquisitionCo notes, and as such, is an obligor of any indebtedness outstanding under such credit facilities and notes and has pledged all of its equity interests in Noranda AcquisitionCo to secure its obligations under the existing senior secured credit facilities. As of December 31, 2007, there were $423.8 million in loans outstanding and $246.5 million available for borrowing under the existing senior secured credit facilities. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the HoldCo notes upon an acceleration of the maturity of the HoldCo notes. We cannot assure you that if our subsidiaries and joint ventures have their debt accelerated, we will be able to repay the HoldCo notes. We also cannot assure you that our and our subsidiaries’ assets will be sufficient to fully repay the HoldCo notes and our subsidiaries’ other indebtedness. See “Description of Certain Indebtedness.”

Restrictive covenants under the indentures governing the notes and the existing senior secured credit facilities may adversely affect our operational flexibility.

The terms of the indentures governing the notes and the existing senior secured credit facilities contain, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us and our subsidiaries, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures, acquisitions or investments;

•	sell assets including stock of subsidiaries;

•	create or incur liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	engage in certain business activities.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in the existing senior secured credit facilities and the indentures governing the notes or any future indebtedness could result in an event of default under the existing senior secured credit facilities, the indentures governing the notes or the future indebtedness, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under the existing senior secured credit facilities, the indentures governing the notes or our other indebtedness, our and our subsidiaries’ debt holders and lenders:

•	will not be required to lend any additional amounts to us and our subsidiaries;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•

may prevent us and our subsidiaries from making debt service payments under our and our subsidiaries’ other agreements, including the indentures governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under the existing senior secured credit facilities or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our and our subsidiaries’ assets would be sufficient to repay such indebtedness in full. See “Description of Certain Indebtedness,” “Description of the AcquisitionCo Notes” and “Description of the HoldCo Notes.”

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could increase the risks associated with our substantial leverage, including our ability to service our indebtedness.

The terms of the indentures governing the notes contain, and the existing senior secured credit facilities contain, restrictions on our and/or our subsidiaries’ ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we and our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of the date of this prospectus, Noranda AcquisitionCo had $246.7 million available for additional borrowing and potential letters of credit under the existing revolving credit facility, all of which would be secured. The more leveraged we and our subsidiaries become, the more we and our subsidiaries, and in turn our security holders, become exposed to the risks described above under “—We have substantial indebtedness, which could adversely affect our ability to meet our obligations under the notes and may otherwise restrict our activities.”

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

The Issuers are holding companies with no operations or assets of their own. Our subsidiaries and joint ventures own all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and joint ventures and their ability to make such cash available to us, by dividend, debt repayment or otherwise. However, our subsidiaries and joint ventures do not have any obligation to pay amounts due on the notes or to make funds available for that purpose.

Our subsidiaries and joint ventures may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary and joint venture is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. The terms of the existing senior secured credit facilities and the terms of the indentures governing the notes each significantly restricts our subsidiaries from paying dividends and otherwise transferring assets to us. The terms of each of those debt instruments provide our subsidiaries with “baskets” that can be used to make certain types of “restricted payments,” including dividends or other distributions to us. For example, pursuant to the indenture governing the AcquisitionCo notes, the ability of Noranda AcquisitionCo and its subsidiaries to make such payments is governed by a formula based on 50% of its consolidated net income (as defined in such indenture). In addition, as a condition to making such payments to Noranda HoldCo based on such formula, Noranda AcquisitionCo must have a fixed charge coverage ratio of at least 2.0 to 1 after giving effect to any such payments. Notwithstanding such restrictions, the indenture governing the AcquisitionCo notes permits an aggregate amount not to exceed the greater of $40.0 million and 3.5% of the total assets of Noranda AcquisitionCo of such payments to be made whether or not there is availability under the formula or the conditions to its use are met.

We cannot assure you that our subsidiaries will have sufficient payment capacity under the existing senior secured credit facilities or the notes in order to make funds available to us to pay interest on the notes or make payments upon a change of control or payments at the maturity of the notes. In particular, the HoldCo notes mature earlier than the AcquisitionCo notes, and there is no assurance that we will have sufficient capacity under our baskets for the AcquisitionCo notes to repay the principal amount of the HoldCo notes due at maturity. In addition, the terms of any future indebtedness incurred by us or any of our subsidiaries may include additional restrictions on our and their ability to make funds available to us to make payments on the notes, which may be more restrictive than those contained in the terms of the existing senior secured credit facilities or the existing notes.

In the event the Issuers do not have sufficient cash available to make any required payments on the notes, with respect to interest payments, they may elect to pay AcquisitionCo PIK interest and/or HoldCo PIK interest, or in the case of interest or other payments they and their subsidiaries will be required to adopt one or more alternatives, such as refinancing all of their and their subsidiaries’ indebtedness, obtaining the consents from the lenders in respect of that indebtedness, selling equity securities or seeking capital contributions from their affiliates. None of their affiliates is obligated to make any capital contributions, loans or other payments to them with respect to their obligations on the notes.

Further, we cannot assure you that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our or our subsidiaries’ indebtedness or pay the required amounts on the notes, or that any such actions would be permitted by the terms of the indentures governing the notes or the terms of any other debt of ours or our subsidiaries then in effect. See “Description of Certain Indebtedness.”

While the indentures governing the notes limit the ability of our subsidiaries and joint ventures to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries or joint ventures, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our variable-rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Certain of our and our subsidiaries’ indebtedness, including the notes and borrowings under the existing senior secured credit facilities, are subject to variable rates of interest and expose us to interest rate risk. See “Description of the AcquisitionCo Notes,” “Description of the HoldCo Notes” and “Description of Certain Indebtedness.” If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The Company has floating-rate debt which is subject to variations in interest rates. On August 16, 2007, the Company entered into interest rate swap agreements to limit our exposure to floating interest rates for the periods from November 15, 2007 to November 15, 2011 with a notional amount of $500.0 million. Although we may enter into additional interest rate swaps, involving the exchange of floating for fixed-rate interest payments, to reduce interest rate volatility, we cannot assure you we will be able to do so.

If we or our subsidiaries default on obligations to pay other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our or our subsidiaries’ indebtedness, including a default under the existing senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we and our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our and their indebtedness, or if we or our subsidiaries otherwise fail to comply with the various covenants in the instruments governing our and their indebtedness (including the existing senior secured credit facilities and the indenture governing the existing notes), we and our subsidiaries could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under the existing revolving credit facility could elect to terminate their commitments and cease making further loans and such lenders along with the lenders under the existing term loan could institute foreclosure proceedings against our and our subsidiaries’ assets, and we and our subsidiaries could be forced into bankruptcy or liquidation. We may in the future need to seek waivers from the required lenders under the existing senior secured credit facilities to avoid being in default. If we and our subsidiaries breach the covenants under the existing senior secured credit facilities and seek a waiver, we and our subsidiaries may not be able to obtain a waiver from the required lenders. If this occurs, we and our subsidiaries would be in default under the existing senior secured credit facilities, the lenders could exercise their rights as described above, and we and our subsidiaries could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness,” “Description of the AcquisitionCo Notes” and “Description of the HoldCo Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

The Issuers have no operations of their own and conduct their operations through their operating subsidiaries and joint ventures. As a result, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our indebtedness. We cannot be certain that our earnings and the earnings of our operating subsidiaries will be sufficient to allow us to make payments in respect of the notes and meet our other obligations.

Our subsidiaries’ ability to generate cash from operations will depend upon, among other things:

•

their future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond their control; and

•

the future availability of borrowings under the existing senior secured credit facilities, which depends on, among other things, complying with the covenants in the existing senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the existing senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Cautionary Statement Concerning Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our and our subsidiaries’ cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our and our subsidiaries’ business operations. In addition, the terms of existing or future debt agreements, including the existing senior secured credit facilities and the indentures governing the notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Also, Apollo has no continuing obligation to provide us or our subsidiaries with debt or equity financing.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indentures governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless we give notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indentures governing the notes, to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indentures. The occurrence of a change of control would also constitute an event of default under the existing senior secured credit facilities and may constitute an event of default under the terms of our or our subsidiaries’ other indebtedness. The terms of the loan and security agreement governing the existing senior secured credit facilities limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under the existing senior secured credit facilities to permit the required repurchase or redemption, but the required lenders have no obligation to grant, and may refuse to grant, such a waiver. A change of control is defined in the indentures governing the notes and would not include all transactions that could involve a change of control in our day-to-day operations.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and/or the guarantees and require noteholders to return payments received.

The issuance of the notes and the incurrence of the guarantees of the notes may be subject to review under federal and state fraudulent transfer and conveyance statutes in a bankruptcy, liquidation or reorganization case or if a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us or on behalf of our unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and/or the guarantees or a court may subordinate the notes and/or the guarantees to the Issuers’ and their subsidiaries’ existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes or the guarantees if it found that when the notes were issued or the guarantees were incurred, or, in some states, when payments became due under the notes or the guarantees, an Issuer or any of the guarantors received less than reasonably equivalent value or fair consideration and either:

•	the applicable Issuer or guarantor was insolvent or rendered insolvent by reason of such incurrence; or

•	the applicable Issuer or guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the applicable Issuer or guarantor intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•

the applicable Issuer or guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or guarantees without regard to the above factors, if the court found that an Issuer or guarantor, as applicable, issued the notes or incurred a guarantee with actual intent to hinder, delay or defraud our creditors.

A court would likely find that an Issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such a guarantee if it did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the particular jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not an Issuer or a guarantor was solvent at the relevant time, or regardless of the standard used, that the issuance of the notes or the incurrence of the guarantees would not be subordinated to our other debt.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes and/or the guarantees, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from the Issuers and the guarantors for the benefit of their creditors. Furthermore, the holders of voided notes would cease to have any direct claim against the Issuers and the guarantors. Consequently, each Issuer’s assets would be applied first to satisfy its other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources. Moreover, the voidance of the notes could result in an event of default with respect to its other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, such a provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or it may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Certain restrictive covenants in the indentures governing the notes will be suspended if the notes achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing the notes will not apply for so long as the notes achieve investment grade ratings from Moody’s and S&P and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, undergoing a change of control transaction or making certain dividends or distributions that would otherwise be prohibited under, or would otherwise require a prepayment offer to noteholders under, the indentures governing the notes. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will (or will not) achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control, including those described under “—Risks Related to Our Business” below.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The existing senior secured revolving credit facility will mature in 2013 and the existing senior secured term loan facility will mature in 2014. As a result, we may be required to refinance any outstanding amounts under those facilities prior to the maturity dates of the notes. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing. As a result, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The existing senior secured credit facilities and the indentures governing the notes will restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you we will be able to consummate any sales of assets, or if we do, what the timing of such sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Risks Related to Our Business

Cyclical fluctuations in the primary aluminum industry cause variability in our earnings and cash flows.

Our operating results depend on the market for primary aluminum, which is a cyclical commodity with prices subject to worldwide market forces of supply and demand and other related factors such as speculative activities by market participants, production activities by competitors, political and economic conditions, as well as production costs in major production regions. Prices have been historically volatile. Over the past ten years, the average daily LME settlement price has ranged from a low of $0.53 per pound in 1999 to a high of $1.44 per pound in 2006. The average daily LME settlement price was $0.86 per pound for the year ended December 31, 2005, $1.18 per pound for the year ended December 31, 2006 and $1.20 per pound for the year ended December 31, 2007. During the first quarter of 2008, the LME price ranged from $1.07 to $1.44 per pound. In addition, a substantial increase in primary aluminum production capacity could further affect prices. Although we have entered into forward sale arrangements to manage our exposure to the volatility of LME-based prices, we have not hedged our entire expected aluminum production. We may also terminate our current hedges or enter into new hedging arrangements in the future, which may not be beneficial, depending on subsequent LME price changes. Thus, primary aluminum prices could decline below current levels, reducing our earnings and cash flows. A prolonged downturn in prices for primary aluminum could significantly reduce the amount of cash available to us to meet our current obligations and fund our long-term business strategies.

Conversely, if prices for primary aluminum increase, certain of our hedging transactions, including our LME-based aluminum contracts, may limit our ability to take advantage of the increased prices.

A downturn in general economic conditions, as well as a downturn in the end-use markets for certain of our products, could have a material adverse effect on our financial results.

Historically, global supply and demand for primary aluminum have fluctuated in part due to general economic and market conditions in the United States and other major global economies, including China. In addition, certain end-use markets for our rolled products, such as the housing, construction and transportation industries, experience demand cycles that are highly correlated to the general economic environment. Economic downturns in regional and global economies or a decrease in manufacturing activity in industries such as construction, packaging and consumer goods, all of which are sensitive to a number of factors outside our control, could have a material adverse effect on our financial results.

Losses caused by disruptions in the supply of electrical power would reduce the profitability of our operations.

We are subject to losses associated with equipment shutdowns, which may be caused by the loss or interruption of electrical power to our facilities due to unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events. We use large amounts of electricity to produce primary aluminum, and any loss of power which causes an equipment shutdown can result in the hardening or “freezing” of molten aluminum in the pots where it is produced. If this occurs, we may experience significant losses if the pots are damaged and require repair or replacement, a process that could limit or shut down our production operations for a prolonged period of time. Although we maintain property and business interruption insurance to mitigate losses resulting from catastrophic events, we may be required to pay significant amounts under the deductible provisions of those insurance policies. In addition, our coverage may not be sufficient to cover all losses, or may not cover certain events. Certain of our insurance policies do not cover any losses we may incur if our suppliers are unable to provide us with power during periods of unusually high demand.

Our operations consume substantial amounts of energy and our profitability may decline if energy costs rise.

Electricity and natural gas are essential to our businesses, which are energy intensive. The costs of these resources can vary widely and unpredictably. The factors that affect our energy costs tend to be specific to each of our facilities. Electricity is a key cost component at our New Madrid smelter. New Madrid has a power purchase agreement with AmerenUE, pursuant to which New Madrid has agreed to purchase substantially all of its electricity through May 2020. AmerenUE must obtain the approval of the Missouri Public Service Commission to increase the rates that it charges. AmerenUE applied for a 12.1% rate increase and a fuel adjustment clause in April 2008 and we expect a ruling from the Missouri Public Service Commission not later than March 2009. Our electricity costs will increase if AmerenUE is successful in receiving any rate increase, the fuel adjustment clause or any combination of the two requests. If AmerenUE is fully successful in its rate increase request, New Madrid’s costs will increase by $15.5 million annually. An increase in our costs due to a fuel adjustment clause cannot be estimated at this time. Our electricity costs may increase further if AmerenUE applies for and is granted additional rate increases in the future. See “Business—Primary Metal—Upstream Business—Raw Materials and Supply” for additional details.

Electricity is also a key cost component at our rolling mill facilities. While we purchase virtually all of our electricity for our rolling mills under a fixed-price contract, this contract may be terminated by the distributor at any time upon twelve months’ notice. If we are unable to obtain power at affordable rates upon termination of this contract, we may be forced to curtail or idle a portion of our production capacity, which would lower our revenues and adversely affect the profitability of our operations.

Natural gas is the largest cost component at our Gramercy refinery and a key cost component at our rolling mill facilities. Our Gramercy refinery has contracts to guarantee secure supply from two local suppliers at an index-based price. Our downstream business purchases natural gas on the open market. The price of natural gas can be particularly volatile. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to mitigate the effect of higher natural gas costs on our cost of sales. Any substantial increases in energy costs could cause our operating costs to increase and negatively affect our financial condition, results of operations and cash flows.

We may encounter increases in the cost of raw material, which could cause our cost of goods sold to increase, thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials in our business, consisting principally of alumina, primary aluminum, recycled aluminum and aluminum scrap. While our upstream business is fully integrated, and thus has a secure supply of raw material at long-term competitive costs, prices for the raw materials used by our downstream business, including primary aluminum, recycled aluminum and alloying elements, are subject to continuous volatility and may increase from time to time. Our sales are generally made on the basis of a “margin over metal price,” but if prices increase we may not be able to pass on the entire cost of the increases to our customers or offset fully the effects of high raw materials costs, other than metal, through productivity improvements, which may cause our profitability to decline. In addition, a sustained material increase in raw materials prices may cause some of our customers to substitute other materials for our products.

Our hedging activities may not be effective in reducing the variability of our revenues.

We have entered into derivative transactions related to a substantial portion of our expected primary aluminum shipment volumes through 2012, which enables us to receive a minimum price for such portion of our expected shipments. If we do not undertake further hedging activities, we will continue to have price risk with respect to the unhedged portion of our primary aluminum shipments. In addition, our actual future shipment volumes may be higher or lower than we estimated. Further, the derivative instruments we utilize for our hedging activities are based on posted market prices for primary aluminum, which may differ from the prices that we realize in our operations. As a result of these factors, our hedging activities may be less effective than expected in reducing the economic variability of our future revenues. We are under no obligation under the notes or otherwise to maintain our existing hedging arrangements or to enter into further hedging arrangements and there can be no guarantee that future market prices for aluminum, and our revenues, will not decline materially. For additional information regarding our hedging activities, see “Business—Commodity Risk Management.”

We face risks relating to certain joint ventures and subsidiaries that we do not entirely control.

Some of our activities are, and will in the future be, conducted through entities that we do not entirely control or wholly own. These entities include our Gramercy and St. Ann joint ventures. Risks we face in connection with these joint ventures include the following:

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Under the governing documents for these joint ventures, we do not solely determine certain key matters, such as the timing and amount of cash distributions from these entities or the terms on which they supply us with raw material. As a result, our ability to generate cash from and set supply terms with these entities may be more restricted than if they were wholly owned entities.

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We may be required to make cash contributions to the joint ventures on a regular basis in order to provide for their ongoing operational costs, maintenance capital expenditure and working capital needs. To the extent these needs exceed the joint ventures’ third-party revenues, we may be required to make a significant cash investment.

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The agreements governing the joint ventures contain restrictions on our ability to transfer our interest in the joint ventures, including a right of first refusal of our joint venture partner, a requirement that the transferee have a minimum level of tangible net worth and other requirements. Our joint venture partner consented to the Apollo Acquisition, so these restrictions were not triggered by the Apollo Acquisition, but they could be triggered by a future transaction involving the joint ventures.

•

We have negotiated certain economic terms of the St. Ann joint venture with the Government of Jamaica, which are currently under review. We expect negotiations regarding these terms to begin in May 2008 and if these economic terms are altered, our profitability could be adversely affected.

Approximately 50% of the bauxite mined at St. Ann is sold to third party. Revenues from these sales reduce the net cost of bauxite to Gramercy. We are currently in discussions for a new contract of sale with this third party purchaser. In the event we are unable to successfully arrange a new contract, the cost of our bauxite will increase, affecting our results of operations and profitability.

We may be unable to continue to compete successfully in the highly competitive markets in which we operate.

We are engaged in a highly fragmented and competitive industry. We compete with a number of large, well-established companies in each of the markets in which we operate. Our upstream business competes with a large number of other value-added metals producers on an international, national, regional and local basis. We also compete, to a much lesser extent, with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. Our downstream business competes in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills. Aluminum also competes with other materials, such as steel, copper, plastics, composite materials and glass, among others, for various applications. In the past, for certain applications customers have demonstrated a willingness to substitute other materials for aluminum. In both businesses, some of our competitors are larger than us and have greater financial and technical resources than we do. These larger competitors may be better able to withstand reductions in price or other adverse industry or economic conditions. A current or new competitor may also add or build new capacity, which could diminish our profitability by decreasing price. New competitors could emerge from within North America or globally, including China. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

In addition, our downstream business competes with other rolled products suppliers, principally multi-purpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service. One competitive factor, particularly in the flat rolled business, is price. We may be required in the future to reduce fabrication prices or shift our production to products that generally yield lower fabrication prices in order to remain at full capacity, which could impact our level of profitability. In addition, technological innovation is important to our customers and if we are unable to lead or effectively meet new innovations to meet our customers’ needs, our financial performance could be negatively impacted. Increased competition in any of our businesses could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, lower our selling prices and reduce our sales volumes.

Aluminum competes with other materials such as steel, copper, plastics, composite materials and glass for various applications. Higher aluminum prices relative to substitute materials tend to make aluminum products less competitive with these alternative materials. Environmental or other regulations may increase our costs and be passed on to our customers, making our products less competitive. The willingness of customers to accept aluminum substitutions, or the ability of large customers to exert leverage in the marketplace to affect pricing for fabricated aluminum products, could result in a reduced share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative effect on our financial condition, results of operations and cash flows.

If we were to lose order volumes from any of our largest customers, our sales volumes and revenues could be reduced and our cash flows lessened.

Our business is exposed to risks related to customer concentration. In 2007, our ten largest customers were responsible for 30% of our consolidated revenues. No one customer accounted for more than 5% of our consolidated revenues in 2007. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our customers may become involved in bankruptcy or insolvency proceedings or default on their obligations to us. We currently provide no significant reserves for customer defaults.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

A significant majority of our customer contracts have a term of one year or less, although we have long- term relationships with many of our customers. Many of these customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. The loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business, or cause us to reduce our prices, diminishing profitability.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. Capital expenditures were $41.9 million and $41.6 million for 2007 and 2006, respectively, excluding our joint ventures. Including our joint ventures, capital expenditures were $52.8 million and $53.0 million for 2007 and 2006, respectively.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plant and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality and other competitive influences.

We may be adversely affected by environmental, safety, production and product regulations or concerns.

Our operations are subject to a wide variety of U.S. federal, state, local and non-U.S. environmental laws and regulations, including those governing emissions to air, discharges to waters, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes and employee health and safety matters. Compliance with environmental laws and regulations can be costly, and we have incurred and will continue to incur costs, including capital expenditures, to comply with these requirements. As these regulatory costs increase and are passed through to our customers, our products may become less competitive than other materials, which could reduce our sales. If we are unable to comply with environmental laws and regulations, we could incur substantial costs, including fines and civil or criminal sanctions, or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance. In addition, environmental requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental laws or regulations will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced, or the amount of future expenditures that may be required to comply with such laws or regulations. We therefore cannot assure you that our costs of compliance with current and future environmental requirements will not be material.

In addition, as an owner and operator of real property and a generator of hazardous waste, we may be subject to environmental cleanup liability, regardless of fault, pursuant to Superfund or analogous state or non-U.S. laws. Thus, we could incur substantial costs, including cleanup costs and costs arising from third-party property damage or personal injury claims, relating to environmental contamination at properties currently or formerly operated by us or at third-party sites at which wastes from our operations have been disposed. Contaminants have been discovered in the soil and/or groundwater at some of our facilities. While we are not aware of any contaminated sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability.

Xstrata has agreed to indemnify us from certain environmental liabilities relating to Xstrata’s operation of the business. If Xstrata becomes unable to, or otherwise does not, comply with its indemnity obligations, or if certain environmental conditions or other liabilities for which we are obligated are not subject to indemnification, we could be subject to significant unforeseen liabilities.

Some of our facilities are located in areas that have been subject to natural disasters. Future natural disasters in these areas could damage our facilities and disrupt our operations.

Our smelter for the production of aluminum is located in New Madrid, Missouri on the banks of the Mississippi River, in an area that may be subject to natural disasters such as floods, tornados and earthquakes. If such a disaster were to occur, it could damage the facility in question and disrupt our production of aluminum. Our bauxite mine is located in St. Ann, Jamaica and our refinery is located in Gramercy, Louisiana, areas that may be exposed to hurricanes. In addition, our other facilities may be subject to natural disasters. We maintain insurance to protect the company from events that may be caused by flood, earthquake, tornado and hurricane in amounts that we believe are commercially reasonable and sufficient to protect our interests, but there can be no assurance that such insurance would be available on a timely basis or adequate to completely reimburse us for the losses that might be sustained or to provide funds for the reconstruction of the smelter or the bauxite mine, and in any event such insurance would not enable us to immediately reconstruct the smelter or bauxite mine to avoid a suspension or disruption of our business while reconstruction proceeded to completion or alternative sourcing was located. In addition, our hedging arrangements could require us to deliver aluminum even if we are unable to produce such aluminum, which could cause us to incur unexpected costs in purchasing aluminum on the open market.

We could experience labor disputes that disrupt our business.

Approximately 68% of our employees are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Collective bargaining agreements for all of our union employees expire within the next five years. The collective bargaining agreement at our Newport rolling mill, where approximately 120 employees are represented by the International Association of Machinists, expires in May 2008. Two collective bargaining agreements at our St. Ann joint venture expired in 2007. Consistent with Jamaican labor practices, negotiations with each union are on-going as of the date of this prospectus. We recently experienced a brief work slowdown in connection with these negotiations.

Labor negotiations may not conclude successfully and, in that case, may result in a significant increase in the cost of labor or may break down and result in work stoppages or labor disturbances, disrupting our operations. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

Our operations have been and will continue to be exposed to various business and other risks, changes in conditions and events beyond our control in foreign countries.

We are, and will continue to be, subject to financial, political, economic and business risks in connection with our non-U.S. operations. We have made investments and carry on production activities outside the United States via our joint venture with Century to mine bauxite in St. Ann, Jamaica. In addition to the business risks inherent in operating outside the United States, economic conditions may be more volatile, legal and regulatory systems less developed and predictable and the possibility of various types of adverse governmental action more pronounced.

In addition, our revenues, expenses, cash flows and results of operations could be affected by actions in foreign countries that more generally affect the global market for primary aluminum, including inflation, fluctuations in currency and interest rates, competitive factors, civil unrest and labor problems. Our operations and the commercial markets for our products could also be adversely affected by acts of war, terrorism or the threat of any of these events as well as government actions such as controls on imports, exports and prices, tariffs, new forms of taxation or changes in fiscal regimes and increased government regulation in countries engaged in the manufacture or consumption of aluminum products. Unexpected or uncontrollable events or circumstances in any of these markets could have a material adverse effect on our financial results.

We are controlled by Apollo and their interests as equity holders may conflict with yours as a creditor.

Apollo beneficially owns substantially all of the common stock of Noranda HoldCo. As a result, Apollo is entitled to elect all of our directors, to appoint new management and to approve actions requiring the approval of our stockholders, including approving or rejecting proposed mergers or sales of all or substantially all of our assets, regardless of whether noteholders believe that any such transactions are in their own best interests. The interests of Apollo may not always be aligned with yours. For example, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to you as a holder of notes.

Apollo is in the business of making or advising on investments in companies and holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. They may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Apollo continues to own a significant majority of our equity, even if such amount is less than 50%, it will continue to be able to strongly influence or effectively control our business decisions.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

Past and future acquisitions or divestitures may adversely affect our financial condition.

We have grown partly through the acquisition of other businesses, including our joint venture businesses acquired from Kaiser Aluminum & Chemical Company in 2004. As part of our strategy, we may continue to pursue acquisitions, divestitures or strategic alliances, which may not be completed or, if completed, may not be ultimately beneficial to us. There are numerous risks commonly encountered in business combinations, including the risk that we may not be able to complete a transaction that has been announced, effectively integrate businesses acquired or generate the cost savings and synergies anticipated. Failure to do so could have a material adverse effect on our financial results.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, casualty and workers’ compensation insurance, but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies, including liabilities for environmental compliance or remediation. In addition, from time to time, various types of insurance for companies in our industries have not been available on commercially acceptable terms or, in some cases, have not been available at all. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Neither our historical nor our pro forma financial information may be representative of results we would have achieved as an independent company or our future results.

Certain of the historical financial information we have included in this prospectus has been derived from Noranda Aluminum, Inc.’s consolidated financial statements and does not necessarily reflect what our results of operations, financial position or cash flows would have been had we been an independent company during the periods presented. For this reason, as well as the inherent uncertainties of our business, the historical financial information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Although our pro forma adjustments reflect certain changes that have occurred in our capital and cost structure as a result of our separation from Xstrata, the subsequent acquisition by Apollo and other adjustments, they do not necessarily indicate the actual changes in capital and cost structure that may occur following our separation from Xstrata, the subsequent acquisition by Apollo and as we operate as an independent company.

We previously have identified a material weakness in our internal controls over financial reporting. If we fail to achieve and maintain effective internal controls or if additional material weaknesses are detected, our business could be adversely affected.

In connection with the completion of the December 31, 2007 financial statement audit, our auditors identified post-close adjustments resulting from deficiencies in our internal control over financial reporting, which our auditors described in a letter dated April 9, 2008 as a material weakness under standards established by the Public Company Accounting Oversight Board (United States), or PCAOB. The PCAOB defines a material weakness as a single deficiency, or a combination of deficiencies, that result in a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected by our internal controls over financial reporting on a timely basis. The material weakness principally related to adjustments associated with previously reported improperly recorded revenue from bill and hold transactions in 2006 and 2007 and improperly classified metal sales in 2007. These adjustments were recorded as part of the restatement discussed in Note 2 to the December 31, 2007 consolidated financial statements contained elsewhere in this prospectus.

In connection with the completion of the December 31, 2006 financial statement audit, our auditors identified post-close adjustments resulting from deficiencies in our internal control over financial reporting, which our auditors described in a letter issued May 3, 2007, as a material weakness under standards established by the American Institute of Certified Public Accountants (the “AICPA”). The AICPA defines a material weakness as a single deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or deterred by our internal controls. The material weakness principally related to an improperly deferred loss on natural gas hedging activities and an error in LIFO inventory reserve calculation in the financial information submitted by certain reporting units that form part of the consolidated financial statements. Adjustments related to these items are reflected in the December 31, 2006 consolidated financial statements contained elsewhere in this prospectus.

We will be required to comply with the internal control reporting requirements mandated by Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, for the fiscal year ended December 31, 2009. We are in the process of documenting and testing our internal control procedures in order to enable us to satisfy the requirements of Section 404 on a stand-alone basis in the future. As a stand-alone entity, certain adjustments to our internal control procedures are required. This process may be time-consuming and costly. If we fail to achieve and maintain an effective internal control environment, it could have a material adverse effect on our business.

Beginning in the second half of 2007, we initiated the following activities aimed at addressing the material weakness discussed above:

•	expanded our Audit Committee to include two independent directors;

•	created an internal audit function and hired qualified internal audit personnel;

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added corporate resources related to accounting, financial reporting and information technology to provide for the proper selection and application of accounting policies, as well as timely detailed reviews and analyses of the information underlying the consolidated financial statements;

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reorganized our accounting, reporting and information technology team to better align reporting responsibilities and to improve the efficiency and effectiveness of our financial reporting and review process; and

•	made improvements in our information systems and reports used to support our financial reporting and review process.

Additional measures may be necessary and the measures we have taken and expect to take to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that such material weakness or other material weaknesses would not result in a material misstatement of our annual or interim financial statements. In addition, we cannot guarantee that other material weaknesses or significant deficiencies will not be identified in the future, or that we have identified all material weaknesses or significant deficiencies. If we are unable to correct deficiencies in internal controls in a timely manner or discover additional material weaknesses or significant deficiencies, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC, and to prevent fraud, will be adversely affected, and our financial statements could prove unreliable. In addition, the discovery of further material weaknesses or significant deficiencies could require the restatement of prior period operating results. Any of the foregoing could negatively affect the market price and trading liquidity of the notes, result in a breach of the covenants under our debt agreements, cause investors to lose confidence in our reported financial information, subject us to regulatory investigations and penalties and generally materially and adversely impact our business and financial condition.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into registration rights agreements with the initial purchasers of the old notes, in which we agreed to use our commercially reasonable efforts to file a registration statement with the SEC relating to an offer to exchange the old notes for the exchange notes. We also agreed to use our commercially reasonable efforts to cause it to become effective under the Securities Act in no event later than May 19, 2008 with respect to the AcquisitionCo notes and June 6, 2008 with respect to the HoldCo notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. The exchange notes will have terms substantially identical to the old notes, except that the exchange notes do not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to consummate the exchange offer.

Within 180 days of the occurrence of any of the circumstances outlined below, we have agreed to file a shelf registration statement with the SEC to cover the resale of the old notes by the holders thereof. We have further agreed that we will use our commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective within 365 days of the occurrence of such an event and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated within 30 days after the date notice of the exchange offer is required to be mailed to the holders of old notes; or

•	any holder of old notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)	that it may not resell to the public the exchange notes acquired by it in the exchange offer without delivering a prospectus (other than by reason of such holder’s status as our affiliate), and the prospectus contained in this exchange offer registration statement is not appropriate or available for such resales; or

(c)	that it is a broker-dealer and owns old notes acquired directly from us or our affiliate.

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We, however, have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•	you are not, nor is any such person or entity, participating in or intending to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	you are not, nor is any such person or entity, our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:

•	such holder is not an affiliate of ours;

•	such holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	any exchange notes such holder receives will be acquired in the ordinary course of business.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered and not withdrawn prior to the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $510.0 million of AcquisitionCo exchange notes and up to $220.0 million of HoldCo exchange notes in exchange for a like principal amount of old notes tendered and accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. Holders may only tender old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that:

•	the exchange notes are registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear different CUSIP numbers from the old notes;

•	the exchange notes are not subject to transfer restrictions or entitled to registration rights; and

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the holders of the exchange notes are not entitled to certain rights under the registration rights agreements, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indentures under which the old notes were issued, and the exchange notes and the old notes will constitute a single class for all purposes under the indentures. For a description of the indentures, please see “Description of the AcquisitionCo Notes” and “Description of the HoldCo Notes.”

As of the date of this prospectus, $510.0 million aggregate principal amount of Senior Floating Rate Notes due 2015 and $220.0 million aggregate principal amount of Senior Floating Rate Notes due 2014 were outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indentures under which they were issued, including accrual of interest but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “—Effect of Not Tendering.”

We will be deemed to have accepted validly tendered old notes when and if we have given oral or written notice of our acceptance to the applicable exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return any unaccepted old notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of old notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “—Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “—Fees and Expenses” in this section below.

Expiration Date; Extensions, Amendment

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on                     , 2008, the date that is 31 days after the date of this prospectus. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the offer. To extend the period of time during which the exchange offer is open, we will notify the exchange agent and each registered holder of old notes of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, to delay accepting any tendered old notes or, if any of the conditions described below under the heading “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any old notes, and we may terminate or amend the exchange offer before accepting any old notes for exchange, if:

•

we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations set forth in the second paragraph under the heading “—Transferability of the Exchange Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by notice by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of any extension, amendment, non-acceptance or termination to the holders of the old notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights will not be considered a waiver of such right, and such right will be considered an ongoing right that may be asserted at any time and from time to time.

Procedures for Tendering Old Notes

The old notes may be tendered via a letter of transmittal unless the tender is being made in book-entry form as described under the heading “—Book-entry Delivery Procedures.” To tender in the exchange offer using a letter of transmittal, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or such facsimile, together with the old notes and any other required documents, to the exchange agent prior to 11:59 p.m., New York City time, on the expiration date.

All tenders not withdrawn before the expiration date, and the acceptance of the tender by us, will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date, free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of the old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand-delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender old notes yourself, you must either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date and you must make these arrangements or follow these procedures prior to completing and executing the letter of transmittal and delivering the old notes.

The exchange of old notes will be made only after timely receipt by the exchange agent of a letter of transmittal, where applicable, and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with DTC.

Guarantee of Signatures; Bond Powers and Endorsements

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, they should also submit to the exchange agent satisfactory evidence of their authority to act in such capacity.

Book-entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below prior to the expiration date to receive exchange notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Guaranteed Delivery Procedures

If you desire to tender old notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the applicable exchange agent on or prior to the expiration date or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such old notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either: (i) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, by facsimile transmission, mail, or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of old notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered old notes only when such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 11:59 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•

identify the old notes to be withdrawn and principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account(s) at the book-entry transfer facility;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the old notes have been tendered under the book-entry delivery procedures described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable book-entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such old notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Procedures for Tendering Old Notes.”

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS

LISTED BELOW. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Courier or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attn: Reorg	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attn: Reorg	By Hand Delivery: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402 Attn: Reorg

To Confirm by Facsimile:	To Confirm by Telephone:
(612) 667-6282	(800) 344-5128 or (612) 667-9764

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Effect of Not Tendering

After the completion of the exchange offer, the old notes will remain subject to restrictions on transfer. Because the old notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer, absent registration or the availability of a specific exemption from registration. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of old notes.

Accordingly, the old notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•

for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with, and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

The registration rights agreements provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer.

If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

THE TRANSACTIONS

On April 10, 2007, Noranda AcquisitionCo entered into a Stock Purchase Agreement with Xstrata and one of its subsidiaries, pursuant to which it agreed to purchase the stock of Noranda Intermediate Holding Corporation, a newly formed subsidiary of Xstrata. This newly formed subsidiary owns all of the outstanding shares of Noranda Aluminum, Inc., which together with its subsidiaries constituted the Noranda aluminum business of Xstrata.

Noranda HoldCo and Noranda AcquisitionCo were formed by investment funds affiliated with, or co-investment vehicles managed by, Apollo, solely for the purpose of completing the Apollo Acquisition, and they have no material assets, obligations, employees or operations other than those relating to the Transactions.

Financings related to the Apollo Acquisition, which were completed on May 18, 2007, consisted of $510.0 million in senior floating rate notes due 2015, or the AcquisitionCo notes, issued by Noranda AcquisitionCo, and senior secured credit facilities, or the existing senior secured credit facilities, consisting of a $500.0 million senior secured term credit facility and a $250.0 million senior secured revolving credit facility, which is undrawn as of the date of this prospectus, entered into by Noranda AcquisitionCo. The existing senior secured credit facilities are guaranteed by Noranda HoldCo and all of Noranda AcquisitionCo’s existing and future wholly owned U.S. subsidiaries; the AcquisitionCo notes are guaranteed by Noranda HoldCo and all of Noranda AcquisitionCo’s existing and future wholly owned U.S. subsidiaries. For a more detailed discussion of the existing senior secured credit facilities, see “Description of Certain Indebtedness.”

In addition, at the time of the Apollo Acquisition, affiliates of Apollo, in exchange for common stock of Noranda HoldCo, contributed cash of $214.2 million to Noranda HoldCo, which was contributed to Noranda AcquisitionCo. The proceeds from the issuance of AcquisitionCo notes, borrowings under the existing senior secured credit facilities and the investment by Apollo were used to pay the purchase price for Noranda Intermediate Holding Corporation. Subsequent to the Apollo Acquisition, on May 29, 2007, certain members of management of Noranda HoldCo contributed an additional $1.9 million in cash to Noranda HoldCo, in exchange for common stock of Noranda HoldCo.

On June 7, 2007, Noranda HoldCo issued $220.0 million in senior floating rate notes due 2014, or the HoldCo notes. Noranda HoldCo used the proceeds for the HoldCo notes, as well as $4.3 million of cash on hand, to pay a $216.1 million net cash dividend to its stockholders, which include Apollo and certain members of its management, to make a cash payment of $4.1 million to its optionholders (as part of an adjustment to preserve the value of the Noranda HoldCo options following the dividend) and to pay for fees and expenses related to the offering of the HoldCo notes.

Prior to December 31, 2005, Xstrata accumulated a 19.9% ownership in Falconbridge Limited, which owned 100% of Noranda Aluminum, Inc. at that time. On August 15, 2006, through a tender offer, Xstrata effectively acquired the remaining 80.1% of the outstanding shares in Falconbridge Limited, by which Noranda Aluminum, Inc. became Xstrata’s wholly owned subsidiary.

Ownership and Corporation Structure

The following diagram illustrates our ownership and debt structure as of the date hereof.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange the old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2007. This table should be read in conjunction with the audited consolidated financial statements and the related notes included elsewhere in this filing and “Summary Historical and Unaudited Pro Forma Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Noranda Aluminum Holding Corporation
(in millions)	As of December 31, 2007
Cash and cash equivalents	$75.6

Revolving credit facility	—
Term Loan B due 2014	$423.8
Senior Floating Rate Notes due 2015 issued by Noranda AcquisitionCo	510.0
Senior Floating Rate Notes due 2014 issued by Noranda HoldCo	217.9

Total debt, including current portion	1,151.7

Shareholders’ deficiency	(0.1)

Total capitalization	$1,151.6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 is based on the historical consolidated statements of operations of the Predecessor period from January 1, 2007 to May 17, 2007 and the Successor period from May 18, 2007 to December 31, 2007 and gives effect to the Transactions and the Special Dividend as if they had occurred on January 1, 2007. A pro forma balance sheet has not been presented as the Transactions and the Special Dividend are reflected in the Successor’s December 31, 2007 balance sheet, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations includes pro forma adjustments that we believe are (i) directly attributable to the Transactions and the Special Dividend, (ii) factually supportable and (iii) expected to have a continuing impact on the consolidated results. Pro forma adjustments were made to reflect:

•	Changes in depreciation and amortization expenses resulting from fair value adjustments to net tangible and amortizable intangible assets;

•	Excluded historical debt and related interest not assumed as part of the Apollo Acquisition;

•	Transaction fees and debt issuance costs incurred as a result of the Transactions and the Special Dividend;

•	Increase in interest expense resulting from additional indebtedness incurred in connection with the Transactions and the Special Dividend;

•	Excluded intercompany income and expenses not acquired as part of the Apollo Acquisition;

•	Management fees which will be incurred as part of the Apollo Acquisition; and

•	The effect of income tax expense at the Company’s statutory tax rate of the pro forma adjustments.

The Apollo Acquisition has been accounted for using the purchase method of accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Apollo Acquisition. These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available.

The final purchase price allocation for the Apollo Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. Any final adjustments may result in a change to the unaudited pro forma condensed consolidated statement of operations.

We believe that the assumptions used to derive the unaudited pro forma condensed consolidated statement of operations are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes of Noranda Aluminum, Inc. and Noranda HoldCo, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the Transactions and the Special Dividend been completed for the periods presented, nor are they necessarily indicative of future results.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in millions)

	Predecessor	Successor	Combined Predecessor and Successor			Pro forma Noranda Aluminum Holding Corporation
	Period from January 1, 2007 to May 17, 2007(1)	Period from May 18, 2007 to December 31, 2007(1)	Year ended December 31, 2007	Pro forma adjustments		Year ended December 31, 2007
	(As Restated)
Sales	$527.7	$867.4	$1,395.1	$—		$1,395.1
Operating costs and expenses
Cost of sales	432.6	783.1	1,215.7	19.0	(2)	1,234.7
Selling, general and administrative expenses	8.7	24.1	32.8	0.7	(3)	33.5
Other charges (recoveries), net	—	(0.5)	(0.5)	—		(0.5)

	441.3	806.7	1,248.0	19.7		1,267.7

Operating income	86.4	60.7	147.1	(19.7)		127.4

Other expenses (income)
Interest expense, (income) net
Parent and related party	7.2	—	7.2	(7.2	)(4)	—
Other	(1.0)	67.2	66.2	42.8	(5)	109.0
Loss (gain) on derivative instruments and hedging activities	56.6	(12.5)	44.1	—		44.1
Equity in net income of investments in affiliates	(4.3)	(7.3)	(11.6)	0.3	(6)	(11.3)

Total other expenses	58.5	47.4	105.9	35.9		141.8

Income (loss) before income taxes	27.9	13.3	41.2	(55.6)		(14.4)
Income tax expense (benefit)	13.6	5.1	18.7	(21.0	)(7)	(2.3)

Net income (loss)	$14.3	$8.2	$22.5	$(34.6)		$(12.1)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(dollars in millions)

(1)	Represents the historical consolidated results of operations.
(2)	Reflects an increase of $12.6 million for the year ended December 31, 2007 of depreciation resulting from fair value adjustments to property, plant and equipment as a result of the Apollo Acquisition. The adjustment also reflects an increase of $6.4 million for the year ended December 31, 2007 resulting from the fair value adjustment to inventory as a result of the Apollo Acquisition.
(3)	Includes (i) an increase of $0.4 million for the year ended December 31, 2007 of amortization resulting from fair value adjustments to amortizable intangible assets as a result of the Apollo Acquisition; and (ii) the addition of a management fee of $0.3 million for the year ended December 31, 2007 that we are permitted to pay to Apollo for certain financial, strategic, advisory and consulting services under the terms of the indentures governing the notes (see “Certain Relationships and Related Party Transactions—Apollo Management Agreement and Transaction Fee”).
(4)	Reflects the elimination of historical intercompany interest income and expenses, related to intercompany balances which were not acquired as part of the Apollo Acquisition.
(5)	Reflects the net effect of the increase in interest expense related to the additional indebtedness, incurred in the Transactions and the Special Dividend in the aggregate principal amount of $1,227.9 million, bearing interest at a weighted average interest rate of 8.3%. The interest rates used for pro forma purposes are based on assumptions of the rates at December 31, 2007. The adjustment assumes straight-line amortization of deferred financing costs on the Special Dividend. A 0.125% change in the interest rates on our pro forma indebtedness would change our annual pro forma interest expense by $1.5 million.
(6)	Reflects an increase of $0.3 million for the year ended December 31, 2007 of amortization of excess of carrying value of investment over the Company’s share of the investments’ underlying net assets resulting from the fair value adjustments to the Company’s joint ventures as a result of the Apollo Acquisition.
(7)	Reflects the estimated tax effect of the pro forma adjustments at the company’s statutory tax rate.

The above unaudited pro forma condensed consolidated statement of operations does not adjust the following non-recurring items: (i) write-off of deferred financing costs of $1.4 million and (ii) the fee we paid to Apollo in connection with the Transactions, which are included in the historical consolidated results of operations included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected condensed historical consolidated financial data. This information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Statements of Operations” and with the audited consolidated financial statements of Noranda Aluminum, Inc. and HoldCo and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

Noranda HoldCo, Noranda AcquisitionCo and Noranda Intermediate Holding Corporation are recently formed companies that have not engaged in any business or other activities prior to the Apollo Acquisition except in connection with their formation, the Transactions and the Special Dividend described elsewhere in this prospectus. Accordingly, for the purposes of this prospectus, all financial and other information herein relating to periods prior to the completion of the Transactions and the Special Dividend is that of Noranda Aluminum, Inc.

The financial information for the period from January 1, 2006 to August 15, 2006 and for the years ended December 31, 2005, 2004 and 2003 includes the financial condition, results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the historical carrying values of Noranda Aluminum, Inc. prior to the Xstrata Acquisition and is referred to as “Pre-predecessor.” The financial information as of December 31, 2006 and for the periods from August 16, 2006 to December 31, 2006 and from January 1, 2007 to May 17, 2007 includes the financial condition, results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the stepped-up values of Noranda Aluminum, Inc. prior to the Apollo Acquisition, but subsequent to the Xstrata Acquisition, and is referred to as “Predecessor.” The financial information as of December 31, 2007 and for the period from May 18, 2007 to December 31, 2007 includes the financial condition, results of operations and cash flows for Noranda HoldCo on a basis reflecting the impact of the preliminary purchase allocation of the Apollo Acquisition, and is referred to as “Successor.”

The consolidated statements of operations data for the year ended December 31, 2005 and for the periods from January 1, 2006 to August 15, 2006, from August 16 to December 31, 2006, from January 1, 2007 to May 17, 2007 and from May 18, 2007 to December 31, 2007 and the consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. As discussed in Note 2 to the audited consolidated financial statements, during the preparation process for the 2007 annual audited consolidated financial statements, we concluded that certain errors identified subsequent to filing prior period financial statements were material to those periods; accordingly, we have restated these previously issued financial statements. The consolidated statement of operations data for the year ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2005 have been derived from our consolidated financial statements which are not included in this prospectus. The consolidated statements of operations data for the year ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements, which have been adjusted for discontinued operations and for certain restatements and reclassifications, and which are not included in this prospectus. For comparability purposes management has presented a combined twelve months ended December 31, 2006, which combines the Pre-predecessor period from January 1, 2006 to August 15, 2006 and the Predecessor period from August 16, 2006 to December 31, 2006 and a combined twelve months ended December 31, 2007, which combines the Predecessor period from January 1, 2007 to May 17, 2007 and the Successor period from May 18, 2007 to December 31, 2007. These combined periods have been prepared using two different bases of accounting as a result of the acquisitions.

The following information should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

	Pre-predecessor			Combined Pre-predecessor and Predecessor	Combined Predecessor and Successor
(Dollars in millions, except ratios)	As of December 31, 2003 and for the year ended December 31, 2003	As of December 31, 2004 and for the year ended December 31, 2004	As of December 31, 2005 and for the year ended December 31, 2005	As of December 31, 2006 and for the twelve months ended December 31, 2006	As of December 31, 2007 and for the twelve months ended December 31, 2007
				(As Restated)
Statement of Operations Data:
Sales	$693.0	$919.1	$1,026.4	$1,312.7	$1,395.1
Operating costs and expenses
Cost of sales	681.0	848.9	950.1	1,091.7	1,215.7
Selling, general and administrative expenses	10.1	13.9	3.2	15.8	32.8
Other charges (recoveries), net	—	—	1.6	(0.6)	(0.5)

	691.1	862.8	954.9	1,106.9	1,248.0

Operating income	1.9	56.3	71.5	205.8	147.1
Other expenses (income)
Interest expense, net	33.6	27.3	28.5	19.1	73.4
(Gain) loss on derivative instruments and hedging activities	(3.3)	(0.5)	(7.9)	22.0	44.1
Gain on settlement of contract	—	(129.0)	—	—	—
Equity in net loss (income) of investments in affiliates	—	0.4	(9.8)	(11.5)	(11.6)
Other, net	(9.6)	12.6	0.6	—	—

(Loss) income from continuing operations before income taxes	(18.8)	145.5	60.1	176.2	41.2
Income tax expense	—	57.0	18.6	62.3	18.7

(Loss) income from continuing operations	(18.8)	88.5	41.5	113.9	22.5
Discontinued operations, net of tax effects	(32.8)	(65.7)	8.8	—	—

(Loss) income before cumulative effect of accounting change	(51.6)	22.8	50.3	113.9	22.5
Cumulative effect of accounting change, net of taxes	(2.0)	—	—	—	—

Net (loss) income for the period	$(53.6)	$22.8	$50.3	$113.9	$22.5

Balance Sheet Data:
Cash and cash equivalents	$34.1	$1.1	$1.4	$40.5	$75.6
Property, plant and equipment, net	$537.9	$520.8	$528.7	$672.8	$657.8
Total assets	$911.1	$1,024.6	$988.1	$1,616.7	$1,650.5
Long-term debt (including current portion)(1)	$790.5	$329.5	$252.0	$160.0	$1,151.7
Shareholders’ (deficit) equity	$(43.8)	$(15.2)	$472.3	$1,008.7	$(0.1)
Working capital(2)	$161.3	$173.2	$127.5	$201.7	$211.5
Cash Flow Data:
Operating activities	$1.2	$1.2	$57.2	$189.7	$202.0
Investing activities	$(24.2)	$(52.9)	$(17.8)	$(52.3)	$(1,192.6)
Financing activities	$53.2	$20.7	$(41.1)	$(98.2)	$1,028.8
Financial and Other Data:
Ratio of earnings to fixed charges(3)	—	6.2	3.0	9.8	1.6
Upstream—shipments (pounds in millions)	449.2	492.5	502.7	496.5	523.4
Downstream—shipments (pounds in millions)	323.5	383.3	392.2	409.3	371.6

(1)	Long-term debt includes long-term debt due to related parties and to third parties, including current installments of long-term debt. For the Successor period, long-term debt does not include issued undrawn letters of credit under our existing $250.0 million revolving credit facility.
(2)	Working capital is defined as current assets net of current liabilities.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense. For the year ended December 31, 2003, fixed charges exceeded earnings by $18.9 million.

	Pre- predecessor	Predecessor	Combined Pre-predecessor and Predecessor	Predecessor	Successor	Combined Predecessor and Successor
(Dollars in millions, except ratios)	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	As of December 31, 2006 and for the year ended December 31, 2006	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	As of December 31, 2007 and for the twelve months ended December 31, 2007
		(As Restated)	(As Restated)	(As Restated)
Statement of Operations Data:
Sales	$816.0	$496.7	$1,312.7	$527.7	$867.4	$1,395.1
Operating costs and expenses
Cost of sales	674.4	417.3	1,091.7	432.6	783.1	1,215.7
Selling, general and administrative expenses	10.1	5.7	15.8	8.7	24.1	32.8
Other (recoveries) charges, net	(0.1)	(0.5)	(0.6)	—	(0.5)	(0.5)

	684.4	422.5	1,106.9	441.3	806.7	1,248.0

Operating income	131.6	74.2	205.8	86.4	60.7	147.1
Other expenses (income)
Interest expense, net	12.7	6.4	19.1	6.2	67.2	73.4
Loss (gain) on derivative instruments and hedging activities	16.6	5.4	22.0	56.6	(12.5)	44.1
Equity in net income of investments in affiliates	(8.3)	(3.2)	(11.5)	(4.3)	(7.3)	(11.6)

Income before income taxes	110.6	65.6	176.2	27.9	13.3	41.2
Income tax expense	38.7	23.6	62.3	13.6	5.1	18.7

Net income for the period	$71.9	$42.0	$113.9	$14.3	$8.2	$22.5

Balance sheet data:
Cash and cash equivalents			$40.5			$75.6
Property, plant and equipment, net			$672.8			$657.8
Total assets			$1,616.7			$1,650.5
Long-term debt (including current portion)(1)			$160.0			$1,151.7
Shareholders’ equity			$1,008.5			$(0.1)
Working capital(2)			$201.7			$211.5
Cash flow data:
Operating activities	$81.9	$107.8	$189.7	$41.2	$160.8	$202.0
Investing activities	$(20.5)	$(31.8)	$(52.3)	$5.1	$(1,197.7)	$(1,192.6)
Financing activities	$(37.7)	$(60.5)	$(98.2)	$(83.7)	$1,112.5	$1,028.8
Financial and other data:
Ratio of earnings to fixed charges(3)	9.4	10.4	9.8	5.3	1.2	1.6
Upstream—shipments (pounds in millions)	308.8	187.7	496.5	202.3	321.1	523.4
Downstream—shipments (pounds in millions)	259.1	150.2	409.3	135.6	236.0	371.6

(1)	Long-term debt includes long-term debt due to related parties and to third parties, including current installments of long-term debt. For the successor period, long-term debt does not include issued undrawn letters of credit under our existing $250.0 million revolving credit facility.
(2)	Working capital is defined as current assets net of current liabilities.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Selected Historical Consolidated Financial Data” and the audited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, and that involve numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Introduction

Noranda HoldCo is a holding company created for the purpose of the Apollo Acquisition. Prior to the Apollo Acquisition, Noranda HoldCo did not engage in any business or other activities except in connection with its formation. Therefore, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, focuses on the historical results of operations of our operating company, Noranda Aluminum, Inc., for periods prior to the Apollo Acquisition.

This MD&A is provided as a supplement to the audited consolidated financial statements and the related notes included elsewhere in the prospectus to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The MD&A is organized as follows:

Company Overview. This section provides a general description of our business as well as recent developments that we believe are necessary to understand our financial condition and results of operations and to anticipate future trends in our business.

Critical Accounting Policies and Estimates. This section discusses the accounting policies and estimates that we consider to be important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application.

Results of Operations. This section provides an analysis of our results of operations for the year ended December 31, 2005 and for each of the aggregated years ended December 31, 2006 and 2007, respectively.

Liquidity and Capital Resources. This section provides an analysis of our cash flows for the year ended December 31, 2005 and for each of the aggregated years ended December 31, 2006 and 2007, respectively, as well as a discussion of the potential impact of the Transactions on our liquidity.

Contractual Obligations and Contingencies. This section provides a discussion of our commitments as of December 31, 2007.

Quantitative and Qualitative Disclosures about Market Risk. This section discusses our exposure to potential losses arising from adverse changes in interest rates and commodity prices.

Recent Accounting Pronouncements. This section describes new accounting requirements that we have not yet adopted but that could potentially impact our results of operations and financial position.

Company Overview

We are a leading North American integrated producer of value-added primary aluminum products as well as high-quality rolled aluminum coils. We have two businesses, our primary metals business, or upstream business, which accounts for approximately 10% of total United States primary aluminum production, and our rolling mills, or downstream business, which is one of the largest foil producers in North America and a leading North American producer of foil and light gauge sheet products. The upstream and downstream businesses constitute our two reportable segments as defined by Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosure about Segments of an Enterprise and Related Information.

The upstream business produces value-added aluminum products in the form of billet, used mainly for building construction, architectural and transportation applications; rod, used mainly for electrical applications and steel de-oxidation; value-added sow, used mainly for aerospace; and foundry, used mainly for transportation. In addition to these value-added products, which account for approximately 85% of our primary metal output, the remaining 15% is produced in the form of commodity grade sow, the majority of which is used in our rolling mills. Our upstream business is fully integrated from bauxite to alumina to primary aluminum metal, ensuring a secure raw material supply at a long-term competitive cost. Our primary aluminum smelter, in New Madrid, Missouri, has a long-term contract for the secure supply of electricity that we believe is competitively priced. This combination of captive, cost-efficient raw material and secure power gives our upstream business a competitive advantage over many other aluminum producers.

All of our primary aluminum production occurs at the smelter in New Madrid, which has production capacity of approximately 570 million pounds of primary aluminum annually. The plant site also includes a fabrication facility that converts molten aluminum into value-added saleable products, such as rod, extrusion billet and foundry ingot. Approximately 80% of our value-added products are sold at the prior month’s Midwest Transaction Price plus a fabrication premium. Our smelter is a strategically located facility on the Mississippi River in close proximity to our major target customers, which are located in the Midwestern United States and Mexico. New Madrid has a logistical advantage relative to other smelters because of the ease of access and close proximity of Gramercy to St. Ann and New Madrid to Gramercy, which significantly reduces the cost of freight. New Madrid is the closest Midwest smelter to the Gulf Coast, the entry point for approximately 80% of the alumina supplied to the United States, which allows New Madrid to internally source its Gramercy alumina or purchase alumina from third parties at a lower freight cost than other U.S. based smelters. Our aluminum smelter in New Madrid, Missouri receives substantially all of its alumina requirements at cost plus freight from Gramercy. Our Gramercy refinery receives substantially all of its bauxite from St. Ann. We account for Gramercy and St. Ann in our consolidated financial statements under the equity method.

Our downstream business, which operates under the brand name Norandal, is a fully integrated manufacturer of aluminum foil and light sheet. Our two major foil products are finstock, used mainly for the air conditioning, ventilation and heating industry, which we refer to as HVAC finstock, and container stock, used mainly for food packaging, pie pans and convenience food containers. We primarily sell our products to original equipment manufacturers of air conditioners, transformers, semi-rigid containers and foil packaging, most of whom are located in the eastern and central part of the United States. Our plants are well situated to serve these customers and approximately 60% of sales are within a one-day delivery distance, resulting in freight savings and customer service benefits. Versatile manufacturing capabilities and advantageous geographic locations provide our rolling mills the flexibility to serve a diverse range of end uses while maintaining a low cost base. Our downstream business, in addition to having an attractive cost structure, prices its products using a combination of market-based aluminum prices plus a negotiated fabrication price, which covers all conversion costs plus a profit margin, resulting in earnings that are less volatile than underlying aluminum prices.

Stand-alone public company

We have not historically operated as a stand-alone public company, but instead as a subsidiary of Xstrata and prior to our acquisition by Xstrata, as a subsidiary of Falconbridge Limited. This financial information does not, however, reflect what our results of operations, financial position, cash flows or costs and expenses would have been if we had been a separate, stand-alone public entity during the Pre-predecessor and Predecessor periods presented, or will be in the future.

Key factors affecting our results of operations

Demand

Primary aluminum is produced and consumed worldwide and its metallurgical properties and environmentally friendly attributes, such as its light weight and ability to be recycled, make it a highly desirable metal. Primary aluminum is currently experiencing a period of favorable high prices based on strong demand worldwide and an increase in the cost to produce and supply aluminum. We believe the current strong aluminum prices are driven by the following characteristics:

•	strong global demand driven by economic growth and increased demand from emerging markets, especially China;

•	an increase on a global basis in the cost and scarcity of power, which is a significant input cost in the production of primary aluminum;

•	substitution trends away from other metals (e.g., steel and copper) to aluminum, due to aluminum’s strength-to-weight and value-to-weight ratios and relative price compared to other metals; and

•	weaker U.S. dollar relative to historical periods.

In addition to these global trends, there is currently a shortage of domestically produced primary aluminum in North America. We believe that this has caused the recommencement by some of our competitors of their aluminum reduction plants and a slight rise in the Midwest premium, which is the cost of freight and handling to ship aluminum from the LME warehouses to the Midwestern USA and is added to the price of primary aluminum as quoted on the LME.

Production

Our upstream business produced 562 million pounds of primary aluminum in 2007, compared to 559 million pounds in 2006 and 541 million pounds in 2005. Our smelter in New Madrid is currently implementing four facility enhancement projects at a total cost of $21 million to achieve improved energy efficiency and increase metal production by 26 million pounds per annum by 2011.

Production from our downstream business increased 8% from 2004 to 2006 through general efficiency improvements at all plants and the addition of a new caster at our Huntingdon facility that commenced production in January 2006; however, due to the downturn in the housing industry, our downstream business produced 406 million pounds of rolled products in 2007, compared to 476 million pounds in 2006 and 443 million pounds in 2005.

Prices and markets

We have experienced, and expect to continue to be subject to, potentially volatile primary aluminum prices, which are influenced primarily by the world supply-demand balance for those commodities and related processing services, and other related factors such as speculative activities by market participants, production activities by competitors and political and economic conditions, as well as production costs in major production regions. In order to reduce commodity price risk and earnings volatility in the upstream business, we have currently implemented a hedging strategy that ensures the aluminum price at which approximately 50% of our expected cumulative primary aluminum shipments will be sold through December 2012. As of December 31, 2007, we had hedged approximately 43% of our expected cumulative primary aluminum shipments through December 2011. We believe that this strategy will help reduce our price risk and earnings volatility in the upstream business. However, as discussed in the section “Critical Accounting Policies and Estimates” below, we did not achieve hedge accounting for these hedges for the periods from August 16, 2006 to December 31, 2006, from January 1, 2007 to May 17, 2007 or from May 18, 2007 to December 31, 2007.

Our fabrication prices are not impacted by volatility in LME prices. Instead, they are dependent upon capacity utilization in the industry, which in turn is driven by supply-demand fundamentals for our products. Our average prices have increased between 2004 and 2007, reflecting strong supply-demand fundamentals for the goods made using our products, especially finstock and semi-rigid container products. During 2007, the downturn in the housing market resulted in lower demand, which reduced capacity utilization from 2006 levels and had a negative impact on our financial results.

Production costs

Our production costs are largely influenced by mine planning, processing technology and energy and supply costs.

The key cost components at our smelter are power and alumina. Power is supplied by AmerenUE under a 15-year contract that commenced on June 1, 2005 and includes an evergreen renewal option. Rate changes to this contract are subject to regulatory review and approval. We obtain alumina from Gramercy, which in turn obtains bauxite from St. Ann, and alumina supply arrangements provide us with a secure source of alumina supply at a cost equal to the combined net cash cost of production and maintenance capital investment at the mine and refinery, thus creating a competitive and stable cost structure for the upstream business. Compared with other global aluminum smelters that do not have the benefit of captive bauxite and alumina supplies, our smelter has a competitive advantage. Over the past several years, amidst rising prices for bauxite and alumina, we believe this advantage has contributed to our smelter’s improved relative global cost position. In addition to supplying raw materials for the two joint venture partners, St. Ann sells bauxite to third parties and Gramercy sells chemical grade alumina to third parties. These third-party sales help reduce the cost for producing smelter grade alumina for our smelter in New Madrid.

For our downstream business, production costs comprise approximately 75% of aluminum metal units and 25% of value-added conversion costs. Conversion costs include labor, energy and operating supplies, including maintenance materials. Energy includes natural gas and electricity, which make up about 17% of conversion costs.

Reconciliation of Net Income between Noranda AcquisitionCo and Noranda HoldCo

Noranda HoldCo was formed on March 27, 2007, and its principal asset is its wholly owned subsidiary, Noranda AcquisitionCo, which was also formed on March 27, 2007, for the purpose of acquiring Noranda Intermediate Holding Corporation. For comparability purposes, management has presented a combined twelve months ended December 31, 2007, which combines the Predecessor period from January 1, 2007 to May 17, 2007 and the Successor period from May 18, 2007 to December 31, 2007. The following table reconciles the results of operations of Noranda HoldCo and Noranda AcquisitionCo:

	Predecessor	Successor	Combined Predecessor and Successor
(in millions)	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Twelve months ended December 31, 2007
	(As Restated)
Consolidated net income of Noranda AcquisitionCo	$14.3	$16.9	$31.2
HoldCo interest expense	—	(13.9)	(13.9)
HoldCo tax effects	—	5.2	5.2

Consolidated net income of Noranda HoldCo	$14.3	$8.2	$22.5

Critical Accounting Policies and Estimates

Our principal accounting policies are described in Note 1 of the audited consolidated financial statements included elsewhere in this prospectus. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Revenue recognition

Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms. The Company periodically enters into supply contracts with customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue, and revenue is recognized as shipments are made and title, ownership, and risk of loss pass to the customer during the term of the contracts.

Impairment of long-lived assets

Our long-lived assets, primarily property, plant and equipment, comprise a significant amount of our total assets. We evaluate our long-lived assets and make judgments and estimates concerning the carrying value of these assets, including amounts to be capitalized, depreciation and useful lives. The carrying values of these assets are reviewed for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This evaluation requires us to make long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and future market conditions. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results.

Asset retirement obligations

We record our environmental costs for legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation as asset retirement obligations. We recognize liabilities, at fair value, for our existing legal asset retirement obligations and adjust these liabilities for accretion costs and revision in estimated cash flows. The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and depreciation on these capitalized costs is recognized.

Inventories

The majority of our inventories, including alumina and aluminum inventories, are stated at the lower of cost, using the last-in, first-out (LIFO) method, or market. The remaining inventories (principally supplies) are stated at cost using the first-in, first-out (FIFO) method. The valuation of inventories include variable and fixed overhead costs and requires significant management estimates to determine the amount of overhead variances to capitalize into inventories. We capitalize overhead variances into inventories based on estimates of related cost drivers.

Pensions and post-retirement benefits

We sponsor defined-benefit pension plans and other post-retirement benefits. We calculate our funding obligations based on calculations performed by independent actuaries using assumptions about expected service periods, salary increases, retirement ages of employees, interest rates, investment returns, rates of inflation, mortality rates and future employment levels. These assumptions directly affect our liability for accrued pensions costs and the amounts we record as pension costs.

Derivative instruments and hedging activities

We account for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, or SFAS 133. For derivatives that are designated and qualify as fair value hedges, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item, is recognized in earnings in the current year. Any ineffective portion of the hedge is reflected immediately in gain (loss) on derivative instruments and hedging activities. For derivatives that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income as a separate component of shareholders’ equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in (gain) loss on derivative instruments and hedging activities immediately. For derivative instruments not designated as hedging instruments, changes in the fair values are recognized in earnings in the period of change. We did not designate derivatives as fair value or cash flow hedges for the period from August 16, 2006 to December 31, 2006, or for the periods from January 1, 2007 to May 17, 2007 and from May 18, 2007 to December 31, 2007. Accordingly, we did not achieve hedge accounting for the derivatives for these periods.

Income taxes

We recognize deferred tax effects of tax loss carryforwards and temporary differences in our consolidated financial statements. We record a valuation allowance when we believe that it is more likely than not that tax assets will not be fully recoverable in the future. When we prepare our consolidated financial statements, we estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from differing treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we show on our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. When we establish a valuation allowance or increase this allowance in an accounting period, we record a tax expense in our statement of operations. When we reduce the valuation allowance, we record a tax benefit in our statement of operations. Determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance to be recorded against our net deferred tax assets requires significant management judgment and estimates and assumptions about matters that are highly uncertain. The valuation allowance recorded in relation to accumulated income tax losses depends on our assessment of the probability of generation of future taxable profits within the legal entity in which the related deferred tax asset is recorded. We adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN 48, in the first quarter of 2007. We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits benefits, and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties relating to these uncertain tax positions. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. We believe that we will ultimately recover a substantial majority of the deferred tax assets recorded on our consolidated condensed balance sheets. However, should there be a change in our ability to recover our deferred tax assets, our tax provision would increase in the period in which we determined that the recovery was not probable.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FIN 48, we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

Results of Operations

As discussed in Note 2 to the audited consolidated financial statements, during the preparation process for the 2007 annual financial statements, we concluded that certain errors identified subsequent to filing prior period financial statements were material to those periods, accordingly, we have restated these previously issued financial statements.

Aggregated year ended December 31, 2007 compared to aggregated year ended December 31, 2006

The following table sets forth certain historical consolidated and aggregated financial information for the years ended December 31, 2007 and 2006:

	Pre- predecessor	Predecessor	Combined Pre- predecessor and Predecessor	Predecessor	Successor	Combined Predecessor and Successor
(in millions)	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	Twelve months ended December 31, 2006	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Twelve months ended December 31, 2007
		(As Restated)	(As Restated)	(As Restated)
Sales	$816.0	$496.7	$1,312.7	$527.7	$867.4	$1,395.1
Operating costs and expenses
Cost of sales	674.4	417.3	1,091.7	432.6	783.1	1,215.7
Selling, general and administrative expenses and other	10.0	5.2	15.2	8.7	23.6	32.3

	684.4	422.5	1,106.9	441.3	806.7	1,248.0

Operating income	131.6	74.2	205.8	86.4	60.7	147.1
Other expenses (income)
Interest expense (income), net
Parent and a related party	12.6	7.1	19.7	7.2	—	7.2
Third parties, net	0.1	(0.7)	(0.6)	(1.0)	67.2	66.2
Loss (gain) on derivative instruments and hedging activities	16.6	5.4	22.0	56.6	(12.5)	44.1
Equity in net income of investments in affiliates	(8.3)	(3.2)	(11.5)	(4.3)	(7.3)	(11.6)

Total other expenses	21.0	8.6	29.6	58.5	47.4	105.9

Income before income taxes	110.6	65.6	176.2	27.9	13.3	41.2
Income tax expense	38.7	23.6	62.3	13.6	5.1	18.7

Net income for the period	$71.9	$42.0	$113.9	$14.3	$8.2	$22.5

Sales by segment
Upstream	$400.3	$243.6	$643.9	$275.2	$423.7	$698.9
Downstream	415.7	253.1	668.8	252.5	443.7	696.2

Total	$816.0	$496.7	$1,312.7	$527.7	$867.4	$1,395.1

Operating income
Upstream	$121.5	$65.7	$187.2	$78.2	$55.8	$134.0
Downstream	10.1	8.5	18.6	8.2	4.9	13.1

Total	$131.6	$74.2	$205.8	$86.4	$60.7	$147.1

Shipments (pounds in millions)
Upstream	308.8	187.7	496.5	202.3	321.1	523.4
Downstream	259.1	150.2	409.3	135.6	236.0 *	371.6	*

*	excludes shipments related to long-metal sales

Sales in 2007 were $1,395.1 million, compared to $1,312.7 million in 2006, an increase of 6.3%. Sales to external customers in our upstream business grew from $643.9 million in 2006 to $698.9 million in 2007, an increase of 8.5%, due to an increase in the average realized Midwest primary aluminum price from 120 cents per pound in 2006 compared to 123 cents per pound in 2007, and a 5.4% increase in shipments during the period. Sales in our downstream business increased from $668.8 million in 2006 to $696.2 million in 2007. This increase relates to stronger aluminum prices and $51.4 million of “long-metal” sales, in which the Company sold excess aluminum inventories. The increase was offset by a decline in sales of HVAC finstock, which was affected by the recent downturn in the housing market and a corresponding weakening in demand for aluminum in building products.

Cost of sales in 2007 was $1,215.7 million, compared to $1,091.7 million in 2006, an increase of 11.4%. The cost of sales was primarily impacted by the $51.4 million in long metal sales, an increase in depreciation of $39.9 million resulting from fair value adjustments of property and equipment and also LIFO cost inventory adjustments associated with purchase accounting from the Apollo Acquisition. Cost of sales in our upstream business was $533.9 million in 2007, compared to $442.0 million in 2006, an increase of 20.8%. The increase was primarily due to higher depreciation of $31.4 million, inventory fair value adjustments in connection with purchase accounting related to the Apollo Acquisition and increases in power and insurance costs. Cost of sales in our downstream business of $681.8 million in 2007 increased 4.9% compared to $649.7 million in 2006. This is a result of the long metal sales, an increase in primary aluminum prices, inventory fair value adjustments in connection with purchase accounting from the Apollo Acquisition and an increase in depreciation of $8.9 million.

Selling, general and administrative expenses and other in 2007 were $32.3 million, compared to $15.2 million in 2006, an increase of $17.1 million. During 2007, the Company recorded $3.3 million related to the amortization of intangibles, $7.9 million of stock compensation expense (including $4.1 million expense related to repricing of stock options), a $2.4 million bonus paid by Xstrata to our current management upon the closing of the Apollo Acquisition, $4.9 million in consulting and registration fees and $2.0 million for sponsor fees paid to Apollo. During 2006 the Company recorded $0.9 million related to amortization of intangibles, $2.6 million of stock compensation expense and $1.8 million of severance, bonus and relocation expense.

Operating income in 2007 was $147.1 million, compared to $205.8 million in 2006, a decrease of $58.7 million. This decrease was primarily the result of the net effect of the items described above.

Interest expense (income), net in 2007 was $73.4 million, compared to $19.1 million in 2006, an increase of $54.3 million. This increase was primarily the result of the indebtedness incurred by Noranda AcquisitionCo in connection with the Transactions and by Noranda HoldCo in connection with the HoldCo notes offering completed on June 7, 2007 and the amortization of deferred financing costs associated with the prepayment of debt in April 2007 to Noranda Islandi, a company under common control of Xstrata, and associated with the $75.0 million of term loan voluntarily prepaid in June 2007.

Loss (gain) on derivative instruments and hedging activities in 2007 consisted of a $44.1 million loss compared to $22.0 million loss in 2006, an increase of $22.1 million. The increase in loss in 2007 was primarily the result of the change in the fair value of forward contracts entered into to hedge our exposure to aluminum price fluctuations and the change in the fair value of interest rate swaps entered into to hedge our exposure to fluctuations in LIBOR. The loss in 2006 resulted from the fair value of natural gas financial swaps entered into to hedge our exposure to natural gas price fluctuations.

Income taxes decreased from $62.3 million in 2006 to $18.7 million in 2007, primarily as a result of a decrease in taxable income. The Company’s effective income tax rates were approximately 48.9% for the period from January 1, 2007 to May 17, 2007, primarily impacted by a permanent tax difference related to the divestiture of a subsidiary; 38.3% for the period from May 18, 2007 to December 31, 2007, primarily impacted by state and foreign income taxes offset by permanent differences; 35.0% for the period from January 1, 2006 to

August 15, 2006, primarily impacted by the favorable benefit of stock options exercised; and 35.9% for the period from August 16, 2006 to December 31, 2006, primarily impacted by state and foreign income taxes and the lack of beneficial differences. The overall effective tax rate was 35.4% and 45.4% for the year ended December 31, 2006 and 2007, respectively. For 2008, we expect the overall effective tax rate to range from 33% to 35%.

Net income decreased from $113.9 million in 2006 to $22.5 million in 2007, a decrease of $91.4 million. The decrease in net income was primarily due to an increase in cost of sales, due to higher depreciation and amortization resulting from fair value adjustments to inventory, property and equipment and intangible assets in connection with the purchase accounting from the Apollo Acquisition, higher interest expense resulting from indebtedness incurred by Noranda AcquisitionCo in connection with the Transactions and by Noranda HoldCo in connection with the HoldCo notes offering completed on June 7, 2007. This decrease was partially offset by the favorable impact of a higher realized aluminum price.

Aggregated Year ended December 31, 2006 compared to year ended December 31, 2005

The following table sets forth certain historical consolidated and aggregated financial information for the years ended December 31, 2005 and 2006.

	Pre-predecessor	Pre-predecessor	Predecessor	Combined Pre- predecessor and Predecessor
(in millions)	Year ended December 31, 2005	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	Twelve months ended December 31, 2006
			(As Restated)	(As Restated)
Sales	$1,026.4	$816.0	$496.7	$1,312.7
Operating costs and expenses
Cost of sales	950.1	674.4	417.3	1,091.7
Selling, general and administrative expenses and other	4.8	10.0	5.2	15.2

	954.9	684.4	422.5	1,106.9

Operating income	71.5	131.6	74.2	205.8

Other expenses (income)
Interest expense (income), net
Parent and a related party	24.3	12.6	7.1	19.7
Third parties, net	4.2	0.1	(0.7)	(0.6)
(Gain) loss on derivative instruments and hedging activities	(7.9)	16.6	5.4	22.0
Equity in net income of investments in affiliates	(9.8)	(8.3)	(3.2)	(11.5)
Other, net	0.6	—	—	—

Total other expenses	11.4	21.0	8.6	29.6

Income from continuing operations before income taxes	60.1	110.6	65.6	176.2
Income tax expense	18.6	38.7	23.6	62.3

Income from continuing operations	41.5	71.9	42.0	113.9
Loss on discontinued operations, net of income tax benefit of $2.4	(12.4)	—	—	—
Gain on disposal of discontinued operations, net of income tax benefit of $50.6	21.2	—	—	—

Net income for the period	$50.3	$71.9	$42.0	$113.9

Sales by segment
Upstream	$502.8	$400.3	$243.6	$643.9
Downstream	523.6	415.7	253.1	668.8

Total	$1,026.4	$816.0	$496.7	$1,312.7

Operating income
Upstream	$41.7	$121.5	$65.7	$187.2
Downstream	29.8	10.1	8.5	18.6

Total	$71.5	$131.6	$74.2	$205.8

Shipments (pounds in millions)
Upstream	502.7	308.8	187.7	496.5
Downstream	392.2	259.1	150.2	409.3

Sales in 2006 were $1,312.7 million, compared to $1,026.4 million in 2005, an increase of 27.9%. Sales in our upstream business grew from $502.8 million in 2005 to $643.9 million in 2006, an increase of 28.1%, mainly due to an increase in the realized primary aluminum price from 91 cents per pound in 2005 to 120 cents per pound in 2006. Sales in our downstream business grew from $523.6 million in 2005 to $668.8 million in 2006, an increase of 27.7%. Price-related factors accounted for the most significant portion of this increase with growth in sales volumes accounting for the rest. Prices increased largely due to increases in primary metal prices, but also from increased fabrication prices. Downstream sales volume increased from 392.2 million pounds in 2005 to 409.3 million pounds in 2006 and was driven by strong customer demand and increased production capacity.

Cost of sales in 2006 was $1,091.7 million, compared to $950.1 million in 2005, an increase of 14.9%. Cost of sales in our upstream business was $442.0 million in 2006, compared to $457.4 million in 2005, a decrease of 3.4%, primarily due to lower third-party sales volumes, partially offset by increases in alumina costs and power costs. Cost of sales in our downstream business was $649.7 million in 2006, compared to $492.7 million in 2005, an increase of 31.9%, primarily due to higher primary aluminum prices and increased sales volumes. Other factors offsetting the increase in cost of sales in 2006 compared to 2005 was an expense of $9.5 million in 2005 related to environmental costs incurred by the Company.

Selling, general and administrative expenses in 2006 were $15.2 million, compared to $4.8 million in 2005, an increase of $10.4 million. Of the increase, $6.7 million relates to the increase in the selling, general and administrative expenses for our upstream business from a benefit of $1.3 million in 2005 to an expense of $5.4 million in 2006, primarily due to a loss on the disposal of fixed assets in 2006 and the reversal of a litigation reserve of $2.4 million in 2005 upon receipt of a favorable judgment. The other factor that primarily affected the increase in selling, general and administrative expenses was the result of non-recurring compensation-related charges incurred in 2006 for bonuses, severance, relocation and stock-based compensation for options exercised as a result of the acquisition of Falconbridge Limited, our parent at the time, by Xstrata in August 2006.

Operating income in 2006 was $205.8 million, compared to $71.5 million in 2005, an increase of $134.3 million. This increase was primarily the result of the net effect of the items described above.

Loss (gain) on derivative instruments and hedging activities was a loss of $22.0 million in 2006 compared to a gain of $7.9 million in 2005. The loss in 2006 was primarily the result of change in fair value of derivative instruments, which we entered into to hedge our exposure to natural gas and primary aluminum prices, which did not qualify for hedge accounting. The gain in 2005 relates to unrealized gains arising from our fair value hedges of primary aluminum prices that did not qualify for hedge accounting.

Income taxes increased from $18.6 million in 2005, to $62.3 million in 2006, primarily as a result of an increase in income from continuing operations and accordingly in our taxable income in 2006. The effective income tax rate from continuing operations in 2006 was 35.4% as compared to 30.9% in 2005.

Discontinued operations, net of income taxes relates to a gain, net of income taxes, of $21.2 million in 2005 arising from the sale of American Racing Equipment, Inc. and a loss of $12.4 million from the operations of that entity in 2005 prior to the disposal.

Net income increased from $50.3 million in 2005 to $113.9 million in 2006, an increase of $63.6 million. The improvement in net income was primarily due to a favorable realized aluminum price, an increase in sales volumes and an increase in income from investments in affiliates, partially offset by unfavorable losses on derivative hedging activities.

Liquidity and Capital Resources

Prior to the Transactions and the Special Dividend

Historically, our principal sources of liquidity have been cash generated from operations and available borrowings under a revolving credit facility. We also have, from time to time, borrowed from related-party lenders and factored certain receivables. Our primary liquidity requirements have been the funding of capital expenditures and working capital requirements.

Following the Transactions and the Special Dividend

Our primary sources of liquidity are cash flows from operations and funds available under our existing senior secured credit facilities. Our primary continuing liquidity needs will be to finance our working capital, capital expenditures and debt service needs. We have incurred substantial indebtedness in connection with the Transactions and the Special Dividend. As of December 31, 2007, our total indebtedness was $1,151.7 million and our annualized cash interest expense based on our indebtedness and current interest rates as of December 31, 2007 was approximately $97.4 million.

In addition to the indebtedness incurred as a result of the Transactions and the Special Dividend, we may borrow additional amounts under the revolving credit facility depending upon our working capital, capital expenditure and other corporate and strategic needs. We paid down $75.0 million of the term loan in June 2007 with the remaining balance due and payable in full in 2014. This voluntary prepayment may be applied against otherwise scheduled future amortization obligations. The revolving credit facility is available until 2013. The AcquisitionCo notes and the HoldCo notes will be due and payable in 2015 and 2014, respectively.

Our existing senior secured credit facilities contain various restrictive covenants that will prohibit us from prepaying subordinated indebtedness and restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these covenants are subject to significant exceptions. For more information, see “Description of Certain Indebtedness—The Existing Senior Secured Credit Facilities.”

From time to time, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we may seek to repurchase a portion of the notes in the market. Additionally, our affiliates, which include Apollo, from time to time and depending upon market, pricing and other conditions, may purchase a portion of the notes in the market. Any such future purchases may be made in the open market, privately negotiated transactions, tender offers or otherwise.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our existing senior secured credit facilities, will be adequate to meet our short-term liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, on commercially reasonable terms or at all.

The following table sets forth certain historical consolidated and aggregated cash flow information for the years ended December 31, 2006 and 2005:

	Pre-predecessor		Predecessor	Combined Pre-predecessor and Predecessor
(in millions)	Year ended December 31, 2005	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	Year ended December 31, 2006
Cash provided by operating activities	$57.2	$81.9	$107.8	$189.7
Cash used in investing activities	(17.8)	(20.5)	(31.8)	(52.3)
Cash used in financing activities	(41.1)	(37.7)	(60.5)	(98.2)

Net (decrease) increase in cash and cash equivalents	$(1.7)	$23.7	$15.5	$39.2

Net cash provided by operating activities totaled $189.7 million in 2006 compared to $57.2 million in 2005. The increase was mainly due to an increase in the price of primary aluminum, offset by increases in power and natural gas costs.

Net cash used in investing activities was $52.3 million in 2006 compared to $17.8 million in 2005. The increase was mainly due to proceeds of $40.5 million from the sale of American Racing Equipment, Inc. received in 2005 and an increase in advances due from Noranda Finance, Inc., an entity wholly owned by our parent at the time, Falconbridge Limited, of $10.7 million, offset by a decrease in capital expenditures of $10.3 million.

Net cash used in financing activities totaled $98.2 million and $41.1 million in 2006 and 2005, respectively. The increase in cash flows used in financing activities in 2006 compared to 2005 was mainly due to an increase in net repayments on long-term debt of $14.5 million and a decrease in advances payable to Noranda Finance, Inc. of $38.9 million.

The following table sets forth certain historical consolidated and aggregated cash flow information for the years ended December 31, 2007 and 2006:

	Pre- predecessor	Predecessor	Combined Pre-predecessor and Predecessor	Predecessor	Successor	Combined Predecessor and Successor
(in millions)	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	Year ended December 31, 2006	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year ended December 31, 2007
Cash provided by operating activities	$81.9	$107.8	$189.7	$41.2	$160.8	$202.0
Cash (used in) provided by investing activities	(20.5)	(31.8)	(52.3)	5.1	(1,197.7)	(1,192.6)
Cash (used in) provided by financing activities	(37.7)	(60.5)	(98.2)	(83.7)	1,112.5	1,028.8

Net change in cash and cash equivalents	$23.7	$15.5	$39.2	$(37.4)	$75.6	$38.2

Net cash provided by operating activities totaled $202.0 million in 2007, compared to $189.7 million in 2006. The increase in cash flows from operating activities in 2007 compared with 2006 was mainly due to an increase in the price of primary aluminum and reductions in working capital.

Net cash used in investing activities was $1,192.6 million in 2007, compared to $52.3 million in 2006. The increase in cash flows used in investing activities in 2007 was mainly due to cash used in the Apollo Acquisition of $1,161.5 million, which consisted of the purchase consideration including acquisition costs.

Net cash (used in) provided by financing activities totaled inflows of $1,028.8 million in 2007, compared to $98.2 million of outflows in 2006. The increase in cash flows provided in financing activities in 2007 compared to 2006 was mainly due to the proceeds from the debt issued on May 18, 2007 by Noranda AcquisitionCo in connection with the Transactions and the HoldCo Notes issued by Noranda HoldCo on June 7, 2007 totaling $1,227.8 million, the equity contribution by Apollo in connection with the Transactions of $214.2 million, the equity contribution by our management of $1.9 million and the capital contributions from our former parent company of $101.3 million, which was offset by the payment of a Special Dividend in June 2007 of $216.3 million, the deferred financing costs of $39.0 million incurred as part of the Transactions and the HoldCo Notes issue, the voluntary repayment of $75.0 million of term loan b on June 28, 2007 and the repayment of long-term debt with Noranda Islandi EHF, a company under common control of Xstrata, of $160.0 million.

EBITDA

EBITDA represents net income before income taxes, net interest expense and depreciation and amortization. We have provided EBITDA figures herein because we believe they provide investors with additional information to measure our performance. We use EBITDA as one criterion for evaluating our performance relative to our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

Adjusted EBITDA

Certain covenants contained in the agreements governing the senior secured credit facilities and the notes restrict our ability to take certain actions. For example, under the Indentures, the minimum pro forma Adjusted EBITDA to Fixed Charge ratio required to incur additional debt is, subject to certain exceptions specified therein, 1.75 to 1.0 for Noranda HoldCo and 2.0 to 1.0 for Noranda AcquisitionCo. Our pro forma ratio for the four quarters ended December 31, 2007 was 2.8 to 1 for HoldCo and 3.7 to 1 for Noranda AcquisitionCo.

These covenants also require us to calculate Adjusted EBITDA. We have provided Adjusted EBITDA figures herein because we believe they provide investors with additional information to evaluate our ability to meet debt covenants and incur additional debt. Adjusted EBITDA, as presented in accordance with our debt agreements, is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indentures governing the notes. Our credit documents and the indentures governing the notes require us to meet or exceed specified minimum financial performance thresholds in order to consummate certain acts, such as completing acquisitions, declaring or paying dividends and incurring additional indebtedness, and one of the more significant measures contained in our credit documents and the indentures governing the notes is Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and may not be comparable to similarly titled measures used by other companies in our industry. EBITDA and Adjusted EBITDA should not be considered in isolation from or as alternatives to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA, in addition to the adjustments set forth under EBITDA above, includes incremental stand-alone costs and adds back non-cash derivative gains and losses, non-recurring natural gas contract losses and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented, as defined in the credit agreements, which also requires the calculation of Adjusted EBITDA for the last twelve months:

	Pre- predecessor	Predecessor	Combined Pre- predecessor and Predecessor	Predecessor	Successor	Combined Predecessor and Successor
(in millions)	Period from January 1, 2006 to August 15, 2006	Period from August 16, 2006 to December 31, 2006	Year ended December 31, 2006	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year ended December 31, 2007
		(As Restated)	(As Restated)	(As Restated)
Net income	$71.9	$42.0	$113.9	$14.3	$8.2	$22.5
Income taxes	38.7	23.6	62.3	13.6	5.1	18.7
Interest expense, net	12.7	6.4	19.1	6.2	67.2	73.4
Depreciation and amortization	24.3	33.0	57.3	29.7	69.7	99.4

EBITDA	$147.6	$105.0	$252.6	$63.8	$150.2	$214.0

Joint venture EBITDA(a)			13.2			15.3
LIFO expense(b)			5.7			(5.6)
LCM adjustment(c)			—			14.3
Non-cash derivative gains and losses(d)			7.5			54.0
Non-recurring natural gas losses(e)			14.6			—
Incremental stand-alone costs(f)			(4.5)			(2.7)
Employee compensation items(g)			2.6			10.4
Other items, net(h)			4.6			9.6

Adjusted EBITDA			$296.3			$309.3

(a)	Our upstream business is fully integrated from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following combined periods:

	Combined Pre-predecessor and Predecessor	Combined Predecessor and Successor
(in millions)	Year ended December 31, 2006	Year ended December 31, 2007
	(As Restated)
Depreciation and amortization	$8.6	$12.4
Net tax expense	3.6	3.2
Interest income	(0.3)	(0.3)
Non-cash purchase accounting adjustments	1.3	—

Total joint venture EBITDA adjustments	$13.2	$15.3

(b)	We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates EBITDA to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities. The adjustment also includes non-cash charges relating to inventories that have been revalued at fair value at the date of the Xstrata Acquisition and Apollo Acquisition and recorded in cost of sales during the periods presented resulting from the sales of inventories.
(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, to market value.
(d)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps.
(e)	During 2006, as mandated by Falconbridge Limited, we entered into natural gas swaps for the period between April and December 2006 in response to rising natural gas costs at the end of 2005. Natural gas prices, however, decreased in 2006, and as a result, we generated losses on the natural gas swaps. Our credit agreements provide for the exclusion of losses incurred from those natural gas swaps.
(f)	Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that we no longer expect to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided to Noranda Aluminum, Inc.’s former parent and its affiliates that are no longer provided.
(g)	Represents stock compensation expense, repricing of stock options and bonus payments related to the Xstrata Acquisition.
(h)	Represents the elimination of non-cash and non-recurring items such as advisory fees paid in relation to our acquisition and the registration of the exchange notes, gains and losses from disposal of assets, non-recurring insurance recoveries, non-cash pension expenses, losses relating to GCA Leasing Holding, Inc., an entity retained by Xstrata in connection with the Transactions, and the annual management fees to Apollo.

Off balance sheet arrangements

We do not have any off balance sheet arrangements.

Seasonality

We do not experience significant seasonality of demand.

Effect of inflation

While inflationary increases in certain input costs, such as wages, have an impact on our operating results, inflation has had minimal net impact on our operating results during the last three years, as overall inflation has been offset by increased selling prices and cost reduction actions. We cannot assure you, however, that we will not be affected by general inflation in the future.

Contractual Obligations and Contingencies

The following table reflects certain of our contractual obligations as of December 31, 2007. The table below does not include deferred tax liabilities.

(in millions)	Total	2008	2009	2010	2011	2012	2013 and beyond
Long-term debt(1)	$1,151.7	$36.2	$—	$—	$—	$—	$1,115.5
Interest on long-term debt(2)	659.1	95.3	94.7	94.7	94.7	94.7	185.0
Operating lease commitments(3)	9.0	2.0	1.6	1.5	1.5	1.0	1.4
Purchase obligations(4)	274.7	215.8	17.9	31.6	5.6	0.7	3.1
Other contractual obligations(5)	189.4	15.0	15.7	16.7	17.7	18.8	105.5

Total	$2,283.9	$364.3	$129.9	$144.5	$119.5	$115.2	$1,410.5

(1)	We have required annual paydowns on our term loan b, which are based on annual company performance; however, payments in future years related to the term loan cannot be reasonably estimated and are not reflected.
(2)

Interest on long-term debt was calculated based on the weighted average effective LIBOR rate of 4.8% at December 31, 2007. The fronting fee and the undrawn capacity fee of the revolving credit facility are not included here. In addition, interest is assumed to be paid entirely in cash. A 1% increase in the interest rate would increase our annual interest expense by $11.5 million prior to any consideration of the impact of interest rate swaps with a notional amount of $500 million. Payments related to our interest rate swap cannot be reasonably estimated and are not included.

(3)	We enter into operating leases in the normal course of business. Our operating leases include the leases on certain of our manufacturing and warehouse facilities.
(4)	Purchase obligations include any outstanding aluminum and gas hedge obligations and minimum purchase requirements under New Madrid’s power contract over the 15-year life of the contract. Additionally, take-or-pay obligations related to the purchase of metal units through 2008 for Norandal, USA, Inc. are included, for which we calculated related expected future cash flows based on the LME forward market at December 31, 2007, increased for an estimated Midwest Premium.
(5)	We have other contractual obligations that are reflected in the consolidated financial statements, including pension obligations, asset retirement obligations and environmental matters, and service agreements.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the risks inherent in its operations, the Company is exposed to financial, market and economic risks. The following discussion provides information regarding the Company’s exposure to the risks of changing commodity prices and interest rates. The interest rate, aluminum and natural gas contracts are held for purposes other than trading. They are used primarily to mitigate uncertainty and volatility, and to cover underlying exposures.

Commodity Price Risks

The Company is a leading North American integrated producer of primary aluminum and aluminum fabricated products. In order to reduce commodity price risk and earnings volatility in the upstream business, the Company implemented a hedging strategy that locks in the aluminum price by entering into forward sales arrangements. The liability relating to these forward sales agreements has a fair value totaling $38.2 million as of December 31, 2007. The Company believes that this strategy will help to reduce price risk and earnings volatility in the upstream business. The Company has not qualified these contracts for hedge accounting treatment under SFAS 133, and therefore, any gains or losses resulting from the change in the fair value of these contracts are recorded in other expense (income) in the consolidated statement of operations.

The Company purchases natural gas to meet its production requirements. These purchases expose the Company to the risk of higher prices. To offset changes in the Henry Hub Index Price of natural gas, the Company enters into financial swaps, by purchasing the fixed forward price for the Henry Hub Index and simultaneously entering into an agreement to sell the actual Henry Hub Index Price. The natural gas financial swaps were not designated as hedging instruments under SFAS 133. Accordingly, any gains or losses resulting from changes in the fair value of the financial swap contracts are recorded in other expense (income) in the consolidated statement of operations. As of December 31, 2007, there were no outstanding natural gas contracts.

Financial Risk

Interest Rates—The Company has floating-rate debt which is subject to variations in interest rates. On August 16, 2007, the Company entered into interest rate swap agreements to limit our exposure to floating interest rates for the periods from November 15, 2007 to November 15, 2011 with a notional amount of $500.0 million. The interest rate swap agreements were not designated as hedging instruments under SFAS No. 133. Accordingly, any gains or losses resulting from changes in the fair value of the interest rate swap contracts were recorded in (gain) loss on derivative instruments and hedging activities in the condensed consolidated statement of operations. As of December 31, 2007, the fair value of such contracts totaled a $11.7 million liability.

Fair Values and Sensitivity Analysis—the fair value of an aluminum swap is the present value of the net cash flows from the fixed and floating legs of the swap and is based on market prices of aluminum quoted on the LME for the term of the swap. The sensitivity of the fair value of the swap to aluminum prices was estimated by shifting forward aluminum prices by +/-10% and re-calculating the fair value. At December 31, 2007, an average 10% decrease to $1.07 in the aluminum prices applicable to the swaps results in an increase in fair value of $96.6 million.

The effect on the fair values of interest rate swap contracts of a hypothetical increase and decrease of 50 basis points in the market rates that existed at December 31, 2007, results in an increase of $7.0 million and a decrease of $16.4 million in fair value, respectively.

The sensitivity analysis is not disclosed for natural gas contracts due to the fact that all contracts expired in November 2007.

We have issued variable-rate debt to finance the Acquisition and will be subject to the variations in interest rates in respect of our floating-rate debt. As of December 31, 2007, outstanding long term debt was $1,151.7 million. Assuming a 1% increase in the interest rate, our annual interest expense would increase by $11.5 million.

Material Limitations—the disclosures with respect to commodity prices and interest rates do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on the futures contracts may be offset. Actual results will be determined by a number of factors that are not under the Company’s control and could vary significantly from those factors disclosed. The Company is exposed to credit loss in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to its customers. Although nonperformance is possible, the Company does not anticipate nonperformance by any of these parties. Contracts are with creditworthy counterparties.

Recent Accounting Pronouncements

Business Combinations

On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations. According to transition rules of the new standard, the Company will apply it prospectively to any business combinations with an acquisition date on or after January 1, 2009, except that certain changes in FASB Statement 109 may apply to acquisitions which were completed prior to January 1, 2009. Early adoption is not permitted. The Company is currently evaluating the effect of SFAS No. 141(R) on the Company’s consolidated financial statements.

Consolidated Financial Statements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. Statement 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. According to transition rules of the new standard, we will apply it for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the effect of SFAS No. 160 on the Company’s consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157. This statement defines fair value, establishes a consistent framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the most relevant measurement attribute. Accordingly, this new statement does not establish any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, the FASB issued FSP FAS 157-b, Effective Date of FASB Statement No. 157, which defers the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities which are recognized or disclosed at fair value on a non-recurring basis. SFAS 157’s recognition and disclosure requirements still apply to financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are measured at least annually. The adoption of SFAS No. 157 is not expected to have a material effect on the Company’s consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect of SFAS 159 on our consolidated financial statements.

BUSINESS

Company Overview

We are a leading North American integrated producer of value-added primary aluminum products as well as high-quality rolled aluminum coils. We have two businesses: our primary metals business, or upstream business, which produces approximately 258,000 metric tons of primary aluminum annually and accounts for approximately 10% of total United States primary aluminum production, and our rolling mills, or downstream business, which is one of the largest foil producers in North America and a leading North American producer of foil and light gauge sheet products. The upstream business produces value-added aluminum products in the form of billet, used mainly for building construction and architectural and transportation applications; rod, used mainly for electrical applications and steel de-oxidation; value-added sow, used mainly for aerospace; and foundry, used mainly for transportation. In addition to these value-added products, which account for approximately 85% of our primary metal output, the remaining 15% is produced in the form of commodity grade sow, the majority of which is used in our rolling mills. Our downstream business consists of four rolling mills, our largest of which is a state-of-the-art facility, which contributes to our being a low cost producer. Our two major foil products are finstock, used mainly for the air conditioning, ventilation and heating industry, which we refer to as HVAC finstock, and container stock, used mainly for food packaging, pie pans and convenience food containers.
Our upstream business is fully integrated from bauxite to alumina to primary aluminum metal, ensuring a secure raw material supply at a long-term competitive cost. Our primary aluminum smelter, in New Madrid, Missouri, has a long-term contract for the secure supply of electricity that we believe is competitively priced. This combination of captive, cost-efficient raw material and secure power gives our upstream business a competitive advantage over many other aluminum producers. Our downstream business, in addition to having an attractive cost structure, prices its products using a combination of market-based aluminum prices plus a negotiated fabrication price, which covers all conversion costs plus a profit margin, resulting in earnings that are less volatile than underlying aluminum prices. We have implemented a hedging strategy to reduce our exposure to aluminum price risk and earnings volatility in the upstream business. We have hedged approximately 50% of our expected cumulative primary aluminum shipments through December 2012. Specifically, we have entered into fixed price forward aluminum swaps with respect to a portion of our expected shipments through 2012 at prices that we consider attractive relative to historical levels and which we believe will ensure positive cash flows based on our expected cost structure. These hedges should increase visability into our revenue and EBITDA levels going forward. We may increase or amend our hedging strategy, based on our view in the future of actual and anticipated aluminum prices.

The following chart indicates the percentages of sales and operating income represented by each of the upstream and downstream businesses during 2007, 2006 and 2005:

	Percentage of Sales			Percentage of Operating Income
Segment	2007	2006	2005	2007	2006	2005
	%	%	%	%	%	%
Upstream	50.1%	49.1%	49.0%	91.2%	90.9%	58.3%
Downstream	49.9%	50.9%	51.0%	8.8%	9.1%	41.7%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Overview

Upstream Business. Primary aluminum is produced and consumed worldwide and its metallurgical properties and environmentally friendly attributes, such as its light weight and ability to be recycled, make it a highly desirable metal. Primary aluminum is currently experiencing strong price trends based on healthy global demand and structural increases in the cost to produce aluminum. Daily LME settlement prices averaged $1.20 per pound for the year ended December 31, 2007 and currently remain above their 5-year and 10-year averages. We believe the supply and demand outlook for aluminum supports sustainable higher LME prices than historical averages due to the following trends:

•	strong global demand driven by economic growth and increased demand from emerging markets, especially China;

•	an increase on a global basis in the cost and scarcity of power, which is a significant input cost in the production of primary aluminum;

•	substitution away from other metals (e.g., steel and copper) to aluminum due to aluminum’s strength-to-weight and value-to-weight ratios and relative price compared to other metals; and

•	a weaker U.S. dollar relative to historical periods.

According to Brook Hunt, a leading international mining and metals consulting firm, the global production of aluminum increased by 12.3% to 38.2 million metric tons in 2007. Strong global demand, particularly in China and India, resulted in a tightening of the aluminum supply-demand balance and worldwide stocks ended 2007 at 47 days of consumption, their lowest ever recorded levels. In 2007, North American production increased by 5.4% to 5.6 million metric tons, and the region continues its significant reliance on imports with 6.7 million metric tons of consumption. In 2008, global production is expected to grow by approximately 10% to over 42 million metric tons. Consumption is expected to remain strong, fueled primarily by a 25% growth in China, and worldwide stocks are expected to decrease to 46 days of consumption, reflecting a tight supply-demand balance. Recently, China and South Africa, which account for approximately 35% of global production, have experienced weather and energy related production curtailments that are expected to keep supplies tight in the near term.

Downstream Business. The aluminum rolled products market represents the supply of and demand for aluminum sheet, plate and foil produced either from sheet ingot or continuously cast roll-stock in rolling mills operated by independent aluminum rolled products producers and integrated aluminum companies alike. Aluminum rolled products are semi-finished aluminum products that constitute the raw material for the manufacture of finished goods ranging from automotive body panels to household foil. There are two major types of manufacturing processes for aluminum rolled products differing mainly in the initial stage of processing:

•	“hot mills” that require sheet ingot, a rectangular slab of aluminum, as starter material; and

•	“continuous casting mills” that can convert molten metal directly into semi-finished sheet.

Both processes require subsequent rolling, which we call cold rolling, and finishing steps such as annealing, coating, leveling or slitting to achieve the desired thicknesses and metal properties. Most customers receive shipments in the form of aluminum coil, a large roll of metal, which can be fed into their fabrication processes.

There has been a long-term industry trend towards lighter gauge (thinner) rolled products, which we refer to as downgauging, where customers request products with similar properties using less metal in order to reduce costs and weight. As a result of this trend, aluminum tonnage across the spectrum of aluminum rolled products has declined on a per unit basis, but actual rolling machine hours per unit have increased. Because the industry has historically tracked growth based on aluminum tonnage shipped, we believe the downgauging trend may contribute to an understatement of the actual growth of revenue attributable to rolling in some end-use markets.

In 2007, shipments from the North American flat rolled product industry totaled 9.8 billion pounds as compared to 10.3 billion pounds in 2006. Our downstream business is a top tier producer in the foil and certain light gauge sheet segments, which two segments collectively accounted for 1.7 billion pounds of demand in North America in 2007.

According to Aluminum Association data and company estimates, demand for the foil and light gauge sheet products we sell experienced a 2.7% trend line growth rate over the 15-year period from 1993 to 2007. Our most important products (HVAC finstock and container stock) have enjoyed trend line growth rates of 5.6% and 6.8%, respectively, over the same period. Although HVAC finstock demand was favorably impacted by 2005’s federally mandated 30% boost in efficiency standards for residential air conditioners, the 2007 net impact was offset by the downturn in the housing market. A similar regulatory change involving commercial air conditioners will come into effect in 2010. For container stock, demographic shifts favoring convenience food consumption and restaurant dining are expected to maintain the segment’s long-term growth trend.

Pricing in the downstream business is generally based on a “pass through” model, which means the price of the end product is equal to the cost of the metal (or LME price) plus a predetermined, negotiated fabrication margin, which is largely unaffected by short-term volatility in the underlying LME price of primary aluminum. Fabrication margins in these segments are generally determined in large part by industry capacity utilization, among several other factors. Capacity utilization has generally been strong since 2004, reflecting tightened supply-demand fundamentals for our products, especially finstock and semi-rigid container stock. During 2007 and continuing thus far in 2008, however, the United States housing market has contracted, resulting in lower industry capacity utilization from 2006 levels.

Competitive Strengths

We believe that the following strengths allow us to maintain a competitive advantage within the markets in which we operate:

Strategically Located Assets with Attractive Industry Positions. We estimate that our upstream business supplies approximately 10% of the primary aluminum in the United States and has the capacity to produce approximately 18% of the rod and 9% of the primary extrusion billet manufactured in North America. Our upstream facilities are strategically located. The ease of access and close proximity of Gramercy to St. Ann and New Madrid to Gramercy significantly reduce the cost of freight. In addition, New Madrid is the closest Midwest smelter to the Gulf Coast, the entry point for approximately 80% of the alumina shipped to the United States, which allows New Madrid to internally source its Gramercy alumina or purchase alumina from third parties at a lower freight cost than other U.S. based smelters. Additionally, New Madrid’s location in the Midwest on the Mississippi River positions it in close proximity to its customers, with approximately 90% of sales volumes falling within a one-day truck delivery distance allowing for lower freight rates and excellent customer service. Also, because domestically produced primary aluminum cannot satisfy local demand and imports require higher freight costs, a basis differential, or Midwest premium, exists for aluminum delivered to the Midwestern United States. In 2007, our realized monthly average Midwest premium was 3.1 cents per pound above the monthly average of the daily LME settlement price.

Our downstream business is one of the largest foil producers in North America, and is a leading producer of HVAC finstock and, container and transformer sheet. Our downstream facilities are also strategically located since the majority of domestic air conditioners, transformers, semi-rigid containers and foil packaging products are manufactured in the eastern and central part of the United States. As a result of its locations in this area, the downstream business is able to ship approximately 60% of its output within a one-day truck delivery distance.

Vertically Integrated Upstream Assets. The upstream business has secured long-term, reliable alumina supply from the Gramercy alumina refinery at a net cost well below recent spot market prices. Additionally, Gramercy has secured long-term reliable bauxite supply from the St. Ann mine at prices below historical and current spot prices.

Secure Supply of Electricity. Power is a significant component of production costs in our primary aluminum business. Our New Madrid smelter has entered into a long-term (through 2020) power supply contract with AmerenUE, ensuring the stable supply of a key component of our cost structure. In addition, unlike many power purchase agreements, our contract with AmerenUE is not a take-or-pay contract, which lowers our risk and provides production flexibility.

Attractive End-Use Segments. We have the ability to produce a variety of end-use aluminum products from our upstream operations in New Madrid. These products include billet, rod, sow, and value-added sow. From an industry perspective, the overall demand for North American upstream billet and rod has steadily increased year over year from 2001 through 2006, due to strong construction and transportation output. In 2007, the demand for extrusion produced from billet and electrical wire decreased by 16%, primarily due to the general economic slowdown, and our sales of this type of product decreased by only 12%. Similarly, the industry also experienced an 8% reduction in cable produced from rod, while our rod sales marginally increased. Overall, in 2007 we achieved record production levels of 255,000 metric tons.

Our downstream foil and sheet sales are concentrated in HVAC finstock and container stock and we expect long-term revenue growth from the sale of these products. A federally mandated increase in the minimum Seasonal Energy Efficiency Rating, or SEER, for residential air conditioners boosted HVAC finstock usage in 2006; however, due to the housing sector slowdown, demand decreased by 13% in 2007. A federally mandated regulatory change involving the efficiency of commercial air conditioners is expected to come into effect in 2010.

High-Quality Downstream Assets. Our downstream business’s largest rolling mill, the Huntingdon–West facility, is recognized as the fastest, widest and most modern rolling facility in North America with state-of-the-art technology. This mill has the lowest conversion cost excluding ingot for foil stock production in North America, according to the 2006 edition of CRU’s “Aluminum Rolling Cost Service.”

Production Flexibility. Our efficient facilities and competitive cost position enable us to produce a variety of products. Therefore, we can quickly and seamlessly shift production among our various end products based on customer demand and forecasted volume, pricing and profitability trends. The casthouse and rod-making facilities at New Madrid are positioned to be very flexible and produce a diversified product mix, allowing us to adapt to changing market conditions. The ability to provide commodity grade or high purity sow, extrusion billet in a vast array of diameters and lengths and continuous cast rod in multiple sizes allows our customers to choose from a wide variety of products. The ability to vary product mix allows us to optimize production and maximize profitability. We also manufacture our own anodes at New Madrid an integral component in the production of aluminum, providing a competitive advantage versus other smelters that must purchase anodes at market prices.

Experienced Management Team with Solid Track Record. We have a seasoned management team, whose members average more than 22 years of experience in the metals industry. Financial discipline has been a priority of our management team, including control of operating expenses and minimization of balance sheet liabilities, such as pensions and post-employment medical insurance. In March 2008, Layle K. “Kip” Smith joined our business as President and Chief Executive Officer. Mr. Smith has diverse leadership experience, including various management assignments with The Dow Chemical Company and positions as COO of Resolution Performance Products and CEO of Covalence Specialty Materials.

Business Strategy

Maximize Cash Flow. Prior to the Apollo Acquisition our business was managed and operated as part of a larger diversified metals and mining company, focused on optimizing its entire portfolio in the context of its own business and financial goals. As a stand-alone business, senior management has implemented a focused strategy to allocate our resources to compete and maximize profitability and cash flow in the aluminum business. We have invested approximately $212.6 million in capital expenditures over the past five years to expand and enhance the production of our facilities. As a result of this spending, we expect to enjoy significant productivity enhancements and production growth opportunities. With this enhanced management focus, we intend to manage our working capital, capital expenditures and operational expenditures to generate increased cash flow. We believe that our excess free cash flow will enable us to reduce leverage by repaying our debt obligations and to reinvest in our business, which will include projects to increase production capacity at our New Madrid smelter and drive efficiencies in our downstream business.

Focus on Productivity Improvements and Capacity Utilization in Downstream Business. We believe there are significant opportunities to reduce our aluminum costs through judicious development projects that target higher scrap usage in our production without sacrificing end-product quality. Additionally, we believe there are significant opportunities to reduce our manufacturing costs by increasing our focus on Six Sigma-based initiatives, focusing on improved energy utilization and expanding predictive maintenance practices.

Stabilize Upstream Cash Flow. The cash flow of our upstream business is exposed to fluctuations in aluminum prices. In order to reduce commodity price risk and earnings volatility in the upstream business, we have implemented a hedging strategy that establishes the price at which approximately 50% of our expected cumulative primary aluminum shipments will be sold through December 2012. Specifically, we have entered into fixed price forward aluminum swaps with respect to a substantial portion of our expected shipments through 2012, at prices that we consider attractive relative to historical levels and which we believe will help ensure positive cash flows, based on our expected cost structure, regardless of fluctuations in the price of commodity aluminum. While we may terminate these arrangements or alter our hedging strategy at any time, the pricing protection of our current hedges should enable us to maintain relatively stable cash flow in the event of a decline in aluminum prices.

Primary Metal—Upstream Business

Business Overview. Our upstream business is a vertically integrated producer of primary aluminum, as the business consists of a bauxite mine, an alumina refinery and an aluminum smelter.

Location	2007 Production	Ownership
Jamaica	4.9 mm tonnes	50% joint venture interest

Louisiana	1.2 mm tonnes	50% joint venture interest

Missouri	562 mm lbs	100%

The process of making aluminum is power intensive and requires a large amount of alumina (aluminum oxide). Alumina is derived from the raw material bauxite, and approximately four pounds of bauxite are required to produce approximately two pounds of alumina, and the two pounds of alumina will produce approximately one pound of aluminum. Our aluminum smelter in New Madrid, Missouri receives substantially all of its alumina requirements at cost plus freight from our Gramercy joint venture. New Madrid has a logistical advantage relative to other smelters because the ease of access and close proximity of Gramercy to St. Ann and New Madrid to Gramercy significantly reduce the cost of freight. In addition, New Madrid is the closest Midwest smelter to the Gulf Coast, the entry point for approximately 80% of the alumina supplied to the United States, which would allow New Madrid to purchase alumina from third parties at a lower freight cost than other smelters to the extent it needs alumina in excess of Gramercy’s capabilities in the future. The smelter is also located in an area with abundant sources of electrical power, and in June 2005, we entered into a 15-year power purchase agreement with AmerenUE for the electricity supply of the smelter at a rate that we believe is competitive.

All of our primary aluminum production occurs at the smelter in New Madrid, which has production capacity of approximately 570 million pounds of primary aluminum annually. The plant site also includes a fabrication facility that converts molten aluminum into value-added saleable products and has the capacity to produce annually approximately 160 million pounds of rod, 286 million pounds of extrusion billet and 75 million pounds of foundry ingot. Molten aluminum that is not used in these product lines is produced as 1,500 pound primary ingots for sale to other aluminum fabricators. Approximately 80% of our value-added products are sold at the prior month’s MWTP plus a fabrication premium. The MWTP consists of the base price for primary-grade aluminum set on the LME, plus a Midwest premium charged due to both the cost to transport aluminum from LME warehouses to the Midwest United States and supply and demand dynamics. In order to reduce commodity price risk and earnings volatility in the upstream business, we have implemented a hedging strategy that establishes the price at which approximately 50% of our expected cumulative primary aluminum shipments will be sold through December 2012. See “—Commodity Risk Management.” Our value-added products are supported by excellent customer service and delivery, which we believe results in a higher net realized price versus some of our competitors. Our major target customers are located in the Midwestern United States and Mexico.

In 2004, we and Century, through a 50/50 joint venture, purchased from Kaiser Aluminum & Chemical Company, the Gramercy, Louisiana alumina refinery that supplies the alumina used at our New Madrid and Century’s Hawesville primary aluminum production facilities. As part of the acquisition, we and Century, through a separate 50/50 joint venture, also purchased an interest in a Jamaican partnership that owns bauxite mining assets in St. Ann, Jamaica. Bauxite is the principal raw material used in the production of alumina and substantially all of the bauxite used at the Gramercy alumina refinery is purchased from the Jamaican partnership. Gramercy currently produces alumina at a capacity rate of approximately 1.2 million metric tons per year, consisting of approximately 80% smelter grade alumina, or SGA, and 20% alumina hydrate, or chemical grade alumina, or CGA. Third-party sales of chemical grade alumina reduce the net cash cost of New Madrid’s alumina supply. In 2007, St. Ann produced approximately 4.5 million tons of bauxite, of which it sold approximately 50% to a third party, Sherwin Alumina, which reduced the net cost of bauxite transferred to Gramercy.

Through our wholly owned subsidiary Gramercy Alumina Holdings Inc., we hold an interest in the two joint venture companies as shown below:

Competition. The market for primary aluminum is diverse and highly competitive as we compete in the production and sale of primary aluminum with numerous other producers. Our principal competitors are Alcoa, Alcan, Norsk, Hydro, Chalco, Rusal, BHP Billiton and various other smaller primary and secondary aluminum producers. Aluminum also competes with other materials such as steel, plastic, copper, titanium and glass which may be used as alternatives for some applications based upon functionality and relative pricing.

We believe that we compete on the basis of price, quality, timeliness of delivery and customer service, with our focus on the latter three areas. Some of our competitors have substantially greater manufacturing and financial resources, and some have cost structures that are more advantageous than ours. We anticipate that continuing industry consolidation will intensify competition and further emphasize the importance of cost-efficient operations.

Raw Materials and Supply. Electrical power and alumina are the main cost components for aluminum production. New Madrid has a power purchase agreement with AmerenUE, pursuant to which New Madrid has agreed to purchase substantially all of its electricity through May 2020. This contract specifies the rate we pay per kilowatt hour, which depends on the season but otherwise may not be altered without the consent of the Missouri Public Service Commission. AmerenUE applied for a 12.1% rate increase and a fuel adjustment clause in April 2008 and we expect a ruling from the Missouri Public Service Commission not later than March 2009. If AmerenUE is fully successful in its rate increase request, New Madrid’s costs will increase by $15.5 million annually. An increase in our costs due to a fuel adjustment clause cannot be estimated at this time.

Our upstream business is fully integrated from bauxite to alumina to primary aluminum metal, ensuring security of raw material supply at long-term competitive costs. New Madrid receives alumina at cost plus freight from our Gramercy refinery. New Madrid is the closest Midwest smelter to the alumina source and therefore has less freight cost than its competition. In addition, our Gramercy refinery also sells chemical grade alumina (hydrate) which helps reduce the production cost for smelter grade alumina consumed by the New Madrid smelter.

Our Gramercy refinery has contracts with two local suppliers of natural gas, Coral Energy Resources, L.P. and Atmos Energy Marketing, LLC, which expire on April 30, 2010 and April 30, 2009, respectively. These contracts guarantee a secure supply of natural gas at a price based on the Henry Hub index plus transportation/pipeline costs. In addition, our contract with Atmos provides security in case of a short-term supply emergency (such as a hurricane or other force majeure situation), by granting Gramercy the option to obligate Atmos to utilize its storage assets to supply Gramercy’s full natural gas supply requirements.

Sales and Marketing; Customers. We employ a sales force consisting of inside and outside salespeople. Inside salespeople are responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Our outside sales force is responsible for identifying potential customers and calling on them to explain our services as well as maintaining and expanding our relationships with our current customers. The sales force is trained and knowledgeable about the characteristics and applications of various metals, as well as the manufacturing methods employed by our customers.

Our sales and marketing focus is on the identification of original equipment manufacturers, or OEMs, and other metals end-users that could achieve significant cost savings through the use of our inventory management, value-added processing, just-in-time delivery and other services. We use a variety of methods to identify potential customers, including the use of databases, direct mail and participation in manufacturers’ trade shows. Customer referrals and the knowledge of our sales force about regional end-users also result in the identification of potential customers. Once a potential customer is identified, our outside salespeople assume responsibility for visiting the appropriate contact, typically the vice-president of purchasing or operations and business owners.

All of our value-added (billet, foundry, rod) sales are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer provides a list of products, along with requirements, to us and several competitors and we submit a bid on each product. We have a diverse customer base, with no single customer accounting for more than 8% of our net sales in each of the last three years. We are not a “Tier One” supplier to the automotive industry. Our ten largest customers represented 43% of our net sales in 2007.

St. Ann Bauxite Mine. On October 1, 2004, we and Century, through 50/50 joint venture companies, acquired an alumina refinery in Gramercy, Louisiana and related bauxite mining assets in Jamaica from Kaiser Aluminum & Chemical Company. The bauxite mining assets supply all of the bauxite ore used for the production of alumina at the Gramercy refinery and also supply bauxite ore to a third-party refinery in Texas.

The bauxite mining assets were acquired by St. Ann Jamaica Bauxite Partnership or SAJBP, a partnership of which the Jamaican government owns 51% and St. Ann owns 49%. St. Ann is a Jamaican limited liability company jointly owned by Century and Noranda. The bauxite mining rights are granted from the Government of Jamaica and give St. Ann the right to mine bauxite in Jamaica through 2030. Throughout this prospectus, we refer to the Government of Jamaica as the GOJ, the mining rights granted under the concession as the mining rights, and the physical assets held by the partnership as the mining assets.

The mining assets consist primarily of rail facilities, other mobile equipment, dryers and loading and dock facilities. The age and remaining lives of the mining assets vary and they may be repaired or replaced from time to time as part of SAJBP’s ordinary capital expenditure plan. Under the terms of the concession, St. Ann manages the operations of the new partnership, pays operating costs and is entitled to all of its bauxite production. The GOJ receives: (i) a royalty based on the amount of bauxite mined, (ii) an annual “asset usage fee” for the use of the GOJ’s 51% interest in the mining assets and (iii) certain fees for lands owned by the GOJ that are covered by the concession. St. Ann also pays to the GOJ customary income and other taxes and fees pursuant to an Establishment Agreement with the GOJ that establishes the fiscal regime for St. Ann. In calculating income tax on revenues related to sales to our Gramercy refinery, St. Ann uses a set market price, which is negotiated periodically between St. Ann and the GOJ.

A production levy has historically been applicable on bauxite mined in Jamaica and was waived for St. Ann prior to the purchase of St. Ann by SAJBP. St. Ann’s management is currently in negotiations with the Jamaican government regarding the waiver of the levy, as well as the process for establishing the fiscal regime structure beyond 2008. It is expected that any potential reinstatement of the levy beyond 2008 will be factored into the final negotiated fiscal regime structure.

Under the terms of the GOJ concession, SAJBP mines the land covered by the concession and the GOJ retains surface rights and ownership of the land. The GOJ granted the concession and entered into other agreements with St. Ann for the purpose of ensuring the Gramercy plant will have sufficient reserves to meet its annual alumina requirements and existing or contemplated future obligations under third-party contracts. Under the concession, St. Ann is entitled to annually ship 4.5 million dry metric tons, or DMT, of bauxite from mining operations in the specified concession area through September 30, 2030. The GOJ is required to provide additional concessions if the specified concession does not contain sufficient quantities of commercially exploitable bauxite. St. Ann is responsible for reclamation of the land that it mines. In addition, St. Ann assumed reclamation obligations related to prior operations. The current outstanding reclamation liability is $8.0 million.

Currently, approximately 50% of the bauxite from St. Ann is refined into alumina at the refinery in Gramercy, Louisiana, and the rest is sold to a single third party. The refinery process chemically extracts the alumina (Al3O2) from the bauxite. During the years ended December 31, 2005, 2006 and 2007, the bauxite assets mined 3.7 million, 4.9 million and 4.5 million DMTs of bauxite, respectively. Annual bauxite production at St. Ann is expected to be 5.4 million tonnes by 2008.

Gramercy Alumina Refinery. At the Gramercy refinery, bauxite is chemically refined and converted into alumina, the principal raw material used in the production of primary aluminum. The Gramercy refinery had extensive portions rebuilt and modernized during 2000 through 2002. Gramercy has an annual production capacity of 1.2 million metric tons of alumina, approximately 80% of which is supplied to our New Madrid and Century’s Hawesville primary aluminum production facilities. The Gramercy refinery is the primary source for the New Madrid facility’s alumina requirements. New Madrid does from time to time purchase alumina from third parties, but the quantities are minimal. The remaining alumina production at the Gramercy refinery is in the form of alumina hydrate, or chemical grade alumina, which is sold to third parties.

Gramercy produces approximately 1.2 million tonnes of alumina per year, which can be divided into two product categories:

•

Smelter Grade Alumina. Gramercy produces approximately 1.0 million tonnes of SGA annually. The entirety of SGA production is consumed 50% by Noranda Aluminum’s New Madrid, Missouri plant, and 50% by Century’s Hawesville, Kentucky plant, located on the Mississippi River and Ohio River, respectively.

•

Chemical Grade Alumina (Hydrate). The other 240,000 tonnes of alumina produced per year are chemical grade. Chemical grade typically sells at a premium to metallurgical grade. The hydrate is sold to four to six major clients, who typically have annual or multi-year contracts. The remaining products are sold either by short-term contract or on spot markets to smaller customers. The hydrate is broken down into two product groups, dry hydrate and wet cake. The dry hydrate is transported by railcar or truck, whereas the wet cake is calcined and transported by truck or barge. Sale of chemical grade alumina helps to reduce production cost for SGA consumed by the New Madrid smelter.

New Madrid Primary Aluminum Smelter. Our primary smelter, which we refer to as our New Madrid facility, is responsible for approximately 10% of the aluminum produced in the United States and is strategically located as the closest facility in the Midwest to the supply of alumina. It is also located in an area with abundant sources of electrical power. See “—Raw Materials and Supply” above. The smelter was built in 1971 and underwent significant capacity expansion in 1976, 1983 and 2001. The smelter is located at the mid-point of the Mississippi River near New Madrid, Missouri. It occupies 250 acres of the 4,200 acre St. Jude Industrial Park and has 44 acres under roof. Noranda owns and manages approximately 2,600 acres of the St. Jude Industrial Park, which is the largest industrial park in the State of Missouri. The Company is in the enviable position of having land either available for expansion or sale to prospective tenants. The smelter is fully integrated with its own raw material unloading facility, environmental control systems and aluminum reduction plant, including carbon anode fabrication, necessary for the annual production capacity of approximately 258,000 tonnes of aluminum.

The plant site also includes a fabrication business for the production of continuous cast rod, extrusion billet and foundry ingot. This is a stand-alone business that converts molten aluminum into value-added saleable products. The business has the capacity to annually produce 160 million pounds of rod, 286 million pounds of extrusion billet and 75 million pounds of foundry ingot. Molten aluminum that is not used in these product lines is produced as 1,500 pound primary ingots for sale to other aluminum fabricators. Approximately 80% of the products are sold at the prior month’s Midwest Transaction Price plus a fabrication premium. The remainder is either sold at current month pricing plus the Midwest Transaction Price or is fixed 30 days prior to the pricing period. The products are considered to be premium priced and supported by excellent customer service and delivery. Our major target customers are located in the Midwestern United States and Mexico. New Madrid produces 18% of the rod manufactured in North America and supplies 9% of North American primary extrusion billet. We employ on average approximately 208 people in the fabrication business unit.

Rolling Mills—Downstream Business

Business Overview. Our downstream business is a fully integrated manufacturer of aluminum foil and light sheet that owns and operates some of the most modern and widest rolling mills in the world. Our rolling mills are located in the southeastern United States, Huntingdon, Tennessee, Salisbury, North Carolina and Newport, Arkansas, with a combined annual production capacity of 495 million pounds, including intra-company shipments. Our products include heavy gauge foil products such as finstock and semi-rigid container stock, light gauge converter foils used for packaging applications, consumer foils and light gauge sheet products such as transformer windings and building products. We primarily sell our products to OEMs of air conditioners, transformers, semi-rigid containers and foil packaging, most of whom are located in the eastern and central part of the United States. Our plants are well situated to serve these customers and approximately 60% of sales are within a one-day delivery distance, resulting in freight savings and customer service benefits. Versatile manufacturing capabilities and advantageous geographic locations provide our rolling mills the flexibility to serve a diverse range of end uses while maintaining a low cost base. Our downstream business maintains a continuous improvement philosophy with a strong Six Sigma culture and has ISO 9001-2000 certification in Huntingdon. Our products are produced at our four rolling mills:

Plant	Location	Approximate Capacity (in lbs.)	% of Total Capacity	Products
Huntingdon—West	Huntingdon, TN	235 million	48%	Finstock, container stock, intercompany reroll and miscellaneous heavy gauge products

Huntingdon—East	Huntingdon, TN	130 million	26%	Finstock, container stock, transformer windings and miscellaneous heavy gauge products

Plant	Location	Approximate Capacity (in lbs.)	% of Total Capacity	Products
Salisbury	Salisbury, NC	95 million	19%	Light gauge products including flexible packaging, finstock, container stock, lithographic sheet, intercompany reroll and miscellaneous leveled building products

Newport	Newport, AR	35 million	7%	Light gauge products including flexible packaging

Total		495 million	100%

Sales prices for our products are a combination of market-based aluminum prices, plus a negotiated fabrication price. The fabrication price covers all conversion costs to fabricate the rolled products, including working capital financing costs, plus a profit margin. The cost of primary metal is passed through to customers; therefore, the Company’s profitability is largely insulated from movement in aluminum prices. We use both primary aluminum, which is sourced from various smelters, and discounted metal units, which can take the form of scrap or recycled scrap ingot. We seek to maximize profitability by optimizing both the mix of rolled products produced and the prime-to-scrap ratio in our metal feed. Our primary aluminum plant in New Madrid, Missouri typically supplies only 10-15% of our downstream business’s metal feed requirements.

Competition. The aluminum rolled products market is highly competitive. We face global competition from a number of companies in the markets in which we operate. Our primary competitors are J.W. Aluminum, Aleris, Novelis, Alcoa and imports. The factors influencing competition vary by region and end-use, but we generally compete on the basis of our value proposition, including price, product quality, the ability to meet customers’ specifications, range of products offered, lead times, technical support and customer service.

In addition to competition from within the aluminum rolled products industry, the industry faces competition from non-aluminum materials. In the packaging market, aluminum rolled products’ primary competitors are plastics and cardboard. However, for our most important heat exchanger customers, usage of aluminum finstock is well entrenched because no other material offers more favorable economics. Factors affecting competition with substitute materials include technological innovation, relative prices, ease of manufacture, consumer preference and performance characteristics.

Raw Materials and Supply. The principal raw materials that we use in rolled products manufacturing include primary aluminum, recycled aluminum and alloying elements. Total metal units purchased in 2007 were approximately 365 million pounds. These raw materials are generally available from several sources and are not subject to supply constraints under normal market conditions. We also consume considerable amounts of energy in the operation of our facilities, which is a significant component of our non-metal conversion costs.

Natural gas and electricity represented 100% of our energy consumption in 2007. Fuel oil can be used at our Salisbury plant as a substitute for natural gas, but was not consumed in 2007. The majority of energy usage occurs during the melting/casting process in the form of natural gas. Most of our electricity is consumed in the cold rolling process. We purchase our natural gas on the open market, which subjects us to market pricing fluctuations. Recent natural gas pricing volatility in the United States has increased our energy costs. Forward purchase contracts are used from time to time to help stabilize gas price volatility.

Electricity is purchased through medium-term contracts at competitive industrial rates from regional utilities supplied through local distributors. Supply reliability at all plants has been excellent.

Sales and Marketing; Customers. We divide our sales force into inside and outside salespeople. Our outside sales force is primarily responsible for identifying potential customers and calling on them to negotiate profitable business and handling any subsequent issues that may arise. Inside salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. The sales force is trained and knowledgeable about the characteristics and applications of our various products, as well as our manufacturing methods and the end-use markets in which our customers are involved.

Our sales and marketing focus is on servicing OEMs who are major participants in the markets where our products are used as inputs. However, our staff participate in industry groups and attend trade shows in order to keep abreast of market developments and to identify potential new accounts. Once a potential new customer is identified, our outside salespeople assume responsibility for visiting the appropriate contact, typically the purchasing manager or manager of operations, to explore and develop business opportunities.

Nearly all business is conducted on a negotiated price basis with a few sales made at list prices, typically to smaller accounts.

We have a diverse customer base, with no single customer accounting for more than 10% of our net sales in each of the last three years. In 2007, our ten largest customers represented 52% of net sales. Of our ten largest customers, we have done business with eight for ten years or more, and with six for 20 years or more.

Products. Aluminum foil has several outstanding characteristics that account for a wide range of commercial applications:

•	long life: the aluminum surface has a natural hard, transparent layer of oxide which substantially precludes further oxidation;

•	high electrical and thermal conductivity;

•	nontoxic and nonabsorbent;

•	excellent moisture barrier even at thicknesses less than the diameter of a human hair;

•	light weight;

•	highly reflective and attractive in appearance;

•	“dead fold” for packaging applications;

•	the most plentiful metal in the earth’s crust;

•	the most recycled packaging material in the world; and

•	attractive cost-to-weight ratio compared to other metals such as copper and tin.

We have a variety of distinctive product and service capabilities, providing us with a strong competitive position. Our main product lines are the following:

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Finstock: Bare aluminum foil and sheet ranging in gauge from 0.002” to 0.007” is widely used as a heat exchanger in air conditioners because it provides more heat transfer area per unit of cost than any other material. Aluminum sheet and foil finstock are used in commercial, residential and automotive applications.

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Semi-Rigid Containers: These products are typically made with harder alloys than finstock although the range of gauges is similar, encompassing both foil and light sheet. Formed, disposable aluminum containers are among the most versatile of all packages and are widely used for pre-packaged foods, easily withstanding all normal extremes of heating and freezing.

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Flexible Packaging: Aluminum foil is laminated to papers, paperboards and plastic films to make flexible and semi-rigid pouches and cartons for a wide range of food, drink, agricultural and industrial products. The laminating process is known as “converting,” hence the term “converter foil” for rolled aluminum products used in this application.

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Transformer Windings: Aluminum sheet cut into strips and insulated is widely used as the conducting medium that forms the windings of electrical transformers widely used on power grids. Aluminum’s relatively low cost is key to this application.

Facilities. We operate four plants at three locations in the Southeastern United States and our corporate headquarters are located in Franklin, Tennessee.

Plant	Location	Approximate Capacity (lbs.)	% of Total Capacity	Number of Employees(1)
Huntingdon—West	Huntingdon, TN	235 million	48%	409	(2)
Huntingdon—East	Huntingdon, TN	130 million	26%	0	(2)
Salisbury	Salisbury, NC	95 million	19%	206
Newport	Newport, AR	35 million	7%	111
Corporate Headquarters	Franklin, TN	—	—	35

Total		495 million	100%	761

(1)	Includes hourly and salaried employees as of December 31, 2007.
(2)	409 is the total for the Huntingdon site and includes 37 temporary employees.

Huntingdon. Our largest production site is in Huntingdon, Tennessee, with an annual capacity of 330-370 million pounds. The Huntingdon site is subject to a long-term lease arrangement with the Industrial Development Board of the Town of Huntingdon, pursuant to which we functionally own the facility and can acquire legal title for the nominal sum of $100. The site consists of a long established casting and rolling facility which was built in 1967 and acquired from Archer Aluminum by Noranda in 1979 (the “East Plant”). We commissioned a second plant in 1998 that started production in 2000 (the “West Plant”). The two plants are physically separate, but are operated with shared administration and maintenance personnel, and with some sharing of production capabilities.

Salisbury. The Salisbury, North Carolina plant is the second largest facility we operate. The plant was originally constructed in 1965. We acquired the plant in 1989 from National Aluminum Corp. The plant has a capacity of approximately 95 million pounds, depending on gauge and product mix.

The Salisbury plant is one of the largest U.S. producers of intermediate width light gauge product (0.000X” thickness), typically sold to customers who laminate the foil with paper, plastic or cardboard used in flexible packaging applications such as juice boxes. The facility also has a “tension leveling” line which enables production of lithographic sheet, a higher margin item used in the printing industry.

Newport. The Newport plant is a rolling and finishing operation only and relies on intermediate gauge “reroll” supplied by Salisbury or Huntingdon. Typical product mix would place production capacity of 35 million pounds.

Government Regulation and Environmental Matters

Our operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local laws and regulations governing emissions to air, discharges to water emissions, the generation, storage, transportation, treatment or disposal of hazardous materials or wastes and employee health and safety matters. We have spent, and expect to spend, significant amounts for compliance with those laws and regulations.

The 1990 amendments to the U.S. Clean Air Act impose stringent standards on the aluminum industry’s air emissions. These amendments affect our operations, as technology-based standards relating to reduction facilities and carbon plants have been instituted. Although we cannot predict with certainty how much we will be required to spend to comply with these standards, our general capital expenditure plan includes certain projects designed to improve our compliance with both known and anticipated air emissions requirements. In addition, under certain environmental laws which may impose liability regardless of fault, we may be liable for the costs of remediation of contamination at our currently and formerly owned or operated properties, adjacent areas or third party sites at which wastes generated by our operations have been disposed or for the amelioration of damage to natural resources, subject to our right to recover certain of such costs from other potentially responsible parties or from indemnitors or insurers. We cannot predict what environmental laws or regulations will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the amount of future expenditures that may be required to comply with such laws or regulations. Such future requirements may result in liabilities which may have a material adverse effect on our financial condition, results of operations or liquidity.

We have incurred, and in the future will continue to incur, capital expenditures and operating expenses for matters relating to environmental compliance. We have planned capital expenditures related to environmental matters at all of our facilities of approximately $1.6 million in 2008 and $0.4 million in 2009. In addition, we expect to incur operating expenses relating to environmental matters of approximately $15.0 million in 2008 and $15.2 million in 2009. As part of our general capital expenditure plan, we also expect to incur capital expenditures for other capital projects that may, in addition to improving operations, reduce certain environmental impacts.

We accrue for costs associated with environmental investigations and remedial efforts when it becomes probable that we are liable and the associated costs can be reasonably estimated. Our aggregate environmental related accrued liabilities were $18.5 million at December 31, 2005, $16.1 million at December 31, 2006 and $8.8 million at December 31, 2007. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to ongoing environmental compliance costs, including maintenance and monitoring, we expense the costs when incurred.

The Gramercy joint venture, on a full venture basis, has an accrued liability at December 31, 2007 of $4.6 million in connection with the remediation of historic contamination at our Gramercy, Louisiana facility. This amount is partially offset by a remaining $2.0 million in an environmental escrow, which was established by Kaiser Aluminum & Chemical Company at the time it sold the facility. We have also funded, in a restricted cash account, $6.2 million for the closure and post-closure care of the “red mud lakes” at the Gramercy facility, where we dispose of non-hazardous red mud wastes from our refining process.

Employees

As of December 31, 2007, we employed approximately 3,000 persons. As of the same date, approximately 2,050 of our employees (approximately 68%) at various sites were members of the following unions: the United Steelworkers of America; the International Association of Machinists and Aerospace Workers; the University and Allied Workers Union; and the Union of Technical, Administrative and Supervisory Personnel. We have been successful in establishing productive working relationships with these unions. Within the consolidated business segments, there has not been a labor disruption at any of the facilities since 1996. Within the unconsolidated business segments of Gramercy and St. Ann, approximately 74% and 84% of the workforce is unionized, respectively. Since the acquisition in 2004, our management has successfully negotiated a labor contract with the United Steelworkers at Gramercy and labor contracts with each of the two Jamaican-based unions at St. Ann. It has established a good working relationship with each of these groups.

We are currently a party to six collective bargaining agreements, including three at our joint ventures, which expire at various times. Two agreements with unions at St. Ann recently expired in 2007. Consistent with Jamaican labor practices, negotiations with each union are on-going at the date of this prospectus. We recently experienced a brief work slowdown in connection with these negotiations. We expect negotiations to be finalized in 2008, and a work stoppage, although possible, is not anticipated. All other collective bargaining agreements expire within the next five years, with the collective bargaining agreement at our Newport rolling mill expiring in May 2008.

From time to time, there are shortages of qualified operators of metals processing equipment. In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. We believe that our relations with our employees are satisfactory.

See “Risk Factors—Risks Related to Our Business—The loss of certain members of our management may have an adverse effect on our operating results” and “Risk Factors—Risks Related to Our Business—We could experience labor disputes that disrupt our business.”

Commodity Risk Management

We have entered into fixed price forward aluminum swaps on approximately 50% of our expected cumulative primary aluminum shipments through 2012, at prices attractive relative to historical levels and which we believe will help ensure positive cash flows based on our expected cost structure. Specifically, we have entered into a long-term, fixed-price hedge arrangement with a U.S. financial institution, including a cash settlement commodity swap relating to specified levels of our primary aluminum production capacity. Under this arrangement, if the fixed price of primary aluminum established per the swap for any monthly calculation period exceeds the average market price of primary aluminum (as determined by reference to prices quoted on the LME) during such monthly calculation period, our counterparty in this hedging arrangement will pay to us an amount equal to the difference multiplied by the quantities as to which the swap agreement applies during such period. If the average market price during any monthly calculation period exceeds the fixed price of primary aluminum specified for such period, we will pay an amount equal to the difference multiplied by the contracted quantity to our counterparty. The primary purpose of our commodity risk management activities is to hedge our exposure to price risk, so as to increase the probability that we will be able to meet our debt service requirements, pay other fixed charges and make necessary capital expenditures, despite fluctuations in commodity prices. We may increase or amend our hedging strategy based on our view in the future of actual and anticipated aluminum prices.

Insurance

The primary risks in our operations are bodily injury, first party property damage and vehicle liability. New programs have been implemented since the completion of the Apollo Acquisition, similar to those formerly provided by Xstrata, covering general/products and umbrella/excess liability, auto liability, workers compensation, property insurance (including business interruption, extra expense and contingent business interruption/extra expense) and other coverages customary for a company such as Noranda at levels which we consider sufficient to protect us against catastrophic loss due to claims associated with bodily injury and/or property damage. All policies will be underwritten with insurers that are rated A- or better by A.M. Best Company.

Safety

Our goal is to provide an accident-free workplace. We are committed to continuing and improving upon each facility’s focus on safety in the workplace. We currently have a number of safety programs in place, which include regular weekly safety meetings and training sessions to teach proper safe work procedures.

Our executive management, along with site managers and union leadership, are actively involved in supporting and promoting the ongoing emphasis on workplace safety. Improvement in safety performance is a key metric used in determining annual incentive awards for our salaried employees. We have experienced improvements in our safety record in each of the past three years.

Research and Development

We do not incur material expenses in research and development activities but from time to time participate in various research and development programs. We address research and development requirements and product enhancement by maintaining a staff of technical support, quality assurance and engineering personnel.

Legal Proceedings

From time to time, we are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material adverse effect on our consolidated financial position, results of operations or liquidity. While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters as well as future lawsuits could have a material adverse effect on our business, financial condition, results of operations or reputation.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors as of the date of this prospectus are as follows:

Name	Age	Position
Executive Officers
Layle K. Smith	53	President and Chief Executive Officer of Noranda HoldCo and Noranda AcquisitionCo
Richard J. Anderson	59	Chief Financial Officer of Noranda HoldCo and Noranda AcquisitionCo
Alan K. Brown	61	Secretary and General Counsel of Noranda HoldCo and Noranda AcquisitionCo; Vice President, Legal and Human Resources of Noranda AcquisitionCo
Scott Croft	44	President, Rolling Mills of Noranda AcquisitionCo
Keith Gregston	59	President & General Manager, New Madrid of Noranda AcquisitionCo

Directors
Joshua J. Harris	43	Director of Noranda HoldCo
Layle K. Smith	53	Director of Noranda HoldCo and Noranda AcquisitionCo
William H. Brooks	65	Director and Chairman of the Board of Noranda HoldCo
Eric L. Press	42	Director of Noranda HoldCo and Noranda AcquisitionCo
Gareth Turner	44	Director of Noranda HoldCo
M. Ali Rashid	31	Director of Noranda HoldCo and Noranda AcquisitionCo
Matthew H. Nord	28	Director of Noranda HoldCo and Noranda AcquisitionCo
Matthew R. Michelini	26	Director of Noranda HoldCo and Noranda AcquisitionCo
Scott Kleinman	35	Director of Noranda HoldCo
Alan H. Schumacher	61	Director of Noranda HoldCo
Thomas R. Miklich	61	Director of Noranda HoldCo
Robert Kasdin	49	Director of Noranda HoldCo

Layle K. Smith, 53, became President and Chief Executive Officer and a director of each of Noranda HoldCo and Noranda AcquisitionCo on March 3, 2008. From April 2007 to December 2007, Mr. Smith held the position of Executive Director with the Berry Plastics Corporation. From June 2006 to March 2007, he was CEO and a member of the Board of Directors of Covalence Specialty Materials Corporation until it merged under common control (Apollo) with Berry Plastics Corporation. From September 2004 to May 2005, Mr. Smith was President and Chief Operating Officer of Resolution Performance Products LLC, an Apollo portfolio company that merged under common control (Apollo) with Hexion Specialty Chemicals Inc. Mr. Smith served as a Divisional President at Hexion until his departure in June 2006. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a manufacturer of high voltage digital optical sensors, relays and recorders. A receiver was appointed for NxtPhase in 2004. From September 1998 to November 2001, Mr. Smith was first Chief Operating Officer, subsequently adding the roles of President and a Member of the Board of Directors of Ballard Power Systems, a producer of fuel cells. From late 1987 to 1998, Mr. Smith served in various capacities at The Dow Chemical Company, including Business Vice President Specialty Chemicals; Vice President, Strategic Development, Chemicals and Plastics; President, Dow Quimica Mexicana; Business Director, North American Polyethylene; Business Director, Polyethylene (U.S.); Business Director, Dowlex and HDPE Polyethylene (U.S.). Mr. Smith graduated in 1981 from Harvard University with an MBA and in 1977 with a BA in Chemistry.

William H. Brooks, 65, has been a director of Noranda HoldCo since July 2, 2007 and became Chairman of the Board of Noranda HoldCo on March 3, 2008. Mr. Brooks was the President and CEO of Noranda HoldCo and Noranda AcquisitionCo from May 18, 2007 to March 3, 2008. His previous assignments included President of the Aluminum Business, President of the Rolling Mills Division, President of Primary Products Division and

Plant Manager at Huntingdon. Mr. Brooks has 30 years of experience in the aluminum industry, having been with Noranda Aluminum for 22 of those years. Mr. Brooks holds a BS in Business from Cleveland State University and an MBA from the University of Tennessee and is a Certified Public Accountant.

Richard J. Anderson, 59, was appointed Chief Financial Officer of Noranda Aluminum, Inc. in 2001 and has been Chief Financial Officer of Noranda HoldCo and Noranda AcquisitionCo since May 18, 2007. His previous assignments included Senior Vice President Controller for Noranda Inc.; Senior Vice President Finance, Noranda Minerals; Group Controller, Zinc Division; and Group Controller Copper Division for Noranda. Mr. Anderson has 36 years of experience in the metals business. Mr. Anderson holds a BS in Business degree from York University, and is a Canadian Certified Management Accountant.

Alan K. Brown, 61, has been Vice President of Legal and Human Resources of Noranda Aluminum, Inc. since 1992 and Noranda AcquisitionCo since May 18, 2007, has been Secretary of Noranda HoldCo and Noranda AcquisitionCo since May 18, 2007 and has been General Counsel of Noranda HoldCo since June 4, 2007 and of Noranda AcquisitionCo since May 18, 2007. His previous assignments were Vice President Human Resources, Beazer East, Director Compensation and Benefits, Koppers Co., and Staff Vice President Allegeny International, all of Pennsylvania. Mr. Brown holds a BA from the College of William and Mary, a JD from Case Western Reserve University and is a member of the Ohio bar.

Scott Croft, 44, was appointed President of the Rolling Mills division in 2006 and has been President, Rolling Mills of Noranda AcquisitionCo since May 18, 2007. Mr. Croft also has been the President and a director of Norandal USA, Inc., our wholly owned subsidiary, since 2006. His previous assignments included Site Manager at Huntingdon from 2002 to 2006, Director of Foil Operations from 2001 to 2002, Plant Manager at Salisbury from 1995 to 2000 and Production Manager at Huntingdon from 1993 to 1995. Mr. Croft holds a BS in Metallurgical Engineering from the University of Pittsburgh and an MBA from Syracuse University.

Keith Gregston, 59, was appointed President and General Manager of the New Madrid Plant in 2004 and has been President and General Manager, New Madrid at Noranda AcquisitionCo since May 18, 2007. His previous assignments included Director of Operations at New Madrid from 2002 to 2004, Reduction Plant Manager, Value-Added Products Manager and Senior Engineer. Mr. Gregston has 35 years of experience in the aluminum industry. Mr. Gregston holds a BS in Metallurgical Engineering from the University of Kentucky and completed the Manufacturing Executive Program at the University of Michigan Business School.

Joshua J. Harris, 43, became a director of Noranda HoldCo on July 2, 2007. Mr. Harris is President and Founding Partner of Apollo Management, L.P. which was started in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of AP Alternative Assets, Apollo Global Management LLC, Berry Plastics, Ceva Logistics, Hexion Specialty Chemicals, Metals USA, Momentive Performance Materials and Verso Paper Holdings. Mr. Harris has previously served on the boards of directors of Nalco, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Corporation, Covalence Specialty Materials, United Agri Products, Quality Distribution and Whitmire Distribution. Mr. Harris is actively involved in charitable and political organizations. He is a member and serves on the Corporate Affairs Committee of the Council on Foreign Relations. Mr. Harris serves as a member of the Department of Medicine Advisory Board for The Mount Sinai Medical Center. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a BS in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Eric L. Press, 42, became a director of Noranda HoldCo and of Noranda AcquisitionCo on March 27, 2007. Mr. Press is a partner of Apollo. Prior to joining Apollo in 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group (BCG), a management consulting firm focused on corporate strategy. Mr. Press has been engaged in all aspects of Apollo’s lodging, leisure and entertainment investment activities, as well as Apollo’s investments in basic industries and financial services. Mr. Press serves on the boards of directors of Oceania Cruise Holdings, Affinion Group, Metals USA and Quality Distribution. He also serves on the Board of Trustees of the Rodeph Sholom School in New York City. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.

Gareth Turner, 44, became a director of Noranda HoldCo on May 18, 2007. Mr. Turner joined Apollo in 2005 and is based in London. From 1997 to 2005, Mr. Turner was employed by Goldman Sachs as a Managing Director in its Industrial and Natural Resources investment banking group. Based in London from 2003 to 2005, Mr. Turner was head of the Global Metals and Mining Group. He has a broad range of experience in both capital markets and M&A transactions and was active in the private equity group (PIA) of Goldman Sachs, having been a key advisor to this division. Prior to joining Goldman Sachs, Mr. Turner was employed at Lehman Brothers from 1992 to 1997, and prior to this, he worked for Salomon Brothers from 1991 to 1992 and RBC Dominion Securities from 1986 to 1989. Mr. Turner serves on the board of CEVA Group plc. Mr. Turner graduated from the University of Western Ontario with an MBA with Distinction in 1991 and from the University of Toronto with his BA in 1986.

M. Ali Rashid, 31, became a director of Noranda HoldCo and of Noranda AcquisitionCo on May 18, 2007. Mr. Rashid is a partner of Apollo. He has been employed by Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is a director of Quality Distribution, Metals USA and Realogy Corporation. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated magna cum laude and Beta Gamma Sigma from Georgetown University with a BS in Business Administration.

Matthew H. Nord, 28, became a director of Noranda HoldCo and of Noranda AcquisitionCo on March 27, 2007. Mr. Nord is a principal of Apollo and has been associated with Apollo since 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group Inc., Hughes Telematics and SOURCECORP, Inc. Mr. Nord graduated summa cum laude with a BS in Economics from the Wharton School of the University of Pennsylvania.

Matthew R. Michelini, 26, became a director of Noranda HoldCo and of Noranda AcquisitionCo on March 27, 2007. Mr. Michelini joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the Technology, Media & Telecommunications group at Lazard Frères & Co. from 2004 to 2006. Mr. Michelini graduated from Princeton University with a BS in Mathematics and a Certificate in Finance.

Scott Kleinman, 35, became a director of Noranda HoldCo on December 7, 2007. Mr. Kleinman is a partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Hexion Specialty Chemicals, Momentive Performance Materials and Verso Paper Inc. Mr. Kleinman received a BA and a BS from the University of Pennsylvania and the Wharton School of Business, respectively, graduating magna cum laude, Phi Beta Kappa.

Alan H. Schumacher, 61, became a director of Noranda HoldCo on January 18, 2008. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group, most recently serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is currently a member of the Federal Accounting Standards Advisory Board. He is a director of BlueLinx Holdings and Quality Distribution, Inc.

Thomas R. Miklich, 61, became a director of Noranda HoldCo on January 18, 2008. Mr. Miklich was Chief Financial Officer of OM Group, Inc., a specialty chemical company, from 2002 until his retirement in 2004. Prior to that he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. He is a director of UAP Holding Corp. and Quality Distribution, Inc.

Robert Kasdin, 49, became a director of Noranda HoldCo on February 21, 2008. Mr. Kasdin was appointed Senior Executive Vice President of Columbia University in March 2002 and assumed his responsibilities as of September 1, 2002. Prior to joining Columbia University, he served as the Executive Vice President and Chief Financial Officer of the University of Michigan. Before his service at the University of Michigan, he was the Treasurer and Chief Investment Officer for The Metropolitan Museum of Art in New York City, and the Vice President and General Counsel for Princeton University Investment Company. He started his career as a corporate attorney at Davis Polk & Wardwell. Mr. Kasdin serves on several boards. He is President of the Board of Trustees of The Dalton School, and a trustee of the National September 11 Memorial & Museum. Mr. Kasdin earned his AB from Princeton and his JD from Harvard Law School.

There are no family relationships between any of the executive officers or directors of Noranda HoldCo.

EXECUTIVE COMPENSATION

Overview And Objectives Of Compensation Program

We have generally continued the pre-existing stand-alone compensation programs applicable to our executives prior to the Apollo Acquisition. These programs were designed to retain our executives, while also motivating them to achieve specific financial objectives and aligning their interests with our shareowners. The Company’s compensation program is intended to recognize strong governance of the Company and its subsidiaries (with special emphasis, at the management level, on retention and long-term incentives following our transition from Xstrata), excellent cash management, long-term earnings growth and safety performance.

Role Of The Compensation Committee

During the period from the consummation of the Apollo Acquisition through December 6, 2007, the Board of Directors of Noranda HoldCo (then consisting of Joshua J. Harris, William Brooks, Eric. L. Press, Gareth Turner, M. Ali Rashid, Matthew H. Nord, Matthew R. Michelini and Scott Kleinman) made all significant compensation decisions, and as such, had primary responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

On December 7, 2007, the Board of Directors of Noranda HoldCo established a compensation committee to assist the Board in more fully developing and implementing the compensation program for our Chief Executive Officer (the “CEO”) and other executives and to ensure that the total compensation and benefits paid to or provided to executives is reasonable, fair, and competitive (hereafter, said Board of Directors and the compensation committee (together with our Board of Directors where appropriate) are referred to in this prospectus as the “Compensation Committee”). The current members of the Compensation Committee are Eric L. Press, as Chairman, and Matthew H. Nord. Effective March 3, 2008, Layle “Kip” Smith became our CEO, and William Brooks, our CEO through March 3, 2008, became the Chairman of our Board of Directors.

In evaluating the type and amount of compensation for our executives, we expect to review their current pay, their opportunities for future compensation, their contributions to the goals and objectives outlined for them within the Company and its subsidiaries and their long-term prospects within the Company and its subsidiaries. We believe this compensation philosophy provides strong long-term incentives, effective cash flow management and investment in the long-term growth of the business.

The Compensation Committee’s specific roles under the Compensation Committee Charter are:

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to approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the Company, (2) all employees of the Company and its subsidiaries who report directly to the CEO and (3) other members of senior management of the Company and its subsidiaries (collectively, the “Senior Management Group”), as well as all compensation for our Board of Directors;

•	to approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of our Board of Directors;

•	to approve and authorize grants under the Company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	to prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in our annual proxy statement, if any.

Role Of Executive Officers In Compensation Decisions. The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program on at least an annual basis. The Compensation Committee and the CEO together will assess the performance and compensation of the other named executives. The Compensation Committee, together with the CEO, annually will review the performance of each member of the Senior Management Group as compared with the achievement of Company or operating division goals, as the case may be, together with each executive’s individual goals. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Both performance and compensation are evaluated to ensure that the Company is able to attract and retain high quality executives in vital positions and that the compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the industry.

Setting Executive Compensation. Based on the above objectives and philosophies, the Compensation Committee has established annual and long-term cash and equity compensation components to motivate the executives to achieve, and hopefully exceed, the business goals established by the Company and to fairly reward such executives for achieving such goals. The Compensation Committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation. The Compensation Committee periodically conducts a review of the aggregate level and mix of our executive compensation against other companies in our industry (both publicly and privately held), as well as in other industrial companies.

Elements Used To Achieve Compensation Objectives

The Company’s compensation programs are designed to emphasize and reward the key areas for our business: strong governance, safety, cash flow management and earnings growth. The Company’s compensation programs include five basic elements: (1) annual cash compensation; (2) management equity investment; (3) equity compensation awards pursuant to the Noranda Aluminum Holding Corporation 2007 Long-Term Incentive Plan (which we sometimes refer to as the Noranda 2007 Plan); (4) post-employment compensation; and (5) perquisites and other personal benefits. The Company’s arrangements for its executive officers use a mix of base salary and incentive bonus, an opportunity to purchase equity in the Company and stock option grants in amounts relative to the amount of equity purchased, in addition to perquisites and other personal benefits (as described below).

Annual Cash Compensation. Our executive officers’ base salaries depend on their position within the Company and its subsidiaries, the scope of their responsibilities and the period during which they have been performing those responsibilities and their overall performance. Since the consummation of the Apollo Acquisition, we have generally continued to pay base salaries at the levels paid to our executive officers by Xstrata prior to the Apollo Acquisition. Base salaries are reviewed on a regular basis annually, and will be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and performance and experience, as well as the terms of any agreements we have in place with the executive officer.

Our executive officers participate in our 2007 Annual Incentive Plan applicable to our salaried employees generally. This plan was created while we were a subsidiary of Xstrata in 2006, and in connection with the Apollo Acquisition, we assumed the plan and left the performance metrics unchanged. Depending on our overall business performance (specifically related to EBITDA, metal production, cash flow and safety performance) and each executive’s individual performance, he or she would be eligible to receive a bonus ranging from zero-to two-times his or her target bonus. Target bonuses are 100 percent of base salary for Mr. Smith, 50 percent of base salary for Mr. Brooks (who will participate in the 2008 bonus program but will not be eligible for bonuses thereafter), 30 percent of base salary for Messrs. Anderson, Gregston and Croft and 25 percent of base salary for Mr. Brown. Generally, target bonuses are set based on each participant’s level and pay grade at the Company or its subsidiaries, with 50 percent of performance goals based on financial achievement measures and 50 percent of performance goals based on the achievement of individual performance objectives using metrics generally tied to measurable accounting or operational objectives tailored to the participant’s role in the Company. For Messrs. Smith, Brooks, Anderson and Brown, the financial results of the Company as a whole underlie the financial metric. For Messrs. Gregston and Croft, the financial metric is split equally between the Company’s financial achievement and that of the subsidiary which they lead. For 2007, the individual performance metrics for the executive officers included facilitation of the sale of the Company to a third party buyer, achieving a favorable long-term power contract at New Madrid, providing for a competitive labor contract settlement without a work stoppage at New Madrid and achieving superior safety performance across the Company. Whereas divisional performance objectives are generally determined and approved by the Board in the December preceding the bonus plan year, individual objectives are generally set in the following January or February using objectively measurable and individually tailored accounting or operational goals which support the achievement of the financial goals established in the preceding December. On March 14, 2008, the Company paid bonuses under the 2007 Annual Incentive Plan to each of our named executive officers, the amounts of which are disclosed below in the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation.” Each of the executives met expectations with respect to their individual performance goals under the 2007 Annual Incentive Plan, and the combined corporate financial achievement was 97.45% of target level.

In connection with the consummation of the Apollo Acquisition, Xstrata paid to certain Company employees, including each Messrs. Brooks, Anderson, Brown, Gregston and Croft, a transaction-related bonus payment. Neither Noranda HoldCo nor Noranda AcquisitionCo was in any way responsible or required to reimburse or indemnify Xstrata for any of these transaction-related bonus payments, and the Compensation Committee has not taken and does not expect to take into account any such Xstrata-paid transaction bonus payments in determining the target bonuses or performance metrics applicable to our executive officers for the 2007 or 2008 bonus plan year.

The President and Chief Executive Officer is currently working with the Compensation Committee to determine the performance metrics to apply to our 2008 bonus plan year, and we expect that our executive officers will continue to be subject to the same financial performance metrics as other salaried employees of the Company.

Management Equity Investment. Pursuant to subscription agreements entered into in connection with the consummation of the Apollo Acquisition, each of Messrs. Brooks, Anderson, Brown, Gregston and Croft and certain other management participants (collectively, the “Management Participants”) agreed to make equity investments in Noranda HoldCo through the purchase of common shares of Noranda HoldCo for a total aggregate investment of approximately $1.9 million, at $10 per share, the same price paid by Apollo in connection with the Apollo Acquisition. Mr. Brooks purchased 45,000 shares, Mr. Anderson purchased 27,500 shares and each of Messrs. Brown, Gregston and Croft purchased 25,000 shares. As discussed below (see “Mr. Smith’s Term Sheet”), in connection with his commencement of employment, Mr. Smith purchased 100,000 common shares of Noranda HoldCo on March 10, 2008, at a purchase price of $20 per share, which was the fair market value of a common share of Noranda HoldCo on the date of purchase.

All equity securities purchased by the Management Participants and Mr. Smith are subject to restrictions on transfer, repurchase rights and other limitations set forth in a securityholders agreement. See “Certain Relationships and Related Party Transactions—Securityholders Agreement.” In connection with the Special Dividend, each employee investor, including each of Messrs. Brooks, Anderson, Brown, Gregston and Croft, received a distribution of $10 per share of Noranda HoldCo common stock owned. Approximately $1.9 million was distributed to employee shareholders. We believe that this investment by the executive officers in Noranda HoldCo contributes significantly to the alignment of their interests with those of the Company.

Equity Compensation Awards. In connection with the completion of the Apollo Acquisition, Noranda HoldCo adopted the Noranda 2007 Plan, which permits Noranda HoldCo to grant stock options, rights to purchase shares, restricted stock, restricted stock units, and other-stock based rights to employees and directors of, or consultants to, us or any of our subsidiaries. The Noranda 2007 Plan is administered by the board of directors of Noranda HoldCo or, if determined by such board, by the Compensation Committee of the board. Approximately 1.5 million shares of the common stock of Noranda HoldCo have been reserved for issuance under the Noranda 2007 Plan.

As discussed below, we have awarded stock options to the Management Participants and Mr. Smith. The Compensation Committee has not established any formal program, plan or practice for the issuance of equity awards to employees. We do not have any program, plan or practice in place for selecting grant dates for awards under the Noranda 2007 Plan in coordination with the release of material non-public information. Under the Noranda 2007 Plan, the exercise price for the option awards is the fair market value of the stock of Noranda HoldCo on the date of grant. The fair market value was determined by the Board of Directors by applying industry appropriate multiples to our current EBITDA, and this valuation took into account a level of net debt that excluded cash required for working capital purposes. The Compensation Committee is not prohibited from granting awards at times when it is in possession of material non-public information. However, no inside information was taken into account in determining the number of options previously awarded to the Management Participants or the exercise price for those awards, and we did not “time” the release of any material non-public information to affect the value of those awards.

The Compensation Committee believes that the granting of awards under the Noranda 2007 Plan promotes, on a short-term and long-term basis, an enhanced personal interest and alignment of interests of those executives receiving equity awards with the goals and strategies of the Company. The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving Company goals but also additional incentives for executives to remain with the Company.

Immediately following the completion of the Apollo Acquisition, we granted the Management Participants stock options that will be subject to the terms of the Noranda 2007 Plan. Mr. Brooks received a stock option grant with respect to 68,100 shares, and each of Messrs. Anderson, Brown, Gregston and Croft received a stock option grant with respect to 61,300 shares. In connection with the grants, we entered into stock option award agreements with the Management Participants.

The exercise price per share of Noranda HoldCo’s common stock subject to the options granted to the Management Participants was $10 per share on the date of grant, the same price as paid by Apollo in connection with the Apollo Acquisition. In connection with the Special Dividend, the options granted to the Company’s employees, including Messrs. Brooks, Anderson, Brown, Gregston and Croft, were adjusted to preserve the value of the options following the dividend by reducing the exercise price thereof from $10 per share to $6 per share, and by paying each optionholder $6 per share in cash per option. Approximately $4.1 million in the aggregate was distributed to optionholders pursuant to this adjustment. As discussed below (see “Mr. Smith’s Term Sheet”), in connection with his commencement of employment, Mr. Smith was awarded 200,000 stock options pursuant to the Noranda 2007 Plan on March 3, 2008, at an exercise price of $20 per share, which was the fair market value of a share of common stock on the date of grant.

Generally, 50 percent of the options are time-vesting options that will become vested and exercisable in five equal annual installments on each anniversary of the consummation of the Apollo Acquisition beginning in 2008 and ending in 2012 (or, in the case of Mr. Smith, on each anniversary of the grant date) and 50 percent of the options are performance-vesting options that will vest upon the achievement of certain performance goals related to the internal rate of return of funds managed by Apollo with respect to its investment in the Company. In each case, the vesting of options is generally subject to the grantee’s continued provision of services to the Company or one of its subsidiaries as of the applicable vesting date.

The maximum term of these options will be ten years. However, subject to certain exceptions set forth in the applicable stock option award agreement, unvested options will automatically expire upon the date of a grantee’s termination of employment. All of the time-vesting options may become vested earlier upon the grantee’s continued employment for 18 months following a “change of control” of Noranda HoldCo or upon certain qualifying terminations of employment prior to such 18-month anniversary. Vested options will generally expire 90 days following the termination of a grantee’s employment without “cause” or with “good reason” (each as defined in the applicable stock option agreement), 60 days following the grantee’s termination of employment without good reason and 180 days following a grantee’s death or disability. All options will be forfeited upon a termination of the grantee’s employment for cause. The options granted to Mr. Smith in connection with the commencement of his employment contain certain unique terms described more fully below (see “Mr. Smith’s Term Sheet”). We believe that the grant of stock options to the executive officers contributes significantly to the alignment of their interests and those of the Company.

Shares of Company common stock acquired under the Noranda 2007 Plan will be subject to restrictions on transfer, repurchase rights and other limitations set forth in a securityholders agreement. See “Certain Relationships and Related Party Transactions—Securityholders Agreement.”

Post-Employment Compensation. We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by Xstrata and applicable to our employees prior to the Apollo Acquisition. The Compensation Committee believes that offering post-employment compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and to reward our employees and executives for their contribution to the Company during their employment. The principal components of our post-employment executive officer compensation program include a qualified defined contribution 401(k) plan, a qualified defined benefit pension plan, a non-qualified supplemental defined benefit pension plan and a non-qualified deferred compensation plan.

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401(k) Plan. Our executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried and non-union hourly employees. The company matches 50% of employee contributions up to 6% of employee pay. Company matching contributions are 100% vested after three years of service.

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Pension plan. Our executive officers participate in our company-wide non-contributory defined benefit pension plan for salaried and non-union hourly employees. Benefits are vested after five years of service and are based on average annual compensation and length of service of the employee.

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Supplemental Executive Retirement Plan. We also maintain the Noranda Aluminum, Inc. Management Supplemental Benefit Plan, a separate supplemental non-qualified pension plan in which executive officers and other highly compensated Company employees participate. This Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the qualified defined benefit pension plan under applicable Internal Revenue Code limits and the amount that would be provided under the pension plan if no such limits were applied. The non-qualified pension plan also recognizes as covered earnings deferred salary and bonuses, which are not recognized as such by the pension plan.

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Deferred Compensation Plan. Under our non-qualified deferred compensation plan, executive officers and other highly compensated Company employees may defer a portion of their base salary and annual bonus. Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2007, was 7.5 percent, and for 2008, is also 7.5 percent) and 1.5 percent. The Company maintains a rabbi trust to provide for its obligations under the SERP and the deferred compensation plan.

Perquisites And Other Personal Benefits. While we believe that perquisites should be a minor part of executive compensation, we recognize the need to provide our executive officers with perquisites and other personal benefits that are reasonable, competitive and consistent with the overall compensation program in order to enable us to attract and retain qualified employees for key positions. Accordingly, in lieu of perquisites and other personal benefits that we historically provided directly to the executive officers, such as club memberships and financial planning services, and in accordance with Falconbridge Limited/Xstrata policy, we have since 2003 provided each of our named executive officers (other than Mr. Brooks, whose base salary reflected the amount of perquisite allowance which would otherwise have been provided to him) with an annual perquisite allowance (currently $13,500) which each executive officer may use to purchase perquisites and other fringe benefits. Mr. Smith will not receive this allowance, as his base salary reflects the amount of perquisite allowance that would otherwise be provided to him. This policy allows each of our executive officers the flexibility and responsibility to carefully choose only those fringe benefits which best meet his individualized needs and circumstances while at the same time capping our overall fringe benefit costs to a level that our Compensation Committee has determined is both reasonable and competitive. The Compensation Committee periodically reviews the level of the perquisite allowance provided to our executive officers. Each of our executive officers is entitled to the use of a company leased automobile, with the executive officer bearing the routine operational expenses and having an option to purchase the automobile following the completion of the lease term or termination of employment, if earlier.

Management Agreements

It is the Company’s general policy not to enter into individualized employment agreements with executive officers other than its CEO. Prior to the closing of the Acquisition, Apollo entered into a definitive and binding term sheet with William Brooks, who was then serving as the Company’s CEO. As discussed above, Mr. Brooks resigned as CEO effective March 3, 2008 and now serves as Chairman of our Board of Directors.

Mr. Brooks’s Term Sheet. Mr. Brooks’s term sheet provides for a three-year term commencing as of the effective time of the Apollo Acquisition. Pursuant to the term sheet, Mr. Brooks received a base salary of $436,800 and was eligible for an annual bonus award with a target amount equal to 50% of his annual base salary. Actual bonus amounts were to be determined based on performance.

In the event that Mr. Brooks’s employment is terminated by us without “cause” or by Mr. Brooks for “good reason” (each, an “Involuntary Termination”), Mr. Brooks’s term sheet provided for certain severance payments and other benefits, which varied depending on the circumstances of Mr. Brooks’s termination, including in the event of an Involuntary Termination. See below under “Potential Payments Upon Termination or Change of Control.” Mr. Brooks’s resignation on March 3, 2008 was treated as a resignation for “good reason” for purposes of the term sheet.

In connection with entering into the term sheet, Mr. Brooks agreed to make an investment of $450,000 in shares of Noranda HoldCo common stock and, in connection with such investment, we granted Mr. Brooks stock options in respect of 68,100 shares of Noranda HoldCo common stock. In connection with the Special Dividend, Mr. Brooks received $450,000 in respect of his shares of Noranda HoldCo common stock and $408,600 in respect of his options. See “Management Equity Investment” and “Equity Compensation Awards” above.

Mr. Smith’s Term Sheet. On February 22, 2008, we entered into a definitive, binding term sheet with Mr. Smith, with a five-year term commencing as of March 3, 2008, and with automatic annual renewals thereafter unless either party gives notice of non-renewal at least 90 days prior to a renewal date.

Pursuant to the term sheet, Mr. Smith will serve as our CEO during the term, and will serve on our Board of Directors. While serving as our CEO, Mr. Smith will receive an annual base salary of $750,000 and will be eligible for an annual bonus with a target amount equal to 100% of his annual base salary. Actual bonus amounts will be determined based on performance.

In the event that Mr. Smith’s employment as our CEO is terminated by us without “cause” or by Mr. Smith for “good reason” (each, an “Involuntary Termination”), he would be entitled to 18 months of base salary, payable in a lump sum, a prorated annual bonus for the year of termination and 18 months of continued health care benefits. In the event that Mr. Smith’s employment as our CEO is terminated by us due to his death or disability, he, or his estate, would be entitled to 12 months of base salary, payable in a lump sum.

In connection with entering into the term sheet, Mr. Smith agreed to make an investment of $2 million in shares of Noranda HoldCo common stock and, in connection with such investment, Noranda HoldCo granted Mr. Smith stock options in respect of 200,000 shares of Noranda HoldCo common stock. See “Management Equity Investment” and “Equity Compensation Awards” above. The terms of his investment and stock options are generally similar to those applicable to Management Participants other than with respect to price and vesting, except that Mr. Smith’s shares are subject to repurchase rights only in the case of termination for cause (in which case we may repurchase his shares at the lesser of his original purchase price or fair market value), Mr. Smith may be entitled under certain circumstances to potentially longer post-termination exercise periods for vested options than are generally applicable to our stock options, and Mr. Smith would be entitled, in the event of a change of control of Noranda HoldCo prior to or on the 18-month anniversary of his commencement of employment, to full vesting of all time-vesting stock options and the right to re-sell his 100,000 purchased shares to us for no less than $8 million. However, in the event of such a change of control, any cash received by Mr. Smith for those shares would be subject to a continued service requirement pursuant to which his right to the cash would vest 50% on the six-month anniversary of the change of control and 50% on the first anniversary of the change of control, subject to accelerated vesting upon an Involuntary Termination.

Senior Managers Severance Plan. Each of Mssrs. Anderson, Brown, Gregston and Croft is eligible to participate in our senior managers severance plan applicable to the senior management employees who directly report to the Company’s President. In the event that a participant incurs an involuntary termination of employment due to a permanent reduction in force, the elimination of a job or position, a corporate reorganization (generally a merger or similar transaction resulting in employment terminations) or a demonstrated insufficient aptitude for continued employment not attributable to any willful cause or effect, then, subject to execution of a release of claims, the participant will receive an amount calculated based on the length of service and base salary of the participant (subject to a maximum severance amount of 104 weeks of base pay), provided that the participant will be ineligible for severance in the event of a voluntary resignation, misconduct (including unethical or illegal conduct), a lay-off expected to be short-term in nature or the refusal to accept reassignment where reassignment is at substantially similar pay, benefits and reporting duties and not more than 50 miles from the prior location. The senior managers severance plan has been a component of our executive compensation program for many years prior to the Apollo Acquisition. We believe that this arrangement provides a retentive benefit and represents part of an industry-competitive benefits program, and assists in ensuring the impartial and dedicated service of our executive officers, notwithstanding concerns that they might have regarding their continued employment following corporate transactions or otherwise.

Conclusion. Our compensation policies are designed to reasonably and fairly motivate, retain and reward our executives for achieving our objectives and goals.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers from Noranda HoldCo or Noranda AcquisitionCo for the fiscal year ended December 31, 2007. Amounts listed under the columns entitled “Bonus,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” were determined and approved by the Board of Directors.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)

William Brooks,(6) President and Chief Executive Officer	2007	271,553.94	0	0	440,765	215,604	133,377.66	4,253.00	1,065,553.60

Richard Anderson, Chief Financial Officer	2007	139,872.74	0	0	396,753	66,641	24,154.82	13,797.08	641,219.64

Alan Brown, Secretary and General Counsel	2007	132,628.16	0	0	396,753	59,328	25,154.54	12,878.87	626,742.57

Keith Gregston, President and General Manager, New Madrid	2007	135,528.96	0	0	396,753	76,824	36,197.59	13,472.97	658,776.52

Scott Croft, President, Rolling Mills	2007	128,161.18	0	0	396,753	61,062	4,496.00	12,101.28	602,573.43

(1)	Represents regular base salary paid to our named executive officers by us between May 18, 2007 and December 31, 2007. The annual base salaries for each of Messrs. Brooks, Anderson, Brown, Gregston and Croft as of December 31, 2007 were $436,800, $224,988, $213,335, $218,001, and $206,150, respectively.
(2)	In connection with the completion of the Apollo Acquisition, Messrs. Brooks, Anderson, Brown, Gregston and Croft were awarded options to acquire 68,100, 61,300, 61,300, 61,300 and 61,300 shares of Noranda HoldCo common stock, respectively. Generally, 50 percent of the options are time-vesting options that will become vested and exercisable in five equal annual installments on each anniversary of the consummation of the Apollo Acquisition beginning on May 18, 2008 and ending on May 18, 2012 and 50 percent of the options are performance-vesting options that will vest upon the achievement of certain performance goals related to the internal rate of return of funds managed by Apollo with respect to its investment in the Company (the performance-vesting options also time-vest on the seventh anniversary of grant if they have not previously vested). In each case, the vesting of options is generally subject to the executive’s continued provision of services to the Company or one of its subsidiaries as of the applicable vesting date. In connection with the dividend distribution by Noranda HoldCo on June 12, 2007, the options granted to the Company’s employees, including the Company’s named executive officers, were adjusted to reflect the dividend by reducing the exercise price thereof from $10 per share to $6 per share, and by paying each optionholder $6 per share in cash per option. The amounts in Column (f) represent the FAS 123R expense recognized for options in 2007, which includes the expense for option modification on October 23, 2007 plus the cash dividend distribution paid in conjunction with the option modification on June 12, 2007. None of the options held by our named executive officers has vested as of December 31, 2007.
(3)	Represents annual bonuses under our 2007 Annual Incentive Plan paid to the named executive officers on March 14, 2008. For our named executive officers, no amounts were paid by us between May 18, 2007 and December 31, 2007 under our non-equity incentive plans; annual bonuses for our 2006 fiscal year were paid by Xstrata to our named executive officers in April 2007 (while we were a subsidiary of Xstrata). We did on behalf of Xstrata make a special cash bonus payment to Mr. Brooks after the completion of the Apollo Acquisition of $312,142.53 representing the cash value of a Xstrata restricted stock bonus awarded to Mr. Brooks by Xstrata prior to the Apollo Acquisition that vested upon the completion of the Apollo Acquisition. We made this payment to Mr. Brooks through our regular payroll using funds provided by Xstrata for purposes of making such payment.
(4)	Includes (1) the aggregate change in the actuarial present values of the named executive officers’ accumulated benefit under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan from May 18, 2007 to December 31, 2007, which for Messrs. Brooks, Anderson, Brown, Gregston and Croft were $71,554, $20,934, $22,458, $34,620 and $4,496, respectively; and (2) above-market or preferential earnings under our non-qualified deferred compensation plan from May 18, 2007 to December 31, 2007, which for Messrs. Brooks, Anderson, Brown, Gregston and Croft were $61,823.66, $3,220.82, $2,696.54, $1,577.59 and $0, respectively. The foregoing amounts assume earnings of 3.11% in excess of 120% of the applicable federal long-term rate pursuant to our non-qualified deferred compensation plan, under which amounts deferred are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance plus 1.5 percent. Mr. Croft did not participate in our non-qualified deferred compensation plan in 2007 or in any prior years.
(5)	Amounts reported in column (i) include the following:

Named Executive Officer	Net Value Automobile Allowance (1)	Perquisite Allowance (2)	Group Term Life (3)	Company 401(k) Match (4)	Total
William Brooks	2,089.85	0.00	2,163.15	0.00	4,253.00
Richard Anderson	1,963.17	8,383.06	1,113.75	2,337.10	13,797.08
Alan Brown	1,417.45	8,383.06	1,056.90	2,021.46	12,878.87
Keith Gregston	2,760.30	8,383.06	1,081.65	1,247.96	13,472.97
Scott Croft	1,147.75	8,383.06	1,022.25	1,548.22	12,101.28

(1)	Each of our named executive officers is entitled to the use of a company leased automobile, with the named executive officer bearing the routine operational expenses and having an option to purchase the automobile following the completion of the lease term or termination of employment, if earlier. Each executive is given a monthly automobile allowance (grossed up for state income taxes in the case of Mr. Gregston) to pay the monthly lease amounts.
(2)	We provide each of our named executive officers (excluding Mr. Brooks) with an annual perquisite allowance of $13,500 which each executive officer may use to purchase perquisites and other fringe benefits; amounts reported in the table above included a pro-rata portion of the annual perquisite allowance to reflect only the period from May 18, 2007 to December 31, 2007 while we were not a subsidiary of Xstrata.
(3)	Under our group term life insurance policies, the Company provides coverage in amounts up to two-times the named executive officers’ base pay. Amounts reported in the table above represent the dollar value of insurance premiums paid on behalf of each named executive officer during the period from May 18, 2007 to December 31, 2007.
(4)	Our named executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried employees. The company matches 50% of employee contributions up to 6% of employee pay. Company matching contributions are 100% vested after three years of service. Amounts reported in the table above represent the amount of Company matching contributions made during the period between May 18, 2007 and December 31, 2007.

(6)	Effective March 3, 2008, Mr. Brooks resigned as CEO and President and now serves as Chairman of our Board of Directors.

The change in pension values described above are based on the following calculations:

Name (a)	Plan Name (b)	Change in Pension Value ($) (c)(1)

William Brooks	Noranda Aluminum Inc. Aluminum Group Retirement Plan	58,396
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	13,158
	Aggregate Change in Pension Value	71,554

Richard Anderson	Noranda Aluminum Inc. Aluminum Group Retirement Plan	21,784
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	(851)
	Aggregate Change in Pension Value	20,934

Alan Brown	Noranda Aluminum Inc. Aluminum Group Retirement Plan	34,108
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	(11,650)
	Aggregate Change in Pension Value	22,458

Keith Gregston	Noranda Aluminum Inc. Aluminum Group Retirement Plan	55,683
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	(21,063)
	Aggregate Change in Pension Value	34,620

Scott Croft	Noranda Aluminum Inc. Aluminum Group Retirement Plan	6,951
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	(2,455)
	Aggregate Change in Pension Value	4,496

(1)	Present values shown represent the increase in present value of accrued pension benefits from May 18, 2007 to December 31, 2007. Benefits are assumed to begin at age 65 (which is the plans’ earliest unreduced retirement age). Present values assume mortality in accordance with the RP2000 Healthy Annuitants table (without collar or amount adjustments) projected to 2014 with Scale AA. Benefits are assumed payable as a joint and 50% survivor annuity if the executive is married, or as a 5-year certain and life annuity if the executive is single. The discount rate at December 31, 2007 for financial reporting purposes is 6.00%. The discount rate at May 18, 2007 for financial reporting purposes was 5.90%. Reduction in values for the nonqualified plan are attributable to the operation of the final average pay calculation in the plan and the payment of the bonus early in the year.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(1)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)(2)	Exercise or Base Price of Option Awards ($/Sh) (k)(3)	Grant Date Fair Value of Stock and Option Awards ($) (l)(4)	Modification Date Fair Value of Stock and Option Awards (m)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		(c)	(d)	(e)	(f)	(g)	(h)
William Brooks	5/29/07	—	—	—	—	—	—	45,000	—	—	450,000	—
	5/29/07	—	—	—	—	—	—	—	68,100	10.00	328,242	$1,106,625

Richard Anderson	5/29/07	—	—	—	—	—	—	27,500	—	—	275,000	—
	5/29/07	—	—	—	—	—	—	—	61,300	10.00	295,466	$996,125

Alan Brown	5/29/07	—	—	—	—	—	—	25,000	—	—	200,000	—
	5/29/07	—	—	—	—	—	—	—	61,300	10.00	295,466	$996,125

Keith Gregston	5/29/07	—	—	—	—	—	—	25,000	—	—	200,000	—
	5/29/07	—	—	—	—	—	—	—	61,300	10.00	295,466	$996,125

Scott Croft	5/29/07	—	—	—	—	—	—	25,000	—	—	200,000	—
	5/29/07	—	—	—	—	—	—	—	61,300	10.00	295,466	$996,125

(1)	Pursuant to subscription agreements entered into in connection with the consummation of the Acquisition, each of our executive officers agreed to make equity investments in the Company through the purchase of common shares of Noranda Aluminum Holding Corporation at $10 per share. Accordingly, on May 29, 2007, Messrs. Brooks, Anderson, Brown, Gregston and Croft purchased 45,000, 27,500, 25,000, 25,000 and 25,000 shares, respectively, for $450,000, $275,000, $250,000, $250,000 and $250,000, respectively. In connection with the dividend distribution by Noranda Aluminum Holding Corporation on June 12, 2007, each employee investor, including the Company’s named executive officers, received a distribution of $10 per share of Noranda Aluminum Holding Corporation common stock. Approximately $450,000, $275,000, $250,000, $250,000 and $250,000, was distributed to each of Messrs. Brooks, Anderson, Brown, Gregston and Croft, respectively.
(2)	Pursuant to option agreements entered into in connection with the consummation of the Acquisition, each of our named executive officers received grants of stock options to acquire common shares of Noranda Aluminum Holding Corporation at an exercise price of $10 per share. Generally, 50% of the options will be time-vesting options that will become vested and exercisable in five equal annual installments on each anniversary of the consummation of the Acquisition beginning in 2008 and ending in 2012 and 50% of the options will be performance-vesting options that will vest upon the achievement of certain performance goals related to the internal rate of return of funds managed by Apollo with respect to its investment in the Company. In each case, the vesting of options is generally subject to the grantee’s continued provision of services to the Company or one of its subsidiaries as of the applicable vesting date. In connection with the dividend distribution by Noranda Aluminum Holding Corporation on June 12, 2007, the options granted to the Company’s employees, including the Company’s named executive officers, were adjusted by reducing the exercise price thereof from $10 per share to $6 per share, and by paying each optionholder $6 per share in cash per option.
(3)	The exercise price per share of Noranda Aluminum Holding Corporation’s common stock subject to the options granted to our named executive officers was $10 per share on the date of grant. The exercise price was reduced from $10 per share to $6 per share in connection with the dividend distribution by Noranda Aluminum Holding Corporation on June 12, 2007.
(4)	Amounts reported in column (l) include, with respect to stock awards, the aggregate purchase price paid by each of the named executive officers in connection with their investment in the Company, which was equal to the then-current fair market value on the underlying shares, and with respect to options, the aggregate value of the options on the date of grant determined in accordance with FAS 123R (because of the existence of certain Noranda call rights, no expense was actually recorded under FAS 123R until the modification described in footnote 5 below).

(5)	On October 23, 2007, the options were modified to include an explicit service period (7-year cliff vesting from the closing date). The amounts reflected in this column represent the fair value under FAS 123R of the options on the latest modification date of October 23, 2007.

Mr. Brooks’s Term Sheet. Mr. Brooks’s term sheet provided for a three-year term commencing as of the effective time of the Apollo Acquisition. Pursuant to the term sheet, Mr. Brooks received a salary of $436,800 and was eligible for an annual bonus award with a target amount equal to 50% of his annual base salary.

Pursuant to Mr. Brooks’s term sheet, in the event that Mr. Brooks’s employment as the Company’s CEO were to be terminated by the Company without cause (generally the commission of a crime or an act of moral turpitude, a willful commission of an act of dishonesty or a material breach of Mr. Brooks’s obligations as the Company’s President and CEO) or by Mr. Brooks for good reason (generally a material reduction in Mr. Brooks’s responsibilities or compensation) during any calendar year, Mr. Brooks was to continue to receive his full salary and, if applicable, target bonus, paid as though he had continued to work as CEO for such full calendar year. Thereafter, Mr. Brooks was to receive $300,000 per year until the third anniversary of the consummation of the Apollo Acquisition, subject to Mr. Brooks’s agreement to serve a position on the Company’s Board of Directors if requested by Apollo. In addition, Mr. Brooks was to be entitled to the same value of benefits he received as CEO during the three-year period following the consummation of the Apollo Acquisition (except following a termination for cause). In the event that Mr. Brooks’s employment as CEO or as a director were to be terminated as a result of Mr. Brooks’s death or disability, the Company will continue to pay Mr. Brooks’s base salary through the third anniversary of the consummation of the Apollo Acquisition.

In connection with entering into the term sheet, Mr. Brooks agreed to make an investment of $450,000 in shares of Noranda HoldCo common stock and, in connection with such investment, we granted Mr. Brooks stock options in respect of 68,100 shares of Holding common stock. In connection with the Special Dividend, Mr. Brooks received $450,000 in respect of his shares of Noranda HoldCo common stock and $408,600 in respect of his options.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)(1)	Option Exercise Price ($) (e)(2)	Option Expiration Date (f)(3)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

William Brooks	—	—	68,100	$6.00	May 29, 2017	—	—	—	—
Richard Anderson	—	—	61,300	$6.00	May 29, 2017	—	—	—	—
Alan Brown	—	—	61,300	$6.00	May 29, 2017	—	—	—	—
Keith Gregston	—	—	61,300	$6.00	May 29, 2017	—	—	—	—
Scott Croft	—	—	61,300	$6.00	May 29, 2017	—	—	—	—

(1)

All options reported in column (d) were granted on May 29, 2007 in connection with the completion of the Apollo Acquisition. Generally, 50% of the options held by each of our named executive officers are time-vesting options that will become vested and exercisable in five equal annual installments on each anniversary of the consummation of the Apollo Acquisition beginning in 2008 and ending in 2012, and 50% of the options are performance-vesting options that will vest upon the achievement of certain performance goals related to the internal rate of return of funds managed by Apollo with respect to its investment in the Company. All of the time-vesting options may become vested earlier upon the optionee’s continued employment for 18 months following a “change of control” or upon certain qualifying terminations of employment prior to such 18-month anniversary.

(2)	The exercise price per share of Noranda Aluminum Holding Corporation’s common stock subject to the options was $10 per share on the date of grant. In connection with the dividend distribution by Noranda Aluminum Holding Corporation on June 12, 2007, the options granted to the Company’s employees, including the Company’s named executive officers, were adjusted to reflect the dividend by reducing the exercise price thereof from $10 per share to $6 per share. Accordingly, the option exercise price at fiscal year end was $6 per share.
(3)	All outstanding options held by our named executive officers were granted May 29, 2007 and will expire ten years from the date of grant. However, subject to certain exceptions set forth in the applicable stock option award agreement, unvested options will automatically expire upon the date of the optionee’s termination of employment, and vested options will generally expire 90 days following the termination of the optionee’s employment without “cause” or with “good reason” (each as defined in the applicable stock option agreement), 60 days following the optionee’s termination of employment without good reason and 180 days following the optionee’s death or disability. All options will be forfeited upon a termination of the optionee’s employment for cause.

Pension Benefits

The chart below sets forth, for each of our named executive officers, such officer’s years of credited service, present value of accumulated benefit as of December 31, 2007, and payments during 2007, under each of our defined benefit pension plans.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last Fiscal Year ($) (e)

William Brooks	Noranda Aluminum Inc. Aluminum Group Retirement Plan	22.5	838,964	0
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	22.5	1,558,464	0

Richard Anderson	Noranda Aluminum Inc. Aluminum Group Retirement Plan	7.0	187,114	0
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	7.0	64,775	0

Alan Brown	Noranda Aluminum Inc. Aluminum Group Retirement Plan	15.5	457,255	0
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	15.5	132,207	0

Keith Gregston	Noranda Aluminum Inc. Aluminum Group Retirement Plan	35.8	871,202	0
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	35.8	202,445	0

Scott Croft	Noranda Aluminum Inc. Aluminum Group Retirement Plan	16.7	114,355	0
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	16.7	11,179	0

(1)

The Aluminum Group Retirement Plan is a tax-qualified defined benefit pension plan that provides a benefit of 1.75% of final five-year average compensation, with an offset of 0.75% of the executive’s Social Security benefit for each year of credited service (maximum 40 years). Pay reflected in the formula is total compensation, excluding deferred compensation, and is subject to certain limits required by the Internal Revenue Code. Benefits commence at age 65, or as early as age 55 with a reduction of 3% for each year by which commencement precedes age 65. Accrued benefits are vested when the employee has completed 5 years of service. Upon disability before retirement, the accrued benefit is payable immediately and is reduced for early commencement before age 65, and, if the employee remains disabled until age 65, a benefit is payable at age 65 equal to the benefit the employee would have earned had he remained employed until age 65 at his last rate of pay. Upon retirement, the benefit is paid as a monthly annuity for the employee’s life, with 5 years of payments guaranteed. Alternatively, employees can elect an actuarially equivalent benefit in the form of a joint and 50% survivor annuity (which married participants must elect unless they obtain spousal consent), a life annuity with 10 years guaranteed, or, if the present value of the benefit is less than $25,000, a lump sum payment. If a married employee dies before retirement, a survivor benefit is paid to the surviving spouse equal to the benefit the spouse would have received if the employee had retired and chosen the 50% joint and survivor annuity. The qualified plan is subject to certain IRS limits on pay which can be recognized and benefits that can be paid, and also does not recognize deferred compensation.

The Management Supplemental Benefit Plan is a non-qualified defined benefit pension plan that uses the same benefit formula as the qualified plan and provides any benefit accruals that would have been provided under the qualified plan if not for the pay and benefit limits of the Internal Revenue Code and if the executive had not deferred compensation. Executives can elect to receive non-qualified plan payments in an actuarially equivalent lump sum or in 2, 3, 5 or 10 annual installments, and can elect to begin receiving benefits at age 55, 60, 65 or 70 (but not before 6 months after termination of employment).
(2)	Present values shown represent the present value of accrued pension benefits at December 31, 2007. The present values of benefits were determined assuming that the executives remain employed until age 65 (which is the plans’ earliest unreduced retirement age). Benefits are assumed payable as a joint and 50% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is unmarried, and assumed to be received in accordance with each named executive officer’s current election on file for the nonqualified plan. Present values assume mortality in accordance with the RP 2000 Table (no collar adjustments) for Healthy Annuitants projected to 2014 with Scale AA. Benefits were discounted at 6.00%, the discount rate used by Noranda for financial reporting at December 31, 2007. For executives receiving lump sums under the non-qualified plan, a 6.00% discount rate was used as of December 31, 2007 (5.90% at May 18, 2007), and the mortality basis required to be used in 2008 under qualified plans that pay lump sums (which is the basis specified by the non-qualified plan) was used.

Nonqualified Deferred Compensation

The chart below sets forth, for each named executive officer, such officer’s participation levels and earnings history in our non-qualified deferred compensation plan for 2007.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)

William Brooks	90,090	0	178,911	0	3,356,465
Richard Anderson	15,000	0	9,321	0	180,366
Alan Brown	0	0	7,803	0	144,299
Keith Gregston	3,000	0	4,565	0	86,023
Scott Croft	0	0	0	0	0

(1)

Under our non-qualified deferred compensation plan, executive officers and other highly compensated Company employees may defer up to 33% of their base salary and annual bonus, with a minimum annual deferral amount of $2,000. Under the non-qualified deferred compensation plan, distribution elections are irrevocable once made, and elections made in a prior year will not be affected by elections made in future years. All distributions are made in cash in either a lump sum payment or in equal annual installments over a period of 5, 10 or 15 years. For each future deferral election, distributions commence beginning on March 15 of either (a) the year following the participant’s attainment of a specified age (as early as age 55 or as late as age 70), even if the participant is actively employed at such age; or (b) the March 15 following the later of the date the participant leaves active employment with the Company or attains age 55, in each case, subject to any required delays as a result of Section 409A of the Internal Revenue Code.

(2)	Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2007, was 7.5 percent) and 1.5 percent.
(3)	Because this is the Company’s first filing containing a Summary Compensation Table, no amounts set forth herein were reported as compensation to the named executive in the registrant’s Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change of Control

William Brooks’s Term Sheet. Mr. Brooks’s term sheet is described under “Management Agreements” above. Pursuant to Mr. Brooks’s term sheet, in the event that Mr. Brooks’s employment were to be terminated by the Company without cause (generally the commission of a crime or an act of moral turpitude, a willful commission of an act of dishonesty or a material breach of Mr. Brooks’s obligations as the Company’s President and CEO) or by Mr. Brooks for good reason (generally a material reduction in Mr. Brooks’s responsibilities or compensation) during any calendar year, Mr. Brooks was to continue to receive his full salary and, if applicable, target bonus, paid as though he had continued to work as CEO for such full calendar year. Thereafter, Mr. Brooks will receive $300,000 per year until the third anniversary of the consummation of the Apollo Acquisition, subject to Mr. Brooks’s agreement to serve on the Company’s Board of Directors if requested by Apollo. In addition, except following a termination for cause, Mr. Brooks will be entitled to the same value of benefits he received as CEO during the three-year period following the consummation of the Apollo Acquisition. The present value of such benefits, assuming Mr. Brooks retired on March 31, 2008 and received health care coverage, life insurance and 401(k) employer matching contributions through May 18, 2010, was determined to be approximately $22,700. In the event that Mr. Brooks’s service as CEO or as a director terminated as a result of Mr. Brooks’s death or disability, the Company was to continue to pay Mr. Brooks’s base salary through the third anniversary of the consummation of the Apollo Acquisition.

Senior Managers Severance Plan. Each of Messrs. Anderson, Brown, Gregston and Croft is eligible to participate in our senior managers severance plan applicable to the senior management employees who directly report to the Company’s President. In the event that a participant incurs an involuntary termination of employment due to a permanent reduction in force, the elimination of a job or position, a corporate reorganization (generally a merger or similar transaction resulting in employment terminations), or a demonstrated insufficient aptitude for continued employment not attributable to any willful cause or effect, then, subject to execution of a release of claims, the participant will receive six months’ base salary plus 1.25 weeks’ base salary per full year of service plus 1.25 weeks’ base salary for each $9,210 of annual base salary (or portion thereof) (subject to a maximum severance amount of 104 weeks of base pay), provided that the participant will be ineligible for severance in the event of a voluntary resignation, misconduct (including unethical or illegal conduct), a lay-off expected to be short-term in nature, or the refusal to accept reassignment where reassignment is at substantially similar pay, benefits and reporting duties (and not more than 50 miles from the prior location).

Acceleration of Equity Under Certain Circumstances. In the event of a “change in control” of the Company, all time-vesting options granted to our named executive officers will vest upon the grantee’s continued employment for 18 months following the change in control, or sooner upon a termination of employment by the Company without cause (and, in the case of Mr. Brooks, a termination of employment by Mr. Brooks for good reason) prior to such 18-month anniversary.

If on December 31, 2007, each of our named executive officers had been terminated under the circumstances described above giving rise to severance benefits under the severance plan (or with respect to

Mr. Brooks, terminated by the Company without cause or by Mr. Brooks for good reason), Messrs. Brooks, Anderson, Brown, Gregston and Croft would have received cash severance amounts of approximately $713,425, $446,082, $302,362, $417,681 and $294,358, respectively, under the severance plan (or, with respect to Mr. Brooks, pursuant to his term sheet). In the event that such termination had followed a “change of control” and that all time-vesting options had been settled based upon a price of $20 per share, the fair market value at December 31, 2007, then Messrs. Brooks, Anderson, Brown, Gregston and Croft would have received $476,700, $429,100, $429,100, $429,100, and $429,100, respectively, in settlement of their time-vesting options.

Director Compensation

Mr. Brooks received no additional compensation for serving as a director of Noranda HoldCo when he was serving as our CEO, and except as described above pursuant to his term sheet, will receive no additional compensation for serving as a director of Noranda HoldCo. In addition, Mr. Smith will receive no additional compensation for serving as a director of Noranda HoldCo. All other directors are paid under compensation schedules approved by the Board of Directors of Noranda HoldCo. None of our Directors received compensation for their services as directors in 2007. However, as discussed below, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. received equity-based remuneration for making available certain non-employee Directors to the Company.

Compensation as Director. In 2007, each non-employee director of Noranda HoldCo was entitled to an annual retainer of $50,000 paid quarterly in advance, plus $2,000 for each meeting of the Board of Directors attended in person ($1,000 if attended by telephone). For 2008, each non-employee director of Noranda HoldCo will be entitled to an annual retainer of $75,000 paid quarterly in advance, plus $2,000 for each meeting of the Board of Directors attended in person ($1,000 if attended by telephone).

Compensation as Committee Members. Each non-employee director of Noranda HoldCo who is a member of a committee of the Board is entitled to receive $2,000 for each committee meeting attended in person ($1,000 if attended by telephone).

Apollo Designees. Notwithstanding the general compensation rates described above, to the extent that the service of any non-employee director of Noranda HoldCo is made available to the Company by Apollo (such a non-employee director, an “Apollo Designee”), such Apollo Designee will not be eligible to receive any annual retainers and meetings fees described above (whether as a director or as a Committee Member). Instead, in consideration for providing the services of such Apollo Designee, Apollo Management VI, L.P. will receive 87.5 percent of the amount of such retainers or fees and Apollo Alternative Assets, L.P. will receive the remaining 12.5 percent.

2007 Equity-Based Grants. In connection with the consummation of the Apollo Acquisition, the Board of Directors of Noranda HoldCo approved the grant of options to purchase 33,333 shares of Noranda HoldCo common stock under the Noranda 2007 Plan to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. in consideration for Apollo’s provision of Apollo Designees to the Board of Noranda HoldCo. In connection with appointment of Messrs. Harris, Press, Turner, Rashid, Nord and Michelini as Apollo Designees to our Board of Directors, on October 23, 2007, Apollo Management VI, L.P. received options to purchase 175,000 shares of Noranda HoldCo common stock and Apollo Alternative Assets, L.P. received options to purchase 25,000 shares of Noranda HoldCo common stock, in each case, at an exercise price of $6.00 per share. It was subsequently determined that due to an administrative error, the number of options awarded on October 23, 2007 exceeded the amount intended to be awarded and the exercise price was lower than intended. In order to correct the administrative error, the award agreement with Apollo Management VI, L.P. and Apollo Alternative Assets, L.P., was amended and restated on March 10, 2008 to increase the exercise price of all of the options granted on October 23, 2007 to $20.00 per share, and to cancel for no consideration 122,500 of the options awarded to Apollo Management VI, L.P. and 17,500 of the options awarded to Apollo Alternative Assets, L.P. Consequently, as of the date of this filing, Apollo Management VI, L.P. holds 52,500 options granted on

October 23, 2007, and Apollo Alternative Assets, L.P. holds 7,500 options granted on October 23, 2007, in each case with an exercise price of $20.00 per share. In connection with the appointment of Mr. Kleinman as an Apollo Designee to our Board of Directors, on December 10, 2007, Apollo Management VI, L.P. received options to purchase initial 8,750 shares of Noranda Holdco common stock and Apollo Alternative Assets, L.P. received options to purchase 1,250 shares of Noranda Holdco common stock, in each case, at an exercise price of $20.00 per share. All options granted to Apollo Management VI, L.P. and to Apollo Alternative Assets, L.P. were fully vested on the date of grant and are exercisable until the tenth anniversary of the grant date (or, if earlier, upon the date 180 days following the first date in which the optionees and their affiliates both (i) no longer hold at least 2 percent of the shares of common stock of Noranda Aluminum Holding Corporation and (ii) no longer have the right to appoint at least one member of the Board of Directors of Noranda Aluminum Holding Corporation).

Compensation Committee Interlocks and Insider Participation

Prior to December 7, 2007, our entire Board of Directors performed the functions of a compensation committee. Other than Mr. Brooks, none of such directors has ever been one of our officers or employees. With the exception of those matters described below under “Certain Relationships and Related Party Transactions” pertaining to Mr. Brooks with respect to his term sheet and the investor rights agreement described in that section, none of such directors during 2007 had any relationship that requires disclosure in this prospectus as a transaction with a related person. During 2007, none of our executive officers served as a member of the compensation committee of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Noranda HoldCo owns 100% of the issued and outstanding common stock of Noranda AcquisitionCo.

The following table sets forth information regarding the beneficial ownership of the common stock of Noranda HoldCo as of March 31, 2008 for:

•	each person who owns beneficially more than a 5% equity interest in Noranda HoldCo;

•	each of our named executive officers;

•	each member of our board of directors; and

•	all of our executive officers and directors as a group.

	Shares Beneficially Owned(1)
Name and Address of Owner(2)	Number of Shares Beneficially Owned	Equity Interest
Apollo Management, L.P. and affiliates(3)	21,490,000	98.5%
Layle K. Smith	100,000	*
Bill Brooks	51,810	*
Rick Anderson	33,630	*
Alan Brown	31,130	*
Keith Gregston	31,130	*
Scott Croft	31,130	*
Joshua J. Harris	—	—
Eric L. Press	—	—
Gareth Turner	—	—
M. Ali Rashid	—	—
Matthew H. Nord	—	—
Matthew R. Michelini	—	—
Scott Kleinman	—	—
Alan H. Schumacher (4)	—	—
Thomas R. Miklich (5)	—	—
Robert Kasdin (6)	—	—
All executive officers and directors as a group (16 persons)	278,830	1.3%

*	Less than 1%
(1)	The amounts and percentages of interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ownership interests. Beneficial ownership amounts for Messrs. Brooks, Anderson, Brown, Gregston and Croft include 6,810, 6,130, 6,130, 6,130 and 6,130 shares, respectively, that may be acquired upon the exercise of options that will become exercisable on or before May 31, 2008.
(2)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

(3)	Represents all equity interest of Noranda Aluminum Holding Corporation held of record by Apollo Investment Fund VI, L.P. (“Investment Fund VI”) and Noranda Holdings, LP (“Noranda Holdings,” together with Investment Fund VI, the “Apollo Investors”). Also includes 210,000 shares issuable upon the exercise of outstanding options issued to Apollo Management VI, L.P. (“Management VI”) and Apollo Alternative Assets, L.P. (“Alternative Assets”). Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of Investment Fund VI and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings, I, L.P. (“Apollo Principal”) is the general partner of ACM VI and Apollo Principal Holdings, I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal. Noranda Holdings LLC (“Holdings LLC”) is the general partner of Noranda Holdings. Management VI serves as the manager of Investment Fund VI and of Holdings LLC, and as such has voting and investment power over the shares of Noranda Aluminum Holding Corporation held by Investment Fund VI and Noranda Holdings. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo International Management, L.P. (“AIM LP”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International Management GP,” and together with the Apollo Investors, Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP, Holdings LLC, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP and AIM LP, the “Apollo Entities”) is the general partner of AIM LP. Each of the Apollo Entities disclaims beneficial ownership of all shares of Noranda Aluminum Holding Corporation held by the Apollo Investors or beneficially owned by Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of each of the Apollo Entities is Two Manhattanville Road, Suite 203, Purchase, New York 10577.

Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and directors of Apollo Management GP, International Management GP and Apollo Principal GP. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of all shares of Noranda Aluminum Holding Corporation held by the Apollo Investors or beneficially owned by Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

Each of Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman, who have relationships with Apollo, disclaims beneficial ownership of any shares of Noranda Aluminum Holding Corporation that may be deemed beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(4)	The address of Mr. Schumacher is 2481 Tall Oaks Drive, Elgin, Illinois 60123.

(5)	The address of Mr. Miklich is 8714 Chewton Glen Drive, Waxhaw, North Carolina 28173.

(6)	The address of Mr. Kasdin is c/o Columbia University, 535 West 116th Street, New York, New York 10027.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Securityholders Agreement

Noranda HoldCo, Apollo and those members of our management team who hold shares of common stock of Noranda HoldCo or options to acquire shares of common stock of Noranda HoldCo entered into a securityholders agreement that is intended, among other things, to provide for the orderly governance of Noranda HoldCo. The securityholders agreement provides, among other things, that on certain transfers of common stock of Noranda HoldCo by Apollo, all other holders of common stock of Noranda HoldCo have the right to participate in such sale on a pro rata basis on the same terms; and that in connection with certain sales of Noranda HoldCo by Apollo, Apollo has the right to require all other holders to sell a pro rata portion of their shares on the same terms as Apollo in connection with such sale by Apollo. The securityholders agreement also addresses other matters, such as the circumstances in which Apollo may demand registration under the Securities Act and the terms on which other parties may participate in such registration.

Apollo Management Agreement and Transaction Fee

We entered into a management agreement with Apollo upon the closing of the Apollo Acquisition, pursuant to which Apollo provides us with management services. Under the agreement, we pay Apollo an annual management fee of $2 million. In addition, Apollo is entitled to receive a transaction fee in connection with certain subsequent merger, acquisition, financing or similar transactions equal to 1% of the aggregate transaction value. The management agreement contains customary indemnification provisions in favor of Apollo, as well as expense reimbursement provisions with respect to expenses incurred by Apollo in connection with its performance of services thereunder. We paid Apollo a $12.3 million fee for services rendered in connection with the Apollo Acquisition and reimbursed Apollo for certain expenses incurred in rendering those services.

Other Transactions

Apollo previously owned 41% of Goodman Global, Inc. On February 14, 2008, Goodman Global, Inc. was acquired by affiliates of Hellman & Friedman LLC. We sell rolled aluminum products to Goodman Global, Inc. under an original two-year sales contract that we entered into in 2002, and subsequently extended through 2007. During the fiscal years ended December 31, 2005, 2006 and 2007 sales to Goodman Global, Inc. totaled $33.8 million, $55.0 million and $63.8 million respectively.

Apollo owns approximately 76% of Berry Plastics Group. We sell rolled aluminum products to subsidiaries of Berry Plastics Group under annual sales contracts. During the fiscal years ended December 31, 2005, 2006 and 2007, sales to these subsidiaries totaled $8.7 million, $9.3 million and $13.5 million, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

We summarize below the principal terms of the agreements that govern the existing senior secured credit facilities and certain hedging arrangements with Merrill Lynch International. This summary is not a complete description of all of the terms of the relevant agreements. Copies of the senior secured credit facilities have been filed with the registration statement of which this prospectus forms a part.

The Existing Senior Secured Credit Facilities

Noranda AcquisitionCo is the borrower under the existing senior secured credit facilities. The existing senior secured credit facilities have been provided by a syndicate of banks and other financial institutions. The existing senior secured credit facilities provide financing of up to $750.0 million, consisting of:

•

$500.0 million in term B loans with a maturity of seven years, all of which were drawn in connection with the consummation of the Transactions and $75.0 million of which were voluntarily repaid on June 28, 2007; and

•

a $250.0 million revolving credit facility with a maturity of six years, which includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The revolving credit facility was undrawn on the closing date of the Transactions and is undrawn as of the date of this prospectus.

In addition, the existing senior secured credit facilities permit Noranda AcquisitionCo to incur incremental term and revolving loans under such facilities in an aggregate principal amount up to $200 million. Incurrence of such incremental indebtedness under the existing senior secured facilities is subject to, among other things, pro forma compliance with a senior secured leverage ratio of 3.0 to 1.0. As of the date of this prospectus, Noranda AcquisitionCo has no commitments from any lender to provide such incremental loans.

Interest Rate and Fees

The interest rates per annum applicable to loans under the existing senior secured credit facilities are, at Noranda AcquisitionCo’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period if available from all relevant lenders, in each case plus an applicable margin that varies with the senior secured leverage ratio of Noranda AcquisitionCo. The alternate base rate means the greater of (i) the rate as quoted from time to time in The Wall Street Journal, Money Rates Section as the prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which the lenders are subject.

In addition to paying interest on outstanding principal under the existing senior secured credit facilities, Noranda AcquisitionCo is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum (subject to reduction upon attainment of certain leverage ratios). Noranda AcquisitionCo also is required to pay customary letter of credit and agency fees.

Prepayments

The existing senior secured credit facilities require Noranda AcquisitionCo to prepay outstanding term loans, subject to certain exceptions, with:

•

beginning with the first full fiscal quarter ended after the closing, 50% (which percentage may be reduced to certain levels upon the achievement of either a specified total net senior secured leverage ratio or the repayment of a specified proportion of the term loans) of excess cash flow (as defined in the credit agreement) less the amount of certain voluntary prepayments as described in the credit agreement, payable after the end of the applicable fiscal year;

•

so long as the total net senior secured leverage ratio is above a certain threshold and a specified proportion of the term loans remains outstanding, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Noranda AcquisitionCo does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months and 100% of the net cash proceeds from the early termination of hedging arrangements in effect as of April 10, 2007; and

•	100% of cash proceeds from the issuance of debt, subject to certain exceptions.

Noranda AcquisitionCo may voluntarily repay outstanding loans under the existing senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

Amortization

The term B loans will amortize each year in an amount equal to 1% per annum in equal quarterly installments (with the first repayment made on September 30, 2007) for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the existing senior secured credit facilities. Any voluntary prepayments made on the term B loans from time to time may be applied against otherwise scheduled amortization obligations.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the existing senior secured credit facilities.

Guarantee and Security

All obligations under the existing senior secured credit facilities are unconditionally guaranteed by Noranda HoldCo and each of the existing and future direct and indirect wholly owned domestic subsidiaries of Noranda AcquisitionCo, in each case subject to certain exceptions to be agreed upon.

All obligations under the existing senior secured credit facilities and the guarantees of those obligations (as well as any interest-hedging or other swap agreements with the lenders and/or their affiliates under the senior secured credit facilities) are secured by the following (subject to certain exceptions):

•

a first priority pledge of all of the equity interests of Noranda AcquisitionCo by Noranda HoldCo and a pledge of 100% of the equity interests of each of the existing and future direct and indirect wholly owned domestic subsidiaries of Noranda AcquisitionCo; and

•

a first priority security interest in substantially all of the assets of Noranda AcquisitionCo as well as those of each of the existing and future direct and indirect wholly owned domestic subsidiaries of Noranda AcquisitionCo.

Certain Covenants and Events of Default

The existing senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Noranda AcquisitionCo and its restricted subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, make dividends and other restricted payments and prepay subordinated indebtedness.

The existing senior secured credit facilities also contain certain customary affirmative covenants and events of default. With respect to waiver or amendment of certain covenants, the lenders under the existing senior secured credit facilities will vote as a group with Merrill Lynch International, the counterparty to certain hedging arrangements with Noranda AcquisitionCo and its subsidiaries. Merrill Lynch International and the agent for the senior secured lenders have entered into an intercreditor agreement. The hedging arrangements with Merrill Lynch International are subject to an independent set of covenants that, among other things, restrict, subject to certain exceptions, the ability of Noranda AcquisitionCo and its restricted subsidiaries, to incur indebtedness and enter into additional hedging arrangements.

DESCRIPTION OF THE ACQUISITIONCO NOTES

General

Noranda Aluminum Acquisition Corporation (the “Issuer”) issued the outstanding Senior Floating Rate Notes due 2015 under an indenture (the “Indenture”), dated as of May 18, 2007, by and among itself, the Note Guarantors and Wells Fargo Bank, National Association as Trustee to the initial purchasers on May 18, 2007. The initial purchasers sold the old notes pursuant to Rule 144A and Regulation S under the Securities Act. The Senior Floating Rate Notes due 2015 offered hereby (the exchange notes, or the “Notes”) will also be issued under the Indenture.

The terms of the exchange notes and the old notes are identical in all material respects, except:

•	the exchange notes will be registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the old notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the old notes under the circumstances related to the timing of the exchange offer.

Any old notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, and any Additional Notes will be treated as single class of securities for voting purposes under the Indenture.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, a copy of which has been filed with the registration statement of which this prospectus forms a part, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the AcquisitionCo Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the AcquisitionCo Notes” section, “we,” “us” and “our” mean Noranda Aluminum Acquisition Corporation and its Subsidiaries and the “Issuer” refers only to Noranda Aluminum Acquisition Corporation.

The Issuer issued $510.0 million in initial aggregate principal amount of Senior Floating Rate Notes. The Issuer may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In connection with the payment of PIK Interest (as defined under “—Terms of the Notes”), the Issuer may, from time to time, without the consent of the holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the Notes or issue additional notes (“Additional Notes”) under the Indenture on the same terms and conditions as the Notes (in each case, the “PIK Payment”). Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the AcquisitionCo Notes,” references to the Notes include the Additional Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the AcquisitionCo Notes,” references to the Notes include any additional Notes actually issued, and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000, except that Additional Notes issued as a result of a PIK Payment may be issued in denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of Notes as a result of a PIK Payment may be made in integral multiples of $1.00. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances, payments on account of intercompany obligations or otherwise, to service its debt obligations.

Terms of the Notes

The Notes will be senior unsecured obligations of the Issuer and will mature on May 15, 2015.

Interest on the Notes will be payable semiannually in arrears on each May 15 and November 15 commencing on November 15, 2007. The Issuer will make each interest payment to the holders of record of the Notes as of the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or provided for; provided that interest with respect to a PIK Payment will accrue in accordance with the terms discussed below. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest for the first interest period commencing on the Issue Date was payable in cash. For any interest period following such first interest period through May 15, 2011, the Issuer may, at its option, elect to pay interest on the Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Notes or by issuing Additional Notes (“PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest. The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the Notes will be payable in the form of the interest payment for the prior interest period. After May 15, 2011, the Issuer will make all interest payments on the Notes in Cash Interest only.

Cash Interest on the Notes will accrue at a rate per annum, reset semiannually, equal to LIBOR plus 4%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. PIK Interest on the Notes will accrue at the Cash Interest rate per annum plus 3/4% and be payable (x) with respect to the Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (and/or by issuing new global notes authenticated and delivered by the Trustee) and (y) with respect to Notes represented by certificated notes, by issuing Additional Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such Additional Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the Register.

Following an increase in the principal amount of the outstanding Notes represented by global notes as a result of a PIK Payment, such Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any Additional Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Additional Notes issued pursuant to a PIK Payment will mature on May 15, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated Additional Notes will be issued with the description “PIK” on the face of each such Additional Note.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application.

The Calculation Agent will, upon the request of any holder of Notes, provide the interest rate then in effect with respect to the Notes.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. Any additional interest on the Notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable interest period. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to an AHYDO redemption date pursuant to any other provision of the Indenture alters the Issuer’s obligation to make the Mandatory Principal Redemption with respect to Notes that remain outstanding on an AHYDO redemption date.

Optional Redemption

Except as described below, the Notes are not redeemable at the Issuer’s option prior to May 15, 2008. On or after May 15, 2008, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

In addition, prior to May 15, 2008, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice electronically delivered or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2008, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium (expressed as a percentage of principal amount thereof) equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice electronically delivered or mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes, with the exception of a Mandatory Principal Redemption. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes will be unsecured senior Indebtedness of the Issuer, effectively subordinated to all Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness and to all Indebtedness and other liabilities (including trade liabilities) of the Issuer’s Subsidiaries (other than subsidiaries that become Note Guarantors pursuant to the provisions described below under “—Note

Guarantees”), equal in right of payment to all existing and future senior Indebtedness of the Issuer and senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer.

The indebtedness evidenced by the Note Guarantees will be unsecured senior Indebtedness of the applicable Note Guarantor, effectively subordinated to all Secured Indebtedness of such Note Guarantor, equal in right of payment to all existing and future senior Indebtedness of such Note Guarantor and senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor.

At September 30, 2007, the Issuer and its Subsidiaries had $933.8 million of Indebtedness outstanding, of which $423.8 million is Secured Indebtedness (in each case excluding any letters of credit and availability under our revolving credit facility), substantially all of which consists of term loan Indebtedness under the Credit Facilities.

Although the Indenture limits the Incurrence of Indebtedness and Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

All of the operations of the Issuer are conducted through its Subsidiaries and joint ventures. Unless a Subsidiary or joint venture is a Note Guarantor, claims of creditors of such Subsidiary or joint venture, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary or joint venture generally will have priority with respect to the assets and earnings of such Subsidiary or joint venture over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries and joint ventures of the Issuer that are not Note Guarantors. The Issuer’s Subsidiaries and joint ventures that are not Note Guarantors had $70.4 million of total liabilities outstanding as of December 31, 2006.

See “Risk Factors—Risks Related to an Investment in the Notes.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries that guarantee Indebtedness under the Credit Facilities and Holdco jointly and severally irrevocably and unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”).

Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Federal and state statutes may allow courts, under specific circumstances, to void the notes and guarantees and require noteholders to return payments received.” The Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same unsecured senior basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee will be a continuing guarantee and shall:

(1) subject to the next succeeding paragraph, remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, the release of such Note Guarantor from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Facilities and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Facilities and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the Notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption.” The Transactions shall not give rise to a Change of Control. The term Change of Control means:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the electronic delivery or mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

The Issuer shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. See “Risk Factors—Risks Related to an Investment in the Notes—We may not be able to repurchase the Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall electronically deliver or mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed);

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased; and

(5) if such notice is electronically delivered or mailed prior to the occurrence of a Change of Control pursuant to a definitive agreement for the Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

For the avoidance of doubt, a Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place in respect of the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control may constitute a default under the Credit Facilities. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to an Investment in the Notes—We may not be able to repurchase the Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If, on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus will no longer be applicable to the Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Note Guarantors”;

(7) “—Change of Control”; and

(8) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” following the Reversion Date.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (in each case, to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, by all Subsidiaries other than Note Guarantors pursuant to this paragraph may not exceed an aggregate of $50.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or any Note Guarantor of Indebtedness under the Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to the greater of (i) an aggregate principal amount of $950.0 million at any one time outstanding and (ii) an aggregate principal amount that does not cause the Credit Facilities Leverage Ratio of the Issuer, at the time of incurrence, to exceed 2.75 to 1.00 on a pro forma basis from the Issue Date through December 31, 2008, and 3.00 to 1.00 on a pro forma basis at all times thereafter (in both cases including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes (not including any additional Notes, other than Additional Notes in respect of PIK Interest) and the Note Guarantees (including exchange Notes and related guarantees thereof and Additional Notes issued from time to time as payment of PIK Interest on the Notes and any increase in the principal amount of the Notes as a result of a PIK Payment and, in each case, related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause (d) does not exceed the greater of $50.0 million and 5% of Total Assets at any one time outstanding;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor shall be subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries, if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness shall be subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales; or (4) for any combination of the foregoing;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $50 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by (x) the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries, (y) a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary or (z) a Non Guarantor Subsidiary of Indebtedness or other obligations of another Non Guarantor Subsidiary, in each case so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund, refinance or defease such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded, refinanced or defeased that were due on or after the date that is one year following the maturity date of any Notes then outstanding were instead due on such date;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clause (d) or (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations.

(a) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation, either

(1) the aggregate principal amount of outstanding Indebtedness, Disqualified Stock or Preferred Stock Incurred to finance acquisitions after the Issue Date pursuant to this subclause (1) that remains outstanding does not exceed $100 million; or

(2) (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (B) the Fixed

Charge Coverage Ratio would be greater than immediately prior to such acquisition, merger, consolidation or amalgamation; or

(3) such Indebtedness, Disqualified Stock or Preferred Stock

(a) is unsecured Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than subordination terms that are customarily obtained in connection with “high-yield” senior subordinated note issuances at the time of Incurrence,

(b) is not Incurred while a Default exists and no Default shall result therefrom, and

(c) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Notes;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on restricted payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof;

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t) and any Refinancing Indebtedness in respect thereof, does not exceed the greater of $50 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the Indenture, without reliance on this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely the Issuer and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into the ordinary course of business;

(w) Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant under “—Limitation on restricted payments”; and

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $25 million and 2% of Total Assets at the time that such Indebtedness is incurred.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be deemed to have been Incurred on such date in reliance on clause (a) of the second paragraph of this covenant. The Issuer will also be entitled to treat a portion of Indebtedness as having been Incurred under the first paragraph of this covenant and thereafter the remainder of such Indebtedness, Disqualified Stock or Preferred Stock as having been Incurred under the second paragraph of this covenant. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any PIK Payment on the Notes), the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than an amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital

Stock; and if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to this clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $25.0 million and 2% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the dollar amount of Investments deemed to have been made pursuant to this clause (7) at any time shall be reduced by the Fair Market Value of the proceeds received by the Issuer and/or the Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments without giving effect to subsequent changes in value;

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received (including, without limitation, contributions to the Issuer with the proceeds of sales of common stock of any direct or indirect parent) by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments during the term of the Notes in an aggregate amount not to exceed the greater of $40.0 million and 3.5% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its

Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent.

(14) Restricted Payments used to fund the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(20) cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any of its Subsidiaries; and

(21) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under the caption “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Issuer.

All of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facilities and the other Credit Facilities Documents;

(2) (i) the Indenture, the Notes and the Note Guarantees (and any exchange Notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of any Restricted Subsidiary of the Issuer that, if a Restricted Subsidiary, (i) is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Issuer, no more restrictive with respect to such encumbrances and other restrictions than those contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the senior management or the Board of Directors of the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the senior management or the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Indebtedness constituting Secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Secured Indebtedness), the Issuer will equally and ratably reduce Obligations under the Notes through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof); or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested per the second paragraph of this covenant whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be electronically delivered or mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The provisions under the Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of holders of a majority in principal amount of the Notes. The Credit Facilities will provide that certain asset sale events with respect to the Issuer would constitute a default under the Credit Facilities. Any future credit facilities or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Facilities, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (excluding any Affiliate Transaction or series of related Affiliate Transactions substantially limited to the sale of inventory), the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150.0 million (excluding any Affiliate Transaction or series of related Affiliate Transactions substantially limited to the sale of inventory), the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or the Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that at the time of such merger, consolidation or amalgamation such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed $2.0 million and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors (or a majority of the disinterested directors serving on the Board of Directors) of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, officers, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith (as certified by a responsible senior officer of the Issuer in an Officer’s Certificate) as not for the purpose of circumventing any covenant set forth in the Indenture;

(21) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture;

(23) transactions with Goodman Global, Inc., Metals USA Holdings Corp., Berry Plastics Group, Inc. or any subsidiary thereof in the ordinary course of business; and

(24) transactions with the Century Joint Ventures in the ordinary course of business.

Liens. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

The preceding paragraph will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or such Note Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee.

Reports and Other Information. The Indenture further provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will provide the Trustee and holders with, without cost to each holder:

(1) within 15 days (30 days for the first annual report provided following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations with respect to issuers as to which Section 13 and 15(d) of the Exchange Act do apply, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2) within 15 days (30 days for the first three quarterly reports provided following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations with respect to issuers as to which Section 13 and 15(d) of the Exchange Act do apply, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), it being expressly understood that the first of such quarterly reports to be furnished to the holders of the Notes shall be a report with respect to the quarter ended June 30, 2007; and

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within 15 days (30 days for reports furnished or filed within the first calendar year following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations, were the same applicable), such other reports on Form 8-K (or any successor or comparable form);

provided, however, that in each case, such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, shall be subject to exceptions consistent with the presentation of financial information in this prospectus. The Issuer will make the information described above available to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days (or 30 as the case may be) after the time the Issuer would be required to file such information with the SEC. For the avoidance of doubt, prior to such time as the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the aforementioned documents shall not be required to contain any more information than would be required of the Issuer if the Issuer were then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in respect of the Notes (and not in respect of any other class of securities of the Issuer or the Note Guarantors).

Notwithstanding the foregoing, the Issuer shall not be required to include in any such reports any information, certificates or reports required by Item 307 or 308 of Regulation S-K or any Exhibits required by Regulation S-K prior to the effectiveness of the exchange offer registration statement with respect to the Notes and thereafter, only to the extent then required by Regulation S-K with respect to the Issuer.

In addition, the Issuer will make such information available to prospective investors upon request. The Issuer has further agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (4) under “Defaults” until 120 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to holders or the Trustee) pursuant to this covenant.

In the event that the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, the Indenture permits the Issuer to satisfy its obligations in this covenant prior to the effectiveness of the financial information relating to the Issuer by furnishing financial information relating to such parent.

In the event that any direct or indirect parent of the Issuer is or becomes a Note Guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand.

Future Note Guarantors. The Indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary):

(a) guarantees any Indebtedness of the Issuer or any of the Note Guarantors on the Issue Date or at any time thereafter, or

(b) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either:

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is not the Issuer, each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) the Successor Company (if other than the Issuer) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Note Guarantor, no Note Guarantor will, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Notwithstanding anything in the covenant described under this heading “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” to the contrary, the transactions described in the Stock Purchase Agreement shall be permitted under the Indenture.

Defaults

An Event of Default is defined in the Indenture as:

(1) a default in any payment of interest on any Note when due, continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(8) any Note Guarantee of a Significant Subsidiary with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Note Guarantee with respect to the Notes and such Default continues for 10 days; and

(9) failure by the Issuer to make a Mandatory Principal Redemption.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to the Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Facilities and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must electronically deliver or mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes or any Note Guarantee to any other Indebtedness of the Issuer or any Note Guarantor;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the amendment provisions which requires each holder’s consent or in the waiver provisions; or

(9) except as expressly permitted by the Indenture, modify the Note Guarantee of any Significant Subsidiary or the Note Guarantee of one or more Restricted Subsidiaries that collectively would, at the time of such amendment, represent a Significant Subsidiary in any manner adverse to the holders.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to make any change that would provide additional rights or benefits to the holders or that does not adversely affect the legal rights of any such holder under the Indenture, to make changes relating to the transfer and legending of the Notes as permitted by the Indenture, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Note Guarantor, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture, to make certain changes to the Indenture to provide for the issuance of additional Notes, to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof or to conform the text of the Indenture, Note Guarantees or Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantee or Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to deliver electronically or mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture is discharged and ceases to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) or (8) (with respect only to Significant Subsidiaries) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations or a combination thereof for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness, Preferred Stock or Disqualified Stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness, Preferred Stock or Disqualified Stock secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Issuer of substantially all of the outstanding shares of capital stock of Noranda Intermediate Holding Corporation, pursuant to the Stock Purchase Agreement.

“Acquisition Documents” means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at May 15, 2008 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments (calculated based on the Cash Interest rate payable thereon) due on the Note through May 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b) transactions permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the senior management or Board of Directors of the Issuer;

(g) foreclosure or any similar action with respect to any property or any other assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(m) dispositions in connection with Permitted Liens;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (x) in a Qualified Receivables Financing, (y) pursuant to any other factoring on arm’s-length terms or (z) in the ordinary course of business;

(r) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities and the other Credit Facilities Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Facilities), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Calculation Agent” means a financial institution appointed by the Issuer to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or the national currency of any member state in the European Union or, in the case of a Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Century Joint Ventures” means (a) St. Ann Bauxite Limited, a Jamaica private limited company, and (b) Gramercy Alumina LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest paid in respect of the Notes to the extent that the Issuer is no longer required to pay additional interest in respect thereof, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Issuer held by persons other than the Issuer or a Restricted Subsidiary; plus

(4) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(5) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of non-Guarantor Subsidiaries of such Person as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents (other than cash and Cash Equivalents of Receivables Subsidiaries) that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. The second sentence of the first paragraph of the definition of “Fixed Charge Coverage Ratio” and paragraphs 2, 3 and 4 thereof shall apply mutatis mutandis to the calculation of Consolidated Leverage Ratio.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefits plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, (ii) any expenses that constitute transition expenses attributable to the Issuer becoming an independent operating company in connection with the Transactions, (iii) expenses or charges in connection with the Transactions related to curtailments or modifications to pension or other post-retirement employee benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions (including any transition-related expenses incurred before, on or after the Issue Date), in each case, shall be excluded;

(2) any increase in amortization or depreciation or any non-cash charges, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the senior management or Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; provided that the portion of the Net Income of the Century Joint Ventures allocable to the Equity Interests held by the Issuer and/or its Subsidiaries shall be treated as provided in the last proviso of this paragraph;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) any non-cash impairment charges or asset write-offs resulting from the application of GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established or adjusted in accordance with GAAP or changes as a result of the adoption or modification of accounting policies shall be excluded;

(13) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(14) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(15) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Statement of Financial Accounting Standards No. 52 shall be excluded;

(16) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included; and

(17) non-cash charges for deferred tax asset valuation allowances shall be excluded;

provided, that for purposes of calculating Consolidated Net Income of the Issuer, (i) for any full four-fiscal-quarter period, the Issuer shall, at its option, be entitled to employ one or the other of the “LIFO” or “FIFO” methods of inventory valuation, irrespective of the manner in which it accounts for inventory for other purposes and to adjust its otherwise-reported financial calculations accordingly, and (ii) Consolidated Net Income shall include the portion of the Consolidated Net Income (as calculated in accordance with this definition) of the Century Joint Ventures allocable to the Equity Interests in the Century Joint Ventures held by the Issuer and/or its Subsidiaries.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means (i) the senior secured credit facilities entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, the guarantors named therein, the financial institutions named therein, and Merrill Lynch Capital Corporation, as Administrative Agent, and (ii) whether or not the Credit Facilities referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Facilities,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facilities Documents” means the collective reference to the Credit Facilities, any notes issued pursuant thereto and the guarantees and collateral documents in respect thereof, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Credit Facilities Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all Indebtedness (determined on a consolidated basis in accordance with GAAP) Incurred and outstanding pursuant to clause (a) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” less the amount of cash and Cash Equivalents (other than cash and Cash Equivalents of Receivables Subsidiaries) that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination, to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. The second sentence of the first paragraph of the definition of “Fixed Charge Coverage Ratio” and paragraphs 2, 3 and 4 thereof shall apply mutatis mutandis to the calculation of Credit Facilities Leverage Ratio.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as

Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the holders of the Notes than is customary in comparable transactions (as determined in good faith by the senior management or Board of Directors of the Issuer)

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income (including with respect to the Issuer, such amounts as were deducted from the Consolidated Net Income of the Century Joint Ventures):

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the agreements between the Sponsors and the Issuer and its Subsidiaries as described in this prospectus and as in effect on the Issue Date; less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8 or S-4; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by the senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases, retires, extinguishes, defeases, discharges or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any receivables financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase, retirement, extinguishment, defeasance, discharge or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition (including the Acquisition), disposition, merger, amalgamation, consolidation (including the Transactions), discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Acquisition), disposition, discontinued operation, merger, amalgamation, consolidation (including the Transactions) or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person (without duplication):

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money;

(2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include November 14, 2007.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means May 18, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the secretary or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) members of the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture thereafter, together with its Affiliates, constitutes an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) advances to directors, officers or employees, taken together with all other advances made pursuant to this clause (6), not to exceed $15.0 million at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment made pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12) Investments, the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed at any one time in the aggregate outstanding, the greater of $50.0 million and 4.5% of Total Assets at the time such Investment is made (plus an amount (without duplication of amounts reflected in Consolidated Net Income) equal to any return of capital actually received in respect of Investments theretofore made pursuant to this clause (19) in the aggregate, as valued at the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of such Investment at the time such Investment is made); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(21) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing an aggregate principal amount not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t) such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person in existence at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (19); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (19) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) and for purposes of the definition of Secured Bank Indebtedness;

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(26) any interest or title of a lessor under any Capitalized Lease Obligations;

(27) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(29) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(30) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents; and

(31) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the senior management or Board of Directors of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Representative Amount” means a principal amount of not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i)(x) one or more investment funds controlled by Apollo Management Holdings, L.P. or Apollo Management VI, L.P. and (y) Apollo Management Holdings, L.P., Apollo Management VI, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that, in the case of clause (ii), the Apollo Sponsors (x) own a majority of the voting power and (y) control a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the senior management or Board of Directors of the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of April 10, 2007, by and between Noranda Finance Inc., Noranda Aluminum Acquisition Corporation and Xstrata (Schweiz) A.G., as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Stock Purchase Agreement as in effect on the Issue Date).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, the Century Joint Ventures will not constitute Subsidiaries.

“Tax Distributions” means any distributions described in clause (12) of the third paragraph of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer; provided that the pro forma consolidated balance sheet of the Issuer as of December 31, 2006 included in this prospectus shall be deemed to be the first balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of the Notes and borrowings made pursuant to the Credit Facilities on the Issue Date.

“Treasury Rate” means, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2008; provided, however, that if the period from such redemption date to May 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the

Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF THE HOLDCO NOTES

General

Noranda Aluminum Holding Corporation (the “Issuer”) issued the outstanding Senior Floating Rate Notes due 2014 under an indenture (the “Indenture”), dated as of June 7, 2007, between itself and Wells Fargo Bank, National Association as Trustee to the initial purchasers on June 7, 2007. The initial purchasers sold the old notes pursuant to Rule 144A and Regulation S under the Securities Act. The Senior Floating Rate Notes due 2014 offered hereby (the exchange notes, or the “Notes”) will also be issued under the Indenture.

The terms of the exchange notes and the old notes are identical in all material respects, except:

•	the exchange notes will be registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the old notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the old notes under the circumstances related to the timing of the exchange offer.

Any old notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, and any Additional Notes (as defined below) will be treated as a single class of securities for voting purposes under the Indenture.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, a copy of which has been filed with the registration statement of which this prospective forms a part, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the HoldCo Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the HoldCo Notes” section, “we,” “us” and “our” mean Noranda Aluminum Holding Corporation and its Subsidiaries and the “Issuer” refers only to Noranda Aluminum Holding Corporation.

The Issuer issued $220.0 million in initial aggregate principal amount of Senior Floating Rate Notes. The Issuer may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In connection with the payment of PIK Interest (as defined under “—Terms of the Notes”), the Issuer may, from time to time, without the consent of the holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the Notes or issue additional notes (“Additional Notes”) under the Indenture on the same terms and conditions as the Notes (in each case, the “PIK Payment”). Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the HoldCo Notes,” references to the Notes include the Additional Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the HoldCo Notes,” references to the Notes include any additional Notes actually issued, and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially is the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000, except that Additional Notes issued as a result of a PIK Payment may be issued in denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of Notes as a result of a PIK Payment may be made in integral multiples of $1.00. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The Issuer is a holding company for Noranda Aluminum Acquisition Corporation and its Subsidiaries, with no material operations of its own and only limited assets or operations other than the ownership of the capital stock of Noranda Aluminum Acquisition Corporation, which acquired Noranda Intermediate Holding Corporation from a subsidiary of Xstrata (Schweiz) A.G. on May 18, 2007 (the “Acquisition Notes Issue Date”). Noranda Aluminum Acquisition Corporation is also a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances, payments on account of intercompany obligations or otherwise, to service its debt obligations.

Terms of the Notes

The Notes will be senior unsecured obligations of the Issuer and will mature on November 15, 2014.

Interest on the Notes will be payable semiannually in arrears on each May 15 and November 15, commencing on November 15, 2007. The Issuer will make each interest payment to the holders of record of the Notes as of the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or provided for; provided that interest with respect to a PIK Payment will accrue in accordance with the terms discussed below. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest for the first interest period commencing on the Issue Date was payable in cash. For any interest period following such first interest period through May 15, 2012, the Issuer may, at its option, elect to pay interest on the Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Notes or by issuing Additional Notes (“PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest. The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the Notes will be payable in the form of the interest payment for the prior interest period. After May 15, 2012, the Issuer will make all interest payments on the Notes in Cash Interest only.

Cash Interest on the Notes will accrue at a rate per annum, reset semiannually, equal to LIBOR plus 5 3/4%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. PIK Interest on the Notes will accrue at the Cash Interest rate per annum plus 3/4% and be payable (x) with respect to the Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (and/or by issuing new global notes authenticated and delivered by the Trustee) and (y) with respect to Notes represented by certificated notes, by issuing Additional Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such Additional Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the Register.

Following an increase in the principal amount of the outstanding Notes represented by global notes as a result of a PIK Payment, such Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any Additional Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Additional Notes issued pursuant to a PIK Payment will mature on November 15, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated Additional Notes will be issued with the description “PIK” on the face of each such Additional Note.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application.

The Calculation Agent will, upon the request of any holder of Notes, provide the interest rate then in effect with respect to the Notes.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. Any additional interest on the Notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable interest period. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each accrual period ending after the fifth anniversary of the Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to an AHYDO redemption date pursuant to any other provision of the Indenture alters the Issuer’s obligation to make the Mandatory Principal Redemption with respect to Notes that remain outstanding on an AHYDO redemption date.

Optional Redemption

Except as described below, the Notes are not redeemable at the Issuer’s option prior to May 15, 2008. On or after May 15, 2008, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 15, of the years set forth below:

Period	Redemption Price
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

In addition, prior to May 15, 2008, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice electronically delivered or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2008, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium (expressed as a percentage of principal amount thereof) equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice electronically delivered or mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes, with the exception of a Mandatory Principal Redemption. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes will be unsecured senior Indebtedness of the Issuer, effectively subordinated to all Secured Indebtedness, if any, of the Issuer to the extent of the value of the assets securing such Indebtedness and to all Indebtedness and other liabilities (including trade liabilities) of the Issuer’s Subsidiaries (other than subsidiaries, if any, that become Note Guarantors pursuant to the provisions described below under “—Note Guarantees”) and the Century Joint Ventures, equal in right of payment to all existing and future senior Indebtedness of the Issuer and senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. As of the Issue Date, none of the Issuer’s Subsidiaries will guarantee the Notes, as described under “—Note Guarantees.”

At September 30, 2007, the Issuer and its Subsidiaries had $1.15 billion of Indebtedness outstanding, of which $423.8 million is Secured Indebtedness (in each case excluding any letters of credit and availability under our revolving credit facility), substantially all of which consists of term loan Indebtedness under the Credit Facilities.

Although the Indenture limits the Incurrence of Indebtedness and Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

All of the operations of the Issuer are conducted through its Subsidiaries and joint ventures. Claims of creditors of such Subsidiary or joint venture, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary or joint venture generally will have priority with respect to the assets and earnings of such Subsidiary or joint venture over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries and joint ventures of the Issuer.

See “Risk Factors—Risks Related to an Investment in the Notes.”

Note Guarantees

On the Issue Date, no Subsidiaries of the Issuer will guarantee the Notes. In certain circumstances after the Issue Date, Subsidiaries of the Issuer may be required to guarantee the Notes. See “—Certain Covenants—Future Note Guarantors.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption.” The Transactions shall not give rise to a Change of Control. The term Change of Control means:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the electronic delivery or mailing of the notice to holders provided for in the immediately following paragraph but in any event within 60 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

The Issuer shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. See “Risk Factors—Risks Related to an Investment in the Notes—We may not be able to repurchase the Notes upon a change of control.”

Within 60 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall electronically deliver or mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed);

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased; and

(5) if such notice is electronically delivered or mailed prior to the occurrence of a Change of Control pursuant to a definitive agreement for the Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

For the avoidance of doubt, a Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place in respect of the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchaser. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the

Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control may constitute a default under the Credit Facilities. The Acquisition Indenture and the Credit Facilities do, and future Indebtedness of the Issuer may, contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness or the Acquisition Notes to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Credit Facilities, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. The Acquisition Indenture and the Credit Facilities do (subject to limited exceptions), and Future Bank Indebtedness to which the Issuer’s Subsidiaries become a party may, prohibit or significantly restrict the ability of the Issuer’s Subsidiaries from making dividends or distributions to allow the Issuer to repurchase Notes upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to an Investment in the Notes—We may not be able to repurchase the Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If, on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus will no longer be applicable to the Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Note Guarantors”;

(7) “—Change of Control”; and

(8) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the

Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” following the Reversion Date.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (in each case, to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the (x) Issuer and any Restricted Subsidiary (other than Noranda Aluminum Acquisition Corporation and any Restricted Subsidiary of Noranda Aluminum Acquisition Corporation) may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and such Restricted Subsidiary (other than Noranda Aluminum Acquisition Corporation and any Restricted Subsidiary of Noranda

Aluminum Acquisition Corporation) may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.75 to 1.00 and (y) Noranda Aluminum Acquisition Corporation and any Restricted Subsidiary of Noranda Aluminum Acquisition Corporation may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Noranda Aluminum Acquisition Corporation for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to the greater of (i) an aggregate principal amount of $950.0 million at any one time outstanding and (ii) an aggregate principal amount that does not cause the Credit Facilities Leverage Ratio of the Issuer, at the time of incurrence, to exceed 2.75 to 1.00 on a pro forma basis from the Issue Date through December 31, 2008, and 3.00 to 1.00 on a pro forma basis at all times thereafter (in both cases including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Note Guarantors, if any, of Indebtedness represented by the Notes (not including any additional Notes, other than Additional Notes in respect of PIK Interest) and the Note Guarantees, if any (including exchange Notes and related guarantees, if any, and Additional Notes issued from time to time as payment of PIK Interest on the Notes and any increase in the principal amount of the Notes as a result of a PIK Payment);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)), including without limitation the Acquisition Notes issued on the Acquisition Notes Issue Date (including exchange Acquisition Notes and related guarantees, if any, and any PIK Interest with respect thereto);

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause (d) does not exceed the greater of $50.0 million and 5% of Total Assets at any one time outstanding;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the

Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor shall be subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales; or (4) for any combination of the foregoing;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $50 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is incurred by the Issuer and is by its express terms subordinated in right of payment to the Notes, any such guarantee with respect to such Indebtedness of the Issuer shall be subordinated in right of payment to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund, refinance or defease such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded, refinanced or defeased that were due on or after the date that is one year following the maturity date of any Notes then outstanding were instead due on such date;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) does not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clause (d) or (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of (A) the Notes, (B) any Indebtedness of Noranda Aluminum Acquisition Corporation and its Subsidiaries, including the Acquisition Notes, and (C) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation, either

(1) the aggregate principal amount of outstanding Indebtedness, Disqualified Stock or Preferred Stock Incurred to finance acquisitions after the Acquisition Notes Issue Date pursuant to this subclause (1) that remains outstanding does not exceed $100 million; or

(2) (A) in the case of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries (other than Noranda Aluminum Acquisition Corporation or any Restricted Subsidiaries of Noranda Aluminum Acquisition Corporation), (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (x) of the first sentence of this covenant or (y) the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition, merger, consolidation or amalgamation; or (B) in the case of Indebtedness, Disqualified Stock or Preferred Stock of Noranda Aluminum Acquisition Corporation or any Restricted Subsidiaries of Noranda Aluminum Acquisition Corporation, (x) Noranda Aluminum Acquisition Corporation would be permitted to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (y) of the first sentence of this covenant or (y) the Fixed Charge Coverage Ratio of Noranda Aluminum Acquisition Corporation would be greater than immediately prior to such acquisition, merger, consolidation or amalgamation; or

(3) such Indebtedness, Disqualified Stock or Preferred Stock

(a) is unsecured Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than subordination terms that are customarily obtained in connection with “high-yield” senior subordinated note issuances at the time of Incurrence,

(b) is not Incurred while a Default exists and no Default shall result therefrom, and

(c) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Notes;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Acquisition Notes Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof;

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t) and any Refinancing Indebtedness in respect thereof, does not exceed the greater of $50 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the Indenture, without reliance on this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely the Issuer and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into the ordinary course of business;

(w) Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant under “—Limitation on Restricted Payments”; and

(x) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $25 million and 2% of Total Assets at the time that such Indebtedness is incurred.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be deemed to have been Incurred on such date in reliance on clause (a) of the second paragraph of this covenant. The Issuer will also be entitled to treat a portion of Indebtedness as having been Incurred under the first paragraph of this covenant and thereafter the remainder of such Indebtedness, Disqualified Stock or Preferred Stock as having been Incurred under the second paragraph of this covenant. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any PIK Payment on the Notes or the Acquisition Notes), the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger,

amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; or (C) dividends or distributions made by the Issuer on or after the Issue Date with proceeds of the Notes) (not including any Additional Notes, other than Additional Notes in respect of PIK Interest);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, other than purchases, acquisitions or retirement for value made on or after the Issue Date with proceeds of the Notes (not including any Additional Notes, other than Additional Notes in respect of PIK Interest);

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) (i) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary of the Issuer (other than Noranda Aluminum Acquisition Corporation or any Restricted Subsidiaries of Noranda Aluminum Acquisition Corporation), immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of clause (x) of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(ii) with respect to a Restricted Payment by Noranda Aluminum Acquisition Corporation or any Restricted Subsidiary of Noranda Aluminum Acquisition Corporation, immediately after giving effect to such transaction on a pro forma basis, Noranda Aluminum Acquisition Corporation could Incur $1.00 of additional Indebtedness under the provisions of clause (y) of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Acquisition Notes Issue Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than an amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash, received by the Issuer after the Acquisition Notes Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash after the Acquisition Notes Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Acquisition Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary after the Acquisition Notes Issue Date, the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer or any direct or indirect parent of the Issuer in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock; and if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to this clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Issuer or a Restricted Subsidiary which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b) such Indebtedness if Incurred by the Issuer is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Acquisition Notes Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Acquisition Notes Issue Date; less

(c) the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Acquisition Notes Issue Date, (b) a Restricted Payment to any direct or indirect parent of Noranda Aluminum Acquisition Corporation the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Noranda Aluminum Acquisition Corporation issued after the Acquisition Notes Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, (i) in the case of Designated Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, the Issuer would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00 and (ii) in the case of Designated Preferred Stock of Noranda Aluminum Acquisition Corporation, Noranda Aluminum Acquisition Corporation would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by Noranda Aluminum Acquisition Corporation or the Issuer, as the case may be, from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Acquisition Notes Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $25.0 million and 2% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the dollar amount of Investments deemed to have been made pursuant to this clause (7) at any time shall be reduced by the Fair Market Value of the proceeds received by the Issuer and/or the Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments without giving effect to subsequent changes in value;

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received (including, without limitation, contributions to the Issuer with the proceeds of sales of common stock of any direct or indirect parent) by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments during the term of the Notes in an aggregate amount not to exceed the greater of $40.0 million and 3.5% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent.

(14) Restricted Payments used to fund the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(20) cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any of its Subsidiaries; and

(21) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under the caption “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Issuer.

All of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, so long as the Acquisition Notes are outstanding, the Issuer may not designate Noranda Aluminum Acquisition Corporation as an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Acquisition Notes Issue Date, including pursuant to the Credit Facilities, the other Credit Facilities Documents, the Acquisition Indenture and the Acquisition Notes (and any exchange notes) and guarantees of either thereof;

(2) the Indenture and the Notes (and any exchange notes) and guarantees of either thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Acquisition Notes Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock will be no more restrictive than those set forth in the Acquisition Notes Indenture or will not materially affect (except upon a default or event of default) the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the senior management or the Board of Directors of the Issuer);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Issuer, no more restrictive with respect to such encumbrances and other restrictions than those contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the senior management or the Board of Directors of the Issuer or Noranda Aluminum Acquisition Corporation) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the senior management or the Board of Directors of the Issuer or Noranda Aluminum Acquisition Corporation), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 16 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Indebtedness constituting Secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Restricted Subsidiary, the Notes, or Pari Passu Indebtedness (provided that if the Issuer shall so reduce Obligations under Pari Passu Indebtedness (other than Secured Indebtedness), the Issuer will equally and ratably reduce Obligations under the Notes through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof); or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to repay or repurchase any Indebtedness of any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to permanently repay Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a Second Commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested per the second paragraph of this covenant whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture; provided, however, that notwithstanding the foregoing, in the case of an Asset Sale by Noranda Aluminum Acquisition Corporation or any Restricted Subsidiary of Noranda Aluminum Acquisition Corporation, the Issuer shall not be required to make an Asset Sale Offer to the extent Noranda Aluminum Acquisition Corporation or such Restricted Subsidiary is not permitted pursuant to the terms of its outstanding Indebtedness, any other agreement or applicable law to fund such Asset Sale Offer. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer and its Restricted Subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes or the Acquisition Notes, as applicable, pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture or the Acquisition Indenture, as applicable, the Issuer and its Restricted Subsidiaries will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be electronically delivered or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The provisions under the Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of holders of a majority in principal amount of the Notes. The Credit Facilities provide that certain asset sale events with respect to Noranda Aluminum Acquisition Corporation would constitute a default under the Credit Facilities. Any future credit facilities or similar agreements to which the Issuer or its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer or Noranda Aluminum Acquisition Corporation could seek the consent of its lenders, including the lenders under the Credit Facilities, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer or Noranda Aluminum Acquisition Corporation does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. Moreover, in such case, the Issuer’s failure to purchase tendered Notes may not constitute an Event of Default under the Indenture.

Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (excluding any Affiliate Transaction or series of related

Affiliate Transactions substantially limited to the sale of inventory), the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Noranda Aluminum Acquisition Corporation, as the case may be, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150.0 million (excluding any Affiliate Transaction or series of related Affiliate Transactions substantially limited to the sale of inventory), the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or the Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that at the time of such merger, consolidation or amalgamation such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”, dividends made with proceeds of the Notes issued on the Issue Date and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed $2.0 million and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or the final prospectus relating to the Acquisition Notes or (y) approved by a majority of the Board of Directors (or a majority of the disinterested directors serving on the Board of Directors) of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate, in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, officers, employees or consultants which are approved by a majority of the Board of Directors of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate, in good faith;

(8) any agreement as in effect as of the Acquisition Notes Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Acquisition Notes Issue Date) or any transaction contemplated thereby as determined in good faith by the senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus or the final prospectus relating to the Acquisition Notes and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Acquisition Notes Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Acquisition Notes Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus or the final prospectus relating to the Acquisition Notes or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of Noranda Aluminum Acquisition Corporation, the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of Noranda Aluminum Acquisition Corporation, the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith (as certified by a responsible senior officer of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate, in an Officer’s Certificate) as not for the purpose of circumventing any covenant set forth in the Indenture;

(21) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate, in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture;

(23) transactions with Goodman Global, Inc., Metals USA Holdings Corp., Berry Plastics Group, Inc. or any subsidiary thereof in the ordinary course of business; and

(24) transactions with the Century Joint Ventures in the ordinary course of business.

Liens. The Indenture provides that the Issuer will not, directly or indirectly, create, Incur or suffer to exist any Lien, other than a Permitted Lien, on any asset or property of the Issuer securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien which is granted to secure the Notes under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes.

Reports and Other Information. The Indenture further provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will provide the Trustee and holders with, without cost to each holder:

(1) within 15 days (30 days for the first annual report provided following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations with respect to issuers as to which Section 13 and 15(d) of the Exchange Act do apply, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2) within 15 days (30 days for the first three quarterly reports provided following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations with respect to issuers as to which Section 13 and 15(d) of the Exchange Act do apply, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), it being expressly understood that the first of such quarterly reports to be furnished to the holders of the Notes shall be a report with respect to the quarter ended June 30, 2007; and

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within 15 days (30 days for reports furnished or filed within the first calendar year following the Issue Date if the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) after the time period specified in the SEC’s rules and regulations, were the same applicable), such other reports on Form 8-K (or any successor or comparable form);

provided, however, that in each case, such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, shall be subject to exceptions consistent with the presentation of financial information in this prospectus. The Issuer will make the information described above available to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days (or 30 as the case may be) after the time the Issuer would be required to file such information with the SEC. For the avoidance of doubt, prior to such time as the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the aforementioned documents shall not be required to contain any more information than would be required of the Issuer if the Issuer were then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in respect of the Notes (and not in respect of any other class of securities of the Issuer or its Subsidiaries).

Notwithstanding the foregoing, the Issuer shall not be required to include in any such reports any information, certificates or reports required by Item 307 or 308 of Regulation S-K or any Exhibits required by Regulation S-K prior to the effectiveness of the exchange offer registration statement with respect to the Notes and thereafter, only to the extent then required by Regulation S-K with respect to the Issuer.

In addition, the Issuer will make such information available to prospective investors upon request. The Issuer has further agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (4) under “Defaults” until 120 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to holders or the Trustee) pursuant to this covenant.

In the event that the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, the Indenture permits the Issuer to satisfy its obligations in this covenant prior to the effectiveness of the financial information relating to the Issuer by furnishing financial information relating to such parent.

In the event that any direct or indirect parent of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the guarantors and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand.

Future Note Guarantors. The Indenture provides that the Issuer will not permit any of its Domestic Subsidiaries (unless such Subsidiary is a Receivables Subsidiary) to guarantee any Indebtedness for borrowed money of the Issuer, unless such Subsidiary executes and delivers to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes.

Notwithstanding the foregoing:

(1) no Note Guarantee shall be required as a result of any guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(2) if such Indebtedness is by its terms expressly subordinated to the Notes or any Note Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Note Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes or any other senior guarantee; and

(3) no Note Guarantee shall be required as a result of any guarantee given to a bank or trust company commercial banking institution that is a member of the U.S. Federal Reserve System, (or any branch, Subsidiary or Affiliate thereof) in each case having combined capital and surplus and undivided profits of not less than $250 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes at the time there is no other Indebtedness or guarantees outstanding which would have resulted in the obligation of such Restricted Subsidiary to guarantee the Notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, the release of such Note Guarantor from its guarantees, if any, of, and all pledges and security, if any, granted in connection with any Indebtedness of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with any Indebtedness of the Issuer which results in the obligation to guarantee the Notes.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale,

assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either:

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (x) of the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Successor Company (if other than the Issuer) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Notwithstanding anything in the covenant described under this heading “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” to the contrary, the transactions described in the Stock Purchase Agreement shall be permitted under the Indenture.

Defaults

An Event of Default is defined in the Indenture as:

(1) a default in any payment of interest on any Note when due, continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(8) any Note Guarantee, if any, of a Significant Subsidiary with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms hereof or thereof) or any Note Guarantor, if any, that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Note Guarantee with respect to the Notes and such Default continues for 10 days; or

(9) failure by the Issuer to make a Mandatory Principal Redemption.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to the Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer or Noranda Aluminum Acquisition Corporation and the Representative under the Credit Facilities and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must electronically deliver or mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes or any Note Guarantee, if any to any other Indebtedness of the Issuer;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the amendment provisions which requires each holder’s consent or in the waiver provisions; or

(9) except as expressly permitted by the Indenture or the terms thereof, modify the Note Guarantee, if any, of any Significant Subsidiary or the Note Guarantee, if any, of one or more Restricted Subsidiaries that collectively would, at the time of such amendment, represent a Significant Subsidiary in any manner adverse to the holders.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor, if any, under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to make any change that would provide additional rights or benefits to the holders or that does not adversely affect the legal rights of any such holder under the Indenture, to make changes relating to the transfer and legending of the Notes as permitted by the Indenture, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Note Guarantor, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture, to make certain changes to the Indenture to provide for the issuance of additional Notes, to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof or to conform the text of the Indenture or Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to deliver electronically or mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any of its Subsidiaries, any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer or any of its Subsidiaries under the Notes, the Acquisition Notes, the Indenture, the Acquisition Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture is discharged and ceases to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer has paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor, if any, will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) or (8) (with respect only to Significant Subsidiaries) under “—Defaults” or because of the failure of the Issuer to comply with clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit, or cause to be deposited, in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations or a combination thereof for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness, Preferred Stock or Disqualified Stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness, Preferred Stock or Disqualified Stock secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Noranda Aluminum Acquisition Corporation of substantially all of the outstanding shares of capital stock of Noranda Intermediate Holding Corporation, pursuant to the Stock Purchase Agreement.

“Acquisition Documents” means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time on or prior to the Acquisition Notes Issue Date or thereafter (so long as any amendment, supplement or modification after the Acquisition Notes Issue Date, together with all other amendments, supplements and modifications after the Acquisition Notes Issue Date, taken as a whole, is not more disadvantageous to the holders of the Acquisition Notes in any material respect than the Acquisition Documents as in effect on the Acquisition Notes Issue Date).

“Acquisition Indenture” means the indenture, dated as of the Acquisition Notes Issue Date, among Noranda Aluminum Acquisition Corporation, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Acquisition Notes” means the Senior Floating Rate Notes due 2015 issued by Noranda Aluminum Acquisition Corporation pursuant to the Acquisition Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at May 15, 2008 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments (calculated based on the Cash Interest rate payable thereon) due on the Note through May 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b) transactions permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the senior management or Board of Directors of the Issuer;

(g) foreclosure or any similar action with respect to any property or any other assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(m) dispositions in connection with Permitted Liens;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Acquisition Notes Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (x) in a Qualified Receivables Financing, (y) pursuant to any other factoring on arm’s-length terms or (z) in the ordinary course of business;

(r) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities and the other Credit Facilities Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Facilities), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Calculation Agent” means a financial institution appointed by the Issuer to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or the national currency of any member state in the European Union or, in the case of a Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Century Joint Ventures” means (a) St. Ann Bauxite Limited, a Jamaica private limited company, and (b) Gramercy Alumina LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest paid in respect of the Notes to the extent that the Issuer is no longer required to pay additional interest in respect thereof, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Issuer held by persons other than the Issuer or a Restricted Subsidiary; plus

(4) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(5) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefits plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, (ii) any expenses that constitute transition expenses attributable to the Issuer becoming an independent operating company in connection with the Transactions, (iii) expenses or charges in connection with the Transactions related to curtailments or modifications to pension or other post retirement employee benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions (including any transition-related expenses incurred before, on or after the Acquisition Notes Issue Date), in each case, shall be excluded;

(2) any increase in amortization or depreciation or any non-cash charges, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Acquisition Notes Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the senior management or Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; provided that the portion of the Net Income of the Century Joint Ventures allocable to the Equity Interests held by the Issuer and/or its Subsidiaries shall be treated as provided in the last proviso of this paragraph;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived or, in the case of Noranda Aluminum Acquisition Corporation, are permitted by the covenant described under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) any non-cash impairment charges or asset write-offs resulting from the application of GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Acquisition Notes Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Acquisition Notes Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established or adjusted in accordance with GAAP or changes as a result of the adoption or modification of accounting policies shall be excluded;

(13) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(14) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(15) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Statement of Financial Accounting Standards No. 52 shall be excluded;

(16) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included;

(17) non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(18) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the payment of non-cash interest relating to the Notes shall be excluded.

provided, that for purposes of calculating Consolidated Net Income of the Issuer, (i) for any full four-fiscal-quarter period, the Issuer shall, at its option, be entitled to employ one or the other of the “LIFO” or “FIFO” methods of inventory valuation, irrespective of the manner in which it accounts for inventory for other purposes and to adjust its otherwise-reported financial calculations accordingly, and (ii) Consolidated Net Income shall include the portion of the Consolidated Net Income (as calculated in accordance with this definition) of the Century Joint Ventures allocable to the Equity Interests in the Century Joint Ventures held by the Issuer and/or its Subsidiaries.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means (i) the senior secured credit facilities entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Noranda Aluminum Acquisition Corporation, the subsidiary guarantors named therein, the financial institutions named therein, and Merrill Lynch Capital Corporation, as Administrative Agent, and (ii) whether or not the Credit Facilities referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Facilities,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facilities Documents” means the collective reference to the Credit Facilities, any notes issued pursuant thereto and the guarantees and collateral documents in respect thereof, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Credit Facilities Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all Indebtedness (determined on a consolidated basis in accordance with GAAP) Incurred and outstanding pursuant to clause (a) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” less the amount of cash and Cash Equivalents (other than cash and Cash Equivalents of Receivables Subsidiaries) that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination, to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. The second sentence of the first paragraph of the definition of “Fixed Charge Coverage Ratio” and paragraphs 2, 3 and 4 thereof shall apply mutatis mutandis to the calculation of Credit Facilities Leverage Ratio.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Noranda Aluminum Acquisition Corporation or any direct or indirect parent of Noranda Aluminum Acquisition Corporation (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the holders of the Notes than is customary in comparable transactions (as determined in good faith by the senior management or Board of Directors of the Issuer),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income (including with respect to the Issuer or Noranda Aluminum Acquisition Corporation, as the case may be, such amounts as were deducted from the Consolidated Net Income of the Century Joint Ventures):

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the agreements between the Sponsors and the Issuer and its Subsidiaries as described in this prospectus and the final prospectus relating to the Acquisition Notes and as in effect on the Acquisition Notes Issue Date;

less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8 or S-4; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by the senior management or the Board of Directors of the Issuer) received by the Issuer after the Acquisition Notes Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases, retires, extinguishes, defeases, discharges or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any receivables financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase, retirement, extinguishment, defeasance, discharge or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition (including the Acquisition), disposition, merger, amalgamation, consolidation (including the Transactions), discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Acquisition), disposition, discontinued operation, merger, amalgamation, consolidation (including the Transactions) or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Acquisition Notes Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person (without duplication):

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include November 14, 2007.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 7, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Bloomberg page BBAM1 as of 11:00 a.m., London time, on the Determination Date. If Bloomberg page BBAM1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer, Noranda Aluminum Acquisition Corporation or any direct or indirect parent of the Issuer or Noranda Aluminum Acquisition Corporation, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer, Noranda Aluminum Acquisition Corporation or any direct or indirect parent of the Issuer or Noranda Aluminum Acquisition Corporation, as applicable, was approved by a vote of a majority of the directors of the Issuer, Noranda Aluminum Acquisition Corporation or any direct or indirect parent of the Issuer or Noranda Aluminum Acquisition Corporation, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer, Noranda Aluminum Acquisition Corporation or any direct or indirect parent of the Issuer or Noranda Aluminum Acquisition Corporation, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer, Noranda Aluminum Acquisition Corporation or any direct or indirect parent of the Issuer or Noranda Aluminum Acquisition Corporation, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or of a Subsidiary or direct or indirect parent of the Issuer that is designated by the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the secretary or the principal accounting officer of the Issuer or such subsidiary or parent of the Issuer, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) members of the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture thereafter, together with its Affiliates, constitutes an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) advances to directors, officers or employees, taken together with all other advances made pursuant to this clause (6), not to exceed $15.0 million at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable; (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment made pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12) Investments, the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed at any one time in the aggregate outstanding, the greater of $50.0 million and 4.5% of Total Assets at the time such Investment is made (plus an amount (without duplication of amounts reflected in Consolidated Net Income) equal to any return of capital actually received in respect of Investments theretofore made pursuant to this clause (19) in the aggregate, as valued at the Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer or Noranda Aluminum Acquisition Corporation, as appropriate) of such Investment at the time such Investment is made); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20) Investments of a Restricted Subsidiary of the Issuer acquired after the Acquisition Notes Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Acquisition Notes Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(21) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t) such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7) Liens existing on the Acquisition Notes Issue Date;

(8) Liens on assets or property at the time the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer;

(9) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(10) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer in the ordinary course of business;

(13) Liens in favor of the Issuer or any Note Guarantor;

(14) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(15) deposits made in the ordinary course of business to secure liability to insurance carriers;

(16) Liens on the Equity Interests of Unrestricted Subsidiaries;

(17) grants of software and other technology licenses in the ordinary course of business;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(A), (7), (8), (9) and (17); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(A), (7), (8), (9) and (17) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(A), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(A) and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(A) and for purposes of the definition of Secured Bank Indebtedness;

(19) Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(23) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(24) any interest or title of a lessor under any Capitalized Lease Obligations;

(25) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(26) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(27) Liens solely on any cash earnest money deposits made by the Issuer in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(28) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents; and

(29) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the senior management or Board of Directors of the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the senior management or Board of Directors of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Representative Amount” means a principal amount of not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(A) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) (x) one or more investment funds controlled by Apollo Management Holdings, L.P. or Apollo Management VI, L.P. and (y) Apollo Management Holdings, L.P., Apollo Management VI, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that, in the case of clause (ii), the Apollo Sponsors (x) own a majority of the voting power and (y) control a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the senior management or Board of Directors of the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of April 10, 2007, by and between Noranda Finance Inc., Noranda Aluminum Acquisition Corporation and Xstrata (Schweiz) A.G., as amended, supplemented or modified from time to time prior to the Acquisition Notes Issue Date or thereafter (so long as any amendment, supplement or modification after the Acquisition Notes Issue Date, together with all other amendments, supplements and modifications after the Acquisition Notes Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Stock Purchase Agreement as in effect on the Acquisition Notes Issue Date).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, the Century Joint Ventures will not constitute Subsidiaries.

“Tax Distributions” means any distributions described in clause (12) of the third paragraph of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer; provided that the pro forma consolidated balance sheet of the Issuer as of December 31, 2006 included in this prospectus shall be deemed to be the first balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of the Notes and borrowings made pursuant to the Credit Facilities on the Acquisition Notes Issue Date.

“Treasury Rate” means, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2008; provided, however, that if the period from such redemption date to May 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (A) if the designated Subsidiary is a Subsidiary of the Issuer or any of its Restricted Subsidiaries (but is not a Subsidiary of Noranda Aluminum Acquisition Corporation or any of its Restricted Subsidiaries) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (x) of the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(B) if the designated Subsidiary is a Subsidiary of Noranda Aluminum Acquisition Corporation or any of its Restricted Subsidiaries (1) Noranda Aluminum Acquisition Corporation could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (y) of the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for Noranda Aluminum Acquisition Corporation and its Restricted Subsidiaries would be greater than such ratio for Noranda Aluminum Acquisition Corporation and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of the settlement system are controlled by the settlement system and may be changed at any time. Neither we nor the initial purchasers of the old notes are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed;

•	DTC ceases to be registered as a clearing agency under the Exchange Act; or

•	there shall have occurred and be continuing an event of default with respect to the global notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the old notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your old notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss as a result of exchanging the old notes for the exchange notes, the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange, and the holding period of the exchange notes will include the holding period of the old notes exchanged therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of time ending on the earlier of 180 days from the date on which this registration statement is declared effective or the date upon which a broker-dealer is no longer required to deliver a prospectus, we will us our commercially reasonable efforts make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2008, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold, from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer and will indemnify the holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, in respect of the laws of the States of Delaware and New York.

EXPERTS

The consolidated financial statements of Noranda Aluminum Holding Corporation at December 31, 2007 (Successor) and for the periods from May 18, 2007 through December 31, 2007 (Successor) and January 1, 2007 through May 17, 2007 (Predecessor) and of Noranda Aluminum, Inc. at December 31, 2006 (Predecessor) and for the periods August 16, 2006 through December 31, 2006 (Predecessor) and January 1, 2006 through August 15, 2006 (Pre-Predecessor) and the year ended December 31, 2005 (Pre-Predecessor), appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, which, as to the years 2007 and 2005, are based in part on the reports of Deloitte & Touche LLP, an independent registered public accounting firm, and Deloitte & Touche Chartered Accountants, Jamaica, independent auditors.

The balance sheet of Gramercy Alumina LLC as of December 31, 2007 and the related statements of operations, changes in members’ equity, comprehensive income, and cash flows for the years ended December 31, 2007 and 2005 included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement.

The consolidated balance sheet of St. Ann Bauxite Limited and its subsidiary as of December 31, 2007 and the related consolidated profit and loss account and statements of changes in equity and cash flows for the years ended December 31, 2007 and 2005 included in this Prospectus and Registration Statement have been audited by Deloitte & Touche Chartered Accountants, Jamaica, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement.

The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

NORANDA ALUMINUM HOLDING CORPORATION

Report of Independent Registered Public Accounting Firm for 2007	F-2
Report of Independent Registered Public Accounting Firm for 2006 and 2005	F-3
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-4

Consolidated Statements of Operations for the Periods from May 18, 2007 to December 31, 2007, January 1, 2007 to May 17, 2007, August 16, 2006 to December 31, 2006, January  1, 2006 to August 15, 2006 and for the Year Ended December 31, 2005

F-5

Consolidated Statements of Shareholder’s Equity for the Periods from May 18, 2007 to December 31, 2007, January 1, 2007 to May 17, 2007, August 16, 2006 to December 31, 2006, January  1, 2006 to August 15, 2006 and for the Year Ended December 31, 2005

F-6

Consolidated Statements of Cash Flows for the Periods from May 18, 2007 to December 31, 2007, January 1, 2007 to May 17, 2007, August 16, 2006 to December 31, 2006, January  1, 2006 to August 15, 2006 and for the Year Ended December 31, 2005

F-7
Notes to Consolidated Financial Statements	F-8

GRAMERCY ALUMINA LLC

Report of Independent Registered Public Accounting Firm	F-52
Balance Sheets as of December 31, 2007 and 2006	F-53
Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005	F-54
Statements of Changes in Members’ Equity for the Years Ended December 31, 2007, 2006 and 2005	F-55
Statements of Comprehensive Income for the Years Ended December 31, 2007, 2006 and 2005	F-55
Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	F-56
Notes to Financial Statements	F-57

ST. ANN BAUXITE LIMITED AND ITS SUBSIDIARY

Independent Auditors’ Report	F-66
Consolidated Balance Sheet as of December 31, 2007 and 2006	F-67
Consolidated Profit and Loss Account for the Years Ended December 31, 2007, 2006 and 2005	F-68
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2007, 2006 and 2005	F-68
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006, and 2005	F-69
Notes to the Financial Statements	F-70
US GAAP Reconciliation	F-97

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Noranda Aluminum Holding Corporation

We have audited the accompanying consolidated balance sheet of Noranda Aluminum Holding Corporation (the “Company”) as of December 31, 2007 (Successor) and the related consolidated statements of operations, shareholders’ equity (deficiency), and cash flows for the periods from May 18, 2007 to December 31, 2007 (Successor) and from January 1, 2007 to May 17, 2007 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Gramercy Alumina LLC (Gramercy) and St. Ann Bauxite Limited (St. Ann) (corporations in which the Company has 50% interests), have been audited by other auditors whose reports have been furnished to us, and our opinions on the Company’s consolidated financial statements, insofar as it relates to the amounts included for Gramercy and St. Ann before consolidation adjustments, is based solely on the reports of the other auditors. In the Company’s consolidated financial statements, the Company’s investments in Gramercy and St. Ann are stated at $92,480 and $106,394 respectively at December 31, 2007 (Successor), and the Company’s equity in the net income before consolidation adjustments of Gramercy and St. Ann is stated at $4,103 and $2,877 respectively for the period from January 1, 2007 to May 17, 2007 and is stated at $8,604 and $3,451 respectively for the period from May 18, 2007 to December 31, 2007.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noranda Aluminum Holding Corporation at December 31, 2007 (Successor), and the consolidated results of its operations and cash flows for the periods from May 18, 2007 to December 31, 2007 (Successor) and from January 1, 2007 to May 17, 2007 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2007, the Company changed its method of accounting for income tax contingencies in accordance with Financial Accounting Standards Board Interpretation No. 48.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

April 9, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Noranda Aluminum, Inc.

We have audited the accompanying consolidated balance sheet of Noranda Aluminum, Inc. (the “Company”) as of December 31, 2006 (Predecessor) and the related consolidated statements of operations, shareholder’s equity and cash flows for the periods from August 16, 2006 to December 31, 2006 (Predecessor), January 1, 2006 to August 15, 2006 (Pre-predecessor), and January 1, 2005 to December 31, 2005 (Pre-predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Gramercy Alumina LLC and St. Ann Bauxite Limited (corporations in which the Company has a 50% interest respectively), as of December 31, 2005 and for the year then ended. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts reported for Gramercy Alumina LLC and St. Ann Bauxite Limited for the year ended December 31, 2005, is based solely on the reports of other auditors. The Company’s investment in Gramercy Alumina LLC and St. Ann Bauxite Limited, excluding consolidation adjustments, represent 3.5% of the total assets of the Company as of December 31, 2005 (Pre-predecessor), and the Company’s share of equity in net income of Gramercy Alumina LLC and St. Ann Bauxite Limited, excluding consolidation adjustments, represents 27.1% of net income from continuing operations before income taxes for the period from January 1, 2005 to December 31, 2005 (Pre-predecessor).

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noranda Aluminum, Inc. at December 31, 2006 (Predecessor), and the consolidated results of its operations and cash flows for the periods from August 16, 2006 to December 31, 2006 (Predecessor), January 1, 2006 to August 15, 2006 (Pre-predecessor), and the period from January 1, 2005 to December 31, 2005 (Pre-predecessor), in conformity with United States generally accepted accounting principles.

As discussed in Note 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132(R), which required the Company to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of shareholder’s equity and to recognize the change in that funded status in the year in which the changes occur through comprehensive income.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its previously issued financial statements as of December 31, 2006 and for the period from August 16, 2006 to December 31, 2006 (Predecessor) to correct for bill and hold transactions and related tax effects, and for the impact of previously unadjusted differences.

/s/ ERNST & YOUNG LLP
Toronto, Canada,	Chartered Accountants
April 9, 2008	Licensed Public Accountants

NORANDA ALUMINUM HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— See Note 2)
ASSETS
Current assets:
Cash and cash equivalents	75,630	40,549
Accounts receivable, net	97,169	128,975
Inventories	180,250	177,393
Other current assets	34,336	28,770

Total current assets	387,385	375,687

Advances due from parent	—	10,711
Investments in affiliates	198,874	179,543
Property, plant and equipment, net	657,811	672,837
Goodwill	256,122	284,338
Other intangible assets, net	70,136	52,002
Other assets	80,216	41,625

Total assets	1,650,544	1,616,743

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable
Trade	32,505	66,509
Affiliates	27,571	54,339
Accrued liabilities	63,182	39,733
Deferred tax liabilities	22,355	13,456
Current portion of long-term debt due to a third party	30,300	—

Total current liabilities	175,913	174,037

Long-term debt due to third parties	1,121,372	—
Long-term debt due to related party	—	160,000
Pension and other long-term liabilities	141,914	63,356
Deferred tax liabilities	211,421	210,849

Total liabilities	1,650,620	608,242

Shareholders’ equity (deficiency):
Share capital	216	1
Capital in excess of par value	11,767	953,653
Retained earnings	—	59,425
Accumulated other comprehensive loss	(12,059)	(4,578)

Total shareholders’ equity (deficiency)	(76)	1,008,501

Total liabilities and shareholders’ equity (deficiency)	1,650,544	1,616,743

See accompanying notes

NORANDA ALUMINUM HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
		(As Restated— See Note 2)	(As Restated— See Note 2)
Sales	867,390	527,666	496,681	816,042	1,026,443

Operating costs and expenses:
Cost of sales	783,098	432,607	417,329	674,365	950,149
Selling, general and administrative expenses	24,071	8,751	5,668	10,097	3,154
Other (recoveries) expense, net	(454)	(37)	(557)	(56)	1,614

	806,715	441,321	422,440	684,406	954,917

Operating income	60,675	86,345	74,241	131,636	71,526

Other expense (income)
Interest expense (income), net:
Parent and a related party	—	7,187	7,059	12,576	24,340
Third-party	67,243	(952)	(732)	96	4,184
(Gain) loss on derivative instruments and hedging activities, net	(12,497)	56,467	5,452	16,632	(7,887)
Equity in net income of investments in affiliates	(7,375)	(4,269)	(3,189)	(8,337)	(9,820)
Other, net	—	—	42	45	576

	47,371	58,433	8,632	21,012	11,393
Income from continuing operations before income tax expense	13,304	27,912	65,609	110,624	60,133
Income tax expense	5,137	13,655	23,577	38,744	18,603

Income from continuing operations	8,167	14,257	42,032	71,880	41,530

Loss on discontinued operations, net of income tax benefit of $2,409	—	—	—	—	(12,385)
Gain on disposal of discontinued operations, net of income tax benefit of $50,561	—	—	—	—	21,173

Net income	8,167	14,257	42,032	71,880	50,318

See accompanying notes

NORANDA ALUMINUM HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(in thousands)

	Share capital	Capital in excess of par value	(Accumulated deficit) retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity (deficiency)
	$	$	$	$	$
Pre-predecessor
Balance, December 31, 2004 (Pre-Predecessor)	1	50,544	(63,682)	(2,054)	(15,191)

For the year ended December 31, 2005 (Pre-Predecessor):
Net income	—	—	50,318	—	50,318
Pension adjustment, net of tax of $(419)	—	—	—	(730)	(730)

Total comprehensive income					49,588
Capital injection from parent	—	435,256	—	—	435,256
Stock option expense and excess tax benefits	—	2,670	—	—	2,670

Balance, December 31, 2005 (Pre-predecessor)	1	488,470	(13,364)	(2,784)	472,323

For the period from January 1, 2006 to August 15, 2006 (Pre-predecessor):
Net income	—	—	71,880	—	71,880
Pension adjustment, net of tax of $(337)	—	—	—	(559)	(559)

Total comprehensive income					71,321
Exercise of stock options	—	(7,428)	—	—	(7,428)
Stock option expense and excess tax benefits	—	2,561	—	—	2,561

Balance, August 15, 2006 (Pre-predecessor)	1	483,603	58,516	(3,343)	538,777

Predecessor
Adjustment to reflect push-down of Xstrata Acquisition (Predecessor)	1	949,999	17,393	—	967,393
For the period from August 16, 2006 to December 31, 2006 (Predecessor):
Net income (as restated—See Note 2)	—	—	42,032	—	42,032
Pension adjustment, net of tax of $(2,735)	—	—	—	(4,578)	(4,578)

Total comprehensive income					37,454
Excess tax benefits from exercise of stock options	—	3,654	—	—	3,654

Balance, December 31, 2006 (Predecessor)	1	953,653	59,425	(4,578)	1,008,501

For the period from January 1, 2007 to May 17, 2007 (Predecessor):
Adoption of new accounting standard (FIN 48)	—	—	(1,226)	—	(1,226)
Net income (as restated—See Note 2)	—	—	14,257	—	14,257
Pension adjustment, net of tax of $(1,494)	—	—	—	3,206	3,206

Total comprehensive income					17,463
Capital contribution from parent	—	128,600	—	—	128,600
Distribution to parent	—	—	(25,000)	—	(25,000)
Non-cash distribution to parent	—	—	(1,541)	—	(1,541)

Balance, May 17, 2007 (Predecessor)	1	1,082,253	45,915	(1,372)	1,126,797

Successor
Adjustment to reflect Apollo Acquisition (Successor)	216	215,914	—	—	216,130
For the period from May 18, 2007 to December 31, 2007 (Successor):
Net income	—	—	8,167	—	8,167
Pension adjustment, net of tax of $(7,368)	—	—	—	(12,059)	(12,059)

Total comprehensive loss					(3,892)
Distribution to shareholders	—	(207,963)	(8,167)	—	(216,130)
Stock option expense	—	3,816	—	—	3,816

Balance, December 31, 2007 (Successor)	216	11,767	—	(12,059)	(76)

See accompanying notes

NORANDA ALUMINUM HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year Ended December 31, 2005
	$	$	$	$	$
		(As Restated— See Note 2)	(As Restated— See Note 2)
OPERATING ACTIVITIES
Net income	8,167	14,257	42,032	71,880	50,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,709	29,637	32,914	24,259	42,280
Non-cash interest	5,305	2,200	400	800	—
Loss (gain) on disposal of property, plant and equipment	685	(160)	(193)	952	(70)
Loss on disposal of discontinued operations	—	—	—	—	29,388
Loss (gain) on derivative instruments and hedging activities	(12,497)	56,467	5,452	16,632	(7,887)
Amortization of derivative asset	—	—	—	—	3,235
Equity in net income of investments in affiliates	(7,375)	(4,269)	(3,189)	(8,337)	(9,820)
Deferred income taxes	(1,856)	(14,828)	1,200	39,114	(49,994)
Stock option expense	3,816	—	—	2,561	552
Changes in deferred charges and other assets	(8,477)	124	(3,120)	(8,634)	(2,108)
Changes in pension and other long-term liabilities	4,312	(4,925)	54	9,021	34,798
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	39,779	(8,239)	(8,289)	(15,542)	(17,857)
Inventories	43,565	(18,069)	(17,030)	(14,251)	(1,708)
Other current assets	1,975	16,956	1,604	(1,706)	(359)
Accounts payable	(7,751)	(239)	48,369	(35,892)	7,647
Accrued liabilities	21,434	(27,743)	7,607	1,018	(21,169)

Cash provided by operating activities	160,791	41,169	107,811	81,875	57,246

INVESTING ACTIVITIES
Capital expenditures	(36,172)	(5,768)	(21,034)	(20,538)	(57,864)
Net increase (decrease) in advances due from parent	—	10,925	(10,711)	—	—
Proceeds from sale of discontinued operations	—	—	—	—	40,500
Proceeds from disposal of equipment	—	—	—	25	114
Payments for the Apollo Acquisition, net of cash acquired	(1,161,519)	—	—	—	—
Investments in affiliates	—	—	—	—	(576)

Cash (used in) provided by investing activities	(1,197,691)	5,157	(31,745)	(20,513)	(17,826)

FINANCING ACTIVITIES
Proceeds from issuance of shares	216,130	—	—	—	—
Distribution to shareholders	(216,130)	—	—	—	—
Capital contributions from parent	—	101,256	—	—	—
Distributions to parent	—	(25,000)	—	—	—
Excess tax benefits from stock-based compensation	—	—	3,654	—	—
Exercise of stock options	—	—	—	(7,428)	—
Net increase (decrease) in advances payable to parent	—	—	(24,202)	21,723	36,380
Deferred financing costs	(39,020)	—	—	—	—
Borrowings on long-term debt	1,227,800	—	—	73,000	52,000
Repayments on long-term debt	(76,250)	(160,000)	(40,000)	(125,000)	(129,500)

Cash provided by (used in) financing activities	1,112,530	(83,744)	(60,548)	(37,705)	(41,120)

Change in cash and cash equivalents	75,630	(37,418)	15,518	23,657	(1,700)
Cash and cash equivalents, beginning of period	—	40,549	25,031	1,374	3,074

Cash and cash equivalents, end of period	75,630	3,131	40,549	25,031	1,374

See accompanying notes

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars expressed in thousands except per share information)

December 31, 2007

1.	ACCOUNTING POLICIES

Basis of Presentation

Noranda Aluminum Holding Corporation (“Noranda”, “Successor” or “Company”), and its wholly owned subsidiary, Noranda Aluminum Acquisition Corporation (“Noranda AcquisitionCo”), were formed by affiliates of Apollo Management, L.P. (“Apollo”) on March 27, 2007 for the purpose of acquiring Noranda Intermediate Holding Corporation (“Noranda Intermediate”), which owns all of the outstanding shares of Noranda Aluminum, Inc. (the “Predecessor” and “Pre-predecessor” as defined below).

Noranda Aluminum, Inc. operates an aluminum smelter in New Madrid, Missouri, and four rolling mills in the southeastern United States in Huntingdon, Tennessee, Salisbury, North Carolina and Newport, Arkansas. Additionally, the Company holds 50% interests in a Gramercy, Louisiana aluminum refinery partnership and a Jamaican bauxite mining partnership.

The Company’s investments in non-controlled entities in which it has the ability to exercise equal or significant influence over operating and financial policies are accounted for by the equity method. All significant intercompany transactions and accounts have been eliminated in consolidation.

On April 10, 2007, Noranda AcquisitionCo entered into a Stock Purchase Agreement with Noranda Finance, Inc. (subsequently renamed Noranda Intermediate), an indirect wholly owned subsidiary of Xstrata plc (together with its subsidiaries, “Xstrata”), and Xstrata (Schweiz) A.G., a direct wholly owned subsidiary of Xstrata, pursuant to which it agreed to purchase all of the outstanding shares of Noranda Intermediate, which together with its subsidiaries constituted the Noranda aluminum business of Xstrata. The acquisition was completed on May 18, 2007 (the “Apollo Acquisition”). Noranda and Noranda AcquisitionCo had no assets or operations prior to the acquisition of Noranda Intermediate on May 18, 2007.

Prior to December 31, 2005, Xstrata accumulated a 19.9% ownership in Falconbridge Limited, which owned 100% of Noranda Aluminum, Inc. at that time. On August 15, 2006, through a tender offer, Xstrata effectively acquired the remaining 80.1% of shares of Falconbridge Limited, which resulted in Noranda Aluminum, Inc. being Xstrata’s wholly owned subsidiary (the “Xstrata Acquisition”).

Management has accounted for the Xstrata Acquisition under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, (“SFAS No. 141”) by treating the transactions leading to the Xstrata Acquisition as a step acquisition using the purchase method. Therefore, the Xstrata Acquisition and Apollo Acquisition are accounted for under the purchase method of SFAS No. 141.

The application of the provisions of SFAS No. 141 results in adjustments to the assets and liabilities of Noranda Aluminum, Inc. at each of the Xstrata Acquisition and the Apollo Acquisition dates. As a result, the consolidated financial statements subsequent to these acquisition dates are not comparable to the consolidated financial statements prior to these acquisition dates. The financial information for the year ended December 31, 2005 and the period from January 1, 2006 to August 15, 2006 includes the results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the historical carrying values of Noranda Aluminum, Inc. prior to the Xstrata Acquisition and is referred to as “Pre-predecessor.” The financial information as of December 31, 2006 and for the periods from August 16, 2006 to December 31, 2006 and from January 1, 2007 to May 17, 2007 includes the financial condition, results of operations and cash flows for Noranda Aluminum, Inc. on a basis reflecting the stepped-up values of Noranda Aluminum, Inc., prior to the Apollo Acquisition but subsequent to the Xstrata Acquisition, and is referred to as “Predecessor.” The financial information as of December 31, 2007 and for the period from May 18, 2007 to December 31, 2007 includes the financial condition, results of operations and cash flows for Noranda on a basis reflecting the impact of the preliminary purchase allocation of the Apollo Acquisition, and is referred to as “Successor.”

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The consolidated financial statements of Noranda Aluminum Holding Corporation include the accounts of Noranda AcquisitionCo and its wholly owned subsidiaries, Noranda Intermediate, Noranda Aluminum, Inc., Norandal USA, Inc. and Gramercy Alumina Holdings Inc. References to the Company refer to the Successor, Predecessor, and Pre-predecessor periods of Noranda and Noranda Aluminum, Inc.

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In management’s opinion, the financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the Company’s financial position and operating results including the elimination of all intercompany accounts and transactions among wholly owned subsidiaries.

Acquisitions

Apollo Acquisition

In connection with the Apollo Acquisition, Noranda AcquisitionCo incurred $1,010,000 of funded debt, consisting of (i) $500,000 in term loan b, and (ii) $510,000 of senior floating rate notes; and entered into a $250,000 revolving credit facility which was undrawn at the date of the Apollo Acquisition. In addition to the debt incurred, affiliates of Apollo contributed cash of $214,200 to Noranda, which was contributed to Noranda AcquisitionCo. The purchase price for Noranda Intermediate was $1,150,000, excluding acquisition costs. Subsequent to the Apollo Acquisition, certain members of the Company’s management contributed $1,930 in cash through the purchase of common shares of the Company.

The purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on the estimated fair values, which are still not final, pending a final valuation of those assets and liabilities. The final allocation of the purchase consideration will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the Company’s tangible and intangible assets acquired and liabilities assumed as of the closing date of the transaction. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of May 18, 2007. These preliminary fair values were determined using management’s estimates from information currently available and are subject to change. Total purchase consideration was $1,164,650, including acquisition costs.

May 18, 2007
$
(As Restated— See Note 2)
Fair value of assets acquired and liabilities assumed:
Accounts receivable	141,152
Inventories	223,815
Investment in affiliates	191,500
Property, plant and equipment	697,825
Other intangible assets	72,471
Goodwill	257,489
Pension and other assets	48,648
Deferred tax liabilities	(249,728)
Accounts payable and accrued liabilities	(118,997)
Pension and other long-term liabilities	(102,656)

Total purchase consideration assigned, net of $3,131 cash acquired	1,161,519

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Included in current liabilities in the table above is an $8,200 payable to Xstrata, which represents the Company’s obligation to remit payment to Xstrata for the Company’s taxes, deemed applicable to the period from April 10, 2007 to May 18, 2007. This amount is subject to revision based primarily on the filing of the Company’s tax returns and is included in accrued liabilities at December 31, 2007. Certain balances in the above table have been revised from amounts previously reported because of adjustments to the purchase price allocation, primarily based on an updated valuation of the investment in joint ventures and additional analyses of the Company’s tax accounts.

Goodwill from the Apollo Acquisition is not deductible for tax purposes.

The following unaudited pro forma financial information presents the results of operations as if the Apollo Acquisition had occurred at the beginning of each year presented after giving effect to certain adjustments, including changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets, increase in interest expense resulting from additional indebtedness incurred and amortization of debt issuance costs incurred in connection with the Apollo Acquisition and financing, increase in selling, general and administrative expense related to the annual management fee paid to Apollo, and elimination for certain historical intercompany balances which were not acquired as part of the Apollo Acquisition.

	Year ended December 31, 2007	Year ended December 31, 2006
	$	$
		(As Restated —see Note 2)
Sales	1,395,056	1,312,723
Net (loss) income	(12,139)	13,102

The unaudited pro forma financial information is not intended to represent the consolidated results of operations the Company would have reported had the Apollo Acquisition been completed at January 1, 2006 and January 1, 2007, nor are they necessarily indicative of future results.

Xstrata Acquisition

The total investment for the Xstrata Acquisition was $1,167,393, which consisted of $950,000 consideration paid for the Company’s stock and $200,000 of assumed debt, plus $17,393 representing Xstrata’s share of the Company’s earnings during the period of its 19.9% ownership of the Company. For the purposes of applying push-down accounting to the two individual steps of this acquisition, management has determined that the purchase consideration applicable to the acquisition of the 19.9% ownership interest was $115,000, with the consideration applicable to the acquisition of the remaining 80.1% being $1,035,000.

Management recorded 19.9% of the assets and liabilities at their fair value on the date the 19.9% ownership interest was acquired in the first phase of the step acquisition. For the second phase of the step acquisition on August 16, 2006, the Company recorded the remaining 80.1% of the assets acquired and liabilities assumed at fair market value at that date.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The following table summarizes the allocation of the total consideration to the assets acquired and liabilities assumed as of August 15, 2006, which was the date at which Xstrata acquired effective control of the Company.

August 15, 2006
$
Accounts receivable	129,491
Inventories	160,363
Investment in affiliates	176,569
Property, plant and equipment	683,525
Goodwill	283,801
Other intangible assets	53,001
Other assets	20,120
Deferred tax liabilities	(221,889)
Accounts payable and accrued liabilities	(93,282)
Other long-term liabilities	(41,699)

Total purchase price assigned	1,150,000
Long-term debt to related parties	(200,000)

Share capital and capital in excess of par value	950,000

Goodwill from the Xstrata Acquisition is not deductible for tax purposes.

Reclassifications

Certain reclassifications have been made to previously issued financial statements in order to conform to the 2007 presentation. These reclassifications had no effect on net income or net cash flows.

Revenue recognition

Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms. The Company periodically enters into supply contracts with customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue, and revenue is recognized as shipments are made and title, ownership, and risk of loss pass to the customer during the term of the contracts.

Cash equivalents

Cash equivalents comprise cash and short-term highly liquid investments with initial maturities of three months or less.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future. The Company determines the allowance based on historical write-off experience, current market trends and, for larger accounts, the ability to pay outstanding balances. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Inventories

Inventories are stated at the lower of cost or market. The Company uses the last-in, first-out (“LIFO”) method of valuing the majority of the Company’s inventories, including raw materials, work in progress and finished goods. The remaining inventories (principally supplies) are stated at cost using the first-in, first-out (“FIFO”) method.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Betterments, renewals and repairs that extend the life of the asset are capitalized; other maintenance and repairs are charged to expense as incurred. Assets, asset retirement obligations and accumulated depreciation accounts are relieved for dispositions or retirements with resulting gains or losses recorded as selling, general and administrative expenses in the consolidated statements of operations. Depreciation is based on the estimated service lives of the assets computed principally by the straight-line method for financial reporting purposes.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 requires periodic assessment of certain long-lived assets for possible impairment when events or circumstances indicate that the carrying amounts may not be recoverable. Long-lived assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If it is determined that the carrying amounts of such long-lived assets are not recoverable, the assets are written down to their fair value.

The Company transfers net property and equipment to assets held for sale when a plan to dispose of the assets has been committed to by management. Assets transferred to assets held for sale are recorded at the lesser of their fair value less estimated costs to sell or carrying amount. Subsequent to the date that an asset is held for sale, depreciation expense is not recorded.

Self-insurance

The Company is primarily self-insured for workers’ compensation. The self-insurance liability is determined based on claims filed and an estimate of claims incurred but not yet reported. As of December 31, 2007 and 2006, the Company had $2,990 and $2,831, respectively, of accrued liabilities and $7,182 and $6,363, respectively, of other long-term liabilities related to these claims.

As of December 31, 2007 and 2006, the Company has placed $3,612 and $3,412, respectively, in a restricted cash account to secure the payment of workers’ compensation obligations. This restricted cash is included in non-current other assets in the accompanying consolidated balance sheets.

Environmental expenditures

Environmental expenditures related to current operations are expensed or capitalized as appropriate. Expenditures related to an existing condition caused by past operations, which do not contribute to current or future period revenue generation, are expensed. Environmental liabilities are provided when assessments or

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

remedial efforts are probable and the related amounts can be reasonably estimated. The Company had reserves of $7,300 for remediation activities associated with leased properties at December 31, 2006, which are included in pension and other long-term liabilities. No such reserves were required at December 31, 2007, as the liability was assumed by the predecessor Company’s parent in April 2007.

Goodwill and other intangible assets

Goodwill represents the excess of acquisition consideration paid over the fair value of identifiable net tangible and identifiable intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually, in the fourth quarter, or earlier upon the occurrence of certain triggering events. The Company evaluates goodwill for impairment using a two-step process provided by SFAS No. 142. The first step is to compare the fair value of each of its reporting units to their respective book values, including goodwill. If the fair value of a reporting unit exceeds its book value, reporting unit goodwill is not considered impaired and the second step of the impairment test is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In 2007 and 2006, no impairment was indicated in the first step, and as a result, the second step was not necessary.

Intangible assets with a definite life (primarily customer relationships) are amortized over their expected lives and are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable.

Investments in affiliates

The Company holds 50% interests in a Gramercy, Louisiana refinery, Gramercy Alumina LLC, and in St. Ann Bauxite Ltd., a Jamaican bauxite mining partnership. The Company’s interests in these affiliates provide the ability to exercise significant influence, but not control, over the operating and financial decisions of the affiliates; accordingly, the Company uses the equity method of accounting in accordance with APB 18, The Equity Method of Accounting for Investments in Common Stock for its investments in and share of earnings or losses of those affiliates.

The excess of the carrying values of the investments over the amounts of underlying equity in net assets totaled $124,495 at December 31, 2007 and $124,302 at December 31, 2006. This excess is being amortized on a straight-line basis over a 20 year period for each affiliate. Amortization expense included in equity in net income of investment affiliates is as follows:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	4,680
Period from January 1, 2007 to May 17, 2007 (Predecessor)	2,445
Period from August 16, 2006 to December 31, 2006 (Predecessor)	2,404
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	4,048
Year ended December 31, 2005 (Pre-predecessor)	6,466

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The Company considers whether the fair values of any of its equity method investments have declined below carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the affiliate’s industry), a write-down to estimated fair value would be recorded.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Financial instruments

The Company’s financial instruments with third parties, as defined by SFAS No. 107, Disclosures About Fair Values of Financial Instruments (“SFAS No. 107”), consist of cash and cash equivalents, accounts receivable, derivative assets and liabilities, advances due from parent, accounts payable, and, long-term debt due to third parties and related party. The following table presents the carrying values and fair values of the Company’s related party and third party debt outstanding as of December 31, 2007 and 2006:

	Successor		Predecessor
	December 31, 2007		December 31, 2006
	Carrying value	Fair value	Carrying value	Fair value
	$	$	$	$
Senior Floating Rate Notes due 2014	217,922	180,400	—	—
Senior Floating Rate Notes due 2015	510,000	408,000	—	—
Term loan b due 2014	423,750	423,750	—	—
Due to Noranda Islandi EHF—related party	—	—	160,000	167,400

Total	1,151,672	1,012,150	160,000	167,400

The remaining financial instruments are carried at amounts that approximate fair value.

Deferred financing costs

Costs relating to obtaining debt are capitalized and amortized over the term of the related debt using the straight-line method, which approximates the effective interest method. When all or a portion of a loan is repaid, an associated amount of unamortized financing costs are removed from the related accounts and charged to interest expense.

Concentration of credit risk

Financial instruments, including cash and cash equivalents and accounts receivable, expose the Company to market and credit risks which, at times, may be concentrated with certain groups of counter-parties. The financial condition of such counter-parties is evaluated periodically. The Company generally does not require collateral for trade receivables. Full performance is anticipated. Cash investments are held with major financial institutions and trading companies including registered broker dealers.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Income taxes

The Company accounts for income taxes using the liability method, whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In evaluating the Company’s ability to realize deferred tax assets, the Company uses judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, both negative and positive, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.

Shipping and handling costs

Shipping and handling costs are classified as a component of cost of sales in the consolidated statements of operations.

Pensions and post-retirement benefits

The Company sponsors a defined benefit pension plan, which is accounted for in accordance with SFAS No. 87, Employers’ Accounting for Pensions (“SFAS No. 87”), and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Retirement Plans, (“SFAS 158”). These standards require that expenses and liabilities recognized in financial statements be actuarially calculated. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the future performance of plan assets. According to SFAS 158, the Company is required to recognize the funded status of the plans as an asset or liability in the financial statements, measure defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and recognize the change in the funded status of defined benefit postretirement plans in other comprehensive income. The primary assumptions used in calculating pension expense and liability are related to the discount rate at which the future obligations are discounted to value the liability, expected rate of return on plan assets, and projected salary increases. These rates are estimated annually as of December 31.

Other post-retirement benefits are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions (“SFAS No. 106”). Pension and post-retirement benefit obligations are actuarially calculated using management’s best estimates and based on expected service periods, salary increases and retirement ages of employees. Pension and post-retirement benefit expense includes the actuarially computed cost of benefits earned during the current service periods, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments. All net actuarial gains and losses are amortized over the expected average remaining service life of the employees.

Asset retirement obligations

The Company is subject to environmental regulations which create legal obligations related to the disposal of certain spent pot liners used in the Company’s smelter facility operations. The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”) and FASB Interpretation FIN 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), an Interpretation of SFAS No. 143. Under these standards, the Company recognizes liabilities, at fair

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

value, for existing legal asset retirement obligations. Such liabilities are adjusted for accretion costs and revisions in estimated cash flows. The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and accumulated depreciation on these capitalized costs is recognized.

Share based compensation

Prior to August 16, 2006, Falconbridge Limited granted stock options to key employees of the Company, to purchase common stock in Falconbridge Limited. The fair value of these stock options were recorded by the Company as compensation expense over their vesting period with corresponding increases to capital in excess of par value. Falconbridge Limited determined the fair value of these stock options in accordance with SFAS No. 123 using a Black-Scholes valuation model. Expenses previously recorded for which the related option has been forfeited were reversed in the period of forfeiture.

On August 16, 2006, Xstrata acquired all of the outstanding common stock of Falconbridge Limited. Prior to the acquisition, all outstanding stock options were exercised.

On May 29, 2007, the Board of Directors of Noranda approved the 2007 Long-Term Incentive Plan of Noranda (the “Incentive Plan”). Currently, 1,500,000 shares of Noranda common stock have been reserved under the Incentive Plan. A total of 687,678 shares of non-qualified stock options were granted to certain employees of the Company on the date the Incentive Plan was adopted. The fair value of each employee’s options with graded vesting was estimated using either the Black-Scholes-Merton option pricing model or a path-dependent lattice model, in accordance with the fair-value based method of SFAS 123(R).

Derivative and hedging activities

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended.

For derivatives that are designated and qualify as fair value hedges, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item, is recognized in earnings in the current year. Any ineffective portion of the hedge is reflected in (gain) loss on derivative instruments and hedging activities immediately. For derivatives that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income as a separate component of stockholders’ equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in (gain) loss on derivative instruments and hedging activities immediately. For derivative instruments not designated as hedging instruments, changes in the fair values are reported in (gain) loss on derivative instruments and hedging activities in the period of change. The Company calculates the fair value of its derivative instruments based on information from brokerage institutions or other third-party quotes.

Impact of recently issued accounting standards

The Company adopted Financial Accounting Standards Board interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48 the Company recognized a decrease of approximately $1,226 to the January 1, 2007 retained earnings balance. Including this adjustment, at January 1, 2007, the gross amount of reserves for uncertain tax positions was approximately $10,011. As of the date of adoption of FIN 48, the Company did not have any material accrued interest or penalties associated with any unrecognized tax benefits.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141R”). According to transition rules of the new standard, the Company will apply it prospectively to any business combinations with an acquisition date on or after January 1, 2009, except that certain changes in FASB Statement 109 may apply to acquisitions which were completed prior to January 1, 2009. Early adoption is not permitted. The Company is currently evaluating the effect of SFAS No. 141(R) on the Company’s consolidated financial statements.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. According to transition rules of the new standard, we will apply it for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the effect of SFAS No. 160 on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a consistent framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the most relevant measurement attribute. Accordingly, this new statement does not establish any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-b, Effective Date of FASB Statement No. 157, which defers the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities which are recognized or disclosed at fair value on a non-recurring basis. SFAS 157’s recognition and disclosure requirements still apply to financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are measured at least annually. SFAS No. 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 is not expected to have a material impact on the Company’s consolidated financial statements.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

2.	RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

During the preparation process for the 2007 annual financial statements, the Company concluded that certain errors identified subsequent to filing prior period financial statements were material to these prior periods. The Company has amended and restated its consolidated balance sheet at December 31, 2006 and its consolidated statements of income and cash flows for the periods from January 1, 2007 to May 17, 2007 and August 16, 2006 to December 31, 2006. The restatement corrects previously reported revenue related to bill and hold transactions, certain metal sales which were previously reported on a net basis, and previously identified errors which were not initially corrected in the respective periods based on materiality. The restatement had no effect on net cash flows from operating activities.

The Company has concluded previously reported revenue on bill and hold transactions should not have been recorded because the Company had not met all the revenue recognition criteria necessary to record revenue on such transactions. Consequently, the restatement corrects revenue improperly recorded on these bill and hold transactions. The impact of this restatement for the period January 1, 2007 to May 17, 2007 was to increase revenue and net income by $9,630 and $1,126, respectively. The impact of this restatement for the period August 16, 2006 to December 31, 2006 was to decrease revenue and net income by $11,262 and $1,586, respectively.

During 2007, the Company was required to purchase fixed quantities of metal under the terms of its forward contracts. The Company determined that certain quantities purchased under these contracts were not required to meet production and transferred title to third party buyers. These transactions previously were reported on a net basis. The Company has concluded that EITF 99-19 “Reporting Revenue Gross as a principal versus Net as an Agent” requires such transactions to be recorded on a gross basis. As such, the Company has increased revenue and cost of sales for the period January 1, 2007 to May 17, 2007 by $8,165 to reflect these transactions on a gross basis. Cost of sales for these transactions approximated sales.

The Company also is restating its consolidated statements of income and cash flows for the periods from January 1, 2007 to May 17, 2007 and August 16, 2006 to December 31, 2006 for the impact of certain previously unadjusted differences. The impact of these items on net income was $605 and $3,380 for the periods from January 1, 2007 to May 17, 2007 and August 16, 2006 to December 31, 2006, respectively. During the period from August 16, 2006 to December 31, 2006 these previously unadjusted differences included a $3,723 error in the calculation of the Company’s share of earnings of one of its equity method investments. As previously noted, these unadjusted differences were not initially recorded because they were not deemed material.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The following is a summary of the effects of the restatement on the Company’s consolidated balance sheet as of December 31, 2006, as well as the Company’s consolidated statements of operations for the periods from January 1, 2007 to May 17, 2007 and August 16, 2006 to December 31, 2006 (certain balance sheet reclassifications have been made and are included in other adjustments to conform to the current period presentation):

Balance Sheet:

	December 31, 2006
	As Previously Reported	Bill and Hold Adjustments	Other Adjustments	As Restated
	$	$	$	$
Assets:
Accounts receivable, net	158,381	(11,262)	(18,144)	128,975
Inventories	168,645	8,748	—	177,393
Other current assets	9,949	—	18,821	28,770
Total current assets	377,524	(2,514)	677	375,687
Investments in affiliates	183,266	—	(3,723)	179,543
Goodwill	283,801	—	537	284,338
Total assets	1,621,766	(2,514)	(2,509)	1,616,743
Liabilities and shareholders’ equity:
Accrued liabilities	34,868	(928)	5,793	39,733
Deferred tax liabilities	13,585	—	(129)	13,456
Total current liabilities	169,301	(928)	5,664	174,037
Pension and other long-term liabilities	68,149	—	(4,793)	63,356
Total liabilities	608,299	(928)	871	608,242
Total shareholders’ equity	1,013,467	(1,586)	(3,380)	1,008,501
Total liabilities and shareholders’ equity	1,621,766	(2,514)	(2,509)	1,616,743

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Statements of Operations:

	Period from January 1, 2007 to May 17, 2007
	As Previously Reported	Bill and Hold Adjustments	Other Adjustments	As Restated
	$	$	$	$
Sales	512,055	9,630	5,981	527,666
Cost of sales	419,374	7,825	5,408	432,607
Selling, general and administrative	7,749	—	1,002	8,751
Operating income	84,969	1,805	(429)	86,345
(Gain) loss on derivative and hedging instruments	56,939	—	(472)	56,467
Equity in net income of investment in affiliates	(4,876)	—	607	(4,269)
Income before income taxes	26,671	1,805	(564)	27,912
Income tax expense	12,935	679	41	13,655
Net income	13,736	1,126	(605)	14,257

	Period from August 16, 2006 to December 31, 2006
	As Previously Reported	Bill and Hold Adjustments	Other Adjustments	As Restated
	$	$	$	$
Sales	507,943	(11,262)	—	496,681
Cost of sales	425,192	(8,748)	885	417,329
Selling, general and administrative	6,554	—	(886)	5,668
Operating income	76,754	(2,514)	1	74,241
Equity in net income of investment in affiliates	(6,912)	—	3,723	(3,189)
Income before income taxes	71,845	(2,514)	(3,722)	65,609
Income tax expense	24,847	(928)	(342)	23,577
Net income	46,998	(1,586)	(3,380)	42,032

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

3.	SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Statement of Cash Flows:

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
Interest paid	51,519	7,371	2,503	15,485	24,556
Income taxes paid (refunded), net	21,583	20,148	(1,464)	(409)	300

Statement of Operations:

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
Interest expense:
Parent and a related party	182	16,016	9,440	16,321	34,774
Other	69,853	314	293	590	4,288
Interest income:
Parent and a related party	(182)	(8,829)	(2,381)	(3,745)	(10,434)
Other	(2,610)	(1,266)	(1,025)	(494)	(104)

4.	INVENTORIES

The components of inventories, stated at the lower of LIFO cost or market, are:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— see Note 2)
Raw materials	53,945	48,735
Work-in-process	43,190	60,754
Finished goods	46,070	50,139

Total inventory subject to LIFO valuation	143,205	159,628
Adjustment to reflect the LIFO method	16,430	(2,100)

Inventory at lower of LIFO cost or market	159,635	157,528
Supplies	20,615	19,865

Total inventory	180,250	177,393

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Inventories at the lower of LIFO cost or market reflect a market valuation reserve of $14,323 at December 31, 2007. No such reserve was established at December 31, 2006. During the period from May 18, 2007 to December 31, 2007, the Company recorded adjustments totaling $14,323 to reduce inventory to the lower of LIFO cost or market. The market valuation reserve was based on the Company’s best estimates of product sales prices and customer demand patterns. It is at least reasonably possible that the estimates used by the Company to determine its provision for inventory losses will be materially different from the actual amounts or results. These differences could result in materially higher than expected inventory provisions, which could have a material effect on the Company’s results of operations and financial condition in the near term.

Work-in-process and finished goods inventories consist of the cost of materials, labor and production overhead costs, as well as the cost of power and natural gas.

The Company uses the last-in, first-out (“LIFO”) method of valuing raw materials, work-in process and finished goods inventories. An actual valuation of these components under the LIFO method is made at the end of each year based on the inventory levels and costs at that time. During the period from May 18, 2007 to December 31, 2007, the Company recorded a LIFO liquidation loss of $3,282 due to a decrement in the inventory quantities in one of the Company’s segments.

In 2005 certain LIFO inventory quantities at the New Madrid, Missouri plant and Norandal were reduced. These reductions resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2005 purchases. For the year ended December 31, 2005, the Company recorded a LIFO liquidation loss of $1,041.

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

		Successor	Predecessor
	Estimated useful lives	December 31, 2007	December 31, 2006
	(in years)	$	$
Land	—	12,000	9,901
Buildings and improvements	10 – 47	85,566	86,842
Machinery and equipment	3 – 50	604,019	593,870
Construction in progress	—	21,524	17,641

		723,109	708,254
Accumulated depreciation		(65,298)	(35,417)

Total property, plant and equipment		657,811	672,837

Cost of sales includes depreciation expense of the following amount in each period:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	67,368
Period from January 1, 2007 to May 17, 2007 (Predecessor)	28,645
Period from August 16, 2006 to December 31, 2006 (Predecessor)	32,509
Period from January 1, 2006 to August 15, 2006 (Pre-Predecessor)	23,636
Year ended December 31, 2005 (Pre-Predecessor)	40,643

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

6.	GOODWILL

Goodwill represents the excess of acquisition consideration paid over the fair value of identifiable net tangible and identifiable intangible assets acquired. In accordance with SFAS No. 142, goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually, in the fourth quarter, or earlier upon the occurrence of certain triggering events. The Company evaluates goodwill for impairment using a two-step process provided by SFAS No. 142.

In 2007 and 2006, no impairment was recorded. However, the changes in the carrying amount of goodwill for the year ended December 31, 2007 related to changes in the purchase price allocation are as follows:

	Upstream	Downstream	Total
Balance at August 15, 2006 (Predecessor)	210,678	73,123	283,801
Changes in purchase price allocations	537	—	537

Balance, December 31, 2006 (Predecessor—As Restated—see note 2)	211,215	73,123	284,338

Balance at May 18, 2007 (Successor)	120,890	136,599	257,489
Changes in purchase price allocations	3,963	(5,330)	(1,367)

Balance, December 31, 2007 (Successor)	124,853	131,269	256,122

7.	OTHER INTANGIBLE ASSETS

Intangible assets consist of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Intangible assets:
Non-amortizable:
Tradenames (indefinite life)	20,494	15,070
Amortizable:
Customer relationships (15 year weighted average life)	51,288	36,820
Other (2.5 year weighted average life)	689	1,111

	72,471	53,001
Accumulated amortization	(2,335)	(999)

Total intangible assets	70,136	52,002

The Company recognized $2,335, $998, $332 and $667 in amortization expense related to intangible assets in the periods from May 18, 2007 to December 31, 2007, from January 1, 2007 to May 17, 2007, from August 16, 2006 to December 31, 2006 and from January 1, 2006 to August 15, 2006, respectively. Expected amortization of intangible assets for each of the next five years is as follows:

$
2008	3,695
2009	3,619
2010	3,419
2011	3,419
2012	3,419

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

8.	DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Accounts receivable, net consists of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— see Note 2)
Trade	97,394	129,076
Allowance for doubtful accounts	(225)	(101)

Total accounts receivable, net	97,169	128,975

Other current assets consist of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Fair value of derivatives	21,163	4,050
Tax receivable	8,072	—
Receivable from affiliates	—	14,884
Prepaid expenses and other assets	5,101	9,836

Total other current assets	34,336	28,770

Other assets consist of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Deferred financing costs, net of amortization	33,777	2,200
Cash surrender value of life insurance	25,243	24,396
Other	21,196	15,029

Total other assets	80,216	41,625

Accrued liabilities consist of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— see Note 2)
Compensation and benefits	13,331	18,061
Workers’ compensation	2,990	2,831
Interest	12,182	—
Due to Xstrata	6,980	—
Fair value of derivatives	5,077	—
ARO liability	2,463	2,504
Deferred revenue	14,181	—
Other	5,978	16,337

Total accrued liabilities	63,182	39,733

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Pension and other long-term liabilities consist of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— see Note 2)
Derivative liabilities	65,998	—
Pension and other post-retirement benefit obligations	46,186	34,188
Asset retirement and site restoration obligations	6,339	13,601
Workers compensation benefits	7,182	6,363
FIN 48 liability	8,819	—
Deferred compensation and other	7,390	9,204

Total pension and other long-term liabilities	141,914	63,356

9.	RELATED PARTY TRANSACTIONS

In connection with the Apollo Acquisition, the Company entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of certain structuring, management and advisory services for an initial term ending on December 31, 2018. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $2,000, payable in one lump sum annually. The Company recorded the fees within selling, general and administrative expenses in the Company’s statements of operations for the period from May 18, 2007 to December 31, 2007.

Accounts payable to affiliates consist of the following and are due in the ordinary course of business:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Gramercy Alumina LLC	27,571	18,205
Xstrata plc	—	6,436
Noranda Islandi EHF	—	2,383
Noranda Finance, Inc.	—	27,315

	27,571	54,339

The balance due to Xstrata was related to shared-service expenses such as insurance and management fees charged by Xstrata to Noranda Aluminum, Inc.

The Noranda Islandi EHF (a company under common control by Xstrata) payable is related to the interest expense charged with regard to the unsecured revolving credit facility of $160,000 at December 31, 2006.

The payable to Noranda Finance, Inc. is related to a tax sharing agreement established prior to the Apollo Acquisition by Falconbridge Limited, the Company’s former parent, whereby the consolidated amount of current and deferred tax expense is allocated among the other companies owned by Falconbridge Limited. Additionally, the Company has a receivable from Noranda Finance, Inc. of $14,884 recorded in other current assets at December 31, 2006.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The Company purchased alumina in transactions with Gramercy Alumina LLC, a 50% owned joint venture with Century Aluminum Company, at prices which management believes approximated market values. Purchases from Gramercy Alumina LLC were as follows:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	101,357
Period from January 1, 2007 to May 17, 2007 (Predecessor)	66,119
Period from August 16, 2006 to December 31, 2006 (Predecessor)	40,614
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	94,369
Year ended December 31, 2005 (Pre-predecessor)	135,879

The Company sells rolled aluminum products to Goodman Global, Inc., a portfolio company of Apollo, under an original two-year sales contract that the Company entered into in 2002, and subsequently extended through 2007. The Company also sells rolled aluminum products to Berry Plastics Corporation, another portfolio company of Apollo, under an annual sales contract. Sales to these entities were as follows:

	Goodman Global, Inc.	Berry Plastics Corporation
	$	$
Period from May 18, 2007 to December 31, 2007 (Successor)	38,955	8,403

Pursuant to a transaction fee agreement between the Company and Apollo, the Company paid Apollo approximately $12,349 at the consummation of the Apollo Acquisition for various services performed by Apollo and its affiliates in connection with the Apollo Acquisition and to reimburse Apollo for related expenses. The terms of the transaction fee agreement were determined through arm’s-length negotiations between the Company and Apollo, and reflect the understanding of Apollo and the Company of the fair value for such services, based in part on market conditions and what similarly situated companies have paid for similar services.

In April 2007, the Predecessor and its parent settled intercompany receivables and payables, and the Company transferred to its parent all of the stock of various subsidiaries, including American Racing Equipment of Kentucky, Inc. and GCA Lease Holding, Inc. In connection with these transactions, the Predecessor’s parent made capital contributions of $128,600 (of which $101,256 was in cash) and received a dividend of $26,541 (of which $25,000 was in cash).

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

10.	LONG-TERM DEBT

A summary of long-term debt is as follows:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Successor
Noranda:
Senior Floating Rate Notes due 2014 (unamortized discount of $2,078)	217,922	—

Noranda AcquisitionCo:
Term loan b due 2014	423,750	—
Senior Floating Rate Notes due 2015	510,000	—

Predecessor
Due to Noranda Islandi EHF—related party	—	160,000

	1,151,672	160,000
Less: current portion	(30,300)	—

	1,121,372	160,000

Successor

Secured Credit Facilities

In connection with the Apollo Acquisition, Noranda AcquisitionCo entered into senior secured credit facilities on May 18, 2007, which consists of:

•

$500,000 in term loan b with a maturity of seven years, which was fully drawn on May 18, 2007. Interest on such loan is at Noranda AcquisitionCo’s election, based either on LIBOR or the prime rate, in either case plus an applicable margin (2.00% at December 31, 2007) that depends upon the ratio of Noranda AcquisitionCo’s Senior Secured Net Debt to its EBITDA (in each case as defined in the applicable credit facility). The interest rate at December 31, 2007 was 6.91%. Interest on the term loan is payable no less frequently than quarterly, and such loan amortizes at a rate of 1% per annum, payable quarterly, beginning on September 30, 2007; however, on June 28, 2007, Noranda AcquisitionCo made an optional prepayment of $75,000 on the term loan b, which served to effectively eliminate the 1% per annum required principal payment. In connection with this payment, $2,200 of deferred financing costs was recognized in June 2007, which is included in interest expense in the period from May 18, 2007 to December 31, 2007.

The Company is required to prepay amounts outstanding under the Credit Agreement based on an amount equal to 50% of the Company’s Annual Excess Cash Flow (as calculated in accordance with the terms of the Credit Agreement) within 105 days after the end of the fiscal year ended December 31, 2007 and within 95 days after the end of each fiscal year thereafter. The required percentage of the Company’s Excess Cash Flow payable to the lenders under the

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Credit Agreement shall be reduced from 50% to either 25% or 0% based on the Company’s Leverage Ratio or the amount of Term B Loans that have been repaid.

The mandatory prepayment due in April 2008 is equal to 50% of the Company’s Excess Cash Flow for the period from July 1, 2007 to December 31, 2007. All mandatory prepayments based on Excess Cash Flow in future years will be based on the Company’s Excess Cash Flow for the entire preceding fiscal year.

The $30,300 representing the “Current portion of long-term debt due to a third party” on the 2007 consolidated balance sheet is based on the foregoing calculation.

•

a $250,000 revolving credit facility with a maturity of six years, which includes borrowing capacity available for letters of credit and for borrowing on same-day notice. Interest on the revolving credit facility is, at Noranda AcquisitionCo’s election, based either on LIBOR or the prime rate, in either case plus an applicable margin (2.00% at December 31, 2007) that depends upon the ratio of Noranda AcquisitionCo’s Senior Secured Net Debt to its EBITDA (in each case as defined in the applicable credit facility) and is payable no less frequently than quarterly. The revolving credit facility was undrawn on the closing of the Apollo Acquisition and at December 31, 2007. At December 31, 2007, Noranda AcquisitionCo has outstanding letters of credit totaling $3,500 under the revolving credit facility and $246,500 was available for borrowing under this facility.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Noranda AcquisitionCo is required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments at a rate equal to 0.5% per annum, subject to step-down if certain financial tests are met. The senior secured credit facilities are guaranteed by Noranda and by all of the existing and future direct and indirect wholly owned domestic subsidiaries of Noranda AcquisitionCo and are secured by first priority pledges of all the equity interests in Noranda AcquisitionCo and all of the equity interests in each of the existing and future direct and indirect wholly owned domestic subsidiaries of Noranda AcquisitionCo. The senior secured credit facilities are also secured by first priority security interests in substantially all of the assets of Noranda AcquisitionCo, as well as those of each of its existing and future direct and indirect wholly owned domestic subsidiaries.

The senior secured credit facilities permit Noranda AcquisitionCo to incur incremental term and revolving loans under such facilities in an aggregate principal amount of up to $200,000. Incurrence of such incremental indebtedness under the senior secured facilities is subject to, among other things, Noranda AcquisitionCo’s compliance with a senior secured leverage ratio of 2.75 to 1.0 until December 31, 2008 and 3.0 to 1.0 thereafter. At December 31, 2007, Noranda AcquisitionCo had no commitments from any lender to provide such incremental loans.

AcquisitionCo Notes

In addition to the senior secured credit facilities, on May 18, 2007, Noranda AcquisitionCo issued $510,000 Senior Floating Rate Notes (the “AcquisitionCo Notes”). The AcquisitionCo Notes mature on May 15, 2015. The proceeds of the AcquisitionCo Notes were also used to finance the Apollo Acquisition and to pay related fees and expenses. The initial interest payment on the AcquisitionCo Notes was paid on November 15, 2007, entirely in cash; for any subsequent period through May 15, 2011, Noranda AcquisitionCo may elect to pay interest: (i) entirely in cash, (ii) by increasing the principal amount of the AcquisitionCo Notes or by issuing new notes (the “AcquisitionCo PIK interest”) or (iii) 50% in cash and 50% in AcquisitionCo PIK interest. For any

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

subsequent period after May 15, 2011, Noranda AcquisitionCo must pay all interest in cash. The AcquisitionCo Notes cash interest accrues at six-month LIBOR plus 4.0% per annum, reset semi-annually, and the AcquisitionCo PIK interest, if any, will accrue at six-month LIBOR plus 4.75% per annum, reset semi-annually. The cash interest rate was 8.80% at December 31, 2007.

The AcquisitionCo Notes are fully and unconditionally guaranteed on a senior unsecured, joint and several basis by the existing and future wholly owned domestic subsidiaries of Noranda AcquisitionCo that guarantee the senior secured credit facilities. In addition, on September 7, 2007, Noranda fully and unconditionally guaranteed the AcquisitionCo Notes on a joint and several basis with the existing guarantors. The guarantee by Noranda is not required by the indenture governing the AcquisitionCo Notes and may be released by Noranda at any time. Noranda has no independent operations or any assets other than its interest in Noranda AcquisitionCo. Noranda AcquisitionCo is a wholly owned finance subsidiary of Noranda with no operations independent of its subsidiaries which guarantee the AcquisitionCo Notes.

HoldCo Notes

On June 7, 2007, Noranda issued Senior Floating Rate Notes (the “HoldCo Notes”) in aggregate principal amount of $220,000, with a discount of 1.0% of the principal amount. The HoldCo Notes mature on November 15, 2014. The HoldCo Notes are not guaranteed and were issued to fund a cash dividend to the Company’s shareholders. The initial interest payment on the HoldCo Notes was made on October 31, 2007 in cash; however, for any subsequent period through May 15, 2012, Noranda may elect to pay interest: (i) entirely in cash, (ii) by increasing the principal amount of the HoldCo Notes or by issuing new notes (the “HoldCo PIK interest”) or (iii) 50% in cash and 50% in HoldCo PIK interest. For any subsequent period after May 15, 2012, Noranda must pay all interest in cash. The HoldCo Notes cash interest accrues at six-month LIBOR plus 5.75% per annum, reset semi-annually, and the HoldCo PIK interest, if any, will accrue at six-month LIBOR plus 6.5% per annum, reset semi-annually. The cash interest rate was 10.55% at December 31, 2007.

The senior secured credit facilities contain various restrictive covenants that restrict Noranda AcquisitionCo’s ability to incur indebtedness or liens, make investments or declare or pay dividends. The indentures governing the AcquisitionCo Notes and the HoldCo Notes limit Noranda AcquisitionCo’s and Noranda’s ability, among other things, to (i) incur additional indebtedness; (ii) declare or pay dividends or make other distributions or repurchase or redeem Noranda’s stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting Noranda’s subsidiaries’ ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of Noranda’s assets; (vii) enter into transactions with Noranda’s affiliates; and (viii) incur liens.

Predecessor

The Company borrowed $200,000 from Noranda Islandi EHF, a related party due to common control evidenced by a 10-year term note bearing interest at 13% per annum, and maturing May 16, 2011. In October 2003, the term note was amended to modify the maturity date of the note to October 2008 and adjust the interest rate to 8.6% per annum. The Company paid $6,000 to amend the facility, which was recorded as a deferred financing cost in deferred charges and other assets and was amortized through interest expense. Amortization of the deferred financing costs included in interest expense was $450 and $750 for the periods from August 16, 2006 to December 31, 2006 and from January 1, 2006 to August 15, 2006, respectively, and was $1,200 for the year ended December 31, 2005. The Company elected to make a prepayment of $40,000 in 2006, as provided for in the agreement.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The long-term debt with Noranda Islandi EHF was repaid in April 2007, at which time the Company wrote off the remaining unamortized deferred financing costs of $1,800.

11.	PENSIONS AND OTHER POST-RETIREMENT BENEFITS

Adoption of SFAS No. 158

On September 29, 2006, the FASB issued SFAS No. 158 which requires employers to recognize the overfunded or underfunded status of a defined post-retirement benefit plan (other than multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income of a business entity. The statement also requires measurement of the funded status of a plan as of the year-end date and specifies additional disclosure requirements.

Amounts recognized in accumulated other comprehensive income, including gains or losses, prior service costs or credits, and the transition asset or obligation remaining from initial application of FASB Statements 87 and 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements. The balance sheet recognition provisions of SFAS No. 158 are effective for fiscal years ending after June 15, 2007 for employers without publicly traded equity securities. The provisions of SFAS No. 158 may be adopted early; however, retrospective application is not permitted.

Effective December 31, 2006, the Company elected to adopt SFAS No. 158. The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet at December 31, 2006 is as follows (As restated—see note 2) :

	Before application of FAS 158	Adjustments	After application of FAS 158
	$	$	$
Other assets	41,429	196	41,625
Total assets	1,616,547	196	1,616,743
Accrued liabilities	36,971	2,762	39,733
Pension and other long-term liabilities	65,922	(2,566)	63,356
Total liabilities	608,046	196	608,242

Pension benefits

The Company sponsors defined benefit pension plans for hourly and salaried employees.

The Company’s funding policy is to contribute annually an amount based on actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements of ERISA. In addition, the Company provides supplemental executive retirement benefits (SERP) for certain executive officers. The Company uses a measurement date of December 31 to determine the pension and other post-retirement benefits (OPEB) liabilities.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Plan assets

The Company’s pension plans’ weighted average asset allocations at December 31, 2007 and 2006 and the target allocation for 2008, by asset category is as follows:

	Target Allocation 2008%	2007%	2006%
Fixed income	30	28	26
Equity securities	70	72	74

The Company seeks a balanced return on plan assets through a diversified investment strategy.

Plan assets consist principally of equities and fixed income accounts. In developing the long-term rate of return assumption for plan assets, management evaluates the plans’ historical cumulative actual returns over several periods, which have all been in excess of related broad indices, as well as long-term inflation assumptions. Management anticipates that the plan’s investments will continue to generate long-term returns of at least 8.6% per annum.

Other post-retirement benefits

The Company also sponsors other post-retirement benefit plans for certain employees. The Company-sponsored post-retirement benefits include life insurance benefits and health insurance benefits and are funded as retirees submit claims. These health insurance benefits only cover eight employees. The OPEB benefit obligation included estimated health insurance benefits of $672, $576 and $642 at December 31, 2007, 2006 and 2005, respectively. The healthcare cost trend rates used in developing the periodic cost and the projected benefit obligation are 10.00% grading to 5.00% over six years.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The change in benefit obligation and change in plan assets are as follows:

	Pension				OPEB
	Successor	Predecessor	Predecessor	Pre- predecessor	Successor	Predecessor	Predecessor	Pre- predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006
	$	$	$	$	$	$	$	$
Change in benefit obligation
Benefit obligation at beginning of period	244,199	242,388	224,300	217,379	7,460	8,276	8,298	8,332
Service cost	4,688	2,917	2,372	4,747	96	58	74	126
Interest cost	9,127	5,364	4,173	8,345	260	158	171	285
Plan changes	5,879	744	—	—	—	—	—	—
Losses (gains)	1,319	(868)	14,500	(479)	(137)	(939)	(141)	(235)
Settlements	—	(2,660)	—	—	—	—	—	—
Benefits paid	(5,369)	(3,686)	(2,957)	(5,692)	(153)	(93)	(126)	(210)

Benefit obligation at end of period	259,843	244,199	242,388	224,300	7,526	7,460	8,276	8,298

Change in plan assets
Fair value of plan assets at beginning of period	219,096	213,910	203,818	200,966	—	—	—	—
Actual return on plan assets	(1,148)	8,148	12,416	8,302	—	—	—	—
Employer contributions	8,182	3,384	633	242	153	93	126	210
Settlements	—	(2,660)	—	—	—	—	—	—
Benefits paid	(5,369)	(3,686)	(2,957)	(5,692)	(153)	(93)	(126)	(210)

Fair value of plan assets at end of period	220,761	219,096	213,910	203,818	—	—	—	—

The net liability recognized at each balance sheet date was as follows:

	Pension		OPEB
	Successor	Predecessor	Successor	Predecessor
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	$	$	$	$
Funded status	(39,082)	(28,478)	(7,526)	(8,276)
Unrecognized actuarial losses	N/A	N/A	N/A	N/A
Unrecognized transition obligation	N/A	N/A	N/A	N/A
Unrecognized prior service cost	N/A	N/A	N/A	N/A

Net amount recognized	(39,082)	(28,478)	(7,526)	(8,276)

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The net (liability) asset is recorded in the balance sheet as follows:

	Pension		OPEB
	Successor	Predecessor	Successor	Predecessor
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	$	$	$	$
Non-current asset	—	196	—	—
Current liability	(422)	(2,762)	—	—
Non-current liability	(38,660)	(25,912)	(7,526)	(8,276)
Prepaid benefit costs	N/A	N/A	—	—
Accrued benefit liability	N/A	N/A	N/A	N/A
Additional minimum liability	N/A	N/A	N/A	N/A
Intangible asset	N/A	N/A	N/A	N/A
Accumulated other comprehensive loss	N/A	N/A	N/A	N/A

Net amount recognized	(39,082)	(28,478)	(7,526)	(8,276)

Amounts recognized in accumulated other comprehensive loss consist of:

	Pension		OPEB
	Successor	Predecessor	Successor	Predecessor
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	$	$	$	$
Net actuarial (gain) loss	13,883	7,313	(153)	—
Prior service cost	5,697	—	—	—
Transition obligation	—	—	—	—
Minimum pension liability adjustment	—	—	—	—

Accumulated other comprehensive loss	19,580	7,313	(153)	—

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Net periodic benefit costs were comprised of the following elements:

	Pension					OPEB
	Successor	Predecessor		Pre- predecessor		Successor	Predecessor		Pre- predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$	$	$	$	$	$
Service cost	4,688	2,917	2,372	4,747	6,001	96	58	74	126	186
Interest cost	9,127	5,364	4,173	8,345	11,566	260	158	171	285	440
Expected return on plan assets	(11,417)	(6,846)	(5,655)	(11,281)	(15,779)	—	—	—	—	—
Net amortization and deferral	180	(34)	525	1,046	1,302	16	10	—	141	71

Net periodic cost	2,578	1,401	1,415	2,857	3,090	372	226	245	552	697

Weighted-average assumptions:
Discount rate	5.90%	5.90%	5.90%	5.90%	5.70%	6.00%	5.90%	5.90%	5.90%	5.70%
Expected rate of return on plan assets	8.60%	8.60%	8.60%	8.60%	8.60%	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.25%	5.00%	N/A	N/A	N/A

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The effect of one-percentage-point change in assumed health care cost trend rate on post-retirement obligation are as follows:

	OPEB
	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Obligation based on assumed rate	672	576
Increase	50	54
Decrease	57	48

Amounts applicable to the Company’s pension plans with projected and accumulated benefit obligations in excess of plan assets are as follows:

	Pension
	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Projected benefit obligation	259,838	224,726
Accumulated benefit obligation	244,826	210,858
Fair value of plan assets	220,761	196,052

Pension and OPEB cash flows

Expected employer contributions:

The Company expects to contribute $8,000 to the pension plan and $266 to the health insurance plan in 2008. The Company had no regulatory contribution requirements for 2007.

Expected future benefit payments:

The following table provides the estimated future benefit payments for the pension and other post- retirement benefit plans of the Company at December 31, 2007:

	Pension Benefits	OPEB Benefits
	$	$
Year ending December 31
2008	10,947	266
2009	11,605	276
2010	12,577	292
2011	13,593	304
2012	14,692	327
2013 - 2017	91,707	1,989

Total	155,121	3,454

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The Company also has defined contribution retirement plans that cover its eligible employees. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. The Company’s contributions to these plans are based on employee contributions and were as follows:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	1,537
Period from January 1, 2007 to May 17, 2007 (Predecessor)	1,029
Period from August 16, 2006 to December 31, 2006 (Predecessor)	663
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	1,609
Year ended December 31, 2005 (Pre-predecessor)	2,160

12.	SHAREHOLDERS’ EQUITY AND SHARE-BASED PAYMENTS

Successor

At December 31, 2007, there were 100,000,000 shares of $0.01 par value common stock authorized, of which 21,610,298 shares were issued and outstanding.

In May 2007, Apollo made a $214,200 contribution in exchange for common stock, and certain members of the Company’s management made capital contributions totaling $1,930 in exchange for common stock. In June 2007, the Company paid a distribution of $216,130.

Noranda Stock Option Plan

On May 29, 2007, the Company’s Board of Directors approved the 2007 Long-Term Incentive Plan of Noranda (the “Incentive Plan”) and reserved 1,500,000 shares of Noranda common stock for issuance under the Incentive Plan. The purpose of the Incentive Plan is to enable directors, employees of, and consultants or Investor Director Providers to, the Company or any of its Subsidiaries to acquire shares in the Company. Options granted under the plan have a ten year contractual term. These option grants consist of two tranches. Tranche A employee options vest in equal one-fifth installments on each of the first five anniversaries of the date of grant, based on continued employee service through each vesting date. Tranche B employee options vest upon the Company’s investors’ realization of a specified level of investor internal rate of return (“investor IRR”). Options granted to Apollo as the “Investor Director Provider” vest immediately. Certain options provide for accelerated vesting if there is a change in control (as defined in the “Incentive Plan”). Options are generally awarded at an exercise price equal to the fair market value on the grant date.

On June 13, 2007, the Company executed a recapitalization in which the proceeds of a large financing were distributed to the investors. The fair value of the company was determined to be $15.50 per share prior to the distribution of $10 per share; the resulting value of the company after the distribution was $5.50. The award holders were given $10 of value in the form of an immediately vested cash payment of $6 per share and a modification of the price of the option from $10 per share to $6 per share. This was considered a modification under SFAS 123(R) due to an equity restructuring as a result of a large non-recurring cash dividend. The number of employees affected was 24. The total incremental compensation cost resulting from the modification was $4,126.

Prior to October 23, 2007, shares issued upon the exercise of employee options were subject to a Company call provision that would expire upon a qualified public offering. The company call provision provided the Company the right to repurchase the underlying shares at the lower of their cost or fair market value in

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

connection with certain terminations of employment. Because a substantive performance vesting condition necessary for vesting was not probable, no expense was recognized for employee options prior to October 23, 2007. At October 23, 2007, existing options were modified so that the company call provision expired upon the earlier of a qualified public offering, or seven years. As a result, the Company started expensing the stock options over seven years in the fourth quarter. Employee options issued subsequent to October 23, 2007 contain identical Company call provisions. The number of employees affected was 24. The total incremental compensation cost resulting from the modification was $5,143, which is being amortized over a seven year service period.

On March 10, 2008, the Company modified the term of options granted in October 2007 to Apollo from 200,000 options at $6 per share to 60,000 options at $20 per share.

The summary of company stock option activity and related information for the Noranda stock option plans is as follows, after reflecting the effects of modifications to exercise price discussed above:

	Employee Options		Investor Director Provider Options		Aggregate Intrinsic Value
	Common Shares	Weighted- Average Exercise Price	Common Shares	Weighted- Average Exercise Price
Outstanding—May 18, 2007	—	—	—	—
Granted	687,678	$6.00	210,000	$6.67
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(23,835)	$6.00	—	—

Outstanding—December 31, 2007	663,843	$6.00	210,000	$6.67

Fully vested—end of period (weighted average remaining contractual term of 9.8 years)	—	—	210,000	$6.67	$2,800

Currently exercisable—end of period (weighted average remaining contractual term of 9.8 years)	—	—	210,000	$6.67	$2,800

For Tranche A options, the fair value of each employee’s options with graded vesting was estimated using the Black-Scholes-Merton option pricing model. The weighted-average grant-date fair value of options granted during the period May 18, 2007 to December 31, 2007 was $16.25 for employee options and $17.06 for investor director provider options. For Tranche B options, the options associated with an IRR target, an adaptation of the Black-Scholes-Merton option valuation model, which took into consideration the internal rate of return thresholds, was used to estimate fair value. The Company believes this model adaptation is equivalent to the use of a path-dependent lattice model. Options granted to “Investor Director Providers” are valued using the same option pricing models as those used for employee options, being the Black-Scholes-Merton option pricing model.

The following weighted average assumptions were used for these estimates:

	Employee	Investor Director Provider
Risk-free interest rate	4.3%	4.6%
Expected dividend yield	—	—
Expected term (in years)	7.1	10.0
Expected volatility	50.0%	54.0%

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Expected volatility was based on the historical volatility of representative peer companies’ stocks. The expected term assumption at grant date is generally based on the assumed date of a qualified public offering or other change-in-control event, plus an estimated additional holding period until option exercise. Expected dividend yield was based on management’s expectation of no dividend payments. Risk free interest rates were based on the U.S. Treasury yield curve in effect at the grant date.

As of December 31, 2007, total compensation expense related to non-vested options which was not yet recognized was $7,734 and will be recognized over the weighted average period of 6.4 years. The total fair value of shares that vested during the period from May 18, 2007 to December 31, 2007 was $3,584.

For the period from May 18, 2007 to December 31, 2007, selling, general and administrative expenses include the following amounts of share-based compensation expense, excluding cash payments made upon the modification of outstanding options:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	3,816

Predecessor and Pre-predecessor

At December 31, 2006, there were 250 shares of $4 par value common stock authorized, issued, and outstanding.

Falconbridge Stock Option Plan

Under the Employee Stock Option Plan (the “Falconbridge Plan”), Falconbridge Limited historically granted stock options (the “Falconbridge Options”) to key employees of Noranda Aluminum, Inc. to purchase common stock in Falconbridge Limited. Option grants under this plan had terms of 10 years, with certain restrictions. Prior to the Xstrata Acquisition, all outstanding stock options immediately were vested and then exercised.

The Company amortized the fair value of all stock based awards on a straight-line basis over the requisite service period, which generally was the vesting period. The fair value per option was determined by Falconbridge Limited.

The fair values of options granted were estimated using the Black-Scholes method. The following weighted average assumptions were used for these estimates:

	Predecessor		Pre-predecessor
	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$
Risk-free interest rate	—	—	—	4.2%
Expected dividend yield	—	—	—	—
Expected term (in years)	—	—	—	5.0
Expected volatility	—	—	—	25.0%

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Risk-free interest rate is based on the U.S. Treasury rate in effect at the time of the option grant having a term equivalent to the expected life of the option. Expected dividend yield is based on management’s expectation of no dividend payments. Expected term is the period of time the option is expected to remain outstanding, and is based on historical experience. The contractual option life of all options was 10 years. All stock options granted under the Falconbridge Plan were exercised as of August 15, 2006. Expected volatility is the measure of the amount by which the price is expected to fluctuate. The Company estimated volatility based on the actual historical volatility of our common stock, and with the expectation that future volatility would be similar to past experience.

The summary of company stock option activity and related information for the stock option plans is as follows:

	Predecessor				Pre-predecessor
	Period from January 1, 2007 to May 17, 2007		Period from August 16, 2006 to December 31, 2006		Period from January 1, 2006 to August 15, 2006		Year ended December 31, 2005
	Common Shares	Weighted- Average Exercise Price	Common Shares	Weighted- Average Exercise Price	Common Shares	Weighted- Average Exercise Price	Common Shares	Weighted- Average Exercise Price
Outstanding—beginning of period	—	—	—	—	1,751,060	17.27	1,637,560	16.96
Granted	—	—	—	—	—	—	113,500	21.66
Exercised	—	—	—	—	(1,751,060)	17.27	—	—
Expired	—	—	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—	—	—

Outstanding—end of period	—	—	—	—	—	—	1,751,060	17.27

The weighted-average grant-date fair value of options granted were as follows:

$
Period from January 1, 2007 to May 17, 2007 (Predecessor)	—
Period from August 16, 2006 to December 31, 2006 (Predecessor)	—
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	—
Year ended December 31, 2005 (Pre-predecessor)	5.78

As of August 15, 2006, all options that had been issued to Noranda Aluminum, Inc. employees and directors had been fully vested and exercised.

Selling, general and administrative expenses include the following amounts of stock-based compensation expense:

$
Period from January 1, 2007 to May 17, 2007 (Predecessor)	—
Period from August 16, 2006 to December 31, 2006 (Predecessor)	—
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	2,561
Year ended December 31, 2005 (Pre-predecessor)	552

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

13.	INCOME TAXES

Income tax provision (benefit) is as follows:

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
		(As Restated— See Note 2)	(As Restated— See Note 2)
Current
Federal	6,274	26,785	21,228	(370)	(12,244)
State	1,483	1,355	1,210	—	10,258

	7,757	28,140	22,438	(370)	(1,986)

Deferred
Federal	(4,765)	(15,519)	8,092	36,002	37,425
State	2,145	1,034	(6,953)	3,112	(16,836)

	(2,620)	(14,485)	1,139	39,114	20,589

	5,137	13,655	23,577	38,744	18,603

As of December 31, 2007, the Company has state net operating loss carryforwards of approximately $154,323 expiring in years 2008 through 2025. In addition, the Company has state tax credit carryforwards at December 31, 2007 of $1,824 expiring in years 2014 through 2027.

SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, an additional $2,654 valuation allowance was recorded on these assets.

As of December 31, 2007, the Company has not provided for withholding or United States federal income taxes on approximately $42,297 of accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. If these undistributed earnings were not considered to be permanently reinvested, approximately $19,289 of deferred income taxes would have been provided.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income tax benefit on discontinued operations amounts to $52,970 in 2005.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2007 and 2006 are as follows:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— See Note 2)
Deferred tax liabilities
Property related	189,109	201,457
Investments	45,345	42,526
Inventory	24,660	20,086
Intangibles	26,770	24,774
Other	1,033	4,031

Total deferred tax liabilities	286,917	292,874

Deferred tax assets
Compensation related	21,074	24,486
Net operating loss carryforwards	6,511	35,187
Minimum tax credit and state tax credit carryforward	1,185	2,700
Derivatives	18,796	—
Other	9,845	7,812

Total deferred tax assets	57,411	70,185

Valuation allowance for deferred tax assets	(4,270)	(1,616)

Net deferred tax assets	53,141	68,569

Net deferred tax liability	233,776	224,305

Reconciliation of Income Taxes

The reconciliation of the income taxes, calculated at the rates in effect, with the effective tax rate shown in the statements of operations, is as follows:

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
		(As Restated— See Note 2)	(As Restated— See Note 2)
Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State & local income taxes, net of federal benefit	17.8	5.6	(5.7)	1.8	(7.1)
Equity method investee income	(9.1)	(3.4)	(0.3)	(2.5)	(2.0)
IRC Sec. 199 manufacturing deduction	(3.5)	(6.3)	(0.6)	—	—
Discharge of indebtedness	—	17.9	—	—	—
Other permanent items	(1.6)	0.1	7.5	0.7	5.0

Effective Tax Rate	38.6%	48.9%	35.9%	35.0%	30.9%

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The Company adopted FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase of approximately $1,226 to the January 1, 2007 retained earnings balance. Including this adjustment, at January 1, 2007, the gross amount of reserves for uncertain tax positions was $10,011. As part of the Apollo Acquisition, Xstrata indemnified the Company for tax exposures. Therefore, at May 18, 2007, the Company recorded a $4,033 receivable from Xstrata equal to the Company’s FIN 48 liability (net of federal benefits) for the tax exposure through the date of the Apollo Acquisition.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Successor
December 31, 2007
$
Beginning of period	10,011
Tax positions related to the current period	48
Gross additions	—
Gross reductions	—
Tax positions related to prior years	—
Gross additions	—
Gross reductions	—
Settlements	—
Lapses on statute of limitations	—

End of period	10,059

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate is not material at December 31, 2007. The Company elected to accrue interest and penalties related to unrecognized tax benefits in its provision for income taxes. At December 31, 2007, the Company has accrued interest and penalties related to unrecognized tax benefits of $228.

The Company files a consolidated federal and various state income tax returns. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s U.S. income tax return for 2005 in the third quarter of 2007. The IRS has not proposed any adjustments to date. Due to the potential for resolution of the Federal examination, it is reasonably possible that the Company’s gross unrecognized tax benefits balance may change within the next twelve months by a range of zero to $10,000.

14.	OPERATING LEASES

The Company operates certain manufacturing and warehouse facilities under operating leases. In most cases, management expects that in the normal course of business, leases will be renewed or replaced when they expire with other leases.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007:

$
Year ending December 31
2008	2,007
2009	1,555
2010	1,536
2011	1,475
2012	1,038
Thereafter	1,412

9,023

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The following schedule shows the composition of total rental expense for all operating leases except those with terms of a month or less that were not renewed:

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
Minimum rentals	2,249	999	1,206	2,009	2,738
Contingent rentals	28	20	18	30	29

	2,277	1,019	1,224	2,039	2,767

Contingent rentals represent transportation equipment operating lease payments made on the basis of mileage.

15.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to mitigate the impact in earnings associated with fluctuations in aluminum, natural gas prices, and interest rates. In accordance with SFAS No. 133, all derivatives must be recognized on the balance sheets at fair value, and those derivative instruments that are designed and qualify as hedging instruments must be designated, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through earnings. All derivatives are held for purposes other than trading.

In May 2003, the Company entered into agreements with Brascan Energy Marketing, Inc. (a related party) (“Brascan”), where Brascan was to provide electricity to the Company’s New Madrid, Missouri, aluminum smelter from June 1, 2003 through May 31, 2005. Effective January 1, 2004, the Company elected to account for the agreements under the normal purchase and normal sale exception in accordance with SFAS No. 133. Accordingly, the Company has amortized the balance of the derivative asset over the remaining term of the agreements through an adjustment to other expense in the consolidated statements of operations. The Company recognized $3,235 of expense related to the amortization of the derivative asset in 2005. The balance was fully amortized as of December 31, 2005.

In 2006 and 2007, the Company entered into natural gas financial swaps for the period April through December 2006 and for the period from October through November 2007, respectively. The hedge objective was to offset fluctuations in the Henry Hub Index spot price of natural gas by purchasing the fixed forward price for the Henry Hub Index and simultaneously entering into an agreement to sell the actual Henry Hub Index Price at the final published price (1st of Month IFERC) for the month noted. The natural gas financial swaps were not designated as hedging instruments under SFAS No. 133. Accordingly, any gains or losses resulting from changes in the fair value of the financial swap contracts are recorded in (gain) loss on derivative instruments and hedging activities in the consolidated statements of operations. For the period from May 18, 2007 to December 31, 2007, from August 16, 2006 to December 31, 2006 and from January 1, 2006 to August 15, 2006, the Company recorded losses of $737, $6,170 and $8,461 for the change in fair value of the derivative instruments. At December 31, 2007, the Company does not have any gas hedges in place.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

In the normal course of its business, the Company enters into forward contracts to sell aluminum in the future at fixed prices. These commitments expose the Company to market price fluctuations; and the Company hedges the market price risk for a portion of its firm commitments through the use of financial swaps. The Company does not enter into derivative financial instruments for trading purposes. The swap contracts were not designated as hedging instruments under SFAS 133. Accordingly, any gains or losses resulting from changes in the fair value of financial swaps are recorded in (gain) loss on derivative instruments and hedging activities in the consolidated statements of operations.

In order to reduce commodity price risk and earnings volatility in the upstream business, we have implemented a hedging strategy that locks in the aluminum price at which approximately a substantial portion of our expected cumulative primary aluminum production will be sold through December 2012. Specifically, we have entered into forward sale arrangements with respect to a portion of our expected production through 2012 at prices that we consider attractive relative to historical and expected future levels and which we believe will ensure profitability based on our expected cost structure. The forward contracts were not designated as hedging instruments under SFAS 133. Accordingly, any gains or losses resulting from changes in the fair value of the forward contracts are recorded in (gain) loss on derivative instruments and hedging activities in the consolidated statements of operations.

The Company has floating-rate debt which is subject to variations in interest rates. On August 16, 2007, the Company entered into interest rate swap agreements to limit our exposure to floating interest rates for the periods from November 15, 2007 to November 15, 2011 with a notional amount of $500,000. The interest rate swap agreements were not designated as hedging instruments under SFAS No. 133. Accordingly, any gains or losses resulting from changes in the fair value of the interest rate swap contracts were recorded in (gain) loss on derivative instruments and hedging activities in the consolidated statement of operations.

All aluminum-based financial and physical delivery contracts are valued using the LME spot and forward market for primary aluminum. As there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for management to estimate the U.S. Midwest premium.

If the Company fails to meet the requirements for using hedge accounting treatment, changes in fair value of the hedging instruments are recorded in (gain) loss on derivative instruments and hedging activities in the consolidated statements of operations.

The Company recorded (gains) losses for the change in the fair value of derivative instruments that do not qualify for hedge accounting treatment, as well as the ineffectiveness of derivatives that do qualify for hedge accounting treatment:

$
Period from May 18, 2007 to December 31, 2007 (Successor)	(12,497)
Period from January 1, 2007 to May 17, 2007 (Predecessor as restated—see Note 2)	56,467
Period from August 16, 2006 to December 31, 2006 (Predecessor)	5,452
Period from January 1, 2006 to August 15, 2006 (Pre-predecessor)	16,632
Year ended December 31, 2005 (Pre-predecessor)	(7,887)

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

The following table presents the carrying values and fair values of the Company’s derivative instruments outstanding as of December 31, 2007 and 2006:

	Successor		Predecessor
	December 31, 2007		December 31, 2006
	Carrying value	Fair value	Carrying value	Fair value
	$	$	$	$
Aluminum swaps—fixed price	(33,000)	(33,000)	4,050	4,050
Aluminum forward variable price	(5,208)	(5,208)	—	—
Interest rate swaps	(11,704)	(11,704)	—	—

Total	(49,912)	(49,912)	4,050	4,050

The carrying values of the forward contracts and interest rate swaps are presented in the balance sheet as follows:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
Other current assets	21,163	4,050
Accrued liabilities	(5,077)	—
Pensions and other long-term liabilities	(65,998)	—

Net asset (liability) recorded	(49,912)	4,050

16.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations consist primarily of costs related to the disposal of certain spent pot liners associated with smelter facilities. The current portion of the liability of $2,463 and $2,504 is recorded in accrued liabilities at December 31, 2007 and 2006, respectively. The remaining non-current portion is included in pension and other long-term liabilities. The following is a reconciliation of the aggregate carrying amount of liabilities for the asset retirement obligations (“ARO”):

	Successor	Predecessor		Pre-predecessor
	Period from May 18, 2007 to December 31, 2007	Period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	Period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
Balance, beginning of year/period	8,793	8,781	8,679	8,562	8,714
Additional liabilities incurred	865	354	438	721	1,730
Liabilities settled	(1,213)	(537)	(570)	(988)	(2,480)
Accretion expense	357	195	234	384	598

Balance, end of year/period	8,802	8,793	8,781	8,679	8,562

The Company may have other ARO’s that may arise in the event of a facility closure. An ARO has not been recorded for these obligations due to the fact that the liability is not reasonably estimated, as the facility assets have indeterminate economic lives.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

17.	COMMITMENTS AND CONTINGENCIES

Labor commitments

The Company ratified a five-year collective agreement effective September 1, 2007 with its unionized employees at its New Madrid smelter. These employees represent approximately 80% of the employees at this location. At Norandal, approximately 35% of employees are unionized, with three-year collective agreements in place at the Newport and Salisbury locations that expire June 30, 2008 and November 20, 2009, respectively.

Legal contingencies

The Company is a party to legal proceedings incidental to its business. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the operating results or the financial position of the Company.

Legal commitments

The Company had reserves of $7,300 for remediation activities associated with leased properties at December 31, 2006, which are included in pension and other long-term liabilities. This liability was assumed by the predecessor Company’s parent in April 2007.

In February 1999, the Company sold the Scottsboro sheet mill to Scottsboro Aluminum LLC in exchange for cash of $86,916 and a note receivable of $7,773. During 2001, Scottsboro Aluminum LLC filed for bankruptcy protection. PPM Finance, Inc. (“PPM”), the senior lender in the sale transaction to Scottsboro Aluminum LLC, brought suit against the Company under a subordination agreement related to the note receivable between Scottsboro Aluminum LLC and Norandal. As a result of the bankruptcy, the Company is liable for certain workers’ compensation liabilities related to claims that had occurred prior to the 1999 sale. The Company recorded a workers’ compensation liability of $669 and $557 at December 31, 2007 and 2006, respectively, related to these claims.

The Company is also liable for damages pursuant to a long-term supply agreement for the purchase of nitrogen at the Scottsboro sheet mill, which it had guaranteed. At December 31, 2007, the remaining liability related to the supply agreement is $1,322, of which $467 is included in accrued liabilities and $855 is included in pension and other long term liabilities in the accompanying consolidated balance sheets. At December 31, 2006, the remaining liability related to the supply agreement is $807 and is included in pension and other long term liabilities in the accompanying consolidated balance sheets. During each of the years ended December 31, 2007, 2006 and 2005, the Company paid $500 to the nitrogen supplier.

Guarantees

In connection with the disposal of ARE, the Company guaranteed certain outstanding leases for the automotive wheel facilities located in Rancho Dominguez, Mexico. The leases have various expiration dates that extend through December 2011. The remaining maximum future payments under these lease obligations as of December 31, 2007 and 2006 totaled approximately $6,952 and $9,129, respectively. During March 2008, the Company received confirmation releasing the guarantee obligation on one of the properties, resulting in a reduction of the remaining maximum future lease obligation of $3,894. The Company has concluded that it is not probable that it will be required to make payments pursuant to these guarantees and has not recorded a liability for these guarantees. Further, ARE’s purchaser has indemnified the Company for all losses associated with the guarantees.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

18.	DISCONTINUED OPERATIONS

On July 17, 2005, the Company sold substantially all of the assets of its ARE subsidiary. Accordingly, the business was classified as discontinued operations. ARE manufactured and distributed aluminum and steel automotive wheels. The divestiture of this entity was consistent with the Company’s strategy of concentrating its resources in core product areas and deemphasizing products which are determined to be less strategic.

The Company recorded a gain of $21,173 net of an income tax benefit of $50,561 in 2005, representing the difference between the carrying value of the net assets sold and proceeds of $40,500 received upon sale with certain liabilities assumed by the seller.

In accordance with the provisions of SFAS No. 144, the results of operations and cash flows of the components comprising the ARE wheel business were eliminated from ongoing operations as a result of the sale. The Company will not have any continuing involvement in the operations after the disposal transactions, therefore these operations are classified as discontinued operations in 2005.

Summarized operating results from the discontinued operations are as follows:

Pre-predecessor
Year ended December 31, 2005
$
Revenues	91,087
Pre-tax loss from discontinued operations	(14,794)

19.	INVESTMENTS IN AFFILIATES

The Company holds a 50% interest in a Gramercy, Louisiana refinery, Gramercy Alumina LLC.

The Company also holds a 50% interest in St. Ann Bauxite Limited (“St. Ann”) , a Jamaican limited liability company jointly owned with Century Aluminum Company (“Century”). St. Ann owns 49% of St. Ann Jamaica Bauxite Partnership (“SAJBP”), a partnership of which the Government of Jamaica (“GOJ”) owns 51%. As part of a concession, GOJ grants mining rights that give St. Ann the right to mine bauxite in Jamaica through 2030.

St. Ann manages the operations of the partnership, pays operating costs and is entitled to all of its bauxite production. St. Ann is responsible for reclamation of the land that it mines. The GOJ receives: (i) a royalty based on the amount of bauxite mined, (ii) an annual “asset usage fee” for the use of the GOJ’s 51% interest in the mining assets and (iii) certain fees for lands owned by the GOJ that are covered by the concession. St. Ann also pays to the GOJ customary income and other taxes and fees pursuant to an Establishment Agreement with the GOJ that establishes the fiscal regime for St. Ann. In calculating income tax on revenues related to sales to our Gramercy refinery, St. Ann uses a set market price, which is negotiated periodically between St. Ann and the GOJ. A production levy has historically been applicable on bauxite mined in Jamaica and was waived for St. Ann prior to the purchase of St. Ann by SAJBP. St. Ann’s management is currently in negotiations with the Jamaican government regarding the waiver of the levy, as well as the process for establishing the fiscal regime structure beyond 2008. It is expected that the bauxite levy will continue to be waived though December 31, 2008, and any potential reinstatement of the levy beyond 2008 will be factored into the final negotiated fiscal regime structure.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Summarized financial information for the joint ventures (as recorded in their respective financial statements, at full value), in aggregate, is as follows:

Summarized balance sheet information

	December 31, 2007	December 31, 2006
	$	$
Current assets	151,133	111,892
Non-current assets	92,073	71,844

Total assets	243,206	183,736

Current liabilities	78,007	64,266
Non-current liabilities	16,441	13,855

Total liabilities	94,448	78,121

Equity	148,758	105,615

Total liabilities and equity	243,206	183,736

Summarized income statement information

	For the period from May 18, 2007 to December 31, 2007	For the period from January 1, 2007 to May 17, 2007	For the period from August 16, 2006 to December 31, 2006	For the period from January 1, 2006 to August 15, 2006	Year ended December 31, 2005
	$	$	$	$	$
Net sales	296,458	181,854	173,326	287,465	446,396
Gross profit	27,157	16,435	12,120	31,609	43,850
Net income	24,109	13,960	11,968	25,240	32,552

20.	BUSINESS SEGMENT INFORMATION

Management at the Company has chosen to organize segments based upon differences in products and services. The Company is comprised of two operating segments, Upstream and Downstream. The upstream business produces value-added aluminum products in the form of billet, used mainly for building construction, architectural and transportation applications, rod, used mainly for electrical applications and steel deoxidation, value-added sow, used mainly for aerospace, and foundry, used mainly for transportation. In addition to these value-added products, the Company produces commodity grade sow, the majority of which is used in our rolling mills. The downstream business has rolling mill facilities whose major foil products are finstock, used mainly for the air conditioning, ventilation and heating industry, referred to as HVAC finstock, and container stock, used mainly for food packaging, pie pans and convenience food containers.

The Company manages and operates the business segments based on the markets they serve and the products and services provided to those markets. The Company evaluates performance and allocates resources based on profit from operations before income taxes. The accounting policies of the segments are the same as those described in Note 1, “Accounting Policies”.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Major Customer Information

For the years ended December 31, 2007 and 2006, there were no major customers from whom at least 10% of total revenue was derived. In addition for the periods within the years ended December 31, 2007 and 2006, there was no dependence of a segment on a customer or a few customers which if lost would have a material adverse effect on the segment.

Geographic Region Information

Substantially all of the Company’s sales are within the United States. All long-lived assets are located in the United States.

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

Summary of Business by Segment

The following is our operating segment information for the periods from May 18, 2007 to December 31, 2007, from January 1, 2007 to May 17, 2007, from August 16, 2006 to December 31, 2006 and from January 1, 2006 to August 15, 2006 and for the year ended December 31, 2005 which also includes segment asset balances at these dates.

	Successor	Predecessor		Pre-predecessor
	For the period from May 18, 2007 to December 31, 2007	For the period from January 1, 2007 to May 17, 2007	Period from August 16, 2006 to December 31, 2006	For the period from January 1, 2006 to August 15, 2006	Year Ended December 31, 2005
	$	$	$	$	$
		(As Restated— See Note 2)	(As Restated— See Note 2)
Revenues from external customers (1):
Upstream	423,742	275,157	243,563	400,316	502,797
Downstream	443,648	252,509	253,118	415,726	523,646

Total revenues from external customers	867,390	527,666	496,681	816,042	1,026,443
(1) Segment revenues are net of the following intersegment transfers:
Upstream	122,825	83,050	82,881	138,790	152,647
Downstream	—	—	—	—	—

Total intersegment transfers	122,825	83,050	82,881	138,790	152,647
Segment operating income
Upstream	55,826	78,194	65,697	121,461	41,691
Downstream	4,849	8,151	8,544	10,175	29,835

Total operating income	60,675	86,345	74,241	131,636	71,526
Interest expense, net	67,243	6,235	6,327	12,672	28,524
(Gain) loss on derivative instruments and hedging activities	(12,497)	56,467	5,452	16,632	(7,887)
Equity in net income of investments in affiliates	(7,375)	(4,269)	(3,189)	(8,337)	(9,820)
Other, net	—	—	42	45	576

Consolidated income before income taxes	13,304	27,912	65,609	110,624	60,133

Capital Expenditures:
Upstream	31,608	3,385	15,937	13,745	35,340
Downstream	4,564	2,383	5,097	6,793	22,524

Total capital expenditures	36,172	5,768	21,034	20,538	57,864

Depreciation and Amortization
Upstream	52,688	21,526	24,999	16,626	30,051
Downstream	17,021	8,111	7,915	7,633	12,229

Total depreciation and amortization	69,709	29,637	32,914	24,259	42,280

NORANDA ALUMINUM HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars expressed in thousands except per share information)

December 31, 2007

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	$	$
		(As Restated— See Note 2)
Segment assets
Upstream, including goodwill of $124,853 and $211,215 December 31, 2007 and 2006, respectively	1,046,013	1,011,973
Downstream, including goodwill of $131,269 and $73,123 at December 31, 2007 and 2006, respectively	604,531	604,770

Total assets	1,650,544	1,616,743

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of

Gramercy Alumina LLC

We have audited the accompanying balance sheet of Gramercy Alumina LLC (the “Company”) as of December 31, 2007, and the related statements of operations, changes in members’ equity, comprehensive income, and cash flows for the years ended December 31, 2007 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

March 24, 2008

GRAMERCY ALUMINA LLC

BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(In thousands)

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$608	$895
Trade receivables:
Affiliates	55,553	36,289
Others	8,932	7,465
Due from affiliate		635
Other receivables	816	115
Inventories	31,749	25,881
Prepaid expenses	1,225	1,557

Total current assets	98,883	72,837
PROPERTY, PLANT, AND EQUIPMENT—Net	33,402	21,387
OTHER ASSETS—Including restricted cash of $7,787 ($7,728 in 2006)	10,145	10,146

TOTAL	$142,430	$104,370

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Current liabilities:
Trade accounts payable	$27,781	$24,544
Accrued employee costs	6,731	6,096
Other current liabilities	2,133	1,632
Due to affiliate	7,388

Total current liabilities	44,033	32,272

Noncurrent liabilities:
Environmental liabilities	4,558	4,769
Asset retirement obligations	3,144	1,833
Pension and other postretirement benefit obligations	1,486	1,665

Total noncurrent liabilities	9,188	8,267

Total liabilities	53,221	40,539
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY	89,209	63,831

TOTAL	$142,430	$104,370

See notes to financial statements.

GRAMERCY ALUMINA LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(In thousands)

	2007	2006	2005
REVENUES:
Affiliates	$278,234	$269,172	$273,902
Others	94,091	84,355	75,627

Total revenues	372,325	353,527	349,529

COST OF SALES AND EXPENSES:
Cost of sales, excluding depreciation and amortization (includes affiliated purchases of $54,317, $55,378 and $52,831 in 2007, 2006 and 2005, respectively)	339,495	328,306	334,709
Depreciation and amortization	2,830	952	572
Accretion expense	152	147	123
Selling, general, and administrative expenses	5,414	4,957	5,265

Total cost of sales and expenses	347,891	334,362	340,669

OPERATING INCOME	24,434	19,165	8,860
INTEREST INCOME	662	512	151
OTHER INCOME—NET	318	1,585	213

NET INCOME	$25,414	$21,262	$9,224

See notes to financial statements.

GRAMERCY ALUMINA LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(In thousands)

BALANCE—January 1, 2005	$28,336
Revision of purchase price allocation (Note 1)	5,206
Net income	9,224
Other comprehensive income (loss)—minimum pension liability adjustment	(64)

BALANCE—December 31, 2005	42,702
Net income	21,262
Other comprehensive income (loss)—minimum pension liability adjustment	64
Adjustment to accumulated other comprehensive income (loss) to initially apply SFAS No. 158 (Note 6)	(197)

BALANCE—December 31, 2006	63,831
Net income	25,414
Other comprehensive income (loss)—SFAS No. 158 incremental effect (Note 6)	(36)

BALANCE—December 31, 2007	$89,209

GRAMERCY ALUMINA LLC

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(In thousands)

	2007	2006	2005
COMPREHENSIVE INCOME:
Net income	$25,414	$21,262	$9,224
Other comprehensive income (loss):
Minimum pension liability adjustment		64	(64)
SFAS No. 158 incremental effect	(36)

TOTAL	$25,378	$21,326	$9,160

See notes to financial statements.

GRAMERCY ALUMINA LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(In thousands)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,414	$21,262	$9,224
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain from insurance settlements		(1,452)
Depreciation, amortization and accretion	2,982	1,099	695
Interest income on restricted cash, net of $70 cash received in 2007	(229)
Changes in operating assets and liabilities:
Trade receivables	(20,731)	(11,258)	(21,983)
Due to/from affiliate	8,023	(7,414)	14,324
Other receivables	(701)	886	(239)
Inventories	(5,868)	(2,402)	(1,407)
Prepaid expenses	332	1,509	(724)
Other assets	60	530	(235)
Trade accounts payable	2,116	2,448	(7,840)
Accrued employee costs	635	(563)	3,148
Other operating liabilities	75	2,058	520

Net cash provided by (used in) operating activities	12,108	6,703	(4,517)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(12,565)	(6,723)	(5,640)
Proceeds from insurance settlements		1,452
Decrease (increase) in restricted cash	170	(572)	(578)

Net cash used in investing activities	(12,395)	(5,843)	(6,218)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(287)	860	(10,735)
CASH AND CASH EQUIVALENTS—Beginning of year	895	35	10,770

CASH AND CASH EQUIVALENTS—End of year	$608	$895	$35

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Payables for capital expenditures	$1,121	$—	$—

See notes to financial statements.

GRAMERCY ALUMINA LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations—Gramercy Alumina LLC (the “Company”) was formed as a limited liability company on March 2, 2004, by Gramercy Alumina Holdings Inc. and Century Louisiana, Inc. Gramercy Alumina Holdings Inc. (a subsidiary of Noranda Aluminum Acquisition Corporation (Noranda) effective May 18, 2007 and Xstrata Plc (Xstrata) prior thereto) and Century Louisiana, Inc. (a subsidiary of Century Aluminum Company) each have a 50% ownership interest in the Company. The Company began operations on October 1, 2004.

The Company operates a refinery located in Gramercy, Louisiana. The Gramercy refinery chemically refines bauxite into alumina, the principal raw material used in the production of primary aluminum. The majority of the Company’s alumina production is supplied to production facilities owned by the Company’s members. The remaining sales are generally to third-party users in various industries, including water treatment, flame retardants, building products, detergents, and glass.

Gramercy Alumina Holdings Inc. and Century Louisiana, Inc. acquired the Gramercy alumina refinery and related bauxite mining assets in Jamaica pursuant to the terms of an Asset Purchase Agreement, dated May 17, 2004. The sale was completed on September 30, 2004. The Company was formed to own and operate the Gramercy alumina refinery and St. Ann Bauxite Limited was formed to own and operate the bauxite mining assets in Jamaica. The purchase price for the Gramercy alumina refinery was preliminarily determined to be $24.6 million, including acquisition fees of $3.3 million. During fiscal 2005, the purchase price was finalized as $29.8 million, and the Company revised its initial allocation of the purchase price to the assets acquired and liabilities assumed. This revision in the preliminary purchase price allocation resulted in an increase in property, plant, and equipment, environmental liabilities, and contributed capital of $7.006 million, $1.8 million, and $5.206 million, respectively, as of the acquisition date.

The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition, as revised to reflect the final purchase price allocation discussed above (in thousands):

Current assets	$22,788
Property, plant, and equipment	10,570
Other assets	8,000

Total assets acquired	41,358

Current liabilities	4,714
Noncurrent liabilities	6,832

Total liabilities assumed	11,546

Purchase price	$29,812

Gramercy Alumina Holdings Inc. and Century Louisiana, Inc. each contributed as initial capital contributions their 100% interest in the acquired net assets of the Gramercy refinery.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—Revenue is recognized when the risks of ownership and title pass to the customer.

Cash and Cash Equivalents—The Company considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

Inventories—The Company’s inventories, including bauxite and alumina inventories, are stated at the lower of cost (using average cost) or market.

Property, Plant, and Equipment—Property, plant, and equipment are recorded at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the respective assets (12 years weighted average—machinery and equipment). Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. When items of property, plant, and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in the statement of operations.

Impairment of Long-Lived Assets—The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. Any impairment of the asset is recognized when it is probable that such undiscounted cash flows will be less than the carrying value of the asset. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured based on fair value compared to carrying value, with fair value typically based on a cash flow model, comparable asset sales or solicited offers. No impairment of long-lived assets was recorded for the years ended December 31, 2007, 2006 and 2005.

Self-Insurance—The Company is primarily self-insured for workers’ compensation and healthcare costs. Self-insurance liabilities are determined based on claims filed and an estimate of claims incurred but not reported. As of December 31, 2007 and 2006, the Company had $1.6 million and $1.7 million, respectively, of accrued liabilities related to these claims. The Company has placed $1.4 million and $1.8 million, respectively, in a restricted cash account to secure the payment of workers’ compensation obligations as of December 31, 2007 and 2006. Such amounts are included in other assets in the accompanying balance sheets.

Asset Retirement Obligations—In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, the Company records the fair value of a legal liability for asset retirement obligations (ARO) in the period in which they are incurred and capitalizes the ARO by increasing the carrying amount of the related assets. The obligations are accreted to their present value each period and the capitalized cost is depreciated over the estimated useful lives (17 to 20 years) of the related assets (see Note 5).

Fair Value of Financial Instruments—The carrying value of the Company’s financial instruments, including cash and cash equivalents, receivables, accounts payable, due to affiliate, and certain accrued liabilities approximate fair market value due to their short-term nature.

Environmental Liabilities—Costs related to environmental liabilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. These amounts are based on the future estimated costs under existing regulatory requirements using existing technology (see Note 7).

Income Taxes—The Company has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members and the financial statements include no provision for income taxes.

Comprehensive Income (Loss)—Comprehensive income (loss) includes net income and other comprehensive income (loss) which, in the case of the Company, consists solely of adjustments related to pension and postretirement benefit obligations. Accumulated other comprehensive losses totaled $234,000 and $197,000 at December 31, 2007 and 2006, respectively.

Recent Accounting Pronouncements—In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, it requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 also requires expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. Management believes that the implementation of SFAS No. 160 will not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141(R)). According to transition rules of the new standard, the Company will apply it prospectively to any business combinations with an acquisition date on or after January 1, 2009, except that certain changes in SFAS No. 109, Accounting for Income Taxes, may apply to acquisitions, which were completed prior to January 1, 2009. Early adoption is not permitted. Management believes that the implementation of SFAS No. 141(R) will not have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by SFAS No. 159 permits all companies to choose to measure eligible items at fair value at specified election dates. At each subsequent reporting date, a company shall report in earnings any unrealized gains and losses on items for which the fair value option has been elected. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the company also elects to apply the provisions of SFAS No. 157, Fair Value Measurements (see below). Management believes that the implementation of SFAS No. 159 will not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management believes that the implementation of SFAS No. 157 will not have a material impact on the Company’s financial statements.

2.	RELATED PARTIES

At December 31, 2007 and 2006, due from (to) affiliates consisted of the following (in thousands):

	2007	2006
Trade receivables:
Century Alumina of Kentucky LLC	$27,982	$18,084
Noranda Aluminum Inc.	27,571	18,205

Total	$55,553	$36,289

Due (to) from affiliate:
St. Ann Bauxite Limited	$(7,388)	$635

The Company purchases the majority of its bauxite from St. Ann Bauxite Limited (SABL), an entity affiliated through common ownership and control (see Note 7). In certain instances, the Company advances funds to SABL prior to the shipment of bauxite. Purchases from SABL approximated $54.3 million, $55.4 million and $52.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company is reimbursed for certain management personnel, support personnel, and services (purchasing, IT services, and accounting) provided to SABL. Included in the statements of operations for 2007, 2006 and 2005 is approximately $546,000, $547,000 and $555,000, respectively, of amounts charged to SABL for such personnel, support and services.

The Company sells a substantial portion of its production to its members or entities affiliated with its members at sales prices which are substantially equivalent to its actual cost per metric ton. Revenues derived from sales to Century Aluminum Company and/or its affiliates and Noranda and/or its affiliates (Xstrata Plc prior to May 18, 2007) approximated $139.4 million and $138.9 million, respectively, in 2007, $134.2 million and $135.0 million, respectively, in 2006 and $138.0 million and $135.9 million, respectively, in 2005.

3.	INVENTORIES

The components of inventories at December 31, 2007 and 2006, were as follows (in thousands):

	2007	2006
Raw materials	$14,661	$10,112
Work-in-process	6,019	5,524
Finished goods	1,834	2,346
Supplies	9,235	7,899

Total	$31,749	$25,881

4.	PROPERTY, PLANT, AND EQUIPMENT

At December 31, 2007 and 2006, property, plant, and equipment consisted of the following (in thousands):

	2007	2006
Land and improvements	$3,625	$3,625
Machinery and equipment	28,827	14,139
Estimated closure costs associated with asset retirement obligations	2,691	1,532
Construction in progress	2,639	3,642

	37,782	22,938
Less accumulated depreciation and amortization	(4,380)	(1,551)

Total	$33,402	$21,387

Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 totaled $2,830,000, $952,000 and $572,000, respectively.

5.	ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations relate primarily to costs associated with the future closure of certain red mud lakes at the Gramercy facility.

A reconciliation of changes in the asset retirement obligations for the years ended December 31, 2007, 2006 and 2005 is presented below (in thousands):

	2007	2006	2005
Balance—beginning of year	$1,833	$1,686	$1,563
Revisions in previous estimates	1,159
Accretion expense	152	147	123

Balance—end of year	$3,144	$1,833	$1,686

The Company believes its asset retirement obligations represent reasonable estimates of the costs associated with the future closure of certain red mud lakes at the Gramercy facility. However, given the relatively long time until closure of these assets, such estimates are subject to changes due to a number of factors including, but not limited to, changes in regulatory requirements, costs of labor and materials, and other factors.

At December 31, 2007 and 2006, the Company had $6.2 million and $5.9 million of restricted cash, respectively, in an escrow account as security for the payment of these closure obligations that would arise under state environmental laws upon the termination of operations at the Gramercy facility. These amounts are included in other assets in the accompanying balance sheets.

6.	EMPLOYEE BENEFITS

The Company has a salaried employee savings plan and an hourly employee savings plan for eligible employees. The Company matches 50% of each salaried employee’s pre-tax contributed dollars up to 6% of the employee’s total pre-tax contribution to the plan. Certain hourly employees earn a fixed dollar amount contribution from the Company ranging from $800 to $2,400 based on the participant’s age and service. Effective January 1, 2006, the Company matches 50% of a specified percentage (ranging from 2% for 2006 to 6% for 2010) of each hourly employee’s pre-tax contributed dollars. Plan expense of approximately $398,000, $504,000 and $506,000 was recorded during the years ended December 31, 2007, 2006 and 2005, respectively.

Effective January 1, 2005, the Company established a defined contribution pension plan for its eligible salaried employees. The Company contributes a percentage ranging from 1% to 10% of a participant’s earnings based on the participant’s age at the beginning of a plan year. Plan expense of approximately $645,000, $598,000 and $125,000 was recorded during the years ended December 31, 2007, 2006 and 2005, respectively.

The Company entered into an agreement with the United Steelworkers of America (USWA) to establish a defined benefit pension plan for its eligible hourly employees effective January 1, 2005 (the “Pension Plan”). The defined benefit is $52 per month for each year of benefit service prior to 2010, plus $53 per month for each year of benefit service earned on or after January 1, 2010 for each participant. Plan expense of approximately $1,045,000, $1,106,000 and $975,000 was recorded by the Company in 2007, 2006 and 2005, respectively.

The Company’s medical reimbursement plan (the “Medical Plan”) provides certain medical benefits to employees and their spouses upon retirement. To be eligible, a former employee must have greater than 5 years of service and retire after age 55. Plan expense of approximately $124,000, $119,000 and $109,000 was recorded by the Company in 2007, 2006 and 2005, respectively.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires, among other things, an employer to fully recognize a plan’s overfunded or underfunded status in its balance sheets and recognize the changes in a plan’s funded status in comprehensive income in the year in which the changes occur. Implementation of these provisions of SFAS No. 158 was required for fiscal years ending after December 15, 2006. The Company adopted SFAS No. 158 effective on December 31, 2006. SFAS No. 158 further requires an employer to measure plan assets and obligations that determine its funded status as of the end of its fiscal year. The Company already measures its plan assets and liabilities as of December 31; therefore, this provision did not impact the Company’s financial statements.

The following table sets forth the changes in benefit obligations, changes in plan assets, and the estimated funded status for the Pension Plan and the Medical Plan and the amounts recognized by the Company as of December 31, 2007, 2006 and 2005 (in thousands):

	Pension Plan			Medical Plan
	2007	2006	2005	2007	2006	2005
Change in benefit obligation:
Projected benefit obligation—beginning of year	$2,292	$1,255	$—	$238	$135	$—
Plan implementation			233			26
Service cost	945	978	905	103	104	102
Interest cost	188	128	68	19	13	7
Actuarial loss (gain)	11	(67)	56	(27)	(14)
Benefits paid	(33)	(2)	(8)

Projected benefit obligation—end of year	$3,402	$2,292	$1,254	$333	$238	$135

Change in plan assets:
Fair value of plan assets—beginning of year	$851	$—	$—	$—	$—	$—
Actual return on plan assets	35	20	(7)
Employer contributions	1,368	832	15
Benefits paid	(33)	(2)	(8)

Fair value of plan assets—end of year	$2,221	$850	$—	$—	$—	$—

Funded status of plan:
Funded status—end of year	$(1,181)	$(1,442)	$(1,254)	$(333)	$(238)	$(135)
Unrecognized actuarial loss			64
Unrecognized prior service cost			214			24

Net amount recognized	$(1,181)	$(1,442)	$(976)	$(333)	$(238)	$(111)

Amounts recognized in the balance sheets:
Intangible asset	$—	$—	$214	$—	$—	$—
Accrued employee costs			(976)	(28)	(15)	(111)
Pension and other postretirement benefit obligations	(1,181)	(1,442)	(278)	(305)	(223)
Accumulated other comprehensive (income) loss			64

Net amounts recognized	$(1,181)	$(1,442)	$(976)	$(333)	$(238)	$(111)

Amounts recognized in accumulated other comprehensive income (loss):
Net (gain) loss	$79	$(5)	$64	$(41)	$(14)	$—
Prior service cost	175	194		20	22

Total	$254	$189	$64	$(21)	$8	$—

The incremental effects of applying SFAS No. 158 on individual line items in the 2006 balance sheet are shown below (in thousands):

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Other assets	$10,335	$(189)	$10,146
Total assets	104,559	(189)	104,370
Liability for pension benefits	1,442		1,442
Liability for medical benefits	230	8	238
Total liabilities	40,531	8	40,539
Accumulated other comprehensive income (loss)		(197)	(197)
Total members’ equity	64,028	(197)	63,831
Total liabilities and members’ equity	104,559	(189)	104,370

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during the next fiscal year are as follows (in thousands):

	Pension Plan	Medical Plan	Total
Net (gain) loss	$79	$(41)	$38
Prior service cost	175	20	195

Net periodic benefit cost for the Pension Plan and the Medical Plan for each of the years ended December 31, 2007, 2006 and 2005 includes the following components (in thousands):

	Pension Plan			Medical Plan
	2007	2006	2005	2007	2006	2005
Service cost	$945	$978	$905	$103	$105	$102
Interest cost	188	128	68	19	12	7
Expected return on assets	(107)	(19)
Prior service cost amortization	19	19	2	2	2

Net periodic benefit cost	$1,045	$1,106	$975	$124	$119	$109

The accumulated benefit obligation for the Company’s Pension Plan at December 31, 2007 and 2006 was $3.4 million and $2.3 million, respectively.

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation for the Pension Plan was 6.30% at December 31, 2007 (5.90% at December 31, 2006), while the discount rate used in determining the benefit obligation for the Medical Plan was 5.95% at December 31, 2007 (5.80% at December 31, 2006). A 5.90% discount rate (5.70% in 2006 and 6% in 2005) was used to determine pension expense and a 5.8% discount rate (5.50% in 2006 and 2005) was used to determine the medical reimbursement plan expense.

The Company’s expected long-term rate of return on the Pension Plan assets is 8.00% at December 31, 2007 and 2006. The Company seeks a balanced return on Pension Plan assets through a diversified investment strategy, including a target asset allocation of 65% equity securities, 30% fixed income securities and 5% cash. The Company’s Pension Plan asset portfolio at December 31, 2007 and 2006 reflects a balance of investments split approximately 50% and 50%, respectively, between equity and fixed income securities.

The Company expects to contribute $608,000 to the Pension Plan and $28,000 to the Medical Plan in 2008.

The following annual benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Years Ending December 31	Pension Plan	Medical Plan
2008	$45	$28
2009	81	40
2010	126	50
2011	175	35
2012	226	91
2013–2017	2,041	480

In addition, the Company has agreed with the USWA to contribute to a Voluntary Employee Benefits Association (VEBA) plan to provide health care retiree benefits for eligible hourly employees. The Company made contributions of $200,000 to the VEBA in 2007 and 2006 and $800,000 in 2005. Annual contributions of $200,000 are scheduled from 2008 to 2009, and $500,000 contributions are scheduled from 2010 to 2012. Additional variable contributions may be negotiated with the USWA when the current labor agreement expires in September 2010.

7.	COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases certain equipment under operating leases. Minimum future rental payments under noncancelable operating leases at December 31, 2007 are as follows (in thousands):

2008	$1,203
2009	1,059
2010	751
2011	353
2012	143

Total	$3,509

Rental expense for all operating leases approximated $1,429,000, $1,243,000 and $2,208,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Purchase Commitments—The Company has a contract with SABL to purchase approximately 2.4 million metric tons of Jamaican bauxite per year at a mutually agreed upon purchase price per dry metric ton. The quantity amount is mutually agreed upon periodically and may vary slightly with respect to shipping schedules. This is a key raw material used in the chemical process to produce alumina. The contract terminates on December 31, 2010, unless the parties mutually agree to terminate the contract earlier.

The Company also had a contract with the Defense Logistical Agency (“Agency”), a federal government agency, to purchase 3.2 million long dry tons (LDT) of bauxite (“DLA Bauxite”). The contract called for monthly payments based on usage with a minimum monthly payment of $150,000 through 2012. As of December 31, 2007, the Company purchased the remaining LDT of bauxite from the Agency. Total purchases approximated $3,974,000, $2,550,000 and $3,141,000 in 2007, 2006 and 2005, respectively.

Labor Commitments—The Company is a party to a collective bargaining and benefits agreement with the USWA, which agreement expires on September 30, 2010. USWA employees represent the majority of the Company’s workforce.

Environmental Matters—Prior to purchasing the Gramercy facility, the members commissioned a pre-purchase due diligence investigation of the environmental conditions present at the facility. The results of this investigation were submitted to state regulatory officials by the Company. In addition, as part of this submittal, the Company agreed to undertake certain specified remedial activities at the facility. Based on the submission, and conditioned on completion of the specified remedial activities, state environmental officials have confirmed that the Company met the conditions for bona fide prospective purchase protections (BFPP) against liability for preexisting environmental conditions at the facility. Based on information obtained during the due diligence and in connection with the preliminary purchase price allocation on the acquisition date, the Company initially recorded a $3.5 million liability for the estimated cost for the BFPP remediation work. As further discussed in Note 1, during 2005 the Company revised the preliminary purchase price of the Gramercy facility and the allocation of such purchase price to the assets acquired and liabilities assumed as of the date of acquisition. This revision in the purchase price allocation resulted in a $1.8 million increase in the Company’s liability for the BFPP remediation work as of the acquisition date. A reconciliation of changes in the asset retirement obligations for the years ended December 31, 2007, 2006 and 2005 is presented below (in thousands):

	2007	2006	2005
Balance—beginning of year	$4,769	$5,300	$3,500
Purchase price allocation adjustment			1,800
Remediation performed	(211)	(531)	—

Balance—end of year	$4,558	$4,769	$5,300

In addition, pursuant to the terms of the purchase agreement for the Gramercy facility, the previous owner agreed to escrow $2.5 million to reimburse the Company for expenses to be incurred in the performance of the BFPP environmental remediation at the facility. Included in other assets in the accompanying 2007 and 2006 balance sheets is a long-term receivable of $2.0 million and $2.1 million, respectively, from the previous owner for such future expense reimbursements.

The Company believes its environmental liabilities are not likely to have a material adverse effect on its financial statements. However, there can be no assurance that future requirements will not result in liabilities which may have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

Letters of Credit—At December 31, 2007 and 2006 outstanding letters of credit were $830,000 and $1,800,000, respectively.

Legal Contingencies—The Company is a party to various legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these legal proceedings will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

******

INDEPENDENT AUDITORS’ REPORT

To the members of

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

We have audited the accompanying balance sheet of St. Ann Bauxite Limited and its subsidiary (the Group) as of December 31, 2007 and the related profit and loss account and statements of changes in equity and cash flows for the years ended December 31, 2007 and 2005. These financial statements are the responsibility of the directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatements. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by directors and management, as well as evaluating the overall financial statements presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion such financial statements, present fairly in all material respects the financial position of the Group as at December 31, 2007 and of the results of its operations, changes in equity and cash flows for the year ended December 31, 2007 and 2005 prepared in accordance with International Financial Reporting Standards.

US GAAP Reconciliation

Accounting principles under Internationally Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 22 of the financial statements.

Chartered Accountants

Kingston, Jamaica,

March 17, 2008

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2007

(Thousands of United States Dollars)

	Notes	2007	2006
		$	$
ASSETS
Non-current assets
Property, plant and equipment	6	38,395	34,460
Capitalized haul road cost	7	7,717	8,171
Deferred asset—interest in land		3,412	3,154
Retirement benefit asset	9	3,046	3,032

Total non-current assets		52,570	48,817

Current assets
Capitalized haul road cost	7	3,859	4,085
Inventories	10	27,870	25,004
Tax recoverable		—	2,572
Accounts receivable	11	9,867	10,136
Owed by related party	12	7,365	—
Prepaid expenses and other current assets		1,426	1,502
Cash and bank balances		5,037	1,802

Total current assets		55,424	45,101

Total assets		107,994	93,918

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity
Share capital	13	—	—
Capital contribution		265	265
Retained earnings		55,611	45,154

Attributable to equity holders of the parent		55,876	45,419
Minority interest		17,218	17,218

Total equity		73,094	62,637

Non-current liabilities
Retirement benefit obligation	9	8,291	8,091
Deferred tax liability	8	1,525	981
Reclamation provision	14	5,482	6,802

Total non-current liabilities		15,298	15,874

Current liabilities
Accounts payable and accruals	15	16,719	12,834
Owed to related party	12	—	636
Reclamation provision	15	2,486	1,685
Income tax payable		322	—
Bank overdraft		75	252

Total current liabilities		19,602	15,407

Total liabilities		34,900	31,281

Total liabilities and shareholders’ equity		107,994	93,918

The Notes on Pages F-70 to F-99 form an integral part of the Financial Statements.

The financial statements on Pages F-67 to F-99 were approved and authorized for issue by the Board of Directors on March 17, 2008 and are signed on its behalf by:

/S/ JENIFER BROWN	/S/ BILLY J. FOSTER
Financial Controller	General Manager

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

CONSOLIDATED PROFIT AND LOSS ACCOUNT

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

	Notes	2007	2006	2005
		$	$	$
Revenue	16	113,025	114,092	103,024

Expenses
Mining charges—SAJBP		(77,974)	(74,953)	(55,566)
Depreciation—SAJBP		(4,242)	(3,517)	(2,798)
Other operating expenses—SABL		(15,874)	(15,502)	(14,157)

Profit from operations	17	14,935	20,120	30,503
Taxation		(4,478)	(6,125)	(9,192)

Net profit		10,457	13,995	21,311

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

	Share Capital	Capital Contribution	Accumulated Profits	Total
	$	$	$	$
December 31, 2004	—	265	9,848	10,113
Net profit for the year	—	—	21,311	21,311

Balance at December 31, 2005	—	265	31,159	31,424
Net profit for the year	—	—	13,995	13,995

Balance at December 31, 2006	—	265	45,154	45,419
Net profit for the year	—	—	10,457	10,457

Balance at December 31, 2007	—	265	55,611	55,876

The Notes on Pages F-70 to F-99 form an integral part of the Financial Statements.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

	2007	2006	2005
	$	$	$
OPERATING ACTIVITIES
Profit from operation	14,935	20,120	30,503
Depreciation	4,242	3,783	3,360
Amortization of haul road costs	5,079	4,010	3,073
Loss (profit) on disposal of property, plant and equipment	5	(409)	98
Post employment benefit expense	867	(542)	(218)
Reclamation expense	3,449	6,091	1,868
Interest expense	—	1	40

	28,577	33,054	38,724
Movement in working capital
(Increase) decrease in operating assets
Receivables	(7,096)	8,700	(13,543)
Inventories	(2,866)	(5,665)	(28)

Increase (decrease) in operating liabilities
Prepaid expenses	76	287	(110)
Accounts payable and accruals	3,249	(925)	(3,487)
Reclamation costs paid	(3,968)	(4,663)	(3,694)
Post employment benefit paid	(681)	(360)	(1,260)

Cash generated from operations	17,291	30,428	16,602

Income taxes paid	(1,040)	(7,328)	(5,554)

Net cash generated by operating activities	16,251	23,100	11,048

FINANCING ACTIVITIES
Finance lease principal repayments	—	(85)	(676)
Interest paid	—	(1)	(40)

Cash used in financing activities	—	(86)	(716)

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(8,188)	(16,087)	(5,142)
Proceeds from sale of property, plant and equipment	6	418	—
Capitalized haul road costs	(4,399)	(4,923)	(3,879)
Interest in land	(258)	(1,894)	(1,260)

Cash used in investing activities	(12,839)	(22,486)	(10,281)

Increase in cash and cash equivalents	3,412	528	51

Cash and cash equivalents at start of year	1,550	1,022	971

CASH AND CASH EQUIVALENTS AT END OF YEAR	4,962	1,550	1,022

The Notes on Pages F-70 to F-99 form an integral part of the Financial Statements.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

1	IDENTIFICATION AND PRINCIPAL ACTIVITIES

St. Ann Bauxite Limited (“the Company”), a limited liability company incorporated in Jamaica, is owned jointly by Gramercy Alumina Holdings Inc. (incorporated in the United States of America) and St. Ann Bauxite Holdings Limited (incorporated in St. Lucia). Gramercy Alumina Holdings Inc. (a subsidiary of Noranda Aluminum, Inc.) and St. Ann Bauxite Holdings Limited (a subsidiary of Century Aluminum Company, a US Corporation) each has a 50% interest in the company.

The Company was incorporated to acquire Kaiser Bauxite Company’s (KBC) interest in mining assets and in Kaiser Jamaica Bauxite Company (KJBC), now St Ann Jamaica Bauxite Partners (“the Partnership”).

The principal activities of the Company involve management of the Partnership and export/distribution of bauxite mined by the Partnership.

The registered office of the Company is situated at Discovery Bay, St Ann, Jamaica.

2	ESTABLISHMENT MATTERS AND AGREEMENT WITH GOVERNMENT

In May 2004, Kaiser Aluminum and Chemical Company (KACC) entered into an agreement to sell its 49% interest in Kaiser Jamaica Bauxite Company (KJBC), of which KBC was the managing partner.

Under the terms of the agreement, the Government of Jamaica (GOJ) holds 51% interest in the new partnership, St. Ann Jamaica Bauxite Partners (SAJBP) which mines bauxite, approximately 50% of which is used by Gramercy Alumina LLC (a sister company to St. Ann Bauxite Limited) to produce alumina, with the balance sold to a third party. Approximately 80% of Gramercy’s output is, in turn, supplied under long term contracts to aluminum smelters owned by Century Aluminum Company and Noranda Aluminum, Inc., the owners of the company.

St. Ann Bauxite Limited executed several agreements (collectively the “Agreements”) with the GOJ dated October 1, 2004, the essential provisions of which are as follows:

The Partnership has an executive committee having equal voting rights for the Company and the GOJ. The Company manages the mining operations under a management agreement dated October 1, 2004. The Company receives bauxite from the Partnership at cost and pays the Government a return on its investment in the Partnership.

The company has a special mining lease with the GOJ for the supply of bauxite. This lease commenced on October 1, 2004 for a term of twenty six (26) years (expiring on September 30, 2030). In return for these rights, the Company is required to pay annual fees consisting of a dedication fee and a depletion fee. Base dedication fee of $573,000 per year is tied to a land base of 13,820 acres. The sum actually paid will vary with the current total of bauxite lands owned by the GOJ which is still being used by SAJBP expressed as a proportion of the total land base. A base depletion fee of $227,000 is paid on a base shipment of 4,000,000 DMT per annum. Variations in amounts paid will be proportional to changes in shipments. A onetime payment of $800,000 was made in October 2004, covering the year October 1, 2004 to September 30, 2005. Subsequent payments will be made according to agreement.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

2	ESTABLISHMENT MATTERS AND AGREEMENT WITH GOVERNMENT (Cont’d)

The Company also pays the GOJ 14.68% annually on the GOJ’s 51% share of the mining assets (asset usage fee), for the first fifteen (15) years after each capital contribution is made and 10% thereafter. For the period ended December 31, 2007, payments were $1,725.

The Agreements provide for a Production Levy, determined by a formula applied to the average realized price of primary aluminum as determined by regulation of the GOJ, on all bauxite shipped from Jamaica other than sales to the GOJ and its agencies.

Royalties are payable during the term under the Mining Act or Mining Regulations by the Company to any person for the mining of bauxite at a rate of US $1.50 per dry metric ton of monohydrate bauxite shipped and US $2.00 per dry metric ton of trihydrate bauxite shipped, provided that during any period when the Production Levy is payable by the Company, the royalty shall be at a rate of US $0.50 per dry metric ton.

For Jamaican income tax purpose, the bauxite sales price and mining cost are determined based on formulas included in the agreements. For the bauxite sales portion of the agreement, the parties have agreed the market price for sales of bauxite from and after October 1, 2004 through December 31, 2008.

The Government will be entitled to expand production of bauxite by the Partnership. It, however, will be responsible for providing all funds necessary to finance any necessary acquisition of additional facilities and for obtaining mining leases for bauxite reserves for the expanded production. The Government will take for its own use or sale all bauxite produced as a result of such expansion of production at a mining charge determined in the same manner as the mining charge paid by St. Ann Bauxite. If the Government expands production of the Partnership, the Government will pay St. Ann Bauxite an annual charge for use of St. Ann Bauxite’s share of the Partnership’s assets computed in the same manner as the charge paid by St. Ann Bauxite to Jamaica Bauxite Mining Limited (JBM) under the Partnership Deed, in proportion to the total amount of bauxite produced.

3	ADOPTION OF NEW AND REVISED STANDARDS

Standards and Interpretations effective in the current period

In the current year, the Group has adopted IFRS 7, Financial Instruments: Disclosures which is effective for annual reporting periods beginning on or after January 1, 2007, and the consequential amendments to IAS 1, Presentation of Financial Statements.

The impact of the adoption of IFRS 7 and the changes to IAS 1 has been to expand the disclosures provided in these financial statements regarding the Group’s financial instruments and management of capital (See Note 18).

Four interpretations issued by the International Financial Reporting Interpretations Committee are effective for the current period. These are:

IFRIC 7	Applying the Restatement Approach under IAS 29, Financial Reporting in Hyper-Inflationary Economies
IFRIC 8	Scope of IFRS 2
IFRIC 9	Reassessment of Embedded Derivatives
IFRIC 10	Interim Financial Reporting and Impairment

The adoption of these Interpretations has not had any changes to the Group’s accounting policies.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

3	ADOPTION OF NEW AND REVISED STANDARDS (Cont’d)

Standards and interpretations in issue not yet adopted

At the date of authorization of these financial statements, the following Standards and Interpretations were in issue but not yet effective:

Effective for annual periods beginning on or after

IAS 1 (revised)	Presentation of Financial Statements	January 1, 2009
IAS 23	Borrowing Costs	January 1, 2008
IAS 27	Consolidated and Separate Financial Statements—Consequential amendments arising from amendments to IFRS 3	July 1, 2009
IAS 28	Investments in Associates—Consequential amendments arising from amendments to IFRS 3	July 1, 2009
IAS 31	Interests in Joint Ventures—Consequential amendments arising from amendments to IFRS 3	July 1, 2009
IAS 32	Financial Instruments: Presentation—Disclosure requirements replaced by IFRS 7	January 1, 2009
IFRS 2	Share-based Payment—Amendment relating to vesting conditions and cancellations	January 1, 2009
IFRS 3	Business Combinations—Comprehensive revision on applying the acquisition method	July 1, 2009
IFRS 8	Operating Segments	January 1, 2009
IFRIC 11	Group and Treasury Share Transactions	March 1, 2007
IFRIC 12	Service Concession Arrangements	January 1, 2008
IFRIC 13	Customer Loyalty Programmes	July 1, 2008
IFRIC 14, IAS 19	The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their interaction	January 1, 2008

The directors anticipate that all of the above Interpretations will be adopted in the Group’s financial statements for the effective period and that the adoption of these Standards and Interpretations will have no material impact on the financial statements of the Group in the period of initial application.

4	SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Group’s financial statements have been prepared in accordance and comply with International Financial Reporting Standards (IFRS) and have been prepared under the historical cost convention.

Presentation of financial statements

These financial statements are presented in United States dollars, the functional currency of the Group as this represents the currency in which funds from financing and operating activities are generated.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Group and entities (including special purpose entities) controlled by the Group (its subsidiaries). Control is achieved where the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Basis of consolidation (Cont’d)

The results of subsidiaries acquired or disposed of during the year are included in the consolidated profit and loss account from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Minority interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein. Minority interests consist of the amount of those interests at the date of the original business combination and the minority’s share of changes in equity since the date of the combination. Losses applicable to the minority in excess of the minority’s interest in the subsidiary’s equity are allocated against the interests of the Group except to the extent that the minority has a binding obligation and is able to make an additional investment to cover the losses.

Business combinations

The acquisition of subsidiaries is accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognized at their fair values at the acquisition date, except for non-current assets (or disposal Groups) that are classified as held-for-sale in accordance with IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations, which are recognized and measured at fair value less costs to sell.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized and is subsequently measured at cost less any accumulated impairment losses. If after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognized immediately in the profit and loss account.

The interest of minority shareholders in the acquiree is initially measured at the minority’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognized.

Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control that is when the strategic financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control.

Where a Group entity undertakes its activities under joint venture arrangements directly, the Group’s share of jointly controlled assets and any liabilities incurred jointly with other venturers are recognised in the financial

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Interests in joint ventures (Cont’d)

statements of the relevant entity and classified according to their nature. Liabilities and expenses incurred directly in respect of interests in jointly controlled assets are accounted for on an accrual basis. Income from the sale or use of the Group’s share of the output of jointly controlled assets, and its share of joint venture expenses, are recognised when it is probable that the economic benefits associated with the transactions will flow to/from the Group and their amount can be measured reliably.

Joint venture arrangements that involve the establishment of a separate entity in which each venturer has an interest are referred to as jointly controlled entities. Usually interest in jointly controlled entities is reported using proportional consolidation except when the investment is classified as held for sale, in which case it is accounted for under IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

In the case of St. Ann Jamaica Bauxite Partners (“the partnership”), St. Ann Bauxite Limited (“the company”) manages the affairs of the partnership and after paying certain amounts to the other partner, takes control of the product (bauxite) generated by the partnership, consequently the statements of the partnership is consolidated with those of the company.

Any goodwill arising on the acquisition of the Group’s interest in a jointly controlled entity is accounted for in accordance with the Group’s accounting policy for goodwill arising on the acquisition of a subsidiary (see below).

Where the Group transacts with its jointly controlled entities, unrealized profits and losses are eliminated to the extent of the Group’s interest in the joint venture.

Goodwill

Goodwill arising on the acquisition of a subsidiary or a jointly controlled entity represents the excess of the cost of acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the subsidiary or jointly controlled entity recognised at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired.

If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of a subsidiary or a jointly controlled entity, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group has accounted for negative goodwill on acquisition of its jointly controlled entity in accordance with IFRS 3 Business Combination by recognizing immediately in profit or loss the excess of the Group’s interest in the net fair value of the subsidiaries net asset over cost.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Property, plant and equipment

All property, plant and equipment held for use in the production or supply of goods or services, or for administrative purposes, are recorded at historical cost, less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Properties in the course of construction for production, rental or administrative purposes, or for purposes not yet determined, are carried at cost less any recognized impairment loss. Cost includes professional fees and for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Freehold land is not depreciated.

Depreciation is charged so as to write off the cost or valuation of assets, other than freehold land and properties under construction, over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at each year end with the effect of any changes in estimate accounted for on a prospective basis.

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is included in partnership expenses.

Repairs and maintenance are charged to partnership expenses during the financial period in which they are incurred. The cost of major renovations is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the entity. Major renovations are depreciated over the remaining useful life of the related asset.

Capitalised haul road costs

These represent the costs of roads to the mine sites, which is deferred and amortized at a rate of US $1.14 per ton of mined bauxite, designed to write off the cost in proportion to the depletion of the mines served.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset to one entity and a financial liability to or equity to another entity.

A financial asset is any asset that is:

(a)	cash

(b)	an equity instrument of another entity

(c)	a contractual right

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the group; or

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial instruments (Cont’d)

(d)	a contract that will or may be settled in the group’s own equity instruments and is:

(i)	a non-derivative for which the group is or may be obliged to receive a variable number of the group’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the group’s own equity instruments. For this purpose the group’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the group’s own equity instruments.

A financial liability is any liability that is:

(a)	a contractual obligation:

(i)	to deliver cash or another financial asset to another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavourable to the group; or

(b)	a contract that will or may be settled in the group’s own equity instruments and is:

(i)	a non-derivative for which the group is or may be obliged to deliver a variable number of the group’s own equity instruments; or

(ii)	a derivative that will be or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the group’s own equity instruments. For this purpose the group’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the group’s own equity instruments.

An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

The group recognizes financial assets or financial liabilities on its balance sheet only when the group becomes a party to the contractual provisions of the instrument.

Financial assets

a)	Cash and cash equivalents

For the purpose of the cash flow statement, cash and cash equivalents comprise cash at bank and in hand, net of overdraft. Cash equivalents have an original maturity of three months or less.

b)	Accounts receivable

Trade receivables are measured at initial recognition at fair value. Interest is not charged on outstanding balances as they are usually settled with in a short period during which recognition of interest would be immaterial. Appropriate allowances for estimated irrecoverable amounts are recognized in profit or loss when there is objective evidence that the asset is impaired. The allowance recognized is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial instruments (Cont’d)

c)	Owed by/to affiliates

Two parties are considered to be related when:

(i)	one party is able to exercise control or significant influence over the other party; or

(ii)	both parties are subject to common control or significant influence from the same source.

Inter-Group transactions are recorded at their nominal value.

Financial liabilities

Accounts payable

Trade payables are initially measured at fair value.

Inventories

Inventories of bauxite are stated at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

Retirement benefit costs

Pension obligations

The Group operates a defined benefits pension plan and provides post retirement medical benefits. The plans are funded by contributions from employees and employer. In respect of the pension plan, the hourly and salaried employees contribute at the rate of 6% and 4% of pensionable salaries respectively (with the option of contributing an additional 4% and 6%). The post retirement medical plan is funded entirely by the Group. The Group’s rate of contribution is determined by management.

The cost of providing benefits is determined using the Projected Unit Credit Method with valuations being carried out each balance sheet date. Actuarial gains and losses that exceed 10% of the greater of the present value of the Group’s obligation and the fair value of plan assets are amortised over the expected average remaining working lives of the participating employees. Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the amended benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognized actuarial gains and losses and unrecognized past service costs, and as reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to the unrecognized actuarial losses and past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Retirement benefit costs (Cont’d)

Termination obligations

Termination benefits are payable whenever an employee’s employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to either terminate the employment of current employees according to a detailed formal plan without the possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than twelve (12) months after the balance sheet date are discounted to present value.

Other post-retirement obligations

The Group also provides health benefits to qualifying employees upon retirement. The entitlement to these benefits is usually based on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using an accounting methodology similar to that for defined benefit pension plans. These obligations are valued annually.

Leave entitlements

Employee entitlements to annually leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave for services rendered by employees up to the balance sheet date.

Taxation

Income tax expense represents the sum of tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from the net profit as reported in the profit and loss account because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted at the balance sheet date.

Deferred tax

Deferred tax is recognised on differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the asset to be recovered.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Taxation (Cont’d)

Deferred tax is calculated at the tax rates currently enacted, which rates are expected to apply in the period when the liability is settled or the asset realized. Deferred tax is charged or credited in the profit and loss account, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also charged or credited in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the period

Current and deferred tax are recognised as an expense or income in profit or loss, except when they relate to items credited or debited directly to equity; in which case the tax is also recognised directly in equity.

Reclamation provision

The reclamation provision is the cost to rehabilitate those lands which are in the process of being mined or have been mined out. The provision is determined by multiplying the established acreage to be rehabilitated by the average cost per hectare.

Impairment of tangible and intangible assets

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair values less the cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognised as an expense immediately, unless the relevant asset is land or buildings other than investment property carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be determined.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation.

Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Revenue from the sale of goods is recognized when all of the following conditions are satisfied:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Foreign currency translation

The financial statements are presented in the currency of the primary economic environment in which it operates (its functional currency).

In preparing the financial statements of the Group, transactions in currencies other than the Group’s functional currency, the United States dollar, are recorded at the rates of exchange prevailing on the dates of the transactions. At balance sheet date, monetary items denominated in foreign currencies are translated at the rates prevailing on the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items and on the retranslation of monetary items, are included in profit or loss for the period.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

4	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Leases

Leases of equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased equipment or the present value of the minimum lease payments. Each lease payment is allocated between the liability and the finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in non-current borrowings. The interest element of the finance cost is charged to Group expenses over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset or the lease term.

All other leases are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to Group expenses on a straight-line basis over the period of the lease.

5	CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in note 4, management is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgement

There were no critical judgements apart from those involving estimations (see below), that the directors have made in the process of applying the group’s accounting policies.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year, are discussed below:

Reclamation and other Provisions

The costs of these expenditures depend on estimation of amounts to be incurred in the future. Such amounts could vary materially from the actual costs incurred in the period in which the work is done.

Pension and post-retirement benefits

The cost of these benefits and the present value of the pension and the other post-retirement liabilities depend on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumption used by management in determining the net periodic cost (income) for pension and post-retirement benefits include the expected long-term rate of return on the relevant plan assets, the discount rate and, in the case of the post-employment medical benefits, the expected rate of increase in medical costs. Any change in these assumptions will impact the net periodic cost (income) recorded for pension and post-retirement benefits and may affect planned funding of the pension plans.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

6	PROPERTY, PLANT AND EQUIPMENT

	Land	Improvements	Buildings	Machinery & Equipment	Construction in progress	Total
	$	$	$	$	$	$
Cost
January 1, 2005	308	6,653	9,681	104,633	3,220	124,495
Additions	—	—	—	—	5,142	5,142
Transfers	—	—	—	4,922	(4,922)	—
Disposals	—	—	—	(5,182)	—	(5,182)

January 1, 2006	308	6,653	9,681	104,373	3,440	124,455
Additions	—	—	—	—	16,087	16,087
Transfers	—	—	143	17,126	(17,269)	—
Disposals	—	—	—	(7,786)	—	(7,786)

January 1, 2007	308	6,653	9,824	113,713	2,258	132,756
Additions	—	—	—	—	8,188	8,188
Transfers	—	99	—	5,315	(5,414)	—
Disposals	—	—	—	(2,013)	—	(2,013)

December 31, 2007	308	6,752	9,824	117,015	5,032	138,931

Accumulated Depreciation
January 1, 2005	—	6,549	6,136	91,329	—	104,014
Charge for year	—	19	214	3,127	—	3,360
On disposals	—	—	—	(5,084)	—	(5,084)

January 1, 2006	—	6,568	6,350	89,372	—	102,290
Charge for year	—	19	214	3,550	—	3,783
On disposals	—	—	—	(7,777)	—	(7,777)

January 1, 2007	—	6,587	6,564	85,145	—	98,296
Charge for year	—	23	227	3,992	—	4,242
On disposals	—	—	—	(2,002)	—	(2,002)

December 31, 2007	—	6,610	6,791	87,135	—	100,536

Net book value
December 31, 2007	308	142	3,033	29,880	5,032	38,395

December 31, 2006	308	66	3,260	28,568	2,258	34,460

December 31, 2005	308	85	3,331	15,001	3,440	22,165

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

6	PROPERTY, PLANT AND EQUIPMENT (Cont’d)

The following bases are used for depreciation of property, plant and equipment:

Land improvement	25 years
Building	45 years
Machinery and equipment	4 – 12 years

Machinery and equipment included the following amounts where the Group is a lessee under a finance lease:

	2007	2006	2005
	$	$	$
Cost—capitalized finance leases	1,688	1,688	1,688
Accumulated depreciation	1,688	1,688	1,407

	—	—	281

7	CAPITALIZED HAUL ROAD COSTS

	2007	2006	2005
	$	$	$
Opening net book amount	12,256	11,343	10,544
Additions	4,399	4,923	3,870
Amortization charges	(5,079)	(4,010)	(3,071)

Closing net book amount	11,576	12,256	11,343

Cost	59,082	54,683	49,760
Accumulated amortization	47,506	42,427	38,417

	11,576	12,256	11,343
Current portion	(3,859)	(4,085)	(3,844)

	7,717	8,171	7,499

8	TAXATION

Deferred taxes

Deferred taxes are calculated on all temporary differences under the balance sheet method using the current tax rate of 33 1/3%. At balance sheet date, this comprises:

	2007	2006	2005
	$	$	$
Deferred tax assets	2,974	2,932	2,578
Deferred tax liabilities	(4,499)	(3,913)	(1,509)

Net deferred tax (liability) asset	(1,525)	(981)	1,069

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

8	TAXATION (Cont’d)

Deferred taxes (Cont’d)

The movement for the year in the deferred tax position is as follows:

	2007	2006	2005
	$	$	$
Balance, beginning of the year	(981)	1,069	4,027
Charged to income for the year	(544)	(2,050)	(2,958)

Balance, December 31, 2007	(1,525)	(981)	1,069

The following are the main deferred tax liabilities and assets recognized by the Group and movements thereon during the year.

Deferred tax assets

	Accrued Vacation	Tax losses	Retirement Benefits Obligations	Total
	$	$	$	$
Balance January 1, 2005	—	1,887	2,479	4,366
Credited (charge) to income for the year	—	(1,887)	99	(1,788)

Balance, December 31, 2005	—	—	2,578	2,578
Charged to income for the year	235	—	119	354

Balance, December 31, 2006	235	—	2,697	2,932
(Charged) credited to income for the year	(25)	—	67	42

Balance, December 31, 2007	210	—	2,764	2,974

Deferred tax liabilities

	Retirement Benefit Asset	Capital Allowance in excess of Depreciation Charges	Land Rights	Total
	$	$	$	$
Balance, January 1, 2005	—	339	—	339
Charged to income for the year	591	159	420	1,170

Balance, December 31, 2005	591	498	420	1,509
Charged to income for the year	420	1,353	631	2,404

Balance, December 31, 2006	1,011	1,851	1,051	3,913
Charged to income for the year	4	496	86	586

Balance, December 31, 2007	1,015	2,347	1,137	4,499

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

8	TAXATION (Cont’d)

Income tax (charge) credit

Total (charge) credit for the year comprises:

	2007	2006	2005
	$	$	$
Income tax	(3,934)	(4,075)	(6,234)
Deferred tax adjustment	(544)	(2,050)	(2,958)

	(4,478)	(6,125)	(9,192)

The charge (credit) for the year can be reconciled to the profit per the profit and loss account as follows:

	2007		2006		2005
	$	%	$	%	$	%
Profit before tax	14,935		20,120		30,503

Tax at the domestic income tax rate	4,978	33.3	6,707	33.3	10,167	33.3
Tax effect of:
Expenses deductible in determining taxable profit	—		—		(420)	(1.4)
Non taxable income	(504)	(3.3)	(514)	(2.6)	(874)	(2.8)
Other adjustments	4	—	(68)	(0.3)	319	1

Tax expense and effective tax rate for the year	4,478	30.0	6,125	30.4	9,192	30.1

9	POST EMPLOYMENT BENEFITS

The Group operates a defined benefits pension plan and provides medical benefits to its pensioners. The plans are funded by contributions from the employees and the Group. The Group contributes to the plans at rates determined periodically by management (currently 7.5% and 6% for hourly and salaried employees respectively, of pensionable salaries in respect of the pension plan and the full cost in respect of the medical plan). In respect of the pension plan the hourly and salaried employees contribute at a rate of 6% and 4% of pensionable salaries respectively (with the option of contributing an additional 4% and 6%). The Group is also required to contribute 25% and 50% of the rate of the additional contribution of hourly and salaried employees respectively. Pension benefits are determined on a prescribed benefits basis based on employee’s average earnings over the three years prior to retirement times the employee’s number of years membership in the plan.

The present value of the defined benefit obligation and the related current service cost and past service cost, were measured using the projected unit credit method.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

9	POST EMPLOYMENT BENEFITS (Cont’d)

(a)	Key assumptions used:

	2007	2006	2005
	%	%	%
Gross discount rate	13.0	12.0	12.5
Expected return on assets	14.0	12.0	12.5
Expected rate of salary increases	10.0	10.0	9.5
Medical claims	12.0	11.5	11.0

(b)	Amounts included in the balance sheet in respect of these plans are as follows:

	Defined Benefits Plan			Retiree Medical
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Present value of obligation	(14,932)	(13,652)	(12,762)	(6,581)	(6,629)	(6,917)
Fair value of plan assets	25,505	22,546	20,003	—	—	—

	10,573	8,894	7,241	(6,581)	(6,629)	(6,917)
Unrecognized actuarial loss (gain)	2,557	3,307	4,048	(1,710)	(1,462)	(817)
Assets not recognised due to limitation resulting from uncertainty of obtaining economic benefits	(10,084)	(9,169)	(9,517)	—	—	—

Net asset (liability) in balance sheet	3,046	3,032	1,772	(8,291)	(8,091)	(7,734)

(c) Amounts recognized in profit or loss in respect of the plans are as follows:
	Defined Benefits Plan			Retiree Medical
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Current service cost	395	266	275	202	194	251
Interest costs	1,514	1,373	1,015	714	472	817
Expected return on plan assets	(3,129)	(2,330)	(2,084)	—	—	—
Recognised actuarial loss (gain)	60	109	—	(32)	(8)	—
Change in unrecognised assets	1,388	(700)	(553)	—	—	—
Foreign exchange gain/loss	150	—	—	(395)	—	—

Total included in staff costs (Note 16)	378	(1,282)	(1,347)	489	658	1,068

Actual return on plan assets	3,129	3,016	(146)	—	—	—

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

9	POST EMPLOYMENT BENEFITS (Cont’d)

(d)	Movements in the net liability in the period were as follows:

	Defined Benefits Plan			Retiree Medical
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Balance at January 1	3,032	1,772	(139)	(8,091)	(7,734)	(7,300)
Amounts credited (charged) to income	(378)	1,282	1,347	(489)	(658)	(1,068)
Contributions	392	59	626	289	301	634
Exchange adjustments	—	(81)	(62)	—	—	—

Balance at December 31	3,046	3,032	1,772	(8,291)	(8,091)	(7,734)

(e)	Changes in the present value of the defined benefit obligation were as follows:

	Defined Benefit Pension Plan			Retiree Medical Plan
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Opening defined benefit obligation	13,652	12,762	9,947	6,629	6,917	6,483
Service cost	395	266	275	202	194	251
Interest cost	1,514	1,373	1,015	714	472	817
Members’ contributions	614	632	514	—	—	—
Benefits paid	(190)	(475)	(265)	(289)	(301)	(634)
Actuarial loss (gain)	(344)	183	1,806	(3)	(653)	—
Foreign currency changes	(709)	(1,089)	(530)	(672)	—	—

Closing defined benefit obligation	14,932	13,652	12,762	6,581	6,629	6,917

(f)	Changes in the fair value of plan assets are as follows:

	Defined Benefit Pension Plan			Retiree Medical Plan
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Opening fair value of plan assets	22,546	20,003	20,234	—	—	—
Members’ contribution	614	632	514	—	—	—
Employer’s contribution	392	59	626	—	—	—
Actual return on plan assets	3,129	3,016	(146)	—	—	—
Benefits paid	(190)	(475)	(265)	—	—	—
Actuarial gain	188	—	—	—	—	—
Foreign currency changes	(1,174)	(689)	(960)	—	—	—

Closing fair value of plan assets	25,505	22,546	20,003	—	—	—

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

9	POST EMPLOYMENT BENEFITS (Cont’d)

(g)	The fair value of plan assets at the balance sheet is analysed as follows:

	Defined Benefit Pension Plan			Retiree Medical Plan
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Equity fund	10,336	10,875	10,250	—	—	—
Fixed income fund	6,943	4,684	4,384	—	—	—
Mortgage and real estate fund	1,835	677	41	—	—	—
Other assets	6,393	6,310	5,328	—	—	—

Closing fair value of plan assets	25,507	22,546	20,003	—	—	—

The plan assets do not include any of the Group’s own financial instruments, nor any property occupied by or other assets used by the Group.

The overall expected rate of return is a weighted average of the expected return of the various categories of plan assets held. The directors’ assessment of the expected return is based on historical trends and analysts’ predictions of the market for the assets in the next twelve months.

The history of experience adjustments is as follows:

	Defined Benefit Pension Plan
	2007	2006	2005
	$’000	$’000	$’000
Present value of defined benefit obligation	(14,932)	(13,652)	(12,762)
Fair value of plan assets	25,505	22,546	20,003

Fund surplus	10,573	8,894	7,241
Experience adjustments on plan liabilities	1,079	(178)	(1,806)
Experience adjustments on plan assets	(302)	686	(2,509)

	Retiree Medical Plan
	2007	2006	2005
	$’000	$’000	$’000
Present value of defined benefit obligation	(6,581)	(6,629)	(6,917)
Fair value of assets	—	—	—

Fund deficit	(6,581)	(6,629)	(6,917)
Experience adjustments on plan liabilities	(3)	(645)	(817)

Impact of 1% Increase/decrease in the Medical Inflation Assumption

	Inflation	Inflation
Revised service cost	215	158
Revised interest cost	760	681
Revised accumulated benefit obligation	6,485	5,055

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

9	POST EMPLOYMENT BENEFITS (Cont’d)

The Group expects to make a contribution of $1,213 (2006: $721) to the defined benefit plans during the next financial year.

The plan assets do not include any of the Group’s own financial instruments, nor any property occupied by or other assets used by the Group.

10	INVENTORIES

	2007	2006
	$	$
General stores	12,601	11,736
Fuel	4,972	2,818
Goods in transit	—	544
Finished goods	1,215	1,951
Work-in-progress	9,082	7,955

	27,870	25,004

11	ACCOUNTS RECEIVABLE

	2007	2006
	$	$
Trade	5,413	5,836
Employees	2,413	849
Other	2,041	3,451

	9,867	10,136

The average credit period on sale of goods is 30 days. No interest is charged on the trade receivables. The Group has made no provision for estimated irrecoverable amounts from the sale of goods determined by reference to past default experience.

In determining the recoverability of a receivable, the Group considers any change in the credit quality of the receivable from the date credit was granted up to the reporting date. Concentration of credit risk is limited due to the nature of the customer base. Accordingly, management believes that there is no credit provision required.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

12	BALANCES/TRANSACTIONS WITH RELATED PARTIES

Details of transactions between the related parties are disclosed below:

Trading transactions

The Group carried out transactions in the ordinary course of business during the year with its affiliates as follows:

	Sales of Bauxite			Year End Balance
	2007	2006	2005	2007	2006
	$	$	$	$	$
Gramercy	54,317	55,378	52,831	7,365	(636)

	54,317	55,378	52,831	7,365	(636)

Sales of bauxite to related parties were made at a predetermined rate.

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No expense has been recognised in the period for irrecoverable debts in respect of amounts owed by related parties.

13	SHARE CAPITAL

	2007	2006
	$	$
Authorised
200 Ordinary shares of J$1.00 each	— xx	— xx
Issued and fully paid
2 Ordinary shares	— xx	— xx

xx – Less than US$1,000

14	RECLAMATION PROVISION

	2007	2006	2005
	$	$	$
At 1 January	8,487	7,059	8,885
Additional provision	3,449	6,091	1,868

	11,936	13,150	10,753
Utilization during the year	(3,968)	(4,663)	(3,694)

Closing net book amount	7,968	8,487	7,059
Current portion	2,486	1,685	1,441

At 31 December	5,482	6,802	5,618

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

15	ACCOUNTS PAYABLE AND ACCRUALS

	2007	2006
	$	$
Trade	4,416	4,161
Other	1,246	1,181
Accruals	11,057	7,492

	16,719	12,834

Trade creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs.

16	REVENUE

An analysis of the Group’s sales is as follows:

	2007	2006	2005
	$	$	$
To affiliates (Gramercy)	54,317	55,378	52,831
To third party (Reynolds)	58,708	58,714	50,193

	113,025	114,092	103,024

17	PROFIT FROM OPERATIONS

The profit from operations is after taking into account amounts incurred by the Group:

	2007	2006	2005
	$	$	$
Operating expenses
Depreciation	4,242	3,360	2,798
Audit fee	75	70	60
Change in inventory	(2,115)	(5,665)	2,399

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

18	FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 4 to the financial statements.

Categories of financial instruments

The following table sets out the financial instruments as at the balance sheet date:

	2007	2006
	US$’000	US$’000
Financial Assets
Loans and receivables
(including cash and cash equivalents)	22,269	11,938

Financial Liabilities
Amortised cost	5,662	5,978

Financial risk management policies and objectives

The Group has documented financial risk management policies which are directed by its parent Group. These policies set out the Group’s overall business strategies and its risk management philosophy. The financial risk management programme seeks to minimise potential adverse effects of financial performance of the Group. The Board of Directors, directed by the parent Group, provides written principles for overall financial risk management and written policies covering specific areas, such as market risk (including currency risk, fair value interest rate risk and other price risk), credit risk and liquidity risk and cash flow interest rate risk. Periodic reviews are undertaken to ensure that the Group’s policy guidelines are complied with. The Group’s activities expose it to a variety of financial risks, including the effects of changes in foreign currency exchange rates and interest rates.

The Group does not hold or issue derivative financial instruments.

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

Exposures are measured using sensitivity analyses indicated below.

a)	Market risk

Market risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market prices whether those changes are caused by factors specific to the individual security or its issuer or factors affecting all securities traded in the market. Except in respect of foreign currencies, as disclosed in Note 18 (b) below and interest rates, as disclosed in Note 18(c) below, the Group has no exposure to market risk.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

18	FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (Cont’d)

Financial risk management policies and objectives (Cont’d)

(b) Foreign exchange risk management

The Group undertakes certain transactions denominated in currencies other than the United States dollar resulting in exposures to exchange rate fluctuations.

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Management consistently monitors the Group’s exposure in this regard.

The carrying amounts of foreign currency denominated monetary assets and monetary liabilities arising in the ordinary course of business at the reporting date are as follows:

	Liabilities		Assets
	2007	2006	2007	2006
	US$’000	US$’000	US$’000	US$’000
Jamaican dollars	10,378	5,318	8,043	5,536

Foreign currency sensitivity

The following table details the sensitivity to a 10% increase and decrease in the United States dollar against the relevant foreign currency. 10% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates.

If the United States dollar strengthens or weakens by 10% against the relevant foreign currency, profit or loss will decrease or increase by:

	Jamaican Dollar impact
	2007	2006
	US$’000	US$’000
Profit or loss (i)	243	22

(i)	This is mainly attributable to the exposure outstanding on bank balances, receivables and payables in the respective foreign currency at year end.

The Group’s sensitivity to foreign currency has increased during the current year mainly due to increase in Jamaican dollar purchases and a reduction in the transactions with customers which has resulted in lower Jamaican dollar denominated trade receivables which was offset by increasing J$ denominated liabilities in trade payables.

In management’s opinion, the sensitivity analysis is unrepresentative of the inherent foreign exchange risk as the year end exposure does not reflect the exposure during the year.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

18	FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (Cont’d)

Financial risk management policies and objectives (Cont’d)

(c)	Interest rate risk management

Interest rate risk is the potential that the value of a financial instrument will fluctuate due to changes in market interest rates as a result of cash flow or fair value interest rate risk. Financial instruments subject to fixed interest rates are exposed to fair value interest rate risk while those subject to floating interest rates are exposed to cash flow risk.

The Group manages its interest rate risk by monitoring the movements in the market interest rates closely.

The Group held no interest bearing instruments during the year, as a result, was not exposed to interest rate risk.

(d)	Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group.

Financial assets that potentially subject the Group to concentration of credit risk consist principally of cash, cash equivalents and trade and other receivables. The maximum exposure to credit risk is the amount of $22.3M disclosed under ‘categories of financial instruments’ above and the Group holds no collateral in this regard. The directors believe that the credit risks associated with these financial instruments are minimal.

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings.

In respect of trade receivables, the Group has adopted a policy of dealing with creditworthy counterparties as a means of mitigating the risk of financial loss from defaults. The Group’s exposure and the credit ratings of its counterparties are continuously monitored and the aggregate value of transactions concluded is spread amongst approved counterparties. Ongoing credit evaluation is performed on the financial condition of trade receivables. The book value of receivables is stated after allowance for likely losses estimated by the Group’s management based on prior experience and their assessment of the current economic environment.

(e)	Liquidity risk management

Liquidity risk, also referred to as funding risk, is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at, or close to, its fair value. Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents, and the availability of funding through an adequate amount of committed facilities.

Due to the dynamic nature of the underlying business, the management of the Group maintains an adequate amount of its financial assets in liquid form to meet contractual obligations and other recurring payments.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

18	FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (Cont’d)

Financial risk management policies and objectives (Cont’d)

Liquidity and interest risk analyses in respect of non-derivative financial liabilities

Non-derivative financial liabilities

The following tables detail the Group’s remaining contractual maturity for non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group and Group can be required to pay. The table includes both interest and principal cash flows.

	On demand or within 1 year	Total
	$’000	$’000
2007
Non-interest bearing	5,662	5,662

2006
Non-interest bearing	5,978	5,978

Non-derivative financial assets

The following table details the Group’s expected maturity for its non-derivative financial assets. The tables below have been drawn up based on the undiscounted contractual maturities of the financial assets including interest that will be earned on those assets except where the Group anticipates that the cash flow will occur in a different period.

	On demand or within 1 year	Total
	$’000	$’000
2007
Non-interest bearing	22,269	22,269

2006
Non-interest bearing	11,938	11,938

(f)	Fair value of financial assets and financial liabilities

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. A market price, where an active market (such as a recognized stock exchange) exists, is the best evidence of the fair value of a financial instrument. Where market prices are not available for the financial assets and liabilities of the Group, fair values in the financial statements have been presented using various estimation techniques based on market conditions existing at balance sheet date. Generally, judgement is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that the Group would realise in a current market exchange.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

18	FINANCIAL INSTRUMENTS, FINANCIAL RISKS AND CAPITAL RISKS MANAGEMENT (Cont’d)

Financial risk management policies and objectives (Cont’d)

The following methods and assumptions have been used in determining the fair values of financial assets and financial liabilities:

The amounts included in the financial statements for cash and bank deposits, receivables and payables and due from/to affiliates reflect the approximate fair values because of the short-term maturity of these instruments.

Capital risk management policies and objectives

The Group manages its capital to ensure that it will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the equity balance.

The capital structure of the Group consists of cash and cash equivalents, equity attributable to equity holders and retained earnings.

The Group’s Board of Directors reviews the capital structure on a semi-annual basis. As a part of this review, the Board of Directors considers the cost of capital and the risks associated with each class of capital.

The Group’s overall strategy remains unchanged from 2006.

19	STAFF COSTS

The remuneration of persons employed by the Group during the year was as follows:

	2007	2006	2005
	$	$	$
Salaries and wages	19,693	17,150	13,975
Statutory contributions	1,969	1,716	1,398
Post employment benefit	681	360	1,260

	22,343	19,226	16,633

20	CONTINGENCIES

The Group is involved in various claims, lawsuits, and other proceedings related to past or present operations. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Group’s financial reports.

21	COMMITMENTS

Capital commitments

At the balance sheet date capital expenditure authorized but not contracted for amounted to $14,000,000.

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

22	US GAAP RECONCILIATION

Summary of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), which differ in certain respects from accounting principles generally accepted in the United States of America (US GAAP). Reconciliations of profit after taxation (or net income), retained earnings and other comprehensive income and the Group’s financial position under IFRS and those under US GAAP are set out below.

Effect on net income of differences between IFRS and US GAAP

	Notes		2007	2006	2005
			US$’000	US$’000	US$’000
Net income in accordance with IFRS			10,457	13,995	21,311
Purchase accounting differences
Depreciation	(a	)	1,984	2,609	3,252
(Gain)/ Loss on disposal	(a	)	—	9	98
Amortization of haul roads	(a	)	1,584	800	1,418
Retirement benefit cost	(c	)	517	(682)	—
Inventory adjustments	(a	)	—	303	467

			14,542	17,034	26,546
Tax effects of US GAAP Adjustments	(a	)(b)	(1,887)	(1,013)	(1,745)

Net income US GAAP			12,655	16,021	24,801

Total equity attributable to holders of the parent in accordance with IFRS			55,876	45,419	31,424
Purchase accounting Cumulative differences
Negative goodwill IFRS	(a	)	(12,371)	(12,371)	(12,371)
Depreciation	(a	)	8,843	6,859	4,250
Loss on disposal	(a	)	128	128	119
Haul road amortization	(a	)	4,344	2,760	1,960
Inventory adjustment	(a	)	1,451	1,451	1,148
Reclamation provision	(a	)	288	288	288
Negative goodwill US GAAP	(a	)	1,453	1,453	1,453
Tax adjustment	(b	)	(5,455)	(3,568)	(2,555)
Retirement benefit cost	(c	)	(165)	(682)	—
Other adjustment			(12)	(12)	(12)
Retirement benefit asset	(c	)	3,709	3,950	—
Retirees Medical	(d	)	1,459	975	—

Total equity attributable to holders of the parent in accordance with US GAAP			59,548	46,650	25,704

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

22	US GAAP RECONCILIATION (Cont’d)

(a)	Business combinations and goodwill

Under both IFRS and US GAAP, the Group uses the purchase method of accounting for business combinations. Under IFRS the acquiring entity records identifiable assets and liabilities at their fair values. To the extent that the net identifiable assets exceed the consideration given negative goodwill arises. Under IFRS negative goodwill which arises is carried to the income statement. Under US GAAP negative goodwill is set against long life assets. The reduction of long life assets results in a basis difference for tax purpose and gives rise to a deferred tax asset. Additionally depreciation and amortization differences will also result.

(b)	Deferred taxes

The fundamental basis of recognising deferred taxes is similar under both IFRS and US GAAP; however, because of the differences in the carrying value of assets and liabilities under IFRS and US GAAP, the Group has recorded a deferred tax effect for the other adjustments between IFRS and US GAAP described herein.

(c)	Pensions

Under IFRS, defined benefit plan assets are measured at fair value while liabilities are measured at present value. The difference between the two amounts is recognised as an asset or liability in the balance sheet. Assets recognized are limited to the total of any cumulative unrecognised net actuarial losses and past service cost; and the present value of any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan.

Under US GAAP, where the value of benefits accrued based on employee service up to the balance sheet date (the accumulated benefit obligation) exceeds the fair value of plan assets, an additional minimum pension liability is recognised to the extent that the excess is greater than any accrual already established for unfunded pension costs. The corresponding entry is recorded as an intangible asset to the extent of unrecognised prior service cost with any remaining balance recognised in other comprehensive income, a component of shareholders’ equity.

US GAAP also allows the Group to recognise prior service costs over the remaining service life of the active plan participants, even if the benefits are already fully vested. Under IFRS, these costs are recognised immediately if they are already vested or on a straight-line basis until the additional benefits are vested. As a result, under IFRS, certain variations would be recognised earlier than under US GAAP.

Under IFRS, the Group has recognised a pre-paid pension cost of $3.0 million as at 31 December 2007 (US$3.0 million as at 31 December 2006), US$1.7 million as at December 2005). Under US GAAP, the Group has recognised a pension prepayment of $8.8 million ($8.3 million as at 31 December 2006, $1.7 million as at December 31, 2005) of which $3.71 million (net of tax) has been recorded within accumulated other comprehensive income as at 31 December 2007 ($3.95 million (net of tax) as at 31 December 2006, $Nil million as at December 31, 2005). No intangible asset has been recorded.

(d)	Other employee benefits

In addition to pension benefits, the Group offers retirees medical and Group life benefits. The present value of the obligation is determined by management. Under IFRS as at 31 December 2007 $8.2 million (31 December

ST. ANN BAUXITE LIMITED

AND ITS SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

(Thousands of United States Dollars)

22	US GAAP RECONCILIATION (Cont’d)

2006 $8.0 million, 31 December 2005 $7.7 million) was recorded for this liability. Under US GAAP as at 31 December 2007 $6.5 million (31 December 2006 $6.6 million, 31 December 2005 $7.7 million) was recorded for this liability. Under US GAAP the difference of $1.46 million (net of tax) as at 31 December 2007 (31 December 2006 $0.975 million (net of tax) 31 December 2005 $Nil million) has been included in other comprehensive income. Differences arise from variance in assumptions used and the treatment of exchange differences arising on foreign currency translation. Discount rates used under IFRS are based on bonds issued by the Government of Jamaica in the absence of rated Jamaican corporate bonds. Discount rates used for US GAAP valuation were determined on the basis of other securities.

Noranda Aluminum Holding Corporation

Noranda Aluminum Acquisition Corporation

EXCHANGE OFFER FOR

Senior Floating Rate Notes Due 2015 issued by

Noranda Aluminum Acquisition Corporation

($510,000,000 principal amount outstanding)

and

Senior Floating Rate Notes Due 2014 issued by

Noranda Aluminum Holding Corporation

($220,000,000 principal amount outstanding)

Prospectus

Dated                     , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Noranda Aluminum Holding Corporation (“Noranda HoldCo”), Noranda Aluminum Acquisition Corporation (“Noranda Acquisition”), Noranda Intermediate Holding Corporation (“Noranda Intermediate”), Noranda Aluminum, Inc. (“Noranda Aluminum”), Norandal USA, Inc. and Gramercy Alumina Holdings Inc. (“Gramercy”) each are a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Article VIII of Noranda Holdco’s Amended and Restated Certificate of Incorporation, Article VIII of Noranda AcquisitionCo’s Certificate of Incorporation, as amended, and Article Ninth of Noranda Aluminum’s Certificate of Incorporation, as amended, provide for the indemnification of directors, officers, employees or agents to the fullest extent permitted by the DGCL. Article Eighth of Noranda Intermediate’s Certificate of Incorporation and Article XII of Gramercy’s Certificate of Incorporation provide for similar indemnification of their respective directors and officers. Article VIII of Noranda Holdco’s Amended and Restated Certificate of Incorporation and Article VIII of Noranda AcquisitionCo’s Certificate of Incorporation, as amended, also provide that, in any action initiated by a person seeking indemnification, Noranda HoldCo or Noranda AcquisitionCo, as applicable, shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Noranda Holdco’s Amended and Restated Certificate of Incorporation and Article VIII of Noranda AcquisitionCo’s Certificate of Incorporation, as amended, include such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Noranda Holdco’s Amended and Restated Certificate of Incorporation, Article VIII of Noranda AcquisitionCo’s Certificate of Incorporation, as amended, and Article XII of Gramercy’s Bylaws each permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description
2.1*	Stock Purchase Agreement, dated April 10, 2007, by and among Noranda Aluminum Acquisition Corporation, Noranda Finance, Inc. and Xstrata (Schweiz) A.G.

3.1*	Amended and Restated Certificate of Incorporation of Noranda Aluminum Holding Corporation

3.2*	Bylaws, as amended, of Noranda Aluminum Holding Corporation

3.3*	Certificate of Incorporation, as amended, of Noranda Aluminum Acquisition Corporation

3.4*	Bylaws of Noranda Aluminum Acquisition Corporation

3.5*	Certificate of Incorporation of Noranda Intermediate Holding Corp.

3.6*	Bylaws of Noranda Intermediate Holding Corp.

3.7*	Certificate of Incorporation, as amended, of Noranda Aluminum, Inc.

3.8*	Bylaws of Noranda Aluminum, Inc.

3.9*	Certificate of Incorporation of Norandal USA, Inc.

3.10*	Bylaws of Norandal USA, Inc.

3.11*	Certificate of Incorporation of Gramercy Alumina Holdings Inc.

3.12*	Bylaws of Gramercy Alumina Holdings Inc.

4.1*	Indenture, dated May 18, 2007, by and among Noranda Aluminum Acquisition Corporation, the Guarantors named therein, and Wells Fargo Bank, as Trustee

4.2*	Supplemental Indenture, dated as of September 7, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation and Wells Fargo Bank, National Association, as Trustee

4.3*	Indenture, dated June 7, 2007, between Noranda Aluminum Holding Corporation and Wells Fargo Bank, as Trustee

4.4*	Form of Senior Floating Rate Note due 2015

4.5*	Form of Senior Floating Rate Note due 2014

4.6*	Registration Rights Agreement, dated as of May 18, 2007, by and among Noranda Aluminum Acquisition Corporation, the subsidiaries of Noranda Aluminum Acquisition Corporation parties thereto, Merrill Lynch, Pierce Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., UBS Securities LLC and KeyBanc Capital Markets Inc.

4.7*	Registration Rights Agreement, dated as of June 7, 2007, between Noranda Aluminum Holding Corporation and Merrill Lynch, Pierce Fenner & Smith Incorporated

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz

10.1*	Credit Agreement, dated as of May 18, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation, the lenders party thereto from time to time, Merrill Lynch Capital Corporation, as Administrative Agent and the other parties thereto

10.2*	Guarantee and Collateral Agreement, dated as of May 18, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation, each of its Subsidiaries identified therein, and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent

Exhibit Number	Description
10.3*	Management Incentive Compensation Plan Term Sheet, dated May 24, 2007, between William Brooks and Apollo Management VI, L.P.

10.4*	Amended and Restated Noranda Aluminum Holding Corporation Long-Term Incentive Plan

10.5*	Non Qualified Stock Option Agreement, dated as of May 29, 2007, between Noranda Aluminum Holding Corporation and William Brooks

10.6*	Form of Non Qualified Stock Option Agreement (Management Holders)

10.7*	Form of Subscription Agreement

10.8*	Form of Non Qualified Stock Option Agreement (Investor Director Providers)

10.9*	Management Equity Investment and Incentive Term Sheet, dated February 22, 2008, between Noranda Aluminum, Inc., Noranda Aluminum Holding Corporation and Layle K. Smith

10.10*	Non Qualified Stock Option Agreement, dated as of February 22, 2008, between Noranda Aluminum Holding Corporation and Layle K. Smith

12.1*	Computation of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (Toronto)

23.3	Consent of Ernst & Young LLP (Nashville)

23.4	Consent of Deloitte & Touche LLP

23.5	Consent of Deloitte & Touche Chartered Accountants, Jamaica

24.1*	Power of Attorney (included in signature pages)

25.1*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed

(b)	Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c)	Reports, Opinion and Appraisals

None

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to any request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

NORANDA ALUMINUM HOLDING CORPORATION

By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ LAYLE K. SMITH Layle K. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25 , 2008

* Joshua J. Harris	Director	April 25, 2008

* William H. Brooks	Director	April 25, 2008

* Eric L. Press	Director	April 25, 2008

* Gareth Turner	Director	April 25, 2008

* M. Ali Rashid	Director	April 25, 2008

* Matthew H. Nord	Director	April 25, 2008

* Matthew R. Michelini	Director	April 25, 2008

* Scott Kleinman	Director	April 25, 2008

* Alan Schumaker	Director	April 25, 2008

* Thomas Miklich	Director	April 25, 2008

/S/ ROBERT KASDIN Robert Kasdin	Director	April 25, 2008

*By:	/S/ ALAN K. BROWN
Name:	Alan K. Brown, Esq.
Title:	Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

NORANDA ALUMINUM ACQUISITION CORPORATION

By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ LAYLE K. SMITH Layle K. Smith	President and Chief Executive Officer (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2008

* Eric L. Press	Director	April 25, 2008

* M. Ali Rashid	Director	April 25, 2008

* Matthew H. Nord	Director	April 25, 2008

* Matthew R. Michelini	Director	April 25, 2008

*By:	/S/ ALAN K. BROWN
Name:	Alan K. Brown, Esq.
Title:	Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

NORANDA INTERMEDIATE HOLDING CORPORATION

By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ LAYLE K. SMITH Layle K. Smith	President and Director (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer, Vice President—Finance and Director (Principal Financial Officer and Principal Accounting Officer)	April 25, 2008

* Alan K. Brown	Director	April 25, 2008

* Nina A. Corey	Director	April 25, 2008

*By:	/S/ ALAN K. BROWN
Name:	Alan K. Brown, Esq.
Title:	Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

NORANDA ALUMINUM, INC.

By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ LAYLE K. SMITH Layle K. Smith	President and Director (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer, Vice President—Finance, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	April 25, 2008

/S/ ALAN K. BROWN Alan K. Brown	Director	April 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

GRAMERCY ALUMINA HOLDINGS INC.

By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ LAYLE K. SMITH Layle K. Smith	President and Director (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer, Vice President, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	April 25, 2008

/S/ ALAN K. BROWN Alan K. Brown	Director	April 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 25th day of April, 2008.

NORANDAL USA, INC.

By:	/S/ SCOTT CROFT
Name:	Scott Croft
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ SCOTT CROFT Scott Croft	President and Director (Principal Executive Officer)	April 25, 2008

/S/ RICHARD J. ANDERSON Richard J. Anderson	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	April 25, 2008

/S/ LAYLE K. SMITH Layle K. Smith	Director	April 25, 2008

/S/ ALAN K. BROWN Alan K. Brown	Director	April 25, 2008

INDEX TO EXHIBITS

Exhibit Number	Description
2.1*	Stock Purchase Agreement, dated April 10, 2007, by and among Noranda Aluminum Acquisition Corporation, Noranda Finance, Inc. and Xstrata (Schweiz) A.G.

3.1*	Amended and Restated Certificate of Incorporation of Noranda Aluminum Holding Corporation

3.2*	Bylaws, as amended, of Noranda Aluminum Holding Corporation

3.3*	Certificate of Incorporation, as amended, of Noranda Aluminum Acquisition Corporation

3.4*	Bylaws of Noranda Aluminum Acquisition Corporation

3.5*	Certificate of Incorporation of Noranda Intermediate Holding Corp.

3.6*	Bylaws of Noranda Intermediate Holding Corp.

3.7*	Certificate of Incorporation, as amended, of Noranda Aluminum, Inc.

3.8*	Bylaws of Noranda Aluminum, Inc.

3.9*	Certificate of Incorporation of Norandal USA, Inc.

3.10*	Bylaws of Norandal USA, Inc.

3.11*	Certificate of Incorporation of Gramercy Alumina Holdings Inc.

3.12*	Bylaws of Gramercy Alumina Holdings Inc.

4.1*	Indenture, dated May 18, 2007, by and among Noranda Aluminum Acquisition Corporation, the Guarantors named therein, and Wells Fargo Bank, as Trustee

4.2*	Supplemental Indenture, dated as of September 7, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation and Wells Fargo Bank, National Association, as Trustee

4.3*	Indenture, dated June 7, 2007, between Noranda Aluminum Holding Corporation and Wells Fargo Bank, as Trustee

4.4*	Form of Senior Floating Rate Note due 2015

4.5*	Form of Senior Floating Rate Note due 2014

4.6*	Registration Rights Agreement, dated as of May 18, 2007, by and among Noranda Aluminum Acquisition Corporation, the subsidiaries of Noranda Aluminum Acquisition Corporation parties thereto, Merrill Lynch, Pierce Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., UBS Securities LLC and KeyBanc Capital Markets Inc.

4.7*	Registration Rights Agreement, dated as of June 7, 2007, between Noranda Aluminum Holding Corporation and Merrill Lynch, Pierce Fenner & Smith Incorporated

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz

10.1*	Credit Agreement, dated as of May 18, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation, the lenders party thereto from time to time, Merrill Lynch Capital Corporation, as Administrative Agent and the other parties thereto

10.2*	Guarantee and Collateral Agreement, dated as of May 18, 2007, among Noranda Aluminum Holding Corporation, Noranda Aluminum Acquisition Corporation, each of its Subsidiaries identified therein, and Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent

Exhibit Number	Description
10.3*	Management Incentive Compensation Plan Term Sheet, dated May 24, 2007, between William Brooks and Apollo Management VI, L.P.

10.4*	Amended and Restated Noranda Aluminum Holding Corporation Long-Term Incentive Plan

10.5*	Non Qualified Stock Option Agreement, dated as of May 29, 2007, between Noranda Aluminum Holding Corporation and William Brooks

10.6*	Form of Non Qualified Stock Option Agreement (Management Holders)

10.7*	Form of Subscription Agreement

10.8*	Form of Non Qualified Stock Option Agreement (Investor Director Providers)

10.9*	Management Equity Investment and Incentive Term Sheet, dated February 22, 2008, between Noranda Aluminum, Inc., Noranda Aluminum Holding Corporation and Layle K. Smith

10.10*	Non Qualified Stock Option Agreement, dated as of February 22, 2008, between Noranda Aluminum Holding Corporation and Layle K. Smith

12.1*	Computation of Earnings to Fixed Charges

21.1*	List of Subsidiaries

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (Toronto)

23.3	Consent of Ernst & Young LLP (Nashville)

23.4	Consent of Deloitte & Touche LLP

23.5	Consent of Deloitte & Touche Chartered Accountants, Jamaica

24.1*	Power of Attorney (included in signature pages)

25.1*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed